As filed with the Securities and Exchange Commission on November 21, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLOW INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Washington		91-1104842
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23500 64th Avenue South
Kent, WA 98032
(253) 850-3500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Flow International Corporation
23500 64th Avenue South
Kent, WA 98032
(253) 850-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Jaffe K&L Gates LLP 925 Fourth Avenue Suite 2900 Seattle, WA 98104 (206) 623-7580	Robert J. Diercks Foster Pepper PLLC 1111 Third Ave., Suite 3400 Seattle, WA 98126 (206) 447-8924

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount	Proposed Maximum Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share	Offering Price	Fee
Common Stock $0.01 par value(1)	N/A(2)	$8.97(3)	$56,000,000(4)	$2,200.80(5)
Contingent Value Rights(6)	N/A	N/A	N/A	N/A

(1)	This registration statement relates to common stock, par value $0.01 per share, of the registrant issuable to holders of common stock, par value $0.01 per share, of OMAX Corporation (“OMAX”) in the proposed merger of OMAX with a wholly-owned subsidiary of the registrant.

(2)	The amount to be registered of Flow common stock which may be issuable to holders of OMAX common stock and options in connection with the proposed transaction described in this registration statement has been omitted pursuant to Rule 457(o).

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, equal to the product obtained by dividing $56,000,000, which is the proposed maximum aggregate offering price for the OMAX shares, by 6,240,478, which is the maximum number of OMAX shares (including shares issuable upon the exercise of all outstanding options) to be exchanged and cancelled in connection with the merger described herein.

(4)	The proposed maximum aggregate offering price is based on the sum of (i) $4,000,000, which is the total value of the Flow common stock to be issued at the effective date of the merger, and (ii) $52,000,000, which is the maximum value of Flow common stock which may be issued pursuant to contingent value rights and paid on the third anniversary of the closing date of the merger (or earlier if a permitted interim election is made, as more fully described herein) based on the average closing share price of Flow common stock for the six-month period ending two business days prior to the third anniversary of the closing date of the merger.

(5)	Based on the currently applicable registration fee of $39.30 per $1,000,000 of securities registered.

(6)	Each share of OMAX common stock will receive the right to additional cash or Flow common stock, contingent upon Flow common stock trading at an average share price of at least $7.00 for the six months ending thirty-six months after the closing (or earlier, if an interim election is made by the holder as permitted). The contingent consideration ranges on a straight-line basis from a value of $5,000,000 if the average share price is equal to $7.00, to a maximum of $52,000,000 if the average share price is $14.00 or more, all as more fully described in the merger agreement as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Flow may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [           ], 2008

MERGER PROPOSAL — YOUR VOTE IS IMPORTANT

To OMAX Shareholders:

The boards of directors of Flow International Corporation and OMAX Corporation have each unanimously approved Flow’s acquisition of OMAX pursuant to the Agreement and Plan of Merger, dated September 9, 2008, by and among Flow, OMAX, Orange Acquisition Corporation, a wholly-owned subsidiary of Flow, certain shareholders of OMAX, and John B. Cheung, Inc. as Shareholders’ Representative through a merger transaction, as amended by the First Amendment to Agreement and Plan of Merger, dated November 10, 2008.

If the merger agreement and its amendment are approved and the merger is subsequently completed, each share of OMAX common stock outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be canceled and automatically converted into the right to receive a per share portion of the merger consideration which is comprised of cash, Flow common stock, par value $0.01 per share, and additional cash and/or shares of Flow common stock on a contingent basis, as discussed below. Options to purchase shares of OMAX common stock will become vested and will exercise with the consent of the optionholder, and will be exchanged for the right to receive the merger consideration discussed below, reduced by any applicable payroll, income tax, or other withholding taxes, loans, etc.

The total amount of cash to be paid by Flow at closing is approximately $71,000,000, subject to adjustments (which adjustments include an employee retention pool of approximately $3,300,000, legal counsel fees of $7,000,000, transaction expenses, and other adjustments) and an escrow, and including a promissory note as described below. The total number of shares to be issued by Flow at closing will reflect a market value of $4,000,000.

At the third anniversary of the closing of the merger, each share of OMAX common stock may be entitled to receive additional cash or Flow common stock as more fully described in the merger agreement as amended, contingent upon Flow common stock trading at an average share price of at least $7.00 for the six months ending thirty-six months after the closing. This additional consideration is referred to as the contingent consideration, and ranges on a straight-line basis from $5,000,000 if the average share price is equal to $7.00, to a maximum of $52,000,000 if the average share price is $14.00 or more. If Flow chooses to distribute Flow common stock in lieu of cash as contingent consideration, the number of shares distributed will be based on the average share price described above, or, if an interim election is made as described below, on the basis of the interim average share price.

OMAX shareholders may, under certain circumstances, make an election on an interim basis with respect to the contingent consideration. If, between the last day of the sixth full month after the closing and the last day of the thirty-fifth full month after the closing, the average daily closing share price of Flow common stock for the trailing six-month period quoted on NASDAQ is equal to or greater than $7.00, former OMAX shareholders may make a one-time election to receive contingent consideration on the basis of the interim average share price instead of the average share price calculated on the thirty-sixth month after closing, all as more fully described in the merger agreement as amended.

As of November 10, 2008, there were 4,741,128 shares and options for 1,499,350 shares of OMAX common stock outstanding, which would result in a per share cash consideration of approximately $[     ] and a per share stock consideration of approximately [          ] shares of Flow common stock based on the share price of Flow common stock as of [          ], 2008, not including the contingent consideration.

Flow common stock is traded on the NASDAQ Global Market under the symbol “FLOW.” On [          ], 2008, the closing sale price of a share of Flow common stock was $[     ].

The merger cannot be completed unless OMAX shareholders approve the adoption of the merger agreement as amended at its special meeting of shareholders. More detailed information about Flow, OMAX and the proposed merger is contained in this proxy statement/prospectus. We encourage you to carefully read this proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 15.

The OMAX board of directors unanimously recommends that OMAX shareholders vote “FOR” the adoption of the merger agreement as amended.

The date, time and place of the special meeting of shareholders are as follows:
[          ], 2008
8:00 a.m. Pacific Standard Time (PST)
21409 72nd Avenue South
Kent, Washington 98032

Your vote is very important. Whether or not you plan to attend OMAX’s special meeting of shareholders, please take the time to vote by completing and mailing the enclosed proxy card.

Sincerely,

Dr. John Cheung
Chairman
OMAX Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF FLOW TO BE ISSUED PURSUANT TO THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [          ], 2008, and is first being mailed to OMAX shareholders on or about [          ], 2008.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Flow International Corporation and OMAX Corporation that is not included in or delivered with this proxy statement/prospectus. With respect to Flow, certain important business and financial information about Flow has been filed with the Securities and Exchange Commission, which we refer to as the SEC, but has not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement/prospectus.

Flow will provide you with copies of information relating to Flow, without charge, upon written or oral request to:

FLOW INTERNATIONAL CORPORATION
23500 64th Avenue South
Kent, WA 98032
Attention: Investor Relations
Telephone: (253) 850-3500

PLEASE REQUEST DOCUMENTS FROM FLOW NO LATER THAN [          ], 2008. UPON REQUEST, FLOW WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

In addition, you may obtain copies of this information from Flow’s website, http://www.flowcorp.com, or by sending an email to info@flowcorp.com. Information contained on Flow’s website does not constitute part of this proxy statement/prospectus.

OMAX will provide you with copies of information relating to OMAX, without charge, upon written or oral request to:

OMAX CORPORATION
21409 72nd Avenue South
Kent, WA 98032
Attention: Investor Relations
Telephone: (253) 872-2300

PLEASE REQUEST DOCUMENTS FROM OMAX NO LATER THAN [          ], 2008. UPON REQUEST, OMAX WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

In addition, you may obtain copies of this information from OMAX’s website, http://www.omax.com, or by sending an email to omax@omax.com. Information contained on OMAX’s website does not constitute part of this proxy statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus in deciding how to vote on each of the proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [          ], 2008. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Flow and Orange Acquisition Corporation has been provided by Flow and Orange Acquisition Corporation and information contained in this proxy statement/prospectus regarding OMAX has been provided by OMAX.

OMAX CORPORATION
21409 72nd Avenue South
Kent, WA 98032
(253) 872-2300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held [           ], 2008
Dear Shareholders of OMAX Corporation:

You are cordially invited to a special meeting of shareholders of OMAX Corporation at its headquarters located at 21409 72nd Avenue South, Kent, WA 98032, on [          ], 2008, at 8:00 a.m. Pacific Standard Time (PST). Only shareholders of record who hold shares of OMAX Corporation common stock at the close of business on [          ], 2008, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

At the special meeting, you will be asked to consider and vote upon and approve the following proposals:

1. Adoption of the Agreement and Plan of Merger, dated as of September 9, 2008, by and among Flow International Corporation, Orange Acquisition Corporation, a wholly-owned subsidiary of Flow International Corporation, and OMAX Corporation, as amended by the First Amendment to Agreement and Plan of Merger, dated as of November 10, 2008.

2. Adjournment or postponement of the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the adoption of the merger agreement as amended, which we refer to as the adjournment proposal.

No other business will be conducted at the special meeting. These proposals are described more fully in this proxy statement/prospectus. Please give your careful attention to all of the information included in, or incorporated by reference into, this proxy statement/prospectus.

OMAX Corporation’s board of directors has unanimously approved the adoption of the merger agreement as amended, and recommends that OMAX shareholders vote “FOR” adoption of the merger agreement as amended and “FOR” the proposal to grant discretionary authority to OMAX management to vote shareholder shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement as amended.

Holders of OMAX common stock have the right to dissent from the merger and assert dissenters’ rights provided the proper procedures of Chapter 23B.13 of the Washington Business Corporation Act are followed. A copy of 23B.13 of the Washington Business Corporation Act is attached as Annex C to the proxy statement/prospectus that accompanies this notice.

This proxy statement/prospectus contains detailed information about OMAX, Flow International Corporation, and the proposed merger. We urge you to carefully read this proxy statement/prospectus in its entirety. In particular, see the section entitled “Risk Factors” beginning on page 15 of this proxy statement/prospectus for a discussion of the risks related to the merger. For specific instructions on how to vote your shares, please refer to the section of this proxy statement/prospectus entitled “The Special Meeting of OMAX Shareholders” beginning on page 55.

Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it may make it more difficult for OMAX Corporation to adopt the merger agreement and make it more difficult for OMAX to achieve a quorum at the special meeting.

By Order of the Board of Directors,

James M. O’Connor
Secretary
Kent, Washington

[          ], 2008

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING OF OMAX

The following are some questions that you, as a shareholder of OMAX, may have regarding the merger and the special meeting of OMAX shareholders and brief answers to such questions. Flow and OMAX urge you to read carefully the entirety of this proxy statement/prospectus because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement or the issuance of Flow common stock in connection with the merger. Additional information is also contained in the annexes to this proxy statement/prospectus.

GENERAL QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement/prospectus?

A:	Flow has agreed to acquire OMAX under the terms of an Agreement and Plan of Merger, dated as of September 9, 2008, by and among OMAX, Flow, Orange Acquisition Corporation, a wholly-owned subsidiary of Flow, certain shareholders of OMAX, and John B. Cheung, Inc. as Shareholders’ Representative, which was amended by the First Amendment to Agreement and Plan of Merger, dated November 10, 2008. We refer to the Agreement and Plan of Merger, as amended, included in this proxy statement/prospectus. Please see “Agreements Related to the Merger — The Merger Agreement” beginning on page 39 of this proxy statement/prospectus for a description of the material terms of the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, OMAX shareholders must adopt the merger agreement, and all other conditions to the consummation of the merger must be satisfied or waived. OMAX will hold a special meeting of its shareholders to obtain this approval.

This proxy statement/prospectus contains important information about both Flow and OMAX and the merger, the merger agreement and the special meeting of the shareholders of OMAX, and you should read this proxy statement/prospectus carefully.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your OMAX shares without attending OMAX’s special meeting. For more specific information on how to vote, please see the questions and answers below and the sections entitled “The Special Meeting of OMAX Shareholders — How To Vote Your Shares” on page 56 of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Orange Acquisition Corporation, a wholly-owned subsidiary of Flow, will merge with and into OMAX, and OMAX will survive and continue as a wholly-owned subsidiary of Flow, which we refer to as the merger. OMAX shareholders who do not exercise dissenters’ rights will be entitled to receive a per share portion of the merger consideration which is comprised of cash, Flow common stock, par value $0.01 per share, and additional cash and/or shares of Flow common stock on a contingent basis, described in more detail below, for each share of OMAX common stock they own as of the effective time of the merger. In lieu of any fractional share resulting from the exchange, each OMAX shareholder will also be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all the shares of Flow common stock such shareholder would otherwise be entitled to receive in connection with the merger. Flow shareholders will continue to hold the Flow shares they currently own.

Q:	What shareholder approvals are required to complete the merger?

A:	A majority of the outstanding shares of OMAX common stock entitled to vote at the special meeting, voting together as a single class, must vote “FOR” the adoption of the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger by the early in calendar year 2009. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete it at all. For example, OMAX shareholders must first approve the merger agreement at the special meeting. We expect to complete the merger as soon as reasonably practicable.

Q:	Where can I find more information about Flow and OMAX?

A:	You can find more information about Flow and OMAX from reading this proxy statement/prospectus and the various sources described in this proxy statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement/prospectus.

Q:	What percentage of Flow capital stock will former shareholders of OMAX common stock own after the merger?

A:	Immediately following the merger, based upon the closing sale price of Flow common stock as of [ ], 2008, the former shareholders of OMAX will own approximately [ ] shares of Flow common stock. Assuming that the contingent consideration is paid entirely in stock, and the maximum possible contingent consideration is paid, up to an additional 3,714,286 shares of Flow common stock, based upon an average daily closing share price of $14.00 per share for the six months ending thirty-six months after closing, (or earlier pursuant to permitted interim elections, if any), may also be issued to the former shareholders of OMAX if the requisite contingencies are met. If the merger had closed on November 10, 2008, the date of the amendment to the merger agreement, the shareholders of OMAX would have owned approximately 4% of the shares of Flow common stock issued and outstanding on such date based upon a closing share price of $2.82 and a value of $4,000,000 of Flow common stock issued. Such percentage does not include the effect of outstanding stock options to purchase Flow common stock or the issuance of shares of Flow common stock following such date.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope. Alternatively, you may transmit your proxy by following instructions on the proxy card. In order to assure that your vote is recorded, please vote your proxy as soon as possible even if you currently plan to attend your meeting in person.

Q:	Why is my vote important?

A:	If you do not return your proxy card or vote in person at the special meeting, it could be more difficult for OMAX to obtain the necessary quorum to transact business at its special meeting. In addition, your failure to vote will have the same effect as a vote against the adoption of the merger agreement.

Q:	What risks should I consider in deciding whether to vote in favor of the adoption of the merger agreement?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 15, which presents risks and uncertainties relating to the merger and the businesses of each of Flow and OMAX.

Q:	Can I change my vote after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy card is voted at your company’s special meeting. You can do this in one of three ways:

• delivering a valid, later-dated proxy by mail before the special meeting;

• delivering a signed written notice to the OMAX company Secretary before the special meeting that you have revoked your proxy; or

• voting by ballot at OMAX special meeting. Your attendance at the special meeting alone will not revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. If OMAX shareholders approve the adoption of the merger agreement, after the merger is completed, Flow will send OMAX shareholders written instructions for exchanging their stock certificates.

v

Q:	Am I entitled to dissenters’ rights?

A:	Under Washington law, holders of OMAX common stock are entitled to dissenters’ rights in connection with the merger pursuant to Chapter 23B.13 of the Washington Business Corporation Act. Failure to take any of the steps required under Chapter 23B.13 of the Washington Business Corporation Act on a timely basis may result in a loss of those dissenters’ rights. The provisions of Washington law that grant dissenters’ rights and govern such procedures are attached as Annex C. Holders of Flow common stock are not entitled to dissenters’ rights in connection with the merger. See “Proposal One — The Merger — Dissenters’ Rights” on page 36.

Q:	As an OMAX shareholder, what will I receive upon completion of the merger? (See page 39)

A:	If the merger is completed, you will be entitled to receive a per share portion of the merger consideration which is comprised of $71,000,000 in cash (subject to adjustment), shares of Flow common stock, par value $0.01 per share, reflecting a value of $4,000,000, and additional cash and/or shares of Flow common stock on a contingent basis, up to a maximum pro rata share of $52,000,000, as more fully described below, unless you exercise dissenters’ rights, for each share of OMAX common stock you own at the effective time of the merger. In lieu of any fractional share of Flow common stock resulting from the exchange, you will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all of the shares of Flow common stock you would otherwise be entitled to receive in connection with the merger.

Subject to the interim election option described below, as contingent consideration, you will be entitled to receive your portion of up to $52,000,000, paid pro rata to former OMAX shareholders on the third anniversary of the closing of the merger (or earlier if you make an interim election, as described below). The amount of the contingent consideration to be paid, if any, is dependent upon the average daily closing share price for Flow common stock for the six (6) months ending thirty-six (36) months after the closing of the merger, which we refer to as the average share price. If the average share price is:

a. less than or equal to $6.99, no additional payment or distribution shall be made;

b. equal to or greater than $7.00, an additional $5,000,000 shall be paid to the former OMAX shareholders; or

c. between $7.01 and $14.00, additional shares of Flow common stock shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the former OMAX shareholders accordingly.

Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration, in which case the number of shares distributed will be based on the average share price described above, or, if an interim election is made as described below, on the basis of the interim average share price.

With respect to your interim election option, if, between the last day of the sixth (6th) full month after the closing of the merger and ending on the last day of the thirty-fifth (35th) full month after the closing of the merger, the average daily closing share price of Flow common stock for the trailing six-month period quoted on the NASDAQ Global Market is equal to or greater than $7.00, which we refer to as the interim average share price, you may elect to receive contingent consideration on the basis of the interim average share price instead of the average share price described earlier. Flow will publish the interim average share price on its website. This interim election can only be made once, any interim election is permanent and may not be revoked, and any interim election will also be subject to the terms and conditions of the Escrow Agreement. Any interim election will be reported to Flow on a form attached to this proxy statement/prospectus as Annex F. The election may only be made during the first fifteen days of the month following the sixth (6th) full calendar month after the closing of the merger, and each consecutive calendar month period thereafter, through the first fifteen days of the thirty-sixth (36th) month after the closing, with reference to the interim average share price occurring during the prior six months then elapsed. For example, if the closing of the merger occurs on January 15, 2009, and the interim average share price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then an election can be made on a $7.50 basis between August 1, 2009 and August 15, 2009.

Q:	What will happen to options to acquire OMAX common stock? (See page 40)

A:	Options to purchase shares of OMAX common stock outstanding immediately prior to the effective time of the merger will, with the consent of the option holder, become vested and will exercise with the consent of the optionholder, and will be exchanged for the right to receive the merger consideration described above, reduced by any applicable payroll tax, income tax, or other withholding taxes, loans, etc. No payment will be made with respect to an option until such time as the holder consents in writing as above. Options not exercised prior to closing will be cancelled.

Q:	When and where is the OMAX special meeting? (See page 55)

A:	The special meeting of OMAX shareholders will begin promptly at 8:00 a.m., local time, on [ ], 2008, at its headquarters located at 21409 72nd Ave South, Kent, WA 98032. Please allow ample time for the check-in procedures.

Q:	As an OMAX shareholder, will I be able to trade the Flow common stock that I receive in connection with the merger? (See page 36)

A:	The shares of Flow common stock issued in connection with the merger will be listed on the NASDAQ Global Market under the symbol “FLOW” and will be freely tradable. Certain persons who are deemed affiliates of OMAX prior to the merger will be required to comply with Rule 145 promulgated under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if they wish to sell or otherwise transfer any of the shares of Flow common stock received in connection with the merger.

Q:	Can I attend the OMAX special meeting? (See page 55)

A:	You are entitled to attend the special meeting only if you were an OMAX shareholder as of the close of business on [ ], 2008, or if you hold a valid proxy for the special meeting.

Q:	How does the OMAX board of directors recommend that I vote? (See page 55)

A:	After careful consideration, OMAX’s board of directors unanimously recommends that OMAX shareholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to grant discretionary authority to OMAX management to vote shareholder shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. For a description of the reasons underlying the recommendation of OMAX’s board of directors, see the section entitled “Proposal One — The Merger — Reasons for the Merger — OMAX’s Reasons for the Merger” beginning on page 29 of this proxy statement/prospectus and “Recommendation of the OMAX Board of Directors” beginning on page 31 of this proxy statement/prospectus.

Q:	What is the vote of OMAX shareholders required to adopt the merger agreement? (See page 56)

A:	The affirmative vote of a majority of the outstanding shares of OMAX common stock entitled to vote at the special meeting, voting together as a single class, is required to adopt the merger agreement.

Q:	As a OMAX shareholder, how can I vote? (See page 56)

A:	Registered shareholders as of the record date may vote in person at the special meeting or by completing, signing and dating the enclosed proxy card and return it in the prepaid envelope provided. Alternatively, you may transmit your proxy by following the internet or fax instructions on the proxy card.

For a more detailed explanation of the voting procedures, please see the section entitled “The Special Meeting of OMAX Shareholders — How To Vote Your Shares” beginning on page 56 of this proxy statement/prospectus.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the proposals being considered.

Q:	What are the material U.S. federal income tax consequences of the merger to me? (See page 33)

A:	The merger will not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Generally, a U.S. holder who exchanges its shares of OMAX common stock for cash and shares of Flow common stock in the merger will be subject to capital gain or loss equal to the difference between (i) the fair market value of the merger consideration it receives (including the value of contingent rights to receive additional cash and shares of Flow common stock after the closing) and (ii) its tax basis in the OMAX common stock, generally will be recognized.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of OMAX common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Any capital gain or loss generally will be short-term capital gain or loss if the U.S. holder held the shares of OMAX common stock for one year or less at the time the merger is completed. Short-term capital gain of an individual generally is subject to U.S. federal income tax at a maximum individual tax rate of 35%. The deductibility of capital losses is subject to limitations.

For a U.S. holder who acquired different blocks of OMAX common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger. A U.S. holder’s tax basis in the shares of Flow common stock received in the merger will equal the fair market value of such shares received. The holding period for the shares of Flow common stock received in the merger will not include the holding period for the shares of OMAX common stock surrendered in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder of OMAX will depend in part on such shareholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 33.

Q:	As a OMAX shareholder, who can help answer my questions?

A:	If you are a OMAX shareholder and would like additional copies of this proxy statement/prospectus, or if you have questions about the merger, including the procedures for voting your shares, you should contact by letter or phone:

James O’Connor, Secretary
OMAX Corporation
21409 72nd Ave. South
Kent, WA 98032
Telephone: (800) 838-0343 or (253) 872-2300

SUMMARY OF THE MERGER

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, the amendment to the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 106. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, unless otherwise indicated, “OMAX” refers to OMAX Corporation and “Flow” refers to Flow International Corporation. We refer to the merger between OMAX and Flow as the “merger,” and the Agreement and Plan of Merger, dated as of September 9, 2008, between OMAX, Flow, Orange Acquisition Corporation, a wholly-owned subsidiary of Flow, certain shareholders of OMAX, and John B. Cheung, Inc. as Shareholders’ Representative, as amended by the First Amendment to Agreement and Plan of Merger, dated November 10, 2008, as the “merger agreement.”

The Companies

Flow International Corporation
23500 64th Avenue South
Kent, WA 98032
Tel: 253-850-3500, 800-446-FLOW
http://www.flowcorp.com

Flow International Corporation (NASDAQ: FLOW) is the world leader in the development and manufacture of ultrahigh-pressure waterjet technology, and a leading provider of robotics and assembly equipment. Flow provides technologically advanced, environmentally-sound solutions to the manufacturing and industrial cleaning markets.

Flow’s roots date back to the early 1970s, when former research scientists from Boeing founded Flow Research. Their mission was to develop new businesses based on advanced technologies. The first technology commercialized by that company was the use of an ultrahigh-pressure waterjet as an industrial cutting tool. Flow later invented, patented, and perfected the world’s first abrasive waterjet system to cut hard materials up to 12 inches thick.

Since 1974, Flow has delivered more than 8,500 waterjet and abrasive waterjet systems to customers in more than 45 countries. With its Corporate Headquarters in Kent, Washington, Flow now employs more than 700 employees in offices in Indiana, Michigan, Canada, Brazil, Germany, UK, Argentina, Spain, Italy, France, Taiwan, Japan, and China. Today, Flow’s core markets have grown to include aerospace, automotive, job and machine shops, paper, food, art and architecture, industrial cleaning, food processing and other specialty applications. Flow’s global preeminence can be attributed to its focus on key areas including technology leadership, providing total systems solutions, new product development through extensive research and development, expanding applications within core markets and an unrelenting focus on customer success through system reliability and worldwide technical support from the largest service team focused on waterjet and ultrahigh-pressure technology in the world.

OMAX Corporation
21409 72nd Ave South
Kent, WA 98032
Telephone: 1-800-838-0343 or 253-872-2300
http://www.omax.com

OMAX is based in Kent, Washington, and is a leading provider of precision-engineered, computer-controlled, two-axis abrasivejet systems for use in the general manufacturing environment. Abrasive waterjet systems are essentially machine cutting tools that control, through the use of a computer, the cutting of materials like plate steel, titanium, or other hard surfaces, through use of a thin stream or beam of water subjected to ultra high pressure and mixed with an abrasive-like sand or garnet.

OMAX Corporation was established in 1993 to commercialize a new motion control technology that is particularly useful in abrasivejet machining. The founders, Dr. John Olsen and Dr. John Cheung, are both leading experts in the field of waterjet technology, and Dr. Olsen, as one of the founders of Flow, developed the first high-pressure intensifier pump in the early 1970’s. OMAX has hundreds of man-years of waterjet experience within its organization.

OMAX was established to take advantage of a patented motion control technology described as “Compute First — Move later.” This technology uses the computer to calculate the velocity of a tool path at the resolution desired (typically over 2,000 points per inch) allowing complete control over the motion of an abrasivejet, and allowing for precise, rapid machining.

Dr. Olsen was also instrumental in the development of the more efficient crankshaft high-pressure water pump. The OMAX JetMachining® Centers are sold through a well-established and growing network of distributors. Each distributor has already been successful in sales and service of conventional machine tools and is carefully selected for the ability to provide superior customer service before, during, and after the sale. In addition, OMAX Service Technicians are available for expert installation, training, maintenance, and repair assistance.

OMAX has over 1,800 abrasivejet systems installed in over forty countries throughout the world.

As of June 30, 2008, OMAX had total book assets of approximately $27.5 million, and total consolidated shareholders’ equity of approximately $10.1 million.

Orange Acquisition Corporation
23500 64th Avenue South
Kent, WA 98032
Tel: 253-850-3500, 800-446-FLOW

Orange Acquisition Corporation is a wholly-owned subsidiary of Flow that was incorporated in Washington in August 2008. Orange Acquisition Corporation does not engage in any operations and exists solely to facilitate the merger.

The internet addresses provided in this proxy statement/prospectus are textual references only. The Flow and OMAX websites are not part of this proxy statement/prospectus and the information contained in, or that can be accessed through, these websites is not part of this proxy statement/prospectus and should not be relied upon in making an investment decision.

Structure of the Merger (See page 39)

The merger agreement provides for the merger of Orange Acquisition Corporation, a newly formed, wholly-owned subsidiary of Flow, with and into OMAX, which we refer to as the merger. OMAX will survive the merger as a wholly-owned subsidiary of Flow.

Consideration in the Merger (See page 39)

Upon completion of the merger, each share of OMAX common stock outstanding immediately prior to the effective time of the merger, other than those shares held by shareholders exercising dissenters’ rights, will be canceled and automatically converted into the right to receive a per share portion of the merger consideration, which is comprised of cash, shares of Flow common stock, par value $0.01 per share (subject to adjustment), and additional cash and/or shares of Flow common stock on a contingent basis, as discussed below. The total amount of cash to be paid to OMAX shareholders at closing is approximately $71,000,000, subject to adjustments (which adjustments include an employee retention pool of approximately $3,300,000, legal counsel fees of $7,000,000, transaction expenses, and other adjustments) and an escrow comprised of a promissory note as described below. A total number of shares equal in value to $4,000,000 will be issued by Flow at closing, based upon the closing share price for Flow common stock for the ten trading days ending two business days before the closing.

Subject to the interim election option described below, the contingent consideration in the merger consists of the right to receive up to $52,000,000, paid pro rata to the former OMAX shareholders on the third anniversary of the closing of the merger (or at such time that an interim election is made as described below). The amount of contingent consideration to be paid, if any, is dependent upon the average daily closing share price for Flow common stock for the six (6) months ending thirty-six (36) months after the closing of the merger, which we refer to as the average share price. If the average share price is:

a. less than or equal to $6.99, no additional payment or distribution shall be made;

b. equal to or greater than $7.00, an additional $5,000,000 shall be paid to the former OMAX shareholders; or

c. between $7.01 and $14.00, additional shares of Flow common stock shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the former OMAX shareholders accordingly.

Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration, in which case the number of shares distributed will be based on the average share price described above, or, if an interim election is made as described below, on the basis of the interim average share price.

Former OMAX shareholders will have the right, under certain circumstances, to make interim elections with respect to the contingent consideration if, between the last day of the sixth (6th) full month after the closing of the merger and ending on the last day of the thirty-fifth (35th) full month after the closing of the merger, the average daily closing share price of Flow common stock for the trailing six-month period quoted on the NASDAQ Global Market is equal to or greater than $7.00, which we refer to as the interim average share price, each former OMAX shareholder may elect to receive contingent consideration on the basis of the interim average share price instead of the average share price described earlier. This interim election can only be made once by each former OMAX shareholder for all shares formerly held, any interim election is permanent and may not be revoked, and any interim election will also be subject to the terms and conditions of the Escrow Agreement. Any interim election will be reported to Flow by each former OMAX shareholder on a form attached to this proxy statement/prospectus as Annex F. The election may only be made during the first fifteen days of the month following the sixth (6th) full calendar month after the closing of the merger, and each consecutive calendar month period thereafter, through the first fifteen days of the thirty-sixth (36th) month after the closing, with reference to the interim average share price occurring during the prior six months then elapsed. For example, if the closing of the merger occurs on January 15, 2009, and the interim average share price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then an election can be made on a $7.50 basis between August 1, 2009 and August 20, 2009.

The per share stock consideration in the merger will be adjusted to reflect fully the effect of any stock split, reverse stock split, subdivisions, stock dividend (including any dividend or distribution of securities convertible into Flow common stock or OMAX common stock), reorganization, recapitalization, reclassification combination or exchange of shares or other like change with respect to Flow common stock or OMAX common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

At the closing, an amount equal to $8,450,000, composed of an unsecured promissory note will not be distributed to or made available for holders of OMAX common stock but rather will be allocated to be held in escrow.

The total consideration withheld will not be distributed to or made available for holders of OMAX common stock but rather will be deposited by Flow with, and held by The Bank of New York Mellon Trust Company or other bank or trust company as Flow may choose in its discretion, as escrow agent, in an escrow fund in accordance with an escrow agreement, as further described in the merger agreement. This escrow will fund payments related to net working capital as required by the merger agreement and will secure claims by Flow or the surviving corporation for indemnification, in accordance with and subject to the terms of the merger agreement. Except for certain limited circumstances, the escrow will be Flow’s sole and exclusive remedy for claims against OMAX shareholders. The release of the escrow funds will promptly occur 18 months after the closing of the transaction, and will be subject to the terms of the merger agreement and of the escrow agreement. Interest accruing to the escrow amounts will become part of the escrowed funds and, for purposes of distribution, such interest will be distributed after the principal amount.

Based on the share price of Flow common stock as of [     ], a total of approximately [          ] shares of Flow common stock will be issued as the total of all per share stock consideration at closing, and approximately $71,000,000 in cash will be delivered as the total of all per share cash consideration at closing, subject to adjustment. Based on the share price of Flow common stock as of [     ] no per share contingent consideration would be issued in connection with the merger to holders of shares of OMAX common stock.

Treatment of OMAX Options (See page 40)

Options to purchase shares of OMAX common stock outstanding at the effective time of the merger will become vested and will exercise with the consent of the optionholder, and will be exchanged for the right to receive the merger consideration described above, reduced by any applicable payroll, income tax, or other withholding taxes, loans, etc. No payment will be made with respect to an option until such time as the holder consents to the conversion of the option and form of payment in writing. Options not exercised prior to closing will be cancelled.

Shareholders’ Representative

From and after the closing of the merger, the former OMAX shareholders will be represented by John B. Cheung, Inc., a personal holding company of Dr. John Cheung. By virtue of their approval of the merger and related transactions, the OMAX shareholders will be deemed to have appointed John B. Cheung, Inc. as shareholder representative and as agent and attorney-in fact for each holder of OMAX common stock (except such shareholders, if any, demanding appraisal rights) for all matters relating to the merger agreement.

Recommendation of Board of Directors to OMAX Shareholders (See page 55)

The OMAX board of directors has unanimously determined that the merger and the adoption of the merger agreement are advisable and fair to, and in the best interests of, OMAX and its shareholders. The OMAX board of directors unanimously recommends that the OMAX shareholders vote “FOR” the adoption of the merger agreement. In addition, the OMAX board of directors unanimously recommends that OMAX shareholders vote “FOR” the proposal to adjourn or postpone OMAX’s special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal regarding the adoption of the merger agreement.

No Review by an OMAX Financial Advisor

The OMAX board of directors unanimously determined pursuant to management’s recommendation not to retain a financial advisor in connection with the proposed merger. No independent financial advisor has reviewed the merger consideration to be paid to OMAX shareholders in connection with the merger. Furthermore, the OMAX board of directors did not seek other competing offers for the company prior to approving the merger agreement.

Risk Factors (See page 15)

The “Risk Factors” beginning on page 15 of this proxy statement/prospectus should be considered carefully by OMAX shareholders in evaluating whether to adopt the merger agreement. These risk factors should be considered along with the additional risk factors contained in the periodic reports of Flow filed with the SEC and the other information included, or incorporated by reference, in this proxy statement/prospectus.

Vote Required by OMAX Shareholders (See page 56)

A majority of the outstanding shares of OMAX common stock entitled to vote at the special meeting, voting together as a single class, must vote “FOR” the adoption of the merger agreement.

Share Ownership of OMAX’s Directors and Executive Officers

As of the record date for the OMAX special meeting, OMAX’s directors, executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately [          ] shares of OMAX common

stock, or approximately [     ]% of the outstanding shares of OMAX common stock. See “OMAX Stock Ownership of Management and of Principal Shareholders” at page 76.

Interests of OMAX’s Directors and Executive Officers in the Merger (See page 31)

In considering the recommendation of OMAX’s board of directors that OMAX shareholders vote in favor of the proposal to adopt the merger agreement, OMAX shareholders should be aware that directors and executive officers of OMAX have interests in, and will receive benefits from, the merger agreement that are different from, or in addition to, those of OMAX shareholders generally. OMAX’s board of directors was aware of these interests during its deliberations on the merits of the merger and in making its decision to recommend to OMAX shareholders that they vote to approve the terms of the merger.

Regulatory Filings and Approvals Must be Obtained (See page 35)

OMAX and Flow are required to comply with the terms of a settlement agreement reached with the Antitrust Division of the United States Department of Justice, or the DOJ, and the United States Federal Trade Commission, or the FTC.

The proposed transaction was reviewed by the FTC, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and related rules. On July 10, 2008, the FTC accepted a proposed consent order to remedy competitive concerns about the proposed transaction alleged in the FTC’s simultaneously issued Complaint. Following a 30 day public comment period, the FTC approved the issuance of a final consent order, which allows the merger to be consummated subject to certain conditions. In general terms, the conditions require Flow, following the merger, to license to other abrasive waterjet companies on a royalty-free basis OMAX patents 5,508,596 and 5,892,345, which relate to controllers used in waterjet cutting systems. The licenses do not transfer technology or any other patented equipment or processes owned by Flow or OMAX, do not apply to any intellectual property outside of the United States, and expire in five years. No further review by the FTC is warranted unless Flow fails to fulfill its post-merger obligations or fails to close on the merger within twelve months from the FTC’s acceptance of the consent order (accepted July 10, 2008). Flow intends to comply in full with the consent order.

Flow will List Shares of Flow Common Stock Issued to OMAX Shareholders on the NASDAQ Global Market (See page 36)

Flow will use its reasonable efforts to cause the shares of Flow common stock to be issued, and those required to be reserved for issuance, in connection with the merger to be authorized for listing on the NASDAQ Global Market before the completion of the merger, subject to official notice of issuance.

Restrictions on the Ability to Sell Flow Common Stock (See page 36)

The shares of Flow common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Flow common stock issued to any person who is deemed to be an “affiliate” of OMAX prior to the merger.

Dissenters’ Rights (See page 36)

Under Washington law, holders of OMAX common stock are entitled to dissenters’ rights in connection with the merger pursuant to Chapter 23B.13 of the Washington Business Corporation Act. Failure to take any of the steps required under Chapter 23B.13 of the Washington Business Corporation Act on a timely basis may result in a loss of those dissenters’ rights. The provisions of Delaware law that grant dissenters’ rights and govern such procedures are attached as Annex C. Holders of Flow common stock are not entitled to dissenters’ rights in connection with the merger.

Differences between the Rights of Flow Shareholders and OMAX Shareholders (See page 97)

After the merger, OMAX shareholders will become Flow shareholders and their rights as shareholders will be governed by the articles of incorporation and bylaws of Flow and the Washington Business Corporation Act. There are a number of differences between Flow’s articles of incorporation and OMAX’s articles of incorporation and their respective bylaws.

Accounting Treatment of the Merger (See page 35)

Flow will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” with Flow treated as the acquiring entity. Accordingly, consideration paid by Flow will be allocated to OMAX’s assets and liabilities based upon their estimated fair values as of the date of the closing of the merger. The results of operations of OMAX will be included in Flow’s results of operations from the date of the closing of the merger.

The allocated purchase price at the closing of the merger excludes the fair value of the contingent consideration described above as this is not allocable to the assets and liabilities acquired until the contingency has been resolved beyond a reasonable doubt. When the contingency has been resolved and it has been determined whether any additional shares or cash will be issued or are issuable or the outcome is determined beyond a reasonable doubt, the fair value associated with this contingent consideration will be recorded as an adjustment to goodwill.

U.S. Federal Income Tax Consequences of the Merger (See page 33)

The merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code. Generally, a U.S. holder who exchanges its shares of OMAX common stock for cash and shares of Flow common stock in the merger will be subject to capital gain or loss equal to the difference between (i) the fair market value of the merger consideration it receives (including the value of contingent rights to receive additional cash and shares of Flow common stock after the closing) and (ii) its tax basis in the OMAX common stock, generally will be recognized.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of OMAX common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Any capital gain or loss generally will be short-term capital gain or loss if the U.S. holder held the shares of OMAX common stock for one year or less at the time the merger is completed. Short-term capital gain of an individual generally is subject to U.S. federal income tax at a maximum individual tax rate of 35%. The deductibility of capital losses is subject to limitations.

For a U.S. holder who acquired different blocks of OMAX common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger. A U.S. holder’s tax basis in the shares of Flow common stock received in the merger will equal the fair market value of such shares received. The holding period for the shares of Flow common stock received in the merger will not include the holding period for the shares of OMAX common stock surrendered in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder of OMAX will depend in part on such shareholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 33.

Conditions to Completion of the Merger (See page 49)

The obligations of Flow and OMAX to consummate the merger are subject to the satisfaction or waiver of various conditions, including the following mutual conditions:

•	valid adoption of the merger agreement by the shareholders of OMAX;

•	the SEC shall have declared Flow’s registration statement, of which this proxy statement/prospectus is a part, effective, and the shares of Flow common stock to be issued pursuant to the merger shall have been authorized for listing on the NASDAQ Global Market;

•	all consents, (including third party consents), notices and approvals required to be obtained or provided prior to the consummation of the merger shall have been obtained, satisfied or filed; and

•	no law, regulation or order shall have been enacted or issued by a governmental entity which has the effect of making the merger illegal or otherwise prohibiting completion of the merger.

In addition, the obligations of each of Flow and OMAX to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the parties shall be true and correct on the date of the merger agreement and as of the closing of the merger to the extent specified in the merger agreement;

•	the parties shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it prior to the completion of the merger; and

•	the parties and BNY Mellon Shareowner Services (or other appointed escrow agent) shall have executed the relevant escrow agreements.

In addition, the obligations of Flow to effect the merger are subject to the satisfaction or waiver of the following additional condition:

•	OMAX shall not have suffered a continuing “material adverse effect” since the date of the merger agreement.

•	there shall be no pending suit, action or proceeding asserted by any governmental entity (1) challenging or seeking to restrain or prohibit the merger or any of the other transactions contemplated by the merger agreement the effect of which would be to cause the merger to be illegal or otherwise prohibit consummation of the merger or (2) seeking to require Flow or OMAX to agree to any action which is reasonably likely to have a material adverse effect on Flow or OMAX as specified in the merger agreement.

•	Flow shall have received the resignations of the officers and directors of OMAX and certain designated subsidiaries.

•	Prior to closing, certain OMAX employees shall have executed offer and employment agreements with Flow and shall have in place all required certifications, clearances and authorizations for the specified positions.

•	Certain designated individuals shall have executed noncompetition agreements with Flow.

•	Certain designated agreements shall have been terminated or amended.

•	Flow shall have received legal opinions with respect to the transaction.

•	Certain intellectual property rights of OMAX shall have been assigned to Flow.

•	OMAX shall have delivered certain specified financial statements and OMAX’s minute books.

•	Not more than 5% of the holders of OMAX shares outstanding on the record date for the vote of the merger shall have exercised dissenter’s rights.

•	OMAX shall have amended the change of control provisions in its option agreements and holders of OMAX options shall have provided written consent to the exercise of their option.

•	OMAX shall have delivered to Flow all necessary certificates and other documents customary for transactions of this type.

•	Any agreements entered into between Flow, OMAX and OMAX’s shareholders shall be in full force and effect.

Prohibition from Soliciting Other Offers (See page 48)

OMAX has agreed that it will not:

•	solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of OMAX, its business, assets, or capital shares, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business), lease, tender or exchange offer, or otherwise, which we refer to as a restricted transaction, as defined in the merger agreement;

•	disclose, in connection with a restricted transaction, any nonpublic information to any person other than Flow or Flow’s representatives concerning OMAX’s business or properties or afford to any person other than Flow or Flow’s representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information;

•	enter into or execute any agreement relating to a restricted transaction; or

•	make or authorize any public statement, recommendation, or solicitation in support of any restricted transaction or any offer or proposal relating to a restricted transaction other than with respect to the merger with Flow.

Additionally, OMAX has agreed that neither its board of directors nor any committee thereof will directly or indirectly:

•	withdraw (or amend or modify in a manner adverse to Flow), or publicly propose to withdraw (or amend or modify in a manner adverse to Flow), the approval, recommendation, or declaration of advisability by the board of directors of OMAX of the merger; or recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any acquisition proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or allow OMAX or any of its subsidiaries to execute or enter into, any letter of intent, merger agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, (A) constituting or related to any acquisition proposal or (B) requiring it to abandon, terminate, or fail to consummate the merger.

Termination of the Merger Agreement (See page 51)

The merger agreement may be terminated under certain circumstances in accordance with its terms at any time prior to completion of the merger, whether before or after adoption of the merger agreement by OMAX’s shareholders.

SELECTED FINANCIAL DATA OF FLOW

The tables below present summary selected consolidated historical financial data of Flow International Corporation (in thousands except for per share data) prepared in accordance with accounting principles generally accepted in the United States of America. This information should be read in conjunction with Flow’s consolidated financial statements and related notes, incorporated by reference into this proxy statement/prospectus.

The summary statement of operations data for each of the fiscal years ended April 30, 2008, 2007, 2006, 2005 and 2004 and the summary balance sheet data as of April 30, 2008 and 2007 are derived from our audited financial statements, which are incorporated by reference into this proxy statement/prospectus. The summary statement of operations data for the three months ended July 31, 2008 and the summary balance sheet data as of July 31, 2008 are derived from our unaudited financial statements which are incorporated by reference into this proxy statement/prospectus.

	Three Months
	Ended
	July 31,	Year Ended April 30,
	2008	2008	2007(3)	2006(1)(3)	2005(1)(2)	2004(1)(2)
	(Unaudited)
	(In thousands, except per share amounts)

Statement of Operations Data:
Sales	$57,065	$244,259	$213,435	$202,658	$169,289	$128,488
Income (Loss) From Continuing Operations	1,533	21,911	4,022	7,047	(12,772)	(10,557)
Net Income (Loss)	1,603	22,354	3,755	6,677	(21,197)	(11,274)
Basic Income (Loss) Per Share from Continuing Operations	0.04	0.59	0.11	0.20	(0.72)	(0.68)
Basic Income (Loss) Per Share	0.04	0.60	0.10	0.19	(1.19)	(0.73)
Diluted Income (Loss) Per Share from Continuing Operations	0.04	0.58	0.11	0.19	(0.72)	(0.68)
Diluted Income (Loss) Per Share	0.04	0.59	0.10	0.18	(1.19)	(0.73)

	July 31,	April 30,
	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands)

Balance Sheet Data:
Working Capital	$57,678	$56,126	$43,108	$41,857	$6,154	$(8,757)
Total Assets	148,802	151,155	123,172	119,301	118,467	129,272
Short-Term Debt	2,321	2,095	7,188	3,247	13,443	48,727
Long-Term Obligations, net	2,344	2,333	2,779	3,774	5,704	38,081
Shareholders’ Equity (Deficit)	87,982	86,064	61,224	56,557	29,464	(8,217)

(1)	Our consolidated statements of operations for fiscal years 2007 through 2004 have been recast to reflect the results of operations of our CIS Technical Solutions division as discontinued operations.

(2)	Our consolidated statements of operations for fiscal years 2005 and 2004 have been recast to give effect to the sale of the Avure Business and present the results for the Avure Business as discontinued operations.

(3)	As described in Note 20 to the referenced Annual Report on Form 10-K for the year ended April 30, 2008, we restated our financial statements for the years 2006 and 2005 to reflect the following: (i) an increase of $280,000 to fiscal year 2006 provision for income taxes and taxes payable and other accrued taxes, an increase in product warranty expense of $208,000 which increased the cost of goods sold. The effect of these errors resulted in a decrease of $733,000 or $0.02 per basic and dilutive income per share of net income in fiscal year 2006 and an increase of $85,000 or $0 per basic and dilutive income per share of net income in fiscal year 2007.

SELECTED FINANCIAL DATA OF OMAX

The tables below present summary selected historical financial data of OMAX Corporation (in thousands except for per share data) prepared in accordance with accounting principles generally accepted in the United States of America. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for OMAX,” and OMAX’s consolidated financial statements and related notes, attached to this proxy statement/prospectus in Annex D.

The summary statement of operations data for each of the years ended December 31, 2007, 2006 and 2005 and the summary balance sheet data as of December 31, 2007 and 2006 are derived from our audited financial statements, which are included elsewhere in this proxy statement/prospectus. The summary statement of operations data for the six months ended June 30, 2008 and the summary balance sheet data as of June 30, 2008 are derived from OMAX’s unaudited financial statements which are included in this proxy statement/prospectus.

	Six Months
	Ended	Year Ended December 31,
	June 30, 2008	2007	2006(1)	2005(1)
	(Unaudited)
	(In thousands)

Statement of Income Data:
Sales	$30,421	$62,672	$53,531	$37,514
Net Income	210	1,328	2,838	2,054

	Six Months
	Ended	Year Ended December 31,
	June 30, 2008	2007	2006
	(Unaudited)
	(In thousands)

Balance Sheet Data:
Working Capital	$9,273	$8,189	$7,255
Total Assets	27,502	25,625	19,638
Short-Term Debt	5,476	5,107	3,360
Shareholders’ Equity	10,076	9,736	8,409

(1)	As described in Note 3 to our December 31, 2007 Financial Statements included elsewhere in this proxy statement/prospectus, we have restated our financial statements for the years 2006 and 2005 to reflect the following: (i) the retroactive recognition of state sales and income taxes in the amount of $183,000 and $180,000 in 2006 and 2005, respectively, (ii) an adjustment to our warranty reserves of $278,000 and $90,000 in 2006 and 2005, respectively, (iii) the income tax effect of these changes as well as changes in the calculation of deferred tax assets and liabilities as of December 31, 2006 and 2005 related to the IC-DISC, and (iv) a $385,000 adjustment for inventory in transit as of December 31, 2006.

SELECTED UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data is designed to show how the acquisition by Flow of OMAX might have affected Flow’s historical financial statements if the acquisition had been completed at an earlier time and was prepared based on the historical financial results reported by Flow and OMAX. The following should be read in connection with “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 86, the Flow audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus, and OMAX’s audited consolidated financial statements (attached to this proxy statement/prospectus as Annex D).

The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger as if the merger has been completed on May 1, 2007 and combines Flow’s July 31, 2008 unaudited consolidated balance sheet with OMAX’s June 30, 2008 unaudited consolidated balance sheet. The unaudited pro forma combined statement of operations for the twelve months ended April 30, 2008 gives pro forma effect to the merger as if it had been completed on May 1, 2007 and combines Flow’s audited consolidated statement of operations for the year ended April 30, 2008 with OMAX’s unaudited consolidated statement of operations for the twelve months ended March 31, 2008. To compute the twelve months ended March 31, 2008 for OMAX financials, revenue of $2.2 million and net income of $214,000 for the three months ended March 31, 2007 was subtracted from the twelve months ended December 31, 2007 and revenue of $2.7 million and net income of $73,000 for the three months ended March 31, 2008 were added. The unaudited pro forma condensed statement of operations for the three months ended July 31, 2008 combines Flow’s historical results for the three months ended July 31, 2008 and OMAX historical results for the three months ended June 30, 2008.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances including pro forma adjustments for preliminary valuation of certain tangible and intangible assets. These adjustments are subject to further revision upon completion of the contemplated transaction and related intangible assets valuation.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Year Ended		Three Months Ended
	April 30, 2008		July 31, 2008
	(Unaudited)
	(In thousands, except per share amounts)
Statement of Operations Data:
Sales	$308,244		$73,008
(Loss) Income from Continuing Operations	(8,701	)(1)	667
Net (Loss) Income	(8,258	)(1)	737
Basic and Diluted (Loss) Income per Share from Continuing Operations	(0.22	)(1)	0.02
Basic and Diluted (Loss) Net Income per Share	(0.21	)(1)	0.02

As of July 31, 2008
(Unaudited)
(In thousands)
Balance Sheet Data:
Working Capital	$42,207
Goodwill	12,086
Total Assets	212,035
Short-Term Debt	20,181
Long-Term Obligations, net	50,956
Shareholders’ Equity	58,902

(1)	Includes $29,000,000 of expense directly attributable to the acquisition of OMAX including (i) $7,000,000 of OMAX legal expenses required to be paid to OMAX litigation counsel at closing by Flow, and (ii) $22,000,000 of the purchase price attributable to the settlement of the litigation between OMAX and Flow. For a detailed description of the allocation of purchase price and pro forma adjustments to the historical Flow and OMAX historical financial results, refer to the Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 86 of this proxy statement/prospectus.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth:

•	the historical and unaudited pro forma combined net income (loss) per share and net tangible book value per data of Flow; and

•	the historical and unaudited equivalent pro forma combined net income (loss) per share and net tangible book value per data of OMAX.

The unaudited pro forma combined net income (loss) per share data reflects the merger with OMAX as if it had been consummated on May 1, 2007.

The unaudited pro forma combined financial data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Flow would have been had the acquisition of OMAX occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

	Year Ended	Three Months Ended
	April 30, 2008	July 31, 2008

Flow historical data:
Net Income per Share — Basic	$0.60	$0.04
Net Income per Share — Dilutive	0.59	0.04
Book Value per Share(1)	2.29	2.34

	Year Ended	Three Months Ended
	March 31, 2008	June 30, 2008

OMAX historical data:
Book Value per Share(1)	2.12	2.13

	Year Ended		Three Months Ended
	April 30, 2008		July 31, 2008

Pro forma combined data:
Net Loss per Share — Basic and Dilutive(2)	$(0.21	)(4)	$0.02
Book Value per Share(1)			1.53
Pro forma combined equivalent data:
Net Loss per Share — Basic and Dilutive(3)	$(18.28	)(4)	$1.74
Book Value per Share(1)			133.16

(1)	The historical book value per share is computed by dividing total stockholders’ equity by the total number of shares of Flow or OMAX common stock outstanding at the end of the period. The pro forma combined book value per share is computed by dividing the pro forma combined shareholders’ equity by the pro forma combined number of shares of Flow common stock outstanding at July 31, 2008.

(2)	Shares used to calculate unaudited pro forma combined basic and diluted net loss per share are based on the sum of the following:

a.	The number of Flow weighted average shares used in computing historical net loss per share, basic and diluted;

b.	The number of Flow common shares issued to the former OMAX shareholders as consideration for the assumed merger.

(3)	The pro forma combined equivalent data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 87.03 shares of Flow for each share of OMAX common stock. The exchange ratio has been calculated as $4,000,000 (the total value of Flow common stock issued to OMAX at closing) divided by Flow’s closing share price on May 1, 2007.

(4)	Includes $29,000,000 of expense directly attributable to the acquisition of OMAX including (i) $7,000,000 of OMAX legal expenses required to be paid to OMAX litigation counsel at closing by Flow, and (ii) $22,000,000 of the purchase price attributable to the settlement of the litigation between OMAX and Flow.

COMPARATIVE PER SHARE MARKET PRICE DATA

Flow’s common stock trades on the NASDAQ Global Market under the symbol “FLOW.” OMAX is a private company and its common stock is not publicly traded. There is currently no market for OMAX’s common stock.

As of November 10, 2008, there were approximately 782 holders of record of Flow common stock, including the Depository Trust Company, which holds shares of Flow’s common stock on behalf of an indeterminate number of beneficial holders, and 37,635,129 shares of Flow common stock outstanding.

As of November 10, 2008, there were approximately 108 holders of record of OMAX common stock and 4,741,128 shares of OMAX common stock outstanding.

The following table shows the closing prices per share of Flow common stock as reported on the NASDAQ Global Market on (1) September 8, 2008, the last full trading day preceding the public announcement that Flow and OMAX had entered into the merger agreement, and (2) November 10, 2008.

Flow Common Stock

September 8, 2008	5.58
November 10, 2008	2.82

The following table sets forth quarterly high and low sales prices of Flow common stock for the indicated periods:

	Flow Common Stock
	High	Low

Year Ending April 30, 2009
Third Quarter (through November 10, 2008)	4.10	2.81
Second Quarter	10.19	2.86
First Quarter	11.40	5.05
Year Ended April 30, 2008
Fourth Quarter	10.48	7.20
Third Quarter	10.32	7.03
Second Quarter	10.92	7.52
First Quarter	13.83	9.14
Year Ended April 30, 2007
Fourth Quarter	12.97	10.43
Third Quarter	12.41	9.75
Second Quarter	14.68	10.60
First Quarter	16.74	12.53

The foregoing tables show only historical information. These tables may not provide meaningful information to you in determining whether to adopt the merger agreement. Under the merger agreement, shares of Flow common stock equal in value to $4,000,000 will be issued at closing based upon the closing share price for Flow common stock for the ten trading days ending two business days before the closing. In addition, additional shares of Flow common stock equal in value to $52,000,000 based on the average share price for the six months ending thirty-six months after closing may be issued as contingent consideration and paid pro rata to the former OMAX shareholders. The additional shares to be delivered will be determined using a sliding scale as follows: if the average share price is $6.99 or less, no additional shares are delivered; if the average share price is $7.00 or more, shares of Flow common stock equal to $5,000,000 will be delivered; or if the average share price is between $7.01 and $14.00, additional shares of Flow common stock shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the former OMAX shareholders accordingly.

If, between the last day of the sixth (6th) full month after the closing of the merger and ending on the last day of the thirty-fifth (35th) full month after the closing of the merger, the interim average share price of Flow common stock is equal to or greater than $7.00, each former OMAX shareholder may elect to receive contingent consideration on the basis of the interim average share price instead of the average share price described earlier. This interim election can only be made once by each former OMAX shareholder for all shares formerly held, any interim election is permanent and may not be revoked, and any interim election will also be subject to the terms and conditions of the Escrow Agreement. The election may only be made during the first fifteen days of the month following the sixth (6th) full calendar month after the closing of the merger, and each consecutive calendar month period thereafter, through the first fifteen days of the thirty-sixth (36th) month after the closing, with reference to the interim average share price occurring during the prior six months then elapsed. For example, if the closing of the merger occurs on January 15, 2009, and the interim average share price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then an election can be made on a $7.50 basis between August 1, 2009 and August 20, 2009.

Flow may at its option distribute cash in lieu of Flow common stock as contingent consideration.

Dividends

Flow has not paid cash dividends to common shareholders in the past. Flow currently intends to retain future earnings, if any, to finance development and expansion of their business and reduce debt and does not expect to declare cash dividends to common shareholders in the near future. There are no restrictions in Flow’s articles or bylaws on Flow’s ability to pay cash dividends to its shareholders. However, Flow’s ability to pay cash dividends is restricted under Flow’s new senior credit agreement which was signed on June 9, 2008. See Note 19: Subsequent Events to Flow’s consolidated financial statements, which have been incorporated by reference herein, for further discussion of this credit facility.

OMAX has never declared or paid any cash dividends on its common stock. OMAX declared and paid cash dividends on its preferred stock from June 2002 through September 2006, at which time the preferred stock was converted by its owner to shares of OMAX common stock. If the merger is not completed, OMAX currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of OMAX’s board of directors and will depend upon its financial condition, operating results, capital requirements, covenants in its debt instruments and such other factors as the board of directors deems relevant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Flow, OMAX or the combined company to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue,” or the negative of these words or other words or expressions of similar meaning. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the merger; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the risk that the merger does not close, including the risk that required shareholder approval for the merger and related transactions may not be obtained; the possibility that expected synergies and cost savings will not be obtained; the difficulty of integrating the business, operations and employees of the two companies; as well as developments in the market for ultrahigh pressure water pumps and systems, and related products and services; and other risks and uncertainties described in the section entitled “Risk Factors” and in the documents that are incorporated by reference into this proxy statement/prospectus. You should note that the discussion of Flow’s and OMAX’s respective board of directors’ reasons for the merger contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Flow and OMAX or the combined company could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and neither Flow nor OMAX is under any obligation to update their respective forward-looking statements and neither party intends to do so.

RISK FACTORS

If the merger is completed, OMAX and Flow will operate as a combined company in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company’s control. In addition to information regarding OMAX and Flow contained in, or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect the merger, OMAX, Flow and the combined company. A discussion of additional risks and uncertainties regarding OMAX and Flow can be found in the information which is incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement/prospectus. If any of the events, contingencies, circumstances or conditions described in the following risks actually occurs, our respective businesses, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of Flow common stock could decline and you may lose part or all of the value of any Flow shares held by you.

Risks Related to the Merger

Flow’s proposed merger with OMAX may fail to close or there could be substantial delays and costs before the merger is completed.

On December 4, 2007, Flow entered into an option agreement that provides Flow with a period of exclusivity to negotiate the acquisition of OMAX. The transaction is subject to due diligence, the terms of the definitive agreement and other customary closing conditions, including approval of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act.

The proposed transaction was reviewed by the FTC pursuant to the HSR Act and related rules. On July 10, 2008, the FTC accepted a proposed consent order to remedy competitive concerns about the proposed transaction alleged in the FTC’s simultaneously issued complaint. Following a 30-day public comment period, the FTC approved the issuance of a final consent order, which allows the merger to be consummated subject to certain conditions. In general terms, the conditions require Flow, following the merger, to license to other abrasive waterjet companies on a royalty-free basis OMAX patents 5,508,596 and 5,892,345, which relate to controllers used in waterjet cutting systems. The licenses do not transfer technology or any other patented equipment or processes owned by Flow or OMAX, do not apply to any intellectual property outside of the United States, and expire in five years. No further review by the FTC is warranted unless Flow fails to fulfill its post-merger obligations or fails to close on the merger within twelve months from the FTC’s acceptance of the consent order (accepted July 10, 2008). Flow intends to comply in full with the consent order, however, there can be no assurance that Flow will be able to fulfill its post-merger obligations or that the closing of the merger will occur on time.

If the proposed merger with OMAX is not closed, the continuation of the litigation could be time consuming and costly.

If the proposed transaction is consummated, the patent litigation between the parties, OMAX Corporation v. Flow International Corporation, United States District Court, Western Division at Seattle, Case No. CV04-2334, will be terminated without any additional amounts being paid in settlement. If the transaction is not closed, the litigation may continue, which could be time consuming and costly.

Flow’s proposed merger with OMAX may result in dilution to Flow’s existing shareholders.

Under the merger agreement, shares of Flow common stock worth $4,000,000 will be issued at closing and, three years after closing (or earlier pursuant to a permitted interim election described below), if Flow elects to pay the contingent consideration in stock, additional shares of common stock worth up to $52,000,000 based on the Average Share Price for the six months ending thirty-six months after closing. The additional shares issued in connection with the merger with OMAX will have a dilutive impact on the number of Flow’s shares outstanding and may also adversely affect the prevailing market price of Flow’s common stock.

Flow may not be able to successfully integrate OMAX into its existing business.

If the transaction is closed, there will be a significant risk relating to integration. The integration of OMAX will be a time-consuming and expensive process and may disrupt the combined company’s operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, the combined company’s results of operations could be harmed, employee morale could decline, key employees could leave, and customers could cancel existing orders or choose not to place new ones. In addition, the combined company may not achieve anticipated synergies or other benefits of the merger. If the anticipated benefits of the merger are not realized or do not meet the expectations of financial or industry analysts, the market price of Flow’s common stock may decline.

Flow may assume unknown liabilities in the merger with OMAX that could harm Flow’s financial condition and operating results.

The due diligence that Flow has and will be able to perform before the proposed merger may be limited and may not be sufficient to identify before the closing all possible breaches of representations and warranties. As a result, Flow may, among other things, assume unknown liabilities not disclosed by the seller or uncovered during pre-merger due diligence. These obligations and liabilities could harm Flow’s financial condition and operating results. Flow’s rights to indemnification for breaches of representations and warranties will, except in certain limited circumstances, be limited to a maximum of $8.45 million.

Flow may incur significant indebtedness following the merger, which could adversely affect Flow’s liquidity.

In order to finance a portion of the cash consideration, Flow will incur additional indebtedness. As a result of this indebtedness, demands on Flow’s cash resources will increase, which could affect Flow’s liquidity and, therefore, could have important effects on an investment in its common stock. For example, while the impact of this increased indebtedness is expected to be addressed by the combined cash flows of Flow and OMAX, the increased level of indebtedness could nonetheless create competitive disadvantages for Flow compared to other companies with lower debt levels.

General customer uncertainty related to the merger could harm Flow, OMAX and the combined company.

Flow’s and OMAX’s customers may, in response to the announcement of the proposed merger, or due to concerns about the completion of the proposed merger, delay or defer purchasing decisions. Alternatively, customers may purchase a competitor’s product because of such uncertainty. Further, customer concerns about changes or delays in Flow’s, OMAX’s or the combined company’s product roadmap may negatively affect customer purchasing decisions. Customers could also be reluctant to purchase the products and services of OMAX or Flow due to uncertainty about the direction of their technology, products and services, and willingness to support and service existing products. In addition, customers, distributors, resellers, and others may also seek to change existing agreements with OMAX or Flow as a result of the proposed merger or not support or promote OMAX’s or Flow’s technology, products and services due to uncertainty created by the proposed merger. If Flow’s or OMAX’s customers delay or defer purchasing decisions, or choose to purchase from a competitor, the revenues of Flow and OMAX, respectively, and the revenues of the combined company, could materially decline or any anticipated increases in revenue could be lower than expected.

The announcement and pendency of the merger could cause disruptions in the businesses of Flow and OMAX, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

Flow and OMAX have operated independently and, until the completion of the merger, will continue to operate independently. Uncertainty about the effect of the merger on employees, customers and distributors may have an adverse effect on Flow and OMAX and consequently on the combined company. These uncertainties may impair Flow’s and OMAX’s ability to retain and motivate key personnel and could cause customers, distributors, suppliers and others with whom each company deals to seek to change existing business relationships which may materially and adversely affect their respective businesses. Due to the limited termination rights agreed to by the parties in the merger agreement, Flow and OMAX may be obligated to consummate the merger in spite of the adverse effects resulting from the disruption of Flow’s and OMAX’s ongoing businesses. Furthermore, this disruption could adversely affect the combined company’s ability to maintain relationships with customers, distributors, suppliers and employees after the merger or to achieve the anticipated benefits of the merger. Each of these events could adversely affect Flow and OMAX in the near term and the combined company if the merger is completed.

Integrating Flow and OMAX may divert management’s attention away from the combined company’s operations.

Successful integration of Flow’s and OMAX’s operations, products and personnel may place a significant burden on the combined company’s management and internal resources. Challenges of integration include the combined company’s ability to incorporate acquired products and business technology into its existing product lines, including consolidating technology with duplicative functionality or designed on a different technological architecture and provide for interoperability, and its ability to sell the acquired products through Flow’s existing or acquired sales channels. Flow may also experience difficulty in effectively integrating the different cultures and practices of OMAX. Further, the difficulties of integrating OMAX could disrupt the combined company’s ongoing business, distract its management focus from other opportunities and challenges, and increase the combined company’s expenses and working capital requirements. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition and operating results.

If Flow and OMAX fail to retain key employees, the benefits of the merger could be diminished.

The successful combination of Flow and OMAX will depend, in part, on the retention of key personnel. There can be no assurance that the combined company will be able to retain its key management and scientific personnel. Any failure to retain such key employees could harm the business of the combined company.

The value of the shares of OMAX common stock may be affected by factors different from or in addition to those affecting the shares of Flow common stock.

Upon completion of the merger, holders of OMAX common stock will become holders of Flow common stock and will have different rights from the shares of OMAX common stock. For a comparison of the different rights, see the section entitled “Comparative Rights of Flow Shareholders and OMAX Shareholders” beginning on page 97 of this proxy statement/prospectus. In addition, an investment in Flow common stock has different risks than an investment in OMAX common stock. Former holders of OMAX common stock will be subject to risks associated with Flow upon exchange of their shares of OMAX common stock for Flow common stock that are different from or in addition to the risks associated with OMAX.

OMAX officers and directors may have interests that are different from, or in addition to, those of OMAX shareholders generally.

The officers and directors of OMAX have interests in the merger that are different from, or are in addition to, those of OMAX shareholders generally. These interests include an OMAX director being nominated for election to the Flow board of directors following the merger, the adoption of new employment agreements for certain OMAX executives in connection with the merger and/or the provision and continuation of indemnification and insurance arrangements for current directors of OMAX following the consummation of the merger. Additionally, several of OMAX’s officers and directors will be eligible to participate in the employee retention pool. You should consider these differing interests when making your voting decision.

Risks Related to Flow’s Industry and Business

If the general shortage of credit continues to develop, Flow’s sales may decrease.

Flow’s customers typically finance the purchase of Flow’s systems. If they are unable to obtain credit or cannot find financing on acceptable terms, Flow’s sales may decrease, which would reduce Flow’s revenues, profitability and cash flow.

Flow is experiencing increased competition in its markets, and the failure to complete effectively could have an adverse effect on Flow’s business, financial condition, and results of operations.

Flow is facing increased competition in a number of its served markets as a result of the entry of new competitors, some of which have greater financial resources or lower production costs than Flow does. In order to compete effectively, Flow must retain its relationships with existing customers, establish relationships with new customers, continually develop new products and services designed to maintain its leadership technology position and penetrate new markets. Flow’s failure to compete effectively may reduce its revenues, profitability and cash flow, and pricing pressures may adversely impact its profitability.

Cyclical economic conditions may adversely affect Flow’s financial condition and results of operations or Flow’s growth rate could decline if the markets into which it sells its products decline or do not grow as anticipated.

Flow’s products are sold in industries and end-user applications that have historically experienced periodic downturns, such as automotive, aerospace, paper, job shops and stone and tile. Cyclical weaknesses in the industries that Flow serves have led and could continue to lead to a reduced demand for its products and adversely affect its financial condition and results of operations. Any competitive pricing pressures, slowdown in capital investments or other downturn in these industries could adversely affect Flow’s financial condition and results of operations in any given period. Additionally, visibility into Flow’s markets is limited. Flow’s quarterly sales and operating results depend substantially on the volume and timing of orders received during the quarter, which are difficult to forecast. Any decline in Flow’s customers’ markets would likely result in diminished demand for Flow’s products and services and would adversely affect its growth rate and profitability.

If Flow is unable to complete the upgrades to its information technology systems that are currently in process, or its upgrades are unsuccessfully implemented, Flow’s future success may be negatively impacted.

In order to maintain its leadership position in the market and efficiently process increased business volume, Flow is making a significant multi-year upgrade to its computer hardware, software and its Enterprise Resource Planning, or ERP, system. Should Flow be unable to continue to fund this upgrade, or should the ERP system upgrade be unsuccessful or take longer to implement than anticipated, Flow’s ability to grow the business and its financial results could be adversely impacted.

International economic, political, legal and business factors could negatively affect Flow’s results of operations, cash flows and financial condition.

In 2008, approximately 55% of Flow’s sales were derived outside the U.S. Since its growth strategy depends in part on Flow’s ability to further penetrate markets outside the U.S., Flow expects to continue to increase its sales outside the U.S., particularly in emerging markets. In addition, two of its manufacturing operations and many of its suppliers are located outside the U.S. Flow’s international business is subject to risks that are customarily encountered in non-U.S. operations, including:

•	interruption in the transportation of materials to Flow and finished goods to its customers;

•	changes in a specific country’s or region’s political or economic conditions;

•	trade protection measures;

•	import or export licensing requirements;

•	unexpected changes in laws or licensing and regulatory requirements, including negative consequences from changes in tax laws;

•	limitations on ownership and on repatriation of earnings;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

•	differing protection of intellectual property; and

•	terrorist activities and the U.S. and international response thereto.

Any of these risks could negatively affect Flow’s results of operations, cash flows, financial condition and overall growth.

Changes in Flow’s tax rates or exposure to additional income tax liabilities could affect its profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.

Flow is subject to income taxes in the U.S. and in various foreign jurisdictions. Domestic and international tax liabilities are subject to the allocation of income among various tax jurisdictions. Flow’s effective tax rate can be affected by changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to unrecognized tax benefits, the results of audits and examinations of previously filed tax returns and changes in tax laws. Any of these factors may adversely affect Flow’s tax rate and decrease its profitability. The amount of income taxes Flow pays is subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities. If these audits result in assessments different from Flow’s unrecognized tax benefits, Flow’s future results may include unfavorable adjustments to its tax liabilities.

Flow may not be able to retain or hire key personnel.

To operate successfully and manage potential future growth, Flow must attract and retain qualified managerial, sales, technical and other personnel. Flow faces competition for and cannot assure that it will be able to attract and retain such qualified personnel. If Flow loses key personnel or is unable to hire and retain additional qualified personnel, Flow’s business, financial condition and operating results could be adversely affected.

Flow’s inability to protect its intellectual property rights, or Flow’s possible infringement on the proprietary rights of others, and related litigation could be time consuming and costly.

Flow defends its intellectual property rights because unauthorized copying and sale of Flow’s proprietary equipment and consumables represents a potential loss of revenue to Flow. From time to time Flow also receive notices from others claiming Flow infringes their intellectual property rights. The number of these claims may grow in the future, and responding to these claims may require Flow to stop selling or to redesign affected products, or to pay damages. A portion of the cash consideration payable to OMAX shareholders at closing will be used to satisfy OMAX’s fees and expenses of legal counsel in relation to OMAX’s patent infringement suit filed against Flow in November 2004.

Foreign currency exchange rates and commodity prices may adversely affect Flow’s results of operations and financial condition.

Flow is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates and commodity prices. Flow has substantial assets, liabilities, revenues and expenses denominated in currencies other than the U.S. dollar, and to prepare its consolidated financial statements, Flow must translate these items into U.S. dollars at the applicable exchange rates. In addition, Flow is a large buyer of steel, as well as other commodities required for the manufacture of products. As a result, changes in currency exchange rates and commodity prices may have an adverse effect on Flow’s results of operations and financial condition.

If Flow cannot obtain sufficient quantities of materials, components and equipment required for its manufacturing activities at competitive prices and quality and on a timely basis, or if its manufacturing capacity does not meet demand, Flow’s business and financial results will suffer.

Flow purchases materials, components and equipment from third parties for use in its manufacturing operations. Some of Flow’s businesses purchase their requirements of certain of these items from sole or limited source suppliers. If Flow cannot obtain sufficient quantities of materials, components and equipment at competitive prices and quality and on a timely basis, Flow may not be able to produce sufficient quantities of product to satisfy market demand, product shipments may be delayed or Flow’s material or manufacturing costs may increase. In addition, because Flow cannot always immediately adapt its cost structures to changing market conditions, its manufacturing capacity may at times exceed its production requirements or fall short of its production requirements. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance and otherwise adversely affect Flow’s business and financial results.

If Flow cannot develop technological advancements to its products through continued research and development, Flow’s financial results may be adversely affected.

In order to maintain its position in the market, Flow needs to continue investment in research and development to improve its products and technologies and introduce new products and technologies. If Flow is unable to make such investment, if Flow’s research and development efforts do not lead to new and/or improved products or technologies, or if Flow experiences delays in the development or acceptance of new and/or improved products, Flow’s financial condition and results of operations could be adversely affected.

Flow’s reputation and its ability to do business may be impaired by improper conduct by any of its employees, agents or business partners.

Flow cannot provide assurance that its internal controls will always protect it from reckless or criminal acts committed by its employees, agents or business partners that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, competition, money laundering and data privacy. Any such improper actions could subject Flow to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal, monetary and non-monetary penalties against Flow or its subsidiaries, and could damage Flow’s reputation.

Risks Related to Ownership of Flow Common Stock

The price of Flow’s common stock may be volatile.

The market price of Flow’s common stock may be influenced by many factors, many of which are beyond its control, including those described above under “Risk Related to our Industry and Business” and the following:

•	fluctuations in general economic conditions;

•	demand for ultrahigh-pressure pumps and ultrahigh-pressure systems generally;

•	fluctuations in the capital budgets of customers; and

•	development of superior products and services by Flow’s competitors.

In the past, Flow’s operating results have fluctuated significantly from quarter to quarter and may continue to do so in the future due to the factors above and others that are disclosed elsewhere in this proxy statement/prospectus. Flow’s operating results may in some future quarter fall below the expectations of securities analysts and investors. In this event, the trading price of Flow’s common stock could decline significantly. In addition, factors within Flow’s control, such as its ability to deliver equipment in a timely fashion, have caused its operating results to fluctuate in the past and may affect Flow similarly in the future.

The factors listed above may affect both Flow’s quarter-to-quarter operating results as well as its long-term success. Given the fluctuations in its operating results, you should not rely on quarter-to-quarter comparisons of Flow’s results of operations as an indication of Flow’s future performance or to determine any trend in Flow’s performance. Fluctuations in its quarterly operating results could cause the market price of and demand for Flow’s common stock to fluctuate substantially.

Flow has outstanding options, and restricted stock units that have the potential to dilute the return of Flow’s existing common shareholders and cause the price of Flow’s common stock to decline.

Flow has granted stock options to its employees and other individuals. At November 10, 2008, Flow had options outstanding to purchase 855,810 shares of its common stock, at exercise prices ranging from $5.71 to

$12.13 per share. In addition, Flow has compensation plans with certain employees which granted those employees common stocks or restricted stock units totaling 499,528 shares as of November 10, 2008.

Washington law and Flow’s charter documents may make an acquisition of Flow more difficult.

Provisions in Washington law and in Flow articles of incorporation, bylaws, and rights plan could make it more difficult for a third-party to acquire us, even if doing so would benefit Flow shareholders. These provisions:

•	Establish a classified board of directors so that not all members of Flow’s board are elected at one time;

•	Authorize the issuance of “blank check” preferred stock that could be issued by Flow’s board of directors (without shareholder approval) to increase the number of outstanding shares (including shares with special voting rights), each of which could hinder a takeover attempt;

•	Provide for a Preferred Share Rights Purchase Plan or “poison pill;”

•	Impose restrictions on certain transactions between a corporation and certain significant shareholders.

•	Provide that directors may be removed only at a special meeting of shareholders and provide that only directors may call a special meeting;

•	Require the affirmative approval of a merger, share exchange or sale of substantially all of Flow’s assets by 2/3 of Flow’s shares entitled to vote; and

•	Provide for 60 day advance notification for shareholder proposals and nominations at shareholder meetings.

Risks Related to OMAX

The amount and value of any stock consideration may vary.

You will not know the precise value of the Flow common stock you will receive in the merger when you vote on the merger, and since the number of shares of Flow common stock to be exchanged for each share of OMAX common stock has not yet been fixed and may vary depending on the market value of Flow stock during the ten-day trading period prior to the merger and then, if Flow elects to pay the contingent consideration in Flow common stock, for the six-month period ending thirty-six months after the closing of the merger, you will not know the value of the Flow common stock to be received by OMAX shareholders as contingent consideration, if any, prior to voting on the merger.

OMAX shareholders will be taxed on their gain in connection with the merger.

You generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the value of the Flow shares received at the time you receive such shares over your tax basis for your OMAX shares surrendered in the exchange. See “Proposal One — The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 33.

The per share merger consideration will be affected by the exercise of stock options by option holders prior to the effective time of the merger.

The per share merger consideration will be affected by the exercise of stock options by option holders prior to the effective time of the merger, and all option holders who exercise their stock options prior to the effective time of the merger will reduce the consideration paid to each shareholder in the merger. As of November 10, 2008, there were options for approximately 1,499,350 shares outstanding at this time and all option holders are expected to exercise their options prior to the merger.

OMAX shareholders may not receive any contingent consideration.

Payment of contingent consideration in relation to the merger will depend on the average trading price of Flow common stock during the period between the last day of the sixth full month after the closing and the last day of the thirty-fifth full month after closing. If the average share price as of the second anniversary of the closing of the merger is below the requisite threshold price, the former OMAX shareholders will not be entitled to any contingent consideration. See “Agreements Related to the Merger — Merger Consideration” beginning on page 39.

The market price of shares of Flow common stock may be affected by factors that are different from those affecting the value of shares of OMAX common stock.

Some of Flow’s current businesses and markets differ from those of OMAX and, accordingly, the results of operations of Flow after the merger may be affected by factors different from those currently affecting the results of operations of OMAX. For a discussion of the businesses of Flow and OMAX and of certain factors to consider in connection with those businesses, see “Information Regarding OMAX’s Business,” beginning on page 58, and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 106.

PROPOSAL ONE — THE MERGER

Background of the Merger

The OMAX board of directors and management have periodically reviewed and discussed OMAX’s business performance and strategic direction, including OMAX’s short and long term prospects in the context of developments in the machine tool industry and the competitive landscape in the markets in which OMAX operates. The OMAX board of directors and management have also, at times, discussed various potential strategic alternatives involving possible transactions, acquisitions or other business combinations. In this regard, the management of OMAX has from time to time received communications from and communicated informally with representatives of several possible strategic partners regarding industry trends and issues, their respective companies’ strategic directions and the potential benefits and issues arising from potential business combinations or other strategic transactions. In particular, Dr. John Cheung, President & CEO, had very preliminary discussions with two international equipment manufacturers, in addition to preliminary discussions with the prior CEOs of Flow, several times over the past four years. The discussions with the other two possible strategic partners indicated that while the suitor companies were potentially interested in a transaction with OMAX, they were unable to make a business and economic evaluation of the OMAX/Flow patent litigation and therefore were not discussing pricing multiples that were of particular interest to Dr. Cheung or the OMAX shareholders, and these discussions did not result in any substantive negotiations with those companies. As a result of these preliminary discussions, it was clear to Dr. Cheung and the OMAX board of directors that the difficulties in evaluating the OMAX/Flow patent litigation precluded any substantive negotiations with otherwise interested parties at a price that would be of interest to OMAX shareholders. Similarly, Dr. Cheung’s conversations with Flow’s CEOs prior to April 2007 were not able to focus on the realistic possibility of a transaction because of the substantive issues raised by the allegations of patent infringement raised in the ongoing OMAX/Flow patent litigation.

In late August 2007, Mr. Charles Brown, the new president and CEO of Flow, contacted Dr. Cheung, president and CEO of OMAX, and arranged a meeting of the two CEOs. At this initial meeting of the two CEOs, they discussed the growing market for the water jet product and the new international competition which was entering the market. They also discussed the advantages of combining the two businesses in order to better compete in the expanding national and international cutting tool markets. Dr. Cheung noted his concerns regarding the turbulent history between the two companies, as manifested by their intense competitive rivalry and the ongoing patent infringement action initiated by OMAX. Mr. Brown stated that one of the first actions he was taking as CEO was to promote his own principle-based culture, which he expressed as being very compatible with OMAX’s own culture as described by Dr. Cheung. The two CEOs briefly discussed a possible transaction and then, during two more meetings within the next two weeks, the CEOs discussed possible pricing for a merger transaction. Their initial discussions indicated that both parties were in a general range of agreement based on possible multiples of revenues and earnings, a recognition of the potential of both companies and an understanding, albeit not agreement, regarding the effect of the OMAX/Flow patent litigation on pricing. Mr. Brown noted that while there would be potential anti-trust issues that might apply to a possible transaction, he had briefly discussed those issues with Flow counsel and he believed anti-trust issues would not be a fundamental barrier to a transaction. At the conclusion of this meeting Messrs. Cheung and Brown agreed that there appeared to be a basis for additional meetings to further discuss and possibly generally structure a potential transaction.

Following the meetings between Dr. Cheung and Mr. Brown, Dr. Cheung and Dr. Olsen and Mr. O’Connor, the other two senior officers and members of the OMAX board of directors, had several discussions regarding OMAX’s current business plan and options and the possibility of a transaction combining OMAX and Flow. All three director/officers had substantial long standing knowledge regarding Flow because of their prior affiliation with Flow and its predecessor companies, the intense competition between the two companies, the proximity of their operations in Kent, Washington and the publicly available information from Flow’s SEC filings. These officers/directors also discussed the possible structure for a merger of the two companies. Of particular concern to all three officers was the past history of animosity and competition between the two companies and their different cultures. Dr. Cheung noted the apparent sincerity of Mr. Brown’s intent to break with that past antagonism between the two companies (a history that Mr. Brown did not share, given his only recent entry to the industry), and to offer instead a transaction which would illustrate the opportunity from joining together the two strongest companies in the industry. OMAX’s directors agreed that further discussions between the CEOs made sense for the companies, and for all parties interested in OMAX’s success, including its employees, shareholders, clients, vendors and other associates.

The two CEOs met again on September 12, 2007. At this meeting the two CEOs talked frankly about possible pricing and although Mr. Brown was considering a possible price of $110 million plus a $30 million earn-out as the top range of an offer, based on the preliminary financial and other information available to Flow; and Dr. Cheung was considering $120 million plus a $30 to $40 million earn-out as the low end of what he believed reasonable, both CEOs recognized that they were in the same general range of agreement. At this meeting Dr. Cheung stressed the importance that he and the other OMAX executive officers and directors placed on the need for Flow to pay a substantial fee if OMAX provided due diligence material to Flow, one of its major competitors, and then Flow subsequently terminated discussions regarding a final transaction. OMAX management was very concerned about the effect that the appearance of agreeing to sell OMAX to a larger competitor would have on OMAX’s employees, distributors and customer base even though Mr. Brown had clearly stated his intent to maintain the existence of the OMAX product, employees, and distribution system following a transaction. Mr. Brown stated that he could not provide for such payments in excess of a $6 million walk-away fee on signing a letter of intent or option, together with another $3 million payable following clearance of the possible anti-trust issues. Following further negotiations, Mr. Brown and Dr. Cheung agreed on a $110 million price at an initial closing of the transaction, $75 million of which would be in cash and the rest in Flow stock, and with earn-out potential remaining. Negotiations regarding the payment in stock were resolved with a preliminary agreement that they would both consider pricing for the payment in Flow stock to be reasonable on the basis of a deemed $12.00 valuation for Flow shares that would be issued at closing. Therefore a payment of 3,750,000 shares of Flow common stock, to be paid at closing, appeared to be a reasonable basis for valuing Flow shares to be issued at closing. At this meeting, the CEOs agreed that further discussions would be necessary to determine the basis for the earn-out although there was a general agreement that a goal of additional Flow shares that could have a value of approximately $30 million, if the combined companies met their expectations, would be appropriate. At this time discussions centered on an earn-out based upon potential EBITDA goals for either OMAX as a subsidiary or for the combined companies. They tentatively agreed that their mutual expectations were that the market value of the stock of the combined companies should increase to $15.00 a share within two years following the closing of a transaction.

Following this meeting the executives of both companies initiated discussions between the companies’ management and legal counsel regarding the terms pursuant to which OMAX would provide additional due diligence materials to Flow and its independent advisors and further discussions regarding the general terms of a merger transaction. OMAX consulted with its legal advisers regarding the possible anti-trust issues that would have to be considered and resolved with respect to a merger with Flow. Both companies determined that it appeared reasonable to proceed with further merger negotiations on the basis that any meaningful determination regarding the Federal Trade Commission’s potential approval or opposition to a transaction could only be ascertained following the completion of an initial letter of intent or similar written agreement between the companies and submission of the transaction to the FTC for their review.

On September 14, 2007, Mr. Brown advised Dr. Cheung by email that he had reviewed a summary of the terms the two CEOs had tentatively approved with the Flow board of directors and indicated that the Flow board seemed favorably inclined toward the terms set forth in the summary. Mr. Brown noted that the next steps would be to: (i) initiate a fairly extensive due diligence review in view of their understanding that an irrevocable payment of $6 million would be paid upon the execution of an option or letter of intent; (ii) agree to put the patent litigation on hold while the two companies continued to negotiate a transaction; (iii) prepare and agree upon a letter of intent or option agreement summarizing the transaction; and (iv) have legal counsel pursue a clearance for the Hart-Scott-Rodino issues. Following this exchange and additional discussions by OMAX officers/directors, both companies agreed to proceed with the due diligence process and then to the drafting and execution of a letter of intent or option agreement. Mr. Brown also expressed his agreement in principle to Dr. Cheung’s concern that, in general, following the closing of a transaction, Flow would maintain OMAX’s employees and would generally work to maintain both OMAX’s product and its distribution network. As one element of this agreement, Dr. Cheung requested and Mr. Brown agreed that Flow would work with OMAX executives to create a bonus retention program, funded from the merger consideration at the closing of the proposed transaction, to retain OMAX employees.

On September 26, 2007, the OMAX board of directors had an informal meeting with OMAX’s outside accounting firm and discussed the various structural alternatives for a transaction and the possible tax aspects and ramifications of the various alternatives. The board and accountants also discussed some secondary possible transaction matters such as the outstanding employee options. The board members agreed to pursue additional negotiations for a possible transaction with Flow subject to there being strict limitations and safeguards regarding the disclosure of due diligence information to Flow.

Management and company counsel for both companies negotiated and drafted during the entire month of October. Restrictions were also established for the access to summaries of specified categories of due diligence documents and information.

Following the execution and delivery of the Nondisclosure Agreement and the Agreement on Confidentiality of Settlement Communications on October 24, 2007, OMAX made available to Flow and/or its independent advisors, copies of the three categories of information which OMAX agreed to provide prior to the execution of an option agreement or letter of intent setting forth the terms of the proposed transaction.

During November 2, 2007, a number of meetings and further negotiations occurred between OMAX and its counsel and Flow and its counsel which were necessary to complete the details of an exclusive option agreement.

On November 14, 2007, Jim O’Connor and Charles Brown, John Leness, University of Washington economist Keith Leffler, and outside counsel met in Flow’s booth at the Fabtech trade show in Chicago to discuss strategy for addressing possible competition issues that might arise from a possible merger of the two companies.

OMAX management became concerned in mid-November that a lower market price for the Flow common stock, which had fallen from around $9.00 a share during the middle of September, 2007 to approximately $7.75 on November 13, 2007, had altered the economics with respect to both the fixed number of shares to be paid at closing and the intended value of the contingent shares, since the September discussions had assumed a market value of approximately $12.00 for the closing of the transaction and an achievable market value of approximately $15.00 for the combined companies with two years following a $12.00 value closing. On November 15, Dr. Cheung expressed the OMAX board’s concerns regarding Flow’s stock price to Mr. Brown and requested a floor for the stock consideration to be received by OMAX shareholders at closing and at the time of the calculation of the earn-out.

A revised version of the option agreement, that included a dollar floor value, tentatively set at $33,750,000, with respect to the market value of Flow’s stock to be conveyed at closing and also with respect to the calculation of the contingent payment or earn-out, was circulated by both parties on during mid-November 2007. This revised draft also included a requirement that certain major OMAX shareholders, intended to include shareholders with a majority vote, would vote for a definitive merger agreement following acceptance of a negotiated agreement by the boards of both companies and the execution of a definitive agreement. The revised draft also noted, in accordance with a suggestion that Mr. Brown had previously made to Dr. Cheung, that the Flow board of directors would be expanded following closing of the transaction so that Dr. Cheung could be added.

On November 26, 2007, Dr. Cheung and Mr. O’Connor, following a meeting with OMAX’s independent accountant regarding various tax aspects of the transaction and the issue of tax policy differences, had a meeting with Flow and its counsel and a third party independent accounting firm. The parties discussed the effect of the possible state tax policy differences on the purchase terms set forth in the proposed option agreement and agreed that a separate escrow would be established to cover the possibility of certain state tax issues, to the extent such matters were not otherwise concluded by the time of a transaction closing.

During late November 2007, the OMAX board of directors determined unanimously that, based upon: (i) their understanding of the industry and the strategic possibilities with respect to the industry; (ii) their depth of knowledge regarding both OMAX and its competitor, Flow; (iii) current market conditions; (iv) information they had previously received from an independent consultant at the time the board had considered a possible offer to repurchase a limited amount of OMAX stock from shareholders; and (v) the uncertainty any independent investment banker would have for evaluating the patent litigation and its substantial effect on the value of OMAX; that it would not be necessary to retain an investment banker or other advisor to participate in structuring the terms of the proposed merger or to market OMAX, and that, given the substance of the initial discussions with Flow, the board would likely not seek a fairness opinion regarding the terms of the proposed transaction as negotiated by Dr. Cheung.

On November 30, 2007, Mr. O’Connor and OMAX’s legal counsel met with Doug Fletcher, Flow’s CFO, John Leness, Flow’s general counsel and Flow’s counsel, to finalize the terms of the option agreement.

A special telephonic meeting of the OMAX board of directors was held on December 1, 2007 for a final review of the letter option agreement and the terms of the transaction. The board of directors discussed the proposed transaction and its ramifications on OMAX, its shareholders, employees, distributors, vendors and customers, and following such discussion, unanimously approved a motion to proceed with the negotiation of the final option agreement.

On December 4, 2007, the definitive option agreement was executed by the CEO of each company.

A joint press release was issued on December 5, 2007 stating that Flow and OMAX had signed the option agreement contemplating the merger of the two companies.

On December 11, 2007, counsel to Flow distributed a revised draft merger agreement reflecting the terms of the proposed merger agreement as set forth in the Option Agreement.

Dr. Cheung and Mr. O’Connor met with counsel on December 18, 2007 to review their issues and concerns regarding the draft merger agreement which had been circulated by Flow on December 11, 2007, and to discuss the proposed structure of the merger and the effect of the merger and the publicity regarding the proposed merger on OMAX and its operations, tax situation, employees, distributors, clients, vendors and shareholders. OMAX counsel and Mr. O’Connor sent revised drafts of the merger agreement to Flow and its counsel reflecting those modifications requested by OMAX.

On December 19, 2007, Mr. O’Connor and OMAX counsel met with Mr. Doug Fletcher and Flow’s counsel and discussed the proposed merger agreement and OMAX’s proposed changes. At the termination of that meeting, there appeared to be a relatively limited number of items that were still to be negotiated, although these items were material to resolution of a definitive merger agreement.

On March 18, 2008, Mr. O’Connor and OMAX’s counsel met with Mr. Fletcher and Flow’s counsel and accountants to discuss those open items remaining to be resolved for a definitive merger agreement. The parties also discussed the need for OMAX financial information which would be compliant for SEC registration and reporting purposes. It was decided that a weekly telephone or in person conference should be scheduled to coordinate finalization of the definitive merger agreement, preparation of the SEC filing materials and the required financial statements.

On March 20, 2008, Mr. O’Connor, Mr. Leness and outside counsel met with the FTC regarding possible settlement issues, including licensing OMAX patents.

On March 27, 2008, Dr. Cheung and Mr. Brown met and discussed the final substantive issues remaining to finalize the merger agreement and discussed potential scheduling for closing the transaction. The two CEOs also discussed proposed operations of the joint companies following closing of the proposed merger and OMAX’s concern that public announcements regarding the transaction emphasize the intent by both companies to continue to support OMAX’s employees, product lines and distributor system.

On April 22, 2008, the OMAX financial team discussed with the Flow financial team the audited OMAX financial statements that would be required to be included in the S-4 registration statement to be filed with the SEC, including re-audits for the calendar years ended 2005 and 2006, and the need for OMAX to retain an accounting firm that was authorized to prepare financial statements for an SEC filing. Following this meeting, the OMAX board of directors authorized Peterson Sullivan LLP to expand its services to include both the audit of calendar 2007 financial results, along with the re-audit for 2005 and 2006.

On April 29, 2008, Mr. O’Connor met with Flow’s investment bankers to discuss matters posed by them in connection with their review of the proposed transaction. The OMAX board of directors again discussed and unanimously concurred in their prior decision that a fairness opinion from an investment banker or similar expert retained by OMAX was not essential to the OMAX board’s conclusion that the proposed transaction was fair to the OMAX shareholders.

On April 30, 2008, the CFOs met and discussed the open issues that remained with respect to the merger agreement and generally reached agreement on the outstanding issues.

On May 5, 2008, OMAX was provided with a copy of a revised draft merger agreement which had been provided to the Flow board of directors for their preliminary review. With the exception of the language regarding the payment to be made to option holders, net of their exercise price for their options, the draft was materially in accordance with the discussions between the officers of both OMAX and Flow.

On May 12, 2008 during the regularly scheduled conference call with the CFOs of both companies, the parties discussed the current situation of the audited financial statements and the anticipated schedule for completion of the merger agreement and other outstanding issues that would occur following the approval of the transaction by the FTC. The parties discussed additional due diligence that would be undertaken by Flow before the final merger agreement could be finalized.

On June 9, 2008, the regularly scheduled conference call between the CFOs of both companies and certain advisors discussed primarily the consent agreement that had been reached with the FTC staff and the press release that would be issued by Flow upon approval by the FTC of a consent agreement and authorization to proceed with the merger. The parties discussed the need for further due diligence by Flow and its representatives and discussed the terms of the supplemental confidentiality agreement.

On June 13, 2008, the CEOs of both companies conferred and agreed upon language for the supplemental confidentiality agreement which would allow certain Flow officers to review confidential due diligence material which OMAX had previously made available solely to Flow’s independent advisors. Also on June 13, 2008, counsel to Flow provided a draft escrow agreement for an employee retention pool, which OMAX directors had determined to fund with certain consideration to be paid by Flow at closing of the merger and which would otherwise go to shareholders. The pool was to be funded in order to provide an incentive for OMAX employees to stay with OMAX following the closing of the merger, so as to assist the OMAX shareholders in the realization of the contingent consideration.

On July 10, 2008, the FTC approved a consent order resolving a complaint it filed the same day charging that Flow’s acquisition of OMAX would be anticompetitive and in violation of the federal antitrust laws. The consent order provided that the merger could proceed so long as Flow granted a royalty-free license to two OMAX patents relating to the controllers used in the water jet cutting systems. Flow issued a press release the same day announcing the FTC consent order and noting that Flow and OMAX could now focus on the definitive merger agreement and related SEC filings. Flow’s CEO also noted the prospects for dynamic growth supported by even better products and customer service, particularly including the OMAX product line and independent distribution network.

On July 15, 2008, the OMAX board of directors met, together with Mr. Charles Bracken, an observer representing OMAX’s second largest shareholder. The board reviewed OMAX’s current marketing, sales, operations and financial situation and then authorized Dr. Cheung and Mr. O’Connor as a committee to finalize the merger agreement with Flow and authorized such officers to prepare and execute all documents necessary to proceed with the merger transaction. The board also approved and ratified the actions of Mr. O’Connor, as Plan Administrator for OMAX’s option plan, in authorizing the exercise by employees of certain of their OMAX stock options for notes payable to OMAX.

On July 28, 2008, Mr. Brown and Dr. Cheung met and discussed and tentatively agreed upon modifications to the stock consideration structure, as originally contemplated in the Option Agreement, including the targets for the contingent payments, the terms of the escrow agreement to be established at closing and certain indemnification provisions set forth in the then existing draft merger agreement in view of the current economic conditions of the market and the current market value for Flow’s common stock. Those changes primarily addressed:

a) the cash to be immediately remitted at closing to OMAX shareholders was increased by $3.75 million, by decreasing the total escrowed funds at closing to $9.45 million (from the previous $13.2 million) and merging the two escrows into one. The two earlier escrows had been subject to a $1.0 million deductible for one of the escrow, but no deductible for the other special escrow; with unspent escrowed funds available for distribution on the first and second annual anniversary of the closing, respectively. This was modified to a single deductible of $500,000 for the one surviving escrow; which will be available for release to OMAX shareholders, eighteen months following the closing, if the funds have not been otherwise been utilized by Flow for undisclosed liabilities;

b) the value of Flow shares to be remitted at closing was reduced by $3.75 million, to $30,000,000 (the threshold price now set at $8.00 for 3,750,000 shares from the earlier setting of $9.00 per Flow share);

c) a decrease in the trigger price for the contingent shares issuable two years following the closing, to $12.00 (previously $13, when no additional shares are issuable) to $14.00 (previously $15, when 1,733,334 additional shares were issuable), with a linear change in shares issuable for a change in the market price for Flow shares between $12 to $14. The trigger pricing could still be set at $13 to $15 for a determination of contingent Flow shares issuable, presuming the closing price of Flow shares was at or above $9.00.

On August 15, 2008, OMAX circulated drafts of the disclosure schedules to Flow and counsel to Flow for their review. OMAX agreed that the information in the schedules, some of which had previously not been authorized for dissemination to Flow employees as due diligence material, could be reviewed by those Flow officers working directly on the merger negotiations and documents.

On August 19, 2008, the CFOs of both companies met for lunch and discussed issues and opportunities with respect to the eventual operational integration of Flow and OMAX. The CFOs also discussed the basics of an appropriate press release that would be issued upon the signing of the merger agreement.

On August 29 and 30, 2008, Flow provided a new merger agreement with minor revisions that had been discussed by the parties and also circulated draft employment and non-competition agreements to OMAX officers Cheung, Olsen and O’Connor who are to have written employment agreements with Flow following the merger.

On September 5, 2008, the CFOs and their advisors met at the offices of Flow’s counsel to address certain final issues and questions regarding the merger agreement and draft disclosure schedules and certain issues raised by those documents including the tax aspects of the option exercise. The participants discussed certain structural and timing matters with respect to the execution of the merger agreements and the proposed OMAX employee retention pool.

On September 8, 2008, counsel to OMAX circulated OMAX’s definitive disclosure schedules which would be attached to the merger agreement and counsel to Flow circulated the definitive merger agreement.

On September 8, 2008, the OMAX board of directors, together with board observer Charles Bracken from The B-L Holding Company, met as a board and discussed the definitive merger agreement and related merger matters. Following a thorough discussion, the board of directors unanimously approved the merger agreement. The board of directors also approved certain possible aspects of the proposed exercises of stock options by employees in connection with the closing.

On September 9, 2008, the Flow board of directors met with Dr. Cheung in Chicago at a scheduled Flow board meeting. Following a final review of the merger agreement, the merger agreement was executed by Dr. Cheung and Mr. Brown as CEOs of both companies.

On October 30, 2008, Mr. Brown requested a meeting with Dr. Cheung, where the two CEOs discussed the highly unusual and detrimental economic situation affecting the U.S. and world economies. The CEOs discussed the broad decline in the equity security markets and the difficulty many businesses were experiencing in spite of the rescue attempts by the U.S. government, as well as the potential effects of this material economic decline on both Flow and OMAX. Dr. Cheung and Mr. Brown discussed the necessity and appropriateness of amending the merger agreement in view of this severe economic situation. The CEOs also considered in their analysis that short term economic prospects for manufacturing both in the U.S. and globally would have a negative impact on any alternatives they might consider. Dr. Cheung noted that any amendment would need to permit OMAX shareholders the continued opportunity to potentially realize the same maximum value for their shares, including through future contingent payments.

On October 30-31, 2008, Mr. Brown and Dr. Cheung met and discussed and tentatively agreed upon modifications to the consideration structure of the merger agreement, including changes in both the cash and Flow shares due OMAX shareholders at closing, the targets for the contingent payments, the time period to meet those targets and the terms of the escrow agreement to be established at closing. Those changes primarily addressed:

a) the cash to be paid at closing to OMAX shareholders, which was decreased $4.0 million to $71.0 million. Also, the amount of escrow to be held for possible indemnification for undisclosed liabilities during a period ending eighteen months after closing, was decreased by $1.0 million to $8.45 million;

b) the market value of Flow shares to be remitted at closing was reduced by $26 million, from $30.0 million to $4.0 million, with the number of shares issuable to be determined at closing, based upon the market price of Flow shares prior to closing;

c) the value of contingent consideration available to OMAX shareholders was increased by $26.0 million to $52.0 million and the right to individually exercise for such contingent consideration was provided to each previous OMAX shareholder, pro rata to their former holdings in all of the OMAX shares converted at closing. Under the proposed amendment, and so long as the average daily closing share price of Flow’s common stock for the trailing six month period quoted on the NASDAQ Global Market is equal to or greater than $7.00 at the time of election, then a former OMAX shareholder may elect to obtain their pro rata share of such contingent consideration, on a monthly basis on or before the three year anniversary of the closing. Electing former OMAX shareholders receive, as of the time of their election, their pro rata interest in:

i) an additional $5,000,000; and

ii) if the trailing six-month period quoted on the NASDAQ Global Market is greater than $7.00, then the pro rata interest of an amount between $5.0 million and $52.0 million, derived on a straight line interpolation basis of the trailing six-month period quote for Flow on the NASDAQ Global Market, between $7.01 and $14.00 at the time of the election, but not later than three years from the date of closing.

The parties considered that this revised transaction would still provide significant opportunity for the OMAX shareholders to realize the basic original objectives in value over time for their OMAX shares. This would be accomplished by doubling the value of contingent consideration from $26 million to $52 million and by expanding the window in which the contingent consideration could be realized from two to three years. Additionally, OMAX shareholders were afforded the opportunity to make an individual election to exercise for their pro rata contingent consideration, as in effect at the time of an interim election, depending upon their own individual investment objectives and determinations.

On November 5, 2008, the OMAX board of directors, together with board observer Charles Bracken from The B-L Holding Company, met as a board and discussed the proposed amendment and related merger matters. Following a thorough discussion, the board of directors approved the amendment to the merger agreement.

Reasons for the Merger

OMAX’s Reasons for the Merger

OMAX’s board of directors, at its meeting held on September 8, 2008, and as further supplemented by its meeting on November 5, 2008, gave final consideration to the merger agreement, as amended, and determined it to be fair, and in the best interests of OMAX and its shareholders, customers, distributors, vendors and employees, particularly in light of the most recent substantial and serious reversal in financial and manufacturing markets. Listed below are the material factors that OMAX’s board of directors considered in its decision. The OMAX’s board of directors did not assign any specific or relative weight to the factors listed below and considered all of the factors as a whole in reaching its conclusion to approve the merger agreement.

•	OMAX board of directors’ understanding of the business, operations, financial condition, earnings and future prospects of both OMAX and Flow and the enhanced prospects for a combined company;

•	the merger will provide an opportunity to strengthen the research capability and offer other benefits of scale and financing capability for the combined companies and will enable the combined company to offer customers a broader range of products in the water jet line;

•	the current and prospective economic and competitive environment facing OMAX and the machine tool industry in general, evolving trends in technology and the cost of such technology, and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term;

•	Flow’s ability to pay the merger consideration;

•	the merger consideration to be paid to OMAX shareholders for their shares in relation to the book value, earnings per share and projected earning per share for OMAX common stock;

•	the fact that OMAX shareholders will receive shares of Flow common stock and participate in the continuing business prospects for the merged company;

•	the fact that OMAX shareholders will have an opportunity to receive additional shares of Flow common stock or cash based on the possible appreciation of the public market price for the stock of the merged company during the three year period following the merger;

•	the fact that the shares of stock to be issued to OMAX shareholders will be registered with the SEC and will be freely tradable for OMAX shareholders who are not affiliates;

•	the substantially greater market liquidity of Flow’s common stock relative to market illiquidity of OMAX common stock;

•	the review by the OMAX board of directors with its legal advisors of the structure of the transaction and the financial and other terms of the merger agreement, including the consideration offered by Flow;

•	the nature of the respective markets, customers, asset/liability mix and operations of OMAX and Flow;

•	the review by the board of directors of the operations, earnings and financial condition of Flow on a historical and prospective basis and of the combined companies on a pro forma basis;

•	the historical and current market prices of Flow’s common stock and the potential for increased earnings and dividends for OMAX’s shareholders as shareholders of the combined company;

•	the promising start to a merging of cultures between the two companies, in the treatment of each entity’s employees, clients, vendors and shareholders;

•	Flow’s agreement that one director from OMAX’s board of directors would be appointed to the Flow board of directors;

•	Flow’s evident intent to permit management of OMAX to actively participate in critical management areas of the post-merger entity;

•	Flow’s intent regarding the continued employment of OMAX’s employees and continued retention of OMAX’s distributor system; and

•	the benefit that the merged company could provide to both the existing customer base and future clients served by OMAX.

The OMAX board of directors also considered the following matters associated with the merger in connection with its deliberations of the proposed transaction, including:

•	the risks to OMAX’s business if the merger is not completed or is unduly delayed;

•	the challenges and costs of combining two companies whose cultures and operating philosophies have been fiercely competitive for many years, and the substantial expenses incurred in connection with the merger and the integration of the companies and the additional public company expenses that OMAX will be subject to following the merger;

•	the effects of diverting management’s attention from other priorities in order to focus on the merger;

•	the possible risks and costs associated with the alternative of OMAX continuing to pursue a favorable outcome with respect to the patent litigation against Flow, which has been suspended pending closing of the merger;

•	the possible losses of key management and employees as a result of the management and other changes that may be implemented in integrating the companies;

•	the possibility that the merger might not be completed and the potential adverse effects of the public announcement of the merger on OMAX’s reputation, employees, distributors and ability to obtain financing in the future;

•	the interests of OMAX executive officers and directors with respect to the acquisition apart from their interests as holders of OMAX common stock, and the risk that these interests might influence their decision with respect to the merger. See “— Interests of OMAX Directors and Executive Officers in the Merger” below;

•	the price volatility of Flow’s common stock on the market, which may reduce the value of the Flow stock which OMAX shareholders will receive upon the consummation of the merger;

•	the risk that the terms of the merger agreement, including provisions prohibiting OMAX from soliciting additional competing proposals or engaging in discussions with potential competing strategic or equity interested parties could have the effect of discouraging other parties that might be interested in a transaction with OMAX from proposing such a transaction; and

•	various other applicable risks associated with the combined companies and the merger, including those described in the “Risk Factors” section of this proxy/prospectus.

Flow’s Reasons for the Merger

Flow’s board of directors met numerous times to consider the proposed merger. Flow’s board gave its final approval for the execution of the merger agreement at a meeting held September 9, 2008, and approved the amendment to the merger agreement at a meeting held November 7, 2008. As it evaluated the merger, Flow’s Board considered a number of factors, including, but not limited to, the following:

•	The combination of Flow and OMAX will strengthen Flow’s ability to grow globally.

•	The potential to add OMAX’s distributor channel of distribution to Flow’s portfolio, expanding global market reach and strengthening Flow’s position against a rapidly expanding number of global waterjet competitors.

•	OMAX and Flow’s product lines are complimentary, with OMAX products serving the standard market segment, and Flow’s serving the production and advanced segments.

•	The merger broadens Flow’s research and product development capabilities by combining the technical resources of both companies.

•	The merger is expected to improve customer experience, with expanded technical service coverage.

•	The merger will resolve the patent litigation pending between Flow and OMAX.

Flow’s board also reviewed the financial terms of the transaction in detail and with its advisors, concluding that the merger is in the best interests of Flow’s shareholders.

Recommendation of OMAX Board of Directors

The OMAX board of directors considered and evaluated the factors described above, which are not intended to be exhaustive, and other considerations and unanimously determined that the merger agreement as amended and the transactions contemplated by it were in the best interests of OMAX and its shareholders. Accordingly, the OMAX board of directors unanimously approved the merger agreement and recommends that OMAX shareholders vote “FOR” approval of the merger agreement.

Interests of OMAX Directors and Executive Officers in the Merger

In considering the recommendation of OMAX’s board of directors in favor of the proposal to adopt the merger agreement, OMAX shareholders should be aware that directors and executive officers of OMAX have interests in, and will receive benefits from, the merger that are different from, or in addition to, those of OMAX shareholders generally. The OMAX board of directors was aware of these interests during its deliberations on the merits of the merger and in making its decision to recommend to OMAX shareholders that they approve the adoption of the merger agreement.

Employee Retention Pool

In conjunction with its approval of the merger agreement, the OMAX board of directors has also approved the withholding of approximately $3,300,000 of the cash consideration payable at closing, to be set aside as a employee retention pool. This amount will be held in escrow for six months, and then paid to those OMAX employees who have remained as employees with OMAX or Flow for the entire six month period and/or who did not voluntarily terminate their employment. Payments will be made pursuant to a schedule to be provided to Flow by OMAX prior to the closing of the merger. Any remainder of this employee retention pool (after all appropriate payments are made to employees) will be paid to the OMAX shareholders simultaneous with the release of the escrow amount and will not be subject to claims for indemnification.

The executive officers named below will be eligible to participate in the employee retention pool as follows:

Name	Title	Eligible Amount

John B. Cheung	Director, President and CEO	$67,500
John H. Olsen	Director, Vice President of Operations	$60,000
James M. O’Connor	Director, Chief Financial Officer	$52,500
John A. Bergstrom	Vice President of North America Sales	$45,000
Sandra McLain	Vice President of Marketing	$29,250
Steve O’Brien	Vice President of Manufacturing	$30,000

Employment Agreements

Employment Agreement with John B. Cheung.  The employment agreement between Flow and Dr. Cheung will commence upon the closing of the merger. Dr. Cheung will be employed as the President of OMAX, with the responsibility to lead Flow’s segment for Flow standard systems. He will also serve as a board member on the Flow board for OMAX. Dr. Cheung will receive a base salary of $270,000 per year and will be entitled to participate in the Flow Fiscal 2009 Annual Cash Incentive Plan for Management Employees, or CIP. Dr. Cheung will also be entitled to participate in Flow’s benefit plans and programs.

If the employment agreement with Dr. Cheung is terminated by death, total disability, for cause, or by resignation without good reason, Dr. Cheung will receive his base salary through the effective date of termination, the amount of any bonus or other cash compensation earned by Dr. Cheung, and any accrued, but unused vacation pay. If the employment agreement is terminated by him with good reason or by Flow without cause, Dr. Cheung, in addition to the compensation described above, will receive twelve months of his base salary following the effective date of termination and reimbursement for the cost of continued health insurance premiums.

Employment Agreement with John H. Olsen.  The employment agreement between Flow and Dr. Olsen will commence upon the closing of the merger. Dr. Olsen will be employed as the VP, Global Technology and Product Development of Flow, with the responsibility to manage development of technology relating to pumps, cutting systems and software. Dr. Olsen will receive a base salary of $240,000 per year and will be entitled to participate in the Flow CIP. Dr. Olsen will be entitled to participate in Flow’s benefit plans and programs.

If the employment agreement with Dr. Olsen is terminated by death, total disability, for cause, or by resignation without good reason, Dr. Olsen will receive his base salary through the effective date of termination, the amount of any bonus or other cash compensation earned by Dr. Olsen, and any accrued, but unused vacation pay. If the employment agreement is terminated by him with good reason or by Flow without cause, Dr. Olsen, in addition to the compensation described above, will receive twelve months of his base salary following the effective date of termination and reimbursement for the cost of continued health insurance premiums.

Employment Agreement with James M. O’Connor.  The employment agreement between Flow and Mr. O’Connor will commence upon the closing of the merger. Mr. O’Connor will be employed as the VP, Global Technical Services of Flow, with the responsibility to develop and manage Flow’s technical services function. Mr. O’Connor will receive a base salary of $210,000 per year and will be entitled to participate in the CIP. Mr. O’Connor will also be entitled to participate in Flow’s benefit plans and programs.

If the employment agreement with Mr. O’Connor is terminated by death, total disability, for cause, or by resignation without good reason, Mr. O’Connor will receive his base salary through the effective date of termination, the amount of any bonus or other cash compensation earned by Mr. O’Connor, and any accrued, but unused vacation pay. If the employment agreement is terminated by him with good reason or by Flow without cause, Mr. O’Connor, in addition to the compensation described above, will receive twelve months of his base salary following the effective date of termination and reimbursement for the cost of continued health insurance premiums.

Agreement to pay Bonus to James M. O’Connor.  Mr. O’Connor will also receive a $90,000 cash bonus in connection with the closing of the merger to compensate Mr. O’Connor for his substantial contributions in connection with the merger.

Stock Options and Related Loans

All outstanding OMAX stock options granted under or pursuant to OMAX’s 1993 and 2005 Stock Option Plans will be exercisable immediately prior to a change of control of OMAX. At the effective time of the merger, each share of OMAX stock issued upon the exercise of options, as well as every other outstanding share of OMAX stock, will be converted into the right to receive the merger consideration. OMAX currently intends that loans will be available to employees with outstanding options to assist them in exercising such options. Any such loans will be secured by the OMAX shares issued upon the exercise of the options and will be payable from the merger proceeds payable to the holder of such share. OMAX executive officers will be eligible to obtain such loans.

Continued Director and Officer Indemnification

Following the merger, OMAX will continue to indemnify the former directors, and officers of OMAX in accordance with the present indemnification provisions of OMAX by-laws, discussed in further detail below.

Summary of Awards of Directors and Executive Officers of OMAX

The following table identifies, for each OMAX director and executive officer, as of November 10, 2008, (i) the aggregate number of shares of OMAX common stock issuable upon the exercise of vested options, (ii) the aggregate number of shares of OMAX common stock issuable upon the exercise of options subject to accelerated vesting upon the occurrence of a change of control, and (iii) the weighted average exercise price of all outstanding options.

				Aggregate Shares
	Aggregate Shares	Weighted Average		Subject to
	Subject to	Price of Options	Aggregate Shares	Accelerated Vesting
	Outstanding	(Range of Exercise	Subject to Vested	Upon a Change of
Name	Options	Prices)	Options	Control

John B. Cheung	63,500	$1.33-$6.00	60,500	3,000
John H. Olsen	63,500	$1.33-$6.60	60,500	3,000
James M. O’Connor	57,500	$1.33-$6.00	54,500	3,000
John A. Bergstrom	66,000	$1.33-$6.00	59,600	6,400
Sandra McLain	56,500	$1.33-$6.00	53,300	3,200
Steve O’Brien	50,000	$1.33-$6.00	40,400	9,600

Material U.S. Federal Income Tax Consequences

Material United States Federal Income Tax Consequences of the Merger to OMAX Shareholders

This section describes the anticipated material United States federal income tax consequences of the merger to “U.S. holders” (as defined below) of OMAX common stock. This summary is based upon the provisions of the Code, applicable current and proposed United States Treasury Regulations, judicial authorities and administrative ruling and practice, all as in effect as of the date of this statement and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of OMAX common stock that is for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

Holders of OMAX common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and non-United States tax laws.

The United States federal income tax consequences to a partner in an entity treated as a partnership for United States federal income tax purposes that holds OMAX common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding OMAX common stock should consult their own tax advisors.

This discussion assumes that a U.S. holder holds OMAX common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws (for example, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect mark-to-market accounting, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities (and persons holding OMAX common stock through a partnership or other pass-through entity), United States expatriates and shareholders subject to alternative minimum tax, U.S. holders who hold OMAX common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or a person whose functional currency for United States federal income tax purposes is not the U.S. dollar. In addition, the discussion does not address any aspects of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder.

Holders of OMAX common stock are strongly urged to consult with their own tax advisors as to the tax consequences of the merger on their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Neither Flow nor OMAX intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Tax Consequences of the Merger Generally

The merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code. Generally, a U.S. holder who exchanges its shares of OMAX common stock for cash and shares of Flow common stock in the merger will be subject to capital gain or loss equal to the difference between (i) the fair market value of the merger consideration it receives (including the value of contingent rights to receive additional cash and shares of Flow common stock after the closing) and (ii) its tax basis in the OMAX common stock, generally will be recognized.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of OMAX common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Any capital gain or loss generally will be short-term capital gain or loss if the U.S. holder held the shares of OMAX common stock for one year or less at the time the merger is completed. Short-term capital gain of an individual generally is subject to U.S. federal income tax at a maximum individual tax rate of 35%. The deductibility of capital losses is subject to limitations.

For a U.S. holder who acquired different blocks of OMAX common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger. A U.S. holder’s tax basis in the shares of Flow common stock received in the merger will equal the fair market value of such shares received. The holding period for the shares of Flow common stock received in the merger will not include the holding period for the shares of OMAX common stock surrendered in the merger.

Installment Reporting of Gain

Because U.S. holders will have rights to receive payments of additional merger consideration both 18 months and up to 36 months after the closing, the exchange of shares of OMAX common stock for cash and shares of Flow common stock will constitute an “installment sale” for federal income tax purposes. Consequently, for a U.S. holder who recognizes gain on the exchange of its shares of OMAX common stock in the merger, its gain will be reported under the installment method of Section 453 of the Code (i.e., gradually over time as payments are received), unless the U.S. holder affirmatively elects out of the installment method of reporting. For a U.S. holder who recognizes loss on the exchange of its shares of OMAX common stock in the merger, the installment method of reporting is not available, and its entire loss will be recognized in the year of the closing.

The installment sale rules are complex and dependent upon the specific factual circumstances to each U.S. holder. Consequently, each U.S. holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder, including the determination of whether such U.S. holder should or should not elect out of the installment method of reporting.

Ordinary Income on Exchange of Certain ISO Shares

For a U.S. holder who owns shares of OMAX common stock pursuant to the exercise of an “incentive stock option” within the meaning of Section 422 of the Code (“ISO shares”), the merger could result in significantly different tax consequences with respect to those ISO shares. If the closing occurs either (i) within 2 years from the date of the granting of the incentive stock option to the U.S. holder, or (ii) within 1 year after the transfer of such ISO shares to the U.S. holder, then the U.S. holder’s exchange of such ISO shares pursuant to the merger will constitute a “disqualifying disposition” of such ISO shares.

A U.S. holder who makes a disqualifying disposition of ISO shares must generally treat the income attributable to the transfer of such ISO shares to the U.S. holder on the exercise of the incentive stock option as compensation income received in the taxable year in which the disqualifying disposition occurs. Ordinary income triggered by a disqualifying disposition of ISO shares cannot be reported on the installment method. Consequently, the lesser of (i) the difference between (a) the fair market value of the ISO shares at the time of the transfer to the U.S. holder on account of the exercise of the incentive stock option and (b) the exercise price paid for the ISO shares by the U.S. holder, or (ii) the difference between (a) the amount realized on disposition of the ISO shares and (b) the U.S. holder’s adjusted tax basis in such ISO shares, will constitute compensation income to the U.S. holder in the year of the closing. If alternative (a) applies, the U.S. holder’s ordinary income realized on the disposition of the ISO shares will be added to its ISO stock basis to determine the capital gain that must be recognized on the disqualifying disposition. Although OMAX will not withhold income or employment taxes with respect to a U.S. holder’s ordinary income triggered by the disqualifying disposition of ISO shares, it must report the amount of such ordinary income on the U.S. holder’s Form W-2, even if such U.S. holder is no longer an employee of OMAX.

Circular 230 Statement.  To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed within.

Accounting Treatment of the Merger

Flow will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” with Flow treated as the acquiring entity. Accordingly, consideration paid by Flow will be allocated to OMAX’s assets and liabilities based upon their estimated fair values as of the date of the closing of the merger. The results of operations of OMAX will be included in Flow’s results of operations from the date of the closing of the merger.

The allocated purchase price at the closing of the merger excludes the fair value of the contingent consideration described above as this is not allocable to the assets and liabilities acquired until the contingency has been resolved beyond a reasonable doubt. When the contingency has been resolved and it has been determined whether any additional shares or cash will be issued or are issuable or the outcome is determined beyond a reasonable doubt, the fair value associated with this contingent consideration will be recorded as an adjustment to goodwill.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and related rules, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the DOJ.

The proposed transaction was reviewed by the FTC pursuant to the HSR Act and related rules. On July 10, 2008, the FTC accepted a proposed consent order to remedy competitive concerns about the proposed transaction alleged in the FTC’s simultaneously issued Complaint. Following a 30-day public comment period, the FTC approved the issuance of a final consent order, which allows the merger to be consummated subject to certain conditions. In general terms, the conditions require Flow, following the merger, to license to other abrasive waterjet companies, on a royalty-free basis, OMAX patents 5,508,596 and 5,892,345, which relate to controllers used in waterjet cutting systems. The licenses do not transfer technology or any other patented equipment or processes owned by Flow or OMAX, do not apply to any intellectual property outside of the United States, and expire in five years. No further review by the FTC is warranted unless Flow fails to fulfill its post-merger obligations or fails to close on the merger within twelve months from the FTC’s acceptance of the consent order (accepted July 10, 2008). Flow intends to comply in full with the consent order.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the FTC or the DOJ could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Flow and OMAX. In addition, certain private parties, as well as state attorneys general and other antitrust authorities, may challenge the transaction under antitrust laws under certain circumstances.

While Flow and OMAX believe that the completion of the merger will not violate any antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be. Flow and OMAX have each agreed to use their reasonable efforts to resolve any objections to the merger that may be asserted by any governmental entity and undertake any reasonable actions required to lawfully complete the merger. However, Flow and OMAX agreed that nothing contained in the merger agreement requires Flow or OMAX or any of their subsidiaries or affiliates to agree to any action of divestiture which is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of either Flow (or any of its subsidiaries) or OMAX (or any of its subsidiaries), taken individually or in the aggregate, or is not conditioned on the completion of the merger.

Restrictions on Sales of Shares of Flow Common Stock Received in the Merger

The shares of Flow common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Flow common stock issued to any person who is deemed to be an “affiliate” of OMAX prior to the merger. Persons who may be deemed “affiliates” of OMAX prior to the merger include individuals or entities that control, are controlled by, or are under common control with OMAX prior to the merger, and may include officers and directors, as well as principal stockholders of OMAX prior to the merger.

Persons who may be deemed to be affiliates of OMAX prior to the merger may not sell any of the shares of Flow common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Flow’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Flow common stock to be received in connection with the merger by persons who may be deemed to be affiliates of OMAX prior to the merger.

Listing on the NASDAQ Global Market of Flow Shares Issued Pursuant to the Merger

Flow will use its reasonable efforts to cause the shares of Flow common stock to be issued, and those required to be reserved for issuance, in connection with the merger to be authorized for listing on the NASDAQ Global Market before the completion of the merger, subject to official notice of issuance.

Dissenters’ Rights

Flow stockholders are not entitled to dissenters’ rights in connection with the merger under the Washington Business Corporations Act (the “WBCA”).

The following is a brief summary of the rights of holders of OMAX common stock to dissent from the merger and receive cash equal to the fair value of their OMAX common stock instead of receiving shares of Flow common stock. This summary is not exhaustive, and you should read the applicable sections of chapter 23B.13 of the WBCA, which is attached to this proxy statement/prospectus as Annex C.

If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights.

Requirements for exercising dissenters’ rights

To exercise dissenters’ rights, you must:

•	file with OMAX before the vote is taken at the special meeting written notice of your intent to demand the fair value for your OMAX common stock if the merger is consummated and becomes effective; and

•	not vote your shares of OMAX common stock at the special meeting in favor of the proposal to approve the merger agreement.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement.

Submitting a proxy card that does not direct how the OMAX common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters’ rights with OMAX at:

OMAX Corporation
21409 72nd Avenue South
Kent, WA 98032
Attn: James O’Connor, Secretary

Appraisal procedure

Within 10 days after the proposed merger has been approved, OMAX will send written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of OMAX common stock must be sent and the date by which they must be received;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the OMAX common stock or an interest in it; and

•	a copy of the dissenters’ rights provisions of the WBCA, attached as Annex C.

If you wish to assert dissenters’ rights, you must demand payment and deposit your OMAX certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your OMAX certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

Except as provided below, within 30 days of the later of the effective time of the merger or OMAX’s receipt of a valid demand for payment, OMAX will remit to each dissenting shareholder who complied with the requirements of the WBCA the amount OMAX estimates to be the fair value of the shareholder’s OMAX common stock, plus accrued interest. OMAX will include the following information with the payment:

•	financial data relating to OMAX;

•	OMAX’s estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	a copy of chapter 23B.13 of the WBCA; and

•	a brief description of the procedures to be followed in demanding supplemental payment.

For dissenting shareholders who were not the beneficial owner of the shares of OMAX common stock before September 10, 2008, the date on which the proposed merger was first publicly announced, OMAX may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment.

If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify OMAX in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by OMAX of his or her payment demand, section 23B.13.300 of the WBCA requires that OMAX commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Flow common stock to be issued to nondissenting shareholders for their OMAX common stock if the merger is consummated. If the court determines that the fair value of the shares is in excess of any amount remitted by OMAX, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against OMAX, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that OMAX did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against OMAX any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against OMAX.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies OMAX in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of OMAX common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent at or before the time they file the notice of intent to demand fair value.

For purposes of the WBCA, “fair value” means the value of OMAX common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the WBCA, a OMAX shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of chapter 23B.13 of the WBCA, Revised Code of Washington sections 25.10.900 through 25.10.955, OMAX’s articles of incorporation or bylaws, or was fraudulent with respect to that shareholder or OMAX.

AGREEMENTS RELATED TO THE MERGER

The Merger Agreement

The following is a summary of the material provisions of the merger agreement, as amended. This summary is qualified in its entirety by reference to the merger agreement and the amendment to the merger agreement, copies of which are attached as Annexes A and B, respectively, to this proxy statement/prospectus, and which are incorporated into this proxy statement/prospectus by reference. You should read the merger agreement and the amendment to the merger agreement in their entirety, as they are the legal documents governing the merger, and their provisions are not easily summarized.

Structure of the Merger

The merger agreement provides for the merger of Orange Acquisition Corporation, a newly formed, wholly-owned subsidiary of Flow, with and into OMAX. OMAX will survive the merger as a wholly-owned subsidiary of Flow.

Merger Consideration

Upon completion of the merger, each share of OMAX common stock outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be canceled and automatically converted into the right to receive a per share portion of the merger consideration which is comprised of cash, Flow common stock, par value $0.01 per share, and additional cash and/or shares of Flow common stock on a contingent basis, as discussed below. The total amount of cash to be paid by Flow at closing is approximately $71,000,000, subject to adjustments (which adjustments include an employee retention pool of approximately $3,300,000, legal counsel fees of $7,000,000, transaction expenses, and other adjustments) and an escrow, and including a promissory note as described below. At closing, Flow is to issue common stock having a value of $4,000,000. The total number of shares to be issued by Flow is approximately [     ], based on the share price of Flow common stock as of [     ], 2008. At the third anniversary of the closing of the merger (or earlier pursuant to a permitted interim election as described below), each share of OMAX common stock will be entitled to receive additional cash as more fully described in the merger agreement, contingent upon the Flow common stock trading at an average share price of at least $7.00 for the six months ending thirty-six months after the closing. This additional consideration is referred to as the contingent consideration and is described more fully below.

Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration, in which case the number of shares distributed will be based on the average share price described above, or, if an interim election is made as described below, on the basis of the interim average share price.

If, between the last day of the sixth (6th) full month after the closing of the merger and ending on the last day of the thirty-fifth (35th) full month after the closing of the merger, the average daily closing share price of Flow common stock for the trailing six-month period quoted on the NASDAQ Global Market is equal to or greater than $7.00, which we refer to as the interim average share price, the former OMAX shareholders may elect to receive contingent consideration on the basis of the interim average share price instead of the average share price described earlier. Flow will publish the interim average share price on its website. This interim election can only be made once, any interim election is permanent and may not be revoked, and any interim election will also be subject to the terms and conditions of the Escrow Agreement. Any interim election will be reported to Flow on a form attached to this proxy statement/prospectus as Annex F. The election may only be made during the first fifteen days of the month following the sixth (6th) full calendar month after the closing of the merger, and each consecutive calendar month period thereafter, through the first fifteen days of the thirty-sixth (36th) month after the closing, with reference to the interim average share price occurring during the prior six months then elapsed. For example, if the closing of the merger occurs on January 15, 2009, and the interim average share price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then an election can be made on a $7.50 basis between August 1, 2009 and August 15, 2009.

The per share stock exchange ratio in the merger will be adjusted to reflect fully the effect of any stock split, reverse stock split, subdivision, stock dividend (including any dividend or distribution of securities convertible into

Flow common stock or OMAX common stock), reorganization, recapitalization, reclassification, combination or exchange of shares, or other like change with respect to Flow common stock (including any amendment to Flow’s certificate of incorporation that disproportionately affects the Flow common stock to be delivered to the holders of OMAX common stock pursuant to the merger agreement in comparison to the effect such amendment has on the Flow common stock outstanding immediately prior to such amendment) or OMAX common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

Each holder of OMAX common stock who is entitled to demand and properly demands appraisal of such shares and who complies with Chapter 23B.13 of the Washington Business Corporation Act shall not receive the merger consideration but instead shall receive the consideration that may be due to the holder under Chapter 13. However, if such holder fails to perfect, withdraws, or loses such holder’s right to payment or appraisal, the shares will be converted into the right to receive the merger consideration, cash in lieu of any fractional share, and any dividends or other distributions to which recipients of the merger consideration are entitled. OMAX has agreed to give Flow prompt notice of any demands for appraisal, to give Flow the right to control all negotiations and proceedings with respect to such demands, and to not settle or offer to settle any appraisal claims or voluntarily make any payments in respect of appraisal claims without Flow’s prior consent.

The aggregate number of shares of Flow common stock to be issued to OMAX shareholders (including former optionholders who become OMAX shareholders prior to closing) in connection with the merger will equal approximately [     ] million shares, based on Flow’s closing stock price as of [     ], 2008, assuming that Flow elects to pay the contingent consideration in cash. The aggregate number of shares of Flow common stock issued at closing shall reflect a value of $4,000,000. Thus, the actual number of shares of Flow common stock issuable will vary depending upon the average daily closing price per share of Flow common stock during the ten trading days ending two business days prior to the closing of the merger. The contingent consideration, which may be issuable 36 months after closing (or earlier pursuant to a permitted interim election as described herein), will equal up to $52,000,000, which Flow may elect to pay in Flow common stock, based on the average share price described earlier. The aggregate amount of cash to be paid by Flow to the OMAX shareholders in the merger at closing will equal approximately $71,000,000, subject to adjustment (which adjustments include an employee retention pool of approximately $3,300,000, legal counsel fees of $7,000,000, transaction expenses, and other adjustments) and an escrow.

Treatment of OMAX Stock Options and Stock-Based Awards

OMAX stock options are outstanding under the OMAX Corporation 1993 Stock Option Plan and the OMAX Corporation 2005 Stock Option Plan (individually, the “1993 Plan” and the “2005 Plan,” and collectively, the “Plans”). Flow will not be assuming any of the OMAX options at the effective time of the merger. Options to purchase shares of OMAX common stock outstanding prior to the effective time of the merger, with the consent of the option holder, will become vested and exercisable, and the OMAX stock issued upon exercise of the OMAX option will be exchanged for the right to receive the merger consideration described above, reduced by any applicable payroll, income tax, or other withholding taxes, loans, etc. No payment will be made with respect to an option until such time as the holder consents in writing as above. In order to satisfy regulatory guidance regarding compliance with section 409A of the Internal Revenue Code, certain outstanding OMAX options may, with the consent of the holders of such options, be amended prior to the effective time to provide that such options can be exercised only immediately prior to a change in control.

In order to facilitate the exercise of OMAX options immediately prior to the effective time of the merger, OMAX, in its discretion, may offer holders of OMAX options loans for the purpose of funding the exercise of such options. Any such loans will be secured by the shares of OMAX stock issued upon exercise of the options, and will be repaid no later than the time as of which the merger consideration with respect to such shares is released from escrow.

As of November 10, 2008, options to purchase approximately 1,499,350 shares of OMAX common stock were outstanding under OMAX’s stock option plans. The aggregate amount of the exercise price received by OMAX for the exercise of any stock options will be added to the merger consideration paid to OMAX shareholders.

Escrow

At the closing, an amount equal to $8,450,000, composed of an unsecured promissory note accruing simple interest at two percent per annum, will not be distributed to or made available for holders of OMAX common stock or options but rather will be allocated to the escrow amount as further described below. Flow will deposit this consideration with The Bank of New York Mellon Trust Company or other bank or trust company as Flow may choose in its discretion, as escrow agent.

The total consideration withheld will not be distributed to or made available for holders of OMAX common stock or options but rather will be deposited by Flow with, and held by, The Bank of New York Mellon Trust Company or other bank or trust company as Flow may choose in its discretion, as escrow agent, in an escrow fund in accordance with an escrow agreement, as further described in the merger agreement. This escrow will fund payments related to net working capital as required by the merger agreement and will be the sole and exclusive remedy to secure claims by Flow or the surviving corporation for indemnification, in accordance with and subject to the terms of the merger agreement. The release of the escrow funds will promptly occur 18 months after the closing of the transaction, and will be subject to the terms of the merger agreement and of the escrow agreement. Interest accruing to the escrow amounts will become part of the escrowed funds and, for purposes of distribution, such interest will be distributed after the principal amount.

Other Adjustments

The aggregate amount of cash to be paid by Flow to the OMAX shareholders in the merger at closing will equal approximately $71,000,000, subject to certain adjustments. Such adjustments include: $3,300,000 to be paid by Flow to the Employee Retention Pool, as described below; fees of legal counsel, including $7,000,000 to be paid to OMAX’s patent litigation counsel; adjustments based on OMAX’s net working capital at the time of the merger; and other transaction expenses.

Employee Retention Pool

At the closing, an amount equal to approximately $3,300,000 of the $71,000,000 cash consideration to be paid by Flow is to be paid into an escrow for the Employee Retention Pool, described below, to encourage employees to stay with OMAX or Flow for at least six months following the closing.

Fractional Shares

Flow will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of OMAX common stock who would otherwise be entitled to receive a fraction of a share of Flow common stock (after aggregating all fractional shares of Flow common stock that would otherwise be received by such OMAX stockholder) will be entitled to receive cash, without interest, in an amount equal to such fraction multiplied by the average closing price of one share of Flow common stock for the ten most recent trading days that Flow common stock has traded, ending on the trading day two business days prior to the date the merger is completed.

Exchange of Shares of OMAX Common Stock for Shares of Flow Common Stock

Promptly following completion of the merger, BNY Mellon Shareowner Services, the exchange agent for the merger, will mail to each record holder of OMAX common stock a letter of transmittal and instructions for surrendering the record holder’s OMAX stock certificates in exchange for the merger consideration and cash in lieu of any fractional share. Only those holders of OMAX common stock who properly surrender their OMAX stock certificates shares in accordance with the exchange agent’s instructions will receive:

•	the amount of cash, without interest, to which such holder is entitled pursuant to the merger agreement;

•	the number of whole shares of Flow common stock to which such holder is entitled pursuant to the merger agreement;

•	cash in lieu of any fractional share of Flow common stock;

•	the amount of contingent consideration to which such holder is entitled pursuant to the merger agreement; and

•	cash for dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement.

The surrendered OMAX stock certificates will be canceled at the effective time of the merger. After the effective time of the merger, outstanding shares of OMAX common stock that have not been surrendered will represent only the right to receive each of the items, as the case may be, enumerated above. Following the completion of the merger, OMAX will not register any transfers of OMAX common stock on its stock transfer books. Holders of OMAX common stock should not send in their OMAX stock certificates until they receive a letter of transmittal from BNY Mellon Shareowner Services with instructions for the surrender of OMAX stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of OMAX common stock are not entitled to receive any dividends, payment in lieu of any fractional share, or other distributions on Flow common stock until the merger is completed. After the merger is completed, holders of OMAX common stock will be entitled to dividends, payment in lieu of any fractional share, and other distributions declared or made after the closing of the merger with respect to the number of whole shares of Flow common stock which they are entitled to receive upon exchange of their OMAX common stock, but they will not be paid any dividends, payment in lieu of any fractional shares, or other distributions on the Flow common stock until they surrender their OMAX stock certificates shares to the exchange agent in accordance with the exchange agent instructions. After surrender of the certificates, such holders will receive any such dividends, payments in lieu of any fractional share, or other distributions to which they are entitled as cash without interest.

Transfers of Ownership and Lost Stock Certificates

If shares of Flow common stock are to be issued in a name other than that in which the OMAX stock certificates shares surrendered in exchange for such Flow common stock are registered, it will be a condition of the issuance thereof that the certificates shares so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Flow (or any agent designated by it) any transfer fees or other taxes required by reason of the issuance of shares of Flow common stock in connection with the merger in any name other than that of the registered holder of the OMAX stock certificates shares surrendered, or established to the satisfaction of Flow (or any agent designated by it) that such tax has been paid or is not payable.

In the event any OMAX stock certificates have been lost, stolen, or destroyed, the exchange agent shall issue in exchange for such lost, stolen, or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Flow common stock, cash for a fractional share, and any dividends or distributions payable pursuant to the merger agreement; provided, however, that the exchange agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificates to deliver a bond at the holder’s expense in such sum as it may reasonably direct as indemnity against any claim that may be made against Flow, OMAX, or the exchange agent with respect to the certificates alleged to have been lost, stolen, or destroyed.

Termination of the Exchange Fund

At any time after the one year anniversary of the closing date of the merger, Flow may require the exchange agent to return to Flow all share certificates and cash held by the exchange agent for delivery and payment to former stockholders of OMAX pursuant to the merger agreement. Thereafter, former stockholders of OMAX who have not properly surrendered their OMAX stock certificates may look only to Flow for any merger consideration and any cash payment related to any dividends or distributions to which they may be entitled upon surrender of their shares of OMAX common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by OMAX regarding aspects of its business, financial condition, subsidiaries and structure, as well as other facts pertinent to the merger. The merger agreement contains representations and warranties made by Flow regarding aspects of its structure as well as other facts pertinent to the merger. The assertions embodied in the representations and warranties contained in the merger agreement are qualified by information in confidential disclosure letters provided by Flow and OMAX to each other in connection with the signing of the merger agreement. These disclosure letters contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Flow and OMAX rather than establishing matters as facts. In addition, information concerning the subject matter of these representations and warranties may have changed since the execution of the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Flow or OMAX.

These representations and warranties of Flow, Orange Acquisition Corporation and OMAX in the merger agreement relate to the following subject matters:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict with or violation of any applicable legal requirements of the corporate charter and bylaws, and the charter, bylaws and similar organizational documents of subsidiaries as a result of entering into and consummating the transactions contemplated by the merger agreement;

•	the effect of entering into and consummating the transactions contemplated by the merger agreement on material contracts;

•	governmental and regulatory approvals required to complete the merger;

•	accuracy of disclosure contained in the documents, written information, financial statements, certificates and exhibits;

•	payments, if any, required to be made to brokers, finders fees or agent’s commissions, or other similar charges on account of the merger; and

•	reliance on representations and warranties.

OMAX made additional representations and warranties relating to the following subject matters:

•	capital structure;

•	financial statements;

•	absence of defaults and violations;

•	absence of a material adverse effect, as that term is further described in the merger agreement;

•	litigation;

•	absence of any material adverse effect in business since December 31, 2006;

•	absence of undisclosed liabilities;

•	compliance with applicable laws;

•	no undisclosed payments due and no increase in or acceleration of payments;

•	employees and employee benefit plans;

•	personal property and real property and leases;

•	environmental matters;

•	customers and suppliers;

•	material contracts;

•	taxes;

•	interests of officers, directors, and employees in assets;

•	technology and intellectual property rights;

•	required shareholder votes;

•	options subject to accelerated vesting upon a change of control;

•	complete copies of material made available;

•	unanimous recommendation of board;

•	insurance;

•	accounts receivable;

•	guarantees and suretyships;

•	related party transactions; and

•	government contracts.

Flow made additional representations and warranties relating to the following subject matters:

•	completeness of Flow’s SEC filings since April 30, 2007;

•	formation of the acquisition subsidiary was made solely to engage in the transactions contemplated under the merger agreement;

•	accuracy of information supplied in this proxy statement/prospectus and the related registration statement filed by Flow with the SEC;

•	sufficient funds are available to make payments under the merger agreement; and

•	that it is not an “acquiring person,” or an “affiliate” or “associate” of an “acquiring person” under Chapter 23B.19 of the Washington Business Corporation Act.

OMAX’s major shareholders made additional representations and warranties relating to the following subject matters:

•	authority to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	voting agreements, voting trusts or similar agreements or registrations rights agreements;

•	absence of violations of or conflicts with government order or contracts; and

•	reliance on representations and warranties.

Generally, the representations and warranties contained in the merger agreement will survive the closing of the merger and be in effect until 18 months after the closing of the transaction. In some instances, certain representations and warranties will survive for a longer period of time. In addition, the representations and warranties form the basis of certain conditions to Flow’s and OMAX’s obligations to complete the merger.

Covenants of OMAX

Except as contemplated by the merger agreement, OMAX has agreed that, until completion of the merger or termination of the merger agreement, it will, as required by law or unless Flow otherwise consents in writing,

(1) carry on its business in the ordinary course consistent with past practice, in substantially the same manner as previously conducted, (2) continue to observe its obligations to comply with the requirements of all applicable laws and regulations, and (3) use commercially reasonable efforts to:

•	preserve intact its present business organization;

•	keep available the services of its present executive officers, consultants and employees; and

•	maintain satisfactory relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

Under the merger agreement, OMAX also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Flow consents in writing or except as permitted by the merger agreement or required by applicable law, OMAX will conduct its businesses in compliance with restrictions relating to the following:

•	granting severance or termination pay to officers, directors, and employees of OMAX;

•	transferring intellectual property;

•	declaring, setting aside, or paying dividends or making any other distributions;

•	splitting, combining or reclassifying its capital stock;

•	modifying or amending its articles of incorporation, bylaws or the terms of any outstanding securities;

•	incurring, assuming, or guaranteeing any indebtedness for borrowed money;

•	changing any methods or principles of accounting, except as required by generally accepted accounting principles or as concurred in by its independent auditors;

•	commencing any lawsuit, except for the routine collection of bills or in such cases where failure to do so would materially impair a valuable aspect of OMAX’s business;

•	extending offers of employment to officers with an annual compensation in excess of $100,000 without consultation with Flow;

•	granting or issuing or accelerating the vesting of any capital stock, securities convertible into capital stock of OMAX, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights;

•	adopting or paying, accelerating, or accruing salary or other payments or benefits or promising or making discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any OMAX director, officer, employee, agent, or consultant, whether past or present, or amend any such existing plan, agreement, or arrangement, in each case other than in the ordinary course of business or as required by law;

•	assigning, transferring, disposing of, or licensing assets of OMAX, granting any license of any assets of OMAX, or acquiring or disposing of capital stock of any third party or merging or consolidating with any third party in each case other than in the ordinary course of business;

•	entering into any joint venture, partnership, limited liability OMAX, or operating agreement;

•	breaching, modifying, amending, or terminating any of OMAX’s material contracts, or waiving, releasing, or assigning any rights or claims under any of OMAX’s material contracts, except as expressly required by this merger agreement or except in the ordinary course of business;

•	settling, compromising, or otherwise terminating any litigation, claim, investigation, or other settlement negotiation;

•	failing to keep in full force insurance policies covering OMAX’s properties and assets under substantially similar terms and conditions as OMAX’s current policies;

•	entering into any material contract or any other contract that would require OMAX to expend a sum in excess of $100,000, except in the ordinary course of business;

•	adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the current merger);

•	acquiring or agreeing to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

•	adopting or amending any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement (other than amendments required by law or to comply with the U.S. Tax Code or as requested by Flow pursuant to the merger agreement), or entering into any employment contract, pay any special bonus or special remuneration to any director, officer, consultant, or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, consultants, or employees other than increases as required by law, or making any change in its existing borrowing or lending arrangements for or on behalf of any of such persons under an employee benefit plan or otherwise;

•	paying or making any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit under any existing plan, agreement, or arrangement to any officer, director, or employee or paying or agreeing to pay or making any accrual or arrangement for payment to any officers, directors, or employees of OMAX or any amount relating to unused vacation days, other than in the ordinary course of business consistent with past practice and except as required by law;

•	granting rights or licenses to OMAX intellectual property to any standards organization or to any third person in compliance with the requirements of any standards organization, or using or incorporating any intellectual property from any standards organization in OMAX’s software or software used in any OMAX product, technology, or service;

•	except as required or permitted under the merger agreement, knowingly taking any action that would or would be reasonably likely to (i) make any representation or warranty of OMAX contained in the merger agreement inaccurate, (ii) result in any of the conditions to the merger in merger agreement not being satisfied, or (iii) impair the ability of OMAX to consummate the merger in accordance with the terms of the merger agreement; and

•	making any capital expenditure in excess of $100,000.

Under the merger agreement, OMAX also makes covenants related to the following:

•	notifying Flow and making commercially reasonable efforts to remedy or prevent actual or pending breaches of any representations or warranties under the merger agreement;

•	providing Flow with access to the books, records, and other information of OMAX;

•	seeking required consents and notices to consummate the merger;

•	complying with the shareholder notice requirements under the Washington Business Corporation Act;

•	filing tax returns; and

•	amending certain options to purchase OMAX common stock to provide that such options will only become vested and exercisable immediately prior to a change in control.

In addition, OMAX made the following covenants:

•	Incorporation of Certain Software. OMAX has agreed not to incorporate any software into OMAX software that is subject to a license that requires such software to be disclosed or distributed in source code form, or that requires such software and any associated software and intellectual property to be licensed on a royalty free basis.

•	Parachute Payments. Before closing, OMAX will submit to all persons entitled to vote the material facts concerning all payments that Flow reasonably believes, in the absence of shareholder approval of such payments, would be “parachute payments” as defined in U.S. Tax Code Section 280G(b)(2). OMAX will solicit the consent of holders of OMAX common stock to the Parachute Payments. OMAX’s board of directors will recommend approval of the Parachute Payments, unless OMAX’s board of directors believes in good faith, after consultation with OMAX’s counsel, that such recommendation would be inconsistent with the fiduciary duties of OMAX’s board of directors under applicable law.

Covenants of Flow

Under the merger agreement, Flow has agreed that, in the event of becoming aware of the occurrence or threatened or pending occurrence of an event that would cause or constitute a breach of the merger agreement, Flow will give detailed notice to OMAX and will use commercially reasonable efforts to prevent or remedy the breach. In addition, Flow has agreed to use commercially reasonable best efforts in good faith to effect the merger and related transactions and to fulfill conditions to closing the merger.

Other Covenants

The merger agreement contains a number of other covenants by Flow and OMAX, including:

•	Continuation of Non-Disclosure Agreements. Flow and OMAX have agreed that the Non-Disclosure Agreement dated October 24, 2007 and the Agreement on Confidentiality of Settlement Communications dated October 24, 2007, both by and between Flow and OMAX, will continue in full force and effect and will be applicable to all Confidential Information (as defined in the Non-Disclosure Agreement) and Settlement Communications (as defined in the Settlement Communications Agreement) exchanged in connection with the merger agreement and related transactions.

•	Legal Conditions to Merger. Flow and OMAX have agreed that each will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on each with respect to the merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other. In addition, Flow and OMAX have agreed to take all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any governmental entity, or other third party, required to be obtained or made by Flow or OMAX in connection with the merger or the taking of any action contemplated by the merger agreement.

•	Preparation and filing of Proxy Statement and Registration Statement. Flow and OMAX have agreed to prepare and distribute to Flow shareholders a proxy statement and materials relating to the adoption of the merger agreement by Flow shareholders. Flow has agreed to file a registration statement on a Form S-4, pursuant to which the shares of Flow common stock issued in the merger will be registered with the SEC. Flow’s proxy statement solicits the adoption of the merger agreement by Flow shareholders. Flow and OMAX have agreed under the merger agreement to cooperate and provide information and disclosure as required for the completion of the proxy statement and registration statement.

•	Expenses. Flow and OMAX agreed that costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense.

•	Additional Agreements. Flow and OMAX agreed to take further action as required to effectuate the merger.

•	Public Announcements. The parties agreed to the terms relating to any public announcements that are made regarding the merger.

Indemnification of Officers and Directors

The merger agreement provides that OMAX will maintain its existing indemnification provisions with respect to present and former directors, officers, employees, and agents of OMAX and all other persons who may presently serve or have served at OMAX’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise for all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or before the merger to the fullest extent permitted or required under applicable law and OMAX’s articles of incorporation and bylaws, for a period of five years after the date of the closing of the merger, as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between OMAX and any of the individuals mentioned above.

Employee Benefits

Flow has agreed that, prior to closing, Flow will present offers of continued employment to certain employees of OMAX. OMAX will use commercially reasonable efforts to assist Flow in recruiting employees. Prior to closing, OMAX will terminate or amend, at the request of Flow, certain employee benefit plans, policies, and arrangements as set forth in the merger agreement. In addition, Flow has agreed to set aside cash in an employee retention pool for the purposes of paying retention bonuses for certain OMAX employees selected by OMAX after consultation with Flow. Such bonus amounts will be subject to the fulfillment of requirements established by OMAX. Any amounts of such employee retention pool not used will be distributed to former holders of OMAX common stock on a pro rata basis.

Non-Solicitation by OMAX

From the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, OMAX has agreed that neither it, nor any of its subsidiaries, nor any of its officers and directors or the officers and directors of its subsidiaries will, and that it will use its reasonable efforts to cause its employees, agents and representatives, and those of its subsidiaries, not to, directly or indirectly:

•	participate in any negotiations or discussions involving any offer to acquire OMAX’s business, assets, or capital shares, whether by merger or otherwise;

•	disclose, in connection with any merger or other negotiations described above, any nonpublic information to any person other than Flow or its representatives concerning OMAX’s business or properties or afford to any person other than Flow or its representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information;

•	enter into or execute any agreement relating to the merger or other negotiations described above; or

•	make any public statement, recommendation, or solicitation in support of any merger or other transaction described above or any offer relating to a merger or other transaction described above other than with respect to the merger.

If OMAX is contacted by any third party expressing an interest in discussing a restricted transaction, OMAX will promptly, but in no event later than 24 hours following OMAX’s knowledge of such contact, notify Flow in writing of such contact and the identity of the party so contacting OMAX and any information conveyed to OMAX by such third party in connection with such contact or relating to such restricted transaction, and will promptly, but in no event later than 24 hours, advise Flow of any material modification or proposed modification thereto.

OMAX has agreed that neither its board of directors nor any committee of the board of directors will directly or indirectly:

•	withdraw (or amend or modify in a manner adverse to Flow), or publicly propose to withdraw (or amend or modify in a manner adverse to Flow), the approval, recommendation, or declaration of advisability by OMAX’s board of directors of or any such committee thereof of the merger, merger agreement, or ancillary documents and transactions, or recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any acquisition proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or allow OMAX or any subsidiary of OMAX to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or requiring OMAX to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the merger agreement.

The “acquisition proposal” with respect to OMAX means any inquiry, proposal, or offer from any third party related to, or that could reasonably be expected to lead to a restricted transaction.

Conditions to Completion of Merger

The respective obligations of Flow and OMAX to complete the merger are subject to the satisfaction or waiver or to the extent permitted by applicable law, the written waiver at or before the closing, of each of the following conditions:

•	the merger agreement and associated transactions will have received approval by the OMAX shareholders;

•	the registration statement on Form S-4, pursuant to which the shares of Flow common stock issued in the merger will be registered, will have been declared effective by the SEC, and no stop orders or injunctions shall have been filed with respect to such registration statement, and all requisite filings and approvals shall have been made and obtained from the NASD and the NASDAQ Global Market, as appropriate;

•	other than the filing of the articles of merger with the Secretary of State of Washington, all consents, third party consents, and notices that are legally required to be obtained or provided for the consummation of the merger and the associated transactions will have been satisfied, filed, occurred, or been obtained, in accordance with the terms and conditions of all applicable agreements other than such consents and third party consents as Flow and OMAX agree OMAX and Flow will not seek or obtain; and

•	no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the merger illegal or otherwise prohibiting consummation of the merger (which illegality or prohibition would have a material impact on Flow if the merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction, or other order).

The obligations of Flow and Orange Acquisition Corporation to consummate the merger are further subject to the satisfaction or waiver at or before the closing of each of the following conditions:

•	The representations and warranties of OMAX in the merger agreement will be true and correct on the date of the merger agreement and on date of closing, unless the failure of the representations and warranties of OMAX to be true and correct has not resulted in a material adverse effect. Flow and Orange Acquisition Corporation will have received a certificate with respect to the truth and correctness of OMAX’s representations and warranties signed on behalf of OMAX by the Chief Executive Officer and the Chief Financial Officer of OMAX;

•	OMAX will have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement before the Closing Date. Flow will have received a certificate signed on behalf of OMAX by the Chief Executive Officer and the Chief Financial Officer of OMAX to such effect.

•	From the date of merger agreement until the date of the closing, there has been no change, event, circumstance, development, or effect that resulted, individually or in the aggregate, in a material adverse effect, and Flow will have received a certificate to that effect signed on behalf of OMAX by the Chief Executive Officer and the Chief Financial Officer of OMAX.

•	There will not be pending any action, proceeding, or other application brought by any governmental entity: (i) challenging or seeking to restrain or prohibit the consummation of the merger and associated transactions, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Flow’s or the surviving corporation’s ownership or operation of all or any portion of OMAX’s business or to compel Flow or the surviving corporation to dispose of or hold separate all or any material portion of the assets of OMAX as a result of the merger or associated transactions.

•	Flow will have received the resignations of all of the officers and directors of OMAX and any subsidiaries thereof as Flow shall designate (which resignations, other than the right to serve as an officer or director, will not impair the rights of any officer or director).

•	As of immediately before closing, certain individuals specified by Flow who are offered employment with Flow or continued employment with OMAX with Flow’s approval will have executed offer and employee agreements in the form provided by Flow, will not have taken any action or expressed any intent to terminate or modify such acceptance, and will have in place all certifications, clearances, and authorizations required to perform the duties of the specified position.

•	Certain individuals specified in the merger agreement will have executed a non-competition and non-solicitation agreement with Flow and will not have taken any action or expressed any intent to terminate or modify such agreement.

•	Certain agreements specified in the merger agreement will be terminated or amended.

•	Flow will have received an opinion dated as of the closing date from OMAX’s counsel.

•	OMAX and the employees, independent contractors (including former employees and independent contractors) and customers of OMAX will have executed such assignments and other documentation as may be reasonably requested by Flow to effectively transfer or confirm the transfer of all right, title, and interest to OMAX Intellectual Property to OMAX and/or Flow as its successor.

•	The shareholders’ representative and BNY Mellon Shareowner Services (or other party designated as escrow agent) will have executed and delivered each of the escrow agreements further described in the merger agreement.

•	OMAX will have made certain deliveries as required by the merger agreement.

•	Not more than five percent of the holders of OMAX shares that are outstanding on the record date for the determination of those shares entitled to vote for or against the merger will have demanded and perfected appraisal rights, and not effectively withdrawn or lost such appraisal rights.

•	OMAX shall have amended all options to purchase OMAX common stock granted in October, 2007 and all holders of OMAX options will have provided Flow with written consent to the termination of each of their respective OMAX options in exchange for the right to receive the conversion payment for such OMAX options, and such consents will be in full force and effect.

•	OMAX will have delivered to Flow a duly authorized and executed certificate stating that no interest in OMAX is a United States real property interest within the meaning of Section 897 of the U.S. Tax Code, which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h).

•	All agreements as of the date of the merger agreement entered into between Flow, OMAX and certain shareholders shall be in full force and effect.

The obligations of OMAX to consummate the merger are further subject to the satisfaction or waiver at or before the closing of each of the following conditions:

•	The representations and warranties of Flow and Orange Acquisition Corporation in the merger agreement will be true and correct on the date of the merger agreement and on date of closing, unless the failure of the representations and warranties of Flow and Orange Acquisition Corporation to be true and correct has not resulted in a material adverse effect. Orange will have received a certificate with respect to the foregoing, with respect to the representations and warranties of Flow, signed on behalf of Flow, by an authorized officer of Flow, and a certificate with respect to the foregoing, with respect to the representations and warranties of

Orange Acquisition Corporation, signed on behalf of Orange Acquisition Corporation, by an authorized officer of Orange Acquisition Corporation.

•	Flow and Orange Acquisition Corporation will have performed all agreements and covenants required to be performed by them under the merger agreement before the date of the closing, and OMAX will have received a certificate signed on behalf of Flow and Orange Acquisition Corporation by an authorized officer of Flow and Orange Acquisition Corporation to such effect.

•	Flow and BNY Mellon Shareowner Services (or other party designated as escrow agent) will have executed and delivered each of the escrow agreements described in the merger agreement.

Indemnification

The merger agreement provides that OMAX shareholders will defend, indemnify, and hold Flow and the surviving corporation harmless, in an aggregate amount up to the amount of the escrow amount (with certain exceptions), for any losses, damages, liabilities, claims, judgments, settlements, fines, costs, or expenses that are incurred by Flow or the surviving corporation by reason of:

•	any breach, or any claim (including claims by parties other than Flow) that if true, would constitute a breach of any representation or warranty of OMAX in the merger agreement or in any certificate or other document delivered to Flow in accordance with the merger agreement;

•	the failure, partial or total, of OMAX to perform any agreement or covenant required by the merger agreement to be performed by it;

•	any adjustment based on a deficit in working capital to the extent not paid in accordance with other provisions in the merger agreement; and

•	all taxes of OMAX relating to all taxable periods ended on or before the date of closing and the portion of taxes of OMAX attributable to the portion of any straddle period beginning as of the first day of such straddle period and ending as of the end of the closing date.

The availability of the escrow amount, as more fully described in the merger agreement and above, to indemnify Flow will be determined without regard to any right to indemnification to which any holder of any interest in the escrow amount may have in his or her capacity as an officer, director, employee, agent, or any other capacity of OMAX and no such holder will be entitled to any indemnification from OMAX or the surviving corporation for amounts paid hereunder. Any payment to Flow in accordance with this provision of the merger agreement will be treated for tax purposes as an adjustment to the consideration for the OMAX common shares.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and associated transactions abandoned at any time before the closing:

•	by mutual written consent of Flow and OMAX, duly authorized by Flow and by the board of directors of OMAX;

•	by either Flow or OMAX (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the merger agreement that results in the closing conditions in the terminating party’s favor not being capable of being met by the date set forth below or (ii) if any representation or warranty of the non-terminating party is or has been untrue or inaccurate such that, in the aggregate, such untruths or inaccuracies would result, or reasonably be expected to result, in a material adverse effect on a party’s ability to consummate the merger and associated transactions; provided, however, that if in each case such breach is curable, then the merger agreement may not be terminated under this provision until the earlier of (i) 30 days after delivery of written notice of such untruth or inaccuracy or breach, or (ii) the date on which the non-

terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;

•	by either Flow or OMAX if the merger has not been consummated on or before March 31, 2009; provided, however, that the right to terminate the merger agreement under this provision will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to have been consummated on or before such date and such action or failure to act constitutes a breach of the merger agreement; or

•	by either Flow or OMAX if any permanent injunction or other order of a court or other competent authority preventing the merger will have become final and not subject to appeal.

Shareholders’ Representative

By virtue of their approval of the merger and related transactions, the OMAX shareholders will be deemed to have appointed John B. Cheung, Inc., a personal holding company of John B. Cheung, as shareholders’ representative and as agent and attorney-in-fact for each holder of OMAX common stock (except such shareholders, if any, demanding appraisal rights) for all matters relating to the merger agreement, including to give and receive notices and communications; to bind the holders of OMAX common stock to the terms of the escrow agreements; to authorize delivery of cash from the escrow amount in satisfaction of claims by Flow or the surviving corporation; to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the shareholders’ representative for the accomplishment of the foregoing.

The shareholders’ representative may be changed by the holders of a majority interest of the escrow amount, (the former OMAX shareholders), from time to time upon not less than 30 days’ prior written notice to Flow, provided that holders of a majority interest of the escrow amount agree to such removal of John B. Cheung, Inc. and any successors thereto and to the identity of the substituted agent. A shareholders’ representative may resign at any time upon giving at least 30 days’ written notice to the holders of interest in the escrow account, except that no such resignation will become effective until the appointment of a successor shareholders’ representative. Upon resignation of a shareholders’ representative or a successor shareholders’ representative thereto, the holders of a majority interest of the escrow amount will agree on a successor shareholders’ representative thereto within 30 days after receiving such notice. If holders of a majority interest of the Escrow Amount fail to agree upon a successor shareholders’ representative within such time, the resigning shareholders’ representative will have the right to appoint a successor shareholders’ representative, or if a shareholders’ representative is not designated within 45 days after receipt of the initial notice, Flow will designate a successor shareholders’ representative. Any successor shareholders’ representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor shareholders’ representative as if originally named as shareholders’ representative and thereafter the resigning shareholders’ representative will be discharged from any further duties and liability under the merger agreement. No bond will be required of any shareholders’ representative, and no shareholders’ representative will receive compensation for his or her services. Notices or communications to or from the shareholders’ representative will constitute notice to or from each of the holders of interest of the Escrow Amounts for all matters relating to the merger agreement.

The shareholders’ representative will not be liable for any act done or omitted hereunder as the shareholders’ representative while acting in good faith. Holders of OMAX common stock on whose behalf the Escrow Amounts are contributed will severally indemnify the shareholders’ representative and hold the shareholders’ representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such shareholders’ representative and arising out of or in connection with the acceptance or administration of such shareholders’ representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the shareholders’ representative. The shareholders’ representative will be entitled to the advance and reimbursement of costs and expenses incurred by or on behalf of the shareholders’ representative in the performance of their duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the shareholders’ representative, in accordance with the terms of the escrow agreements.

A decision, act, consent, or instruction of the shareholders’ representative relating to the merger agreement will constitute a decision of the holders of OMAX common stock and will be final, binding, and conclusive upon each such holder. Flow, and all other persons entitled to indemnification under the Escrow Agreements or any other document or agreement entered into in connection herewith or therewith may rely upon any such decision, act, consent, or instruction of the shareholders’ representative as being the decision, act, consent, or instruction of the holders of OMAX common stock. Flow and all other indemnified persons are relieved, under the merger agreement, from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the shareholders’ representative.

Voting Agreements

As an inducement to Flow to enter into the merger agreement, on September 9, 2008, John B. Cheung, John H. Olsen, James M. O’Connor, each of whom is a director or executive officer of OMAX, Puget Partners, a Limited Partnership, or Puget Partners, and The B-L Holding Company, each entered into voting agreements with Flow. Pursuant to these voting agreements, as further described below, these OMAX directors and executive officers and major shareholders agreed to vote their shares of OMAX stock in favor of the adoption of the merger agreement and against any other acquisition proposal. As of November 10, 2008, these shareholders beneficially owned an aggregate of approximately 2,866,946 outstanding shares of OMAX common stock, representing a majority of the outstanding shares of OMAX.

Voting Shares.  From September 9, 2008, until the termination of the voting agreements, each of the OMAX directors and executive officers listed above agreed, subject to the terms and conditions of the voting agreements, to vote any shares of OMAX common stock beneficially owned by such shareholder at the time of OMAX’s special meeting:

•	in favor of adoption of the merger agreement and in favor of all other actions contemplated or required thereby;

•	against any opposing or competing proposal;

•	against any other acquisition proposal, sale of assets, reorganization, material change in capitalization or any other action that would reasonably be expected to impede the merger;

•	in favor of waiving any notice that may have been required relating to any reorganization, reclassification or recapitalization, sale of assets, change of control or acquisition, or any consolidation or merger; and

•	in favor of any adjournment or postponement recommended by OMAX.

Grant of Proxy.  In connection with the voting agreements, each of the OMAX directors and executive officers listed above, Puget Partners and The B-L Holding Company granted an irrevocable proxy to certain designees of Flow to vote any shares of OMAX common stock beneficially owned by such shareholder at the time of OMAX’s shareholder meeting in the manner described above.

Termination.  The voting agreements automatically terminate upon the earliest to occur of:

•	such date agreed upon in writing by Flow and the shareholder;

•	completion of the merger; or

•	the termination of the merger agreement.

This summary of the voting agreements is not intended to be complete and is qualified in all respects by the actual agreements, a copy of the forms of which are attached to this proxy statement/prospectus as Annex E.

Affiliate Agreements

OMAX will use all reasonable efforts to deliver or cause to be delivered to Flow affiliate agreements executed by all persons who may be deemed to be, in OMAX’s reasonable judgment, affiliates of OMAX within the meaning of Rule 145 promulgated under the Securities Act as of the date of the merger agreement. These agreements will generally provide that such affiliates will not sell, transfer or otherwise dispose of the shares of Flow common stock issued to that affiliate in the merger other than in compliance with Rule 145 promulgated under the Securities Act of 1933, unless such sale, transfer or disposition is made pursuant to an effective registration statement or the affiliate delivers to Flow a written opinion from counsel that is reasonably acceptable to Flow, that the sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Additionally, the affiliate agreements will provide that Flow may place legends on the stock certificates and place stop transfer orders with its transfer agent to ensure compliance with Rule 145.

PROPOSAL TWO — ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

Approval of Adjournment or Postponement of OMAX’s Special Meeting

If OMAX fails to receive a sufficient number of votes to approve the adoption of the merger agreement, as amended, OMAX may propose to adjourn or postpone OMAX’s special meeting, whether or not a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the adoption of the merger agreement as amended. OMAX currently does not intend to propose adjournment or postponement at OMAX’s special meeting if there are sufficient votes to approve adoption of the merger agreement as amended. If approval of the proposal to adjourn or postpone OMAX’s special meeting for the purpose of soliciting additional proxies is submitted to OMAX’s shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the OMAX special meeting by the holders of shares of OMAX common stock present or represented by proxy and entitled to vote thereon.

Board Recommendation

OMAX’s board of directors unanimously recommends that OMAX’s shareholders vote “FOR” the proposal to adjourn or postpone OMAX’s special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal regarding the adoption of the merger agreement as amended.

THE SPECIAL MEETING OF OMAX SHAREHOLDERS

General

OMAX is furnishing this proxy statement to OMAX shareholders in connection with the solicitation of proxies by the OMAX board of directors for use at the special meeting of OMAX shareholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting of OMAX shareholders will be held at OMAX Corporation, 21409 72nd Avenue South, Kent, Washington on [          ], 2008, at 8 a.m. local time.

Purpose of the OMAX Special Meeting

The purpose of the OMAX special meeting, including any adjournment or postponement thereof, is to ask OMAX shareholders to consider and vote upon and approve the adoption of the merger agreement as amended. In addition, OMAX shareholders may be asked to consider and vote upon a proposal to grant OMAX management the discretionary authority to adjourn or postpone the special meeting to a date not later than [          ], 2008, in order to enable the OMAX board of directors to solicit additional proxies in favor of the adoption of the merger agreement as amended, if necessary. At this time, the OMAX board of directors is unaware of any matters, other than as set forth in the preceding sentence, that may be presented for action at the special meeting.

A copy of the merger agreement, dated as of September 9, 2008, by and among OMAX, Flow and Orange Acquisition Corporation, a wholly-owned subsidiary of Flow International Corporation, is attached to this proxy statement/prospectus as Annex A. A copy of the first amendment to the merger agreement, dated as of November 10, 2008, is attached to this proxy statement/prospectus as Annex B. OMAX shareholders are encouraged to read the merger agreement and the amendment in their entirety.

THE MATTERS TO BE CONSIDERED AT THE OMAX SPECIAL MEETING ARE OF GREAT IMPORTANCE TO OMAX SHAREHOLDERS. ACCORDINGLY, OMAX SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

Recommendation of the OMAX Board of Directors

After careful consideration, the OMAX board of directors has unanimously determined it advisable and in the best interests of OMAX and its shareholders that OMAX proceed with the adoption of the merger agreement as amended and that the merger is fair to OMAX and its shareholders.

The OMAX board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement as amended and “FOR” the proposal to grant discretionary authority to OMAX management to vote your shares to adjourn or postpone the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement as amended.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the adoption of the merger agreement as amended and “FOR” the grant of discretionary authority to OMAX management to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.

Admission to the Special Meeting

OMAX shareholders of record as of the close of business [          ], 2008, and other persons holding valid proxies for the special meeting are entitled to attend the OMAX special meeting.

Record Date and Shareholders Entitled to Vote

Shareholders Entitled to Vote.  Only holders of OMAX common stock at the close of business on [          ], 2008, the record date for the OMAX special meeting, are entitled to notice of and to vote at the OMAX special meeting. On the record date, approximately [          ] shares of OMAX common stock were issued and outstanding and there were approximately [    ] holders of record. OMAX shareholders on the record date are each entitled to one vote per share of OMAX common stock on the proposal to adopt the merger agreement as amended.

How to Vote Your Shares

Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Alternatively, you may transmit your proxy by following the instructions on the proxy card.

Any shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to OMAX prior to the special meeting a written notice of revocation addressed to James M. O’Connor, Corporate Secretary, OMAX Corporation, 21409 72nd Avenue South, Kent, Washington 98032;

•	delivering to OMAX prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to OMAX (and not revoked) by a holder of OMAX common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to another time or place if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

At this time, the OMAX board of directors is unaware of any matters, other than as set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Quorum, Adjournment and Postponement

OMAX’s bylaws provide that a majority of the outstanding shares, represented in person or by proxy, constitutes a quorum for a meeting of shareholders and a quorum must be present before any action may be taken at such meeting. A meeting of shareholders may be adjourned if a quorum is not present or represented at such meeting by a majority of shares present in person or represented by proxy at such meeting. When a special meeting is adjourned to another time or place, notice need not be given. At the adjourned special meeting, OMAX may transact any business which might have been transacted at the original special meeting if a quorum is then present.

Required Vote and Abstentions

James M. O’Connor, the Secretary of OMAX, will act as inspector of elections at the special meeting and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the OMAX shareholders at the special meeting. If a quorum is not present, OMAX expects that the OMAX special meeting will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the OMAX special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the OMAX special meeting.

In order for the proposal to approve the adoption of the merger agreement as amended to be approved, the holders of a majority of the shares of OMAX common stock issued and outstanding and entitled to vote on the record date must vote to approve the proposal to adopt the merger agreement as amended. In order for the proposal to grant discretionary authority to OMAX management to adjourn or postpone the special meeting in order to enable the OMAX board of directors to solicit additional proxies in favor of the adoption of the merger agreement as amended, to be approved, the holders of a majority of the votes cast at the special meeting must vote to approve such proposal.

Abstentions and failures to vote, while counted in determining whether a quorum is present, will have the same effect as a vote against the proposal to adopt the merger agreement as amended. Abstentions and failures to vote will also have the same effect as a vote against the proposal to grant discretionary authority to OMAX management to adjourn the special meeting to solicit additional proxies.

Voting by OMAX Directors and Executive Officers

The directors and executive officers of OMAX, together with The B-L Holding Company, collectively own approximately [     ]% of the outstanding shares of OMAX common stock as of the record date for the special meeting, and have entered into irrevocable voting agreements and proxies with Flow pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “Proposal One — The Merger — Voting Agreements” on page 53.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is voted at the OMAX special meeting by:

•	submitting a written notice of revocation to the Secretary of OMAX at 21409 72nd Avenue South, Kent, Washington 98032 bearing a later date than the proxy;

•	granting a duly executed proxy relating to the same shares and bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Secretary of OMAX; or

•	voting in person at the OMAX special meeting.

Simply attending the OMAX special meeting will not revoke a proxy.

Other Matters

The OMAX board of directors is not aware of any other business to be brought before the OMAX special meeting or any adjournment or postponement of the special meeting. If, however, other matters are properly brought before the OMAX special meeting (including any proposal to adjourn the special meeting) or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares of OMAX common stock represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies and Expenses

OMAX and Flow will share expenses incurred in connection with the filing and printing this proxy statement/prospectus. OMAX will be responsible for any fees incurred in connection with the solicitation of proxies for the OMAX special meeting. In addition to solicitation by mail, the directors, officers, employees and agents of OMAX may solicit proxies from OMAX shareholders by telephone, fax, internet or other electronic means or in person. OMAX estimates that the total expenditures in connection with its proxy solicitation will be less than $10,000. OMAX also may use several of its regular employees, who will not be specially compensated, to solicit proxies from OMAX shareholders, either personally or by mail, telephone, internet or facsimile.

INFORMATION REGARDING OMAX’S BUSINESS

Overview

OMAX Corporation is a Washington corporation, based in Kent, Washington, and is a leading provider of precision-engineered, computer-controlled, two-axis abrasivejet systems for use in the general machining shop environment.

OMAX was incorporated in Washington in 1993 as Auburn Machine Tool, Inc. OMAX was first established to commercialize a new patented motion control technology, described as “Compute First — Move Later,” which is particularly useful in abrasive-jet machining. OMAX management believes this motion control software, embedded in the OMAX IntelliMax® Software Suite, represents an important element to its product offerings. OMAX has over 1,800 abrasive-jet systems installed in over forty countries throughout the world.

The founders of OMAX are Dr. John Cheung and Dr. John Olsen, both leading experts in the field of waterjet technology. During his previous tenure at Flow Industries, Inc., the original parent company of Flow International Corporation, Dr. Cheung was a leading research scientist in the development of the abrasive-jet process and later COO. While also previously at Flow’s parent, Dr. Olsen (as one of the founders of Flow) developed the first high-pressure intensifier pump in the early 1970’s and was instrumental in the development of the more efficient crankshaft high-pressure water pump. Dr. Olsen was also the primary developer of the OMAX JetMachining® Center, which is discussed in depth under “Products and Services” below.

Since its inception in 1993, OMAX has primarily focused upon engineering, marketing, sales and service of a standardized line of abrasive-jet systems, referred to as OMAX JetMachining® Centers. Abrasive-jet differs from waterjet in its most common usage for cutting and machining harder materials, such as metals and stone, which cannot be cut with waterjet alone. The injection of an abrasive media, such as garnet, into a high velocity water-jet stream creates a very erosive abrasive-jet, impinging, at approximately the speed of sound, against the material to be cut. Almost any solid material can be cut using an abrasive-jet, with the amount of machining time typically dependent on the hardness of the material being machined, i.e. harder materials, such as hardened tool steel, requiring more time.

As a cutting tool, the liquid-state abrasive-jet possesses unique attributes when compared with more traditional cutting tools, such as mills, lathes, drills and combinations thereof. Traditional cutting tools typically feature a solid tool rotated during forward motion, in which cutting passes are made and surface area is gradually shaved or ground off, often in multiple passes. The solid tool does not change shape, other than perhaps becoming progressively less sharp, until eventual replacement. Setting machine tool speeds for forward motion and tool rotation generally may not require much variation.

By contrast, the abrasive-jet “tool” — in a liquid rather than solid state — is always changing shape and direction during the cutting process. The behavior is controllable, by constantly adjusting the traverse speed (for example, slower speeds present less trailback) and, more recently, by changing the angle of attack of the jet itself (presenting one straight jet wall side by angling the jet to compensate for taper). But traditional machine tool controllers, where speed and/or angular inputs were often manual, had proved impractical to accommodate the abrasive-jet’s unique need for near constant and minute changes in speed (to thousands of points per inch).

OMAX founders solved this challenge by incorporating mathematical models of the abrasive-jet process embedded in software, which could operate on any microprocessor, such as a PC, to program and store a complex path of motion control instructions for later delivery to the machine tool motor controllers. Rather than inputting speeds, the operator inputs one or more values designating one or more qualities of result desired (if more than one quality is desired), along with inputs for material, thickness and machine setup parameters. The embedded software then executes a model of the process, storing the resultant motion program. Referred to as “Compute First — Move Later,” this patented process proved to be an enabling technology for significantly improving the utility of abrasive-jet machine tools, now both much more user friendly and markedly faster and more precise cutting tools for manufacturing close tolerance parts. Coupled with pioneering work in the design and manufacture of direct drive (crank driven) ultra-high pressure pumps, OMAX commenced the development of a variety of X-Y table sizes, pump horsepower options and accessories, rapidly overtaking most competitors, to become the leading manufacturer of precision abrasive-jet X-Y machine tools.

OMAX’s management believes it has benefited from the singular focus on standardized abrasive-jet systems and related accessories, so as not to dilute the product engineering efforts towards specially engineered solutions for a very few clients’ requirements. From its headquarters (and only facility) in Washington state, OMAX sells primarily (and in its international markets outside of North America, almost exclusively), through the largest network of indirect machine tool distributors in the abrasive-jet industry, assisted by OMAX field sales personnel. As management believes that OMAX’s product strengths are best illustrated in a live demonstration format, its marketing efforts heavily emphasize presence at local trade shows and open houses throughout the world, coordinating closely with its network of distributors to determine proper local venues.

To maintain flexibility in product demand, OMAX has also developed a network of subcontract manufacturers, responsible for component production to OMAX’s engineering specifications, except for critical elements of either the proprietary ultra-high pressure pumps or its proprietary OMAX IntelliMax® software, for which OMAX may maintain in-house responsibility. Finally, through either its distributors (particularly outside the United States) or its own field and customer support staff, OMAX emphasizes continuing customer service, for after-market sales of spares and consumables, accessories and field services.

Unless otherwise specified, current information reported in this proxy statement/prospectus is as of, or for the year ended December 31, 2007.

Business Segments and Sales Outside the United States

OMAX operates its business in one reportable segment. For the year ended December 31, 2007, 66%, or $41.2 million, of total consolidated sales were to customers in the United States. For the year ended December 31, 2007, 34%, or $21.5 million, of total consolidated sales were to customers outside the United States, including $12.3 million of sales from Europe.

For further discussion on OMAX’s results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for OMAX” on page 64 of this proxy statement/prospectus.

Products and Services

OMAX’s mission is to provide the highest value customer-driven abrasivejet cutting solutions, with strong after-market support. OMAX strives to improve its customers’ profitability through the development of innovative products and services that expand its customers’ markets and increase their productivity.

Since its inception, OMAX has primarily focused on engineering, marketing, selling and servicing a standardized line of abrasive-jet systems, referred to as OMAX JetMachining® Centers. OMAX’s management believes OMAX has benefited from the singular focus on standard abrasive-jet systems and related accessories, so as not to dilute the product engineering efforts towards specially engineered solutions for a very few clients’ requirements.

By 2005, OMAX had engineered a family of modular abrasive-jet systems, in which different sized X-Y tables, from approximately 2 ft. by 2 ft. upwards to 6 ft. by 12 ft. could be combined with different size horsepower direct drive pumps, operating to 55,000 psi, all featuring the same patented OMAX controller system and OMAX abrasive-jet feed system, together with a range of modular accessories which could be added on at any time. A key element of the OMAX product line to date has been its adaptability, with any pump or accessory which can be retrofit to any previous OMAX JetMachining® Center ever made, as OMAX engineering efforts have continued to expand the market opportunities for abrasive-jet technology. Presently, OMAX offers seven standard table sizes, including one modular design which may be added to in six (6) foot intervals in the X-axis (over the standard 12 foot length). Three of the present seven table sizes were added in 2007.

Parts and Services

OMAX vigorously pursues a continuous stream of updates to OMAX IntelliMax® Software Suite, particularly seeking to increase both cutting speeds and precision, while also improving user friendliness of its OMAX JetMachining® Center (per active client input), including those systems already in the field. Unique within the abrasive-jet industry, OMAX has historically provided these software updates free for life to the original equipment owners, providing the OMAX client with a continuous competitive renewal. That emphasis on continuous process model improvement, as embedded in the OMAX IntelliMax® software, has enabled OMAX clients to enjoy cumulative improvements in cutting speeds in excess of 30% to 40%, (or more) over our history, along with increasing part accuracy, depending upon the part design and material. Moreover, this could be achieved by OMAX clients without the need for any hardware improvements to increase pump pressure, water flow or abrasive used. For the same hydraulic horsepower delivered at the nozzle, the OMAX JetMachining® Center typically cuts both significantly faster and more precisely than competitive abrasive-jet equipment, just by maintaining software updates and more efficiently utilizing the abrasive-jet. We have also emphasized advanced user education, through classes, onsite training (both for fee) and periodic free engineering sessions at local trade shows and open houses. We believe this has generally enabled our clients to improve their own competitiveness, keeping their OMAX equipment busy and in increasing use of consumables, spare parts and services.

Marketing and Customers

OMAX markets its standardized line of OMAX JetMachining® Centers, in over forty countries throughout the world, primarily through local independent distribution. In the United States, that sales channel is typically characterized as independent machine tool distributors, which entities often represent other machine tool lines, in addition to OMAX. Outside of the United States (and particularly for the next largest geographic market in Europe), OMAX’s distributors tend to be owner/users of OMAX JetMachining® Centers, in a job shop environment, and often focus only on OMAX equipment sales and job shop services using one or more OMAX JetMachining® Centers. Within North America, OMAX sales personnel may also be engaged in direct sales to the end user, where a geographic territory is not served by an independent distributor/agent.

In educating the marketplace of the value of OMAX technology over more traditional cutting technologies and also other waterjet competitors, OMAX has emphasized live local demonstration of the OMAX JetMachining® Center, ideally cutting a potential client’s own specific requirements as test parts. This is accomplished through a network of demonstration models at distributor facilities and at local trade shows.

Given the job shop experience of OMAX’s international user/distributors, OMAX has been able to rely on the technical personnel within those international user/distributors to provide local after-market parts and service support, in the local language. For the United States, a select group of domestic distributors are also responsible for local after-market service; with OMAX otherwise providing domestic technical field service support directly to the end users.

OMAX has established strong relationships with a diverse set of customers. For the year ended December 31, 2007, one distributor accounted for $6.7 million of OMAX’s sales. OMAX’s relationship with this distributor has terminated. No other customer accounted for more than 10% of its revenue.

OMAX’s sales are affected by worldwide economic changes. However, OMAX believes that its ability to gain market share in the machine cutting tool market due to the productivity enhancing nature of its ultrahigh-pressure technology and the diversity of its markets, along with the relatively early adoption phase of its technology, enable it to absorb cyclical downturns with less impact than conventional machine tool manufacturers.

Competition in Our Markets

OMAX’s major markets — both domestic and foreign — are highly competitive, with its products competing against other waterjet competitors as well as technologies such as lasers, saws, plasma, shears, routers, drills, and abrasive blasting techniques. Most of its waterjet competitors provide only portions of a waterjet system such as pumps or control systems. Other competitors integrate components from a variety of suppliers to provide a complete solution.

OMAX competes primarily in the mid-tier segment of the abrasive-jet cutting market. It competes in these markets through product quality and superior service reliability, value, service and technology.

Abrasive-jet technology provides manufacturers with an alternative to traditional cutting methods, which utilize lasers, wire EDM, saws, knives, shears, plasma, routers and drills. Many of the companies that provide these competing methods are larger and more established than OMAX.

Abrasive-jet cutting systems offer manufacturers many advantages over traditional cutting machines including an ability to cut or machine virtually any material, in any direction, with improved manufacturing times, and with minimal impact on the material being cut. These factors, in addition to the elimination of secondary processing in many circumstances, enhance the manufacturing productivity of its systems.

In addition to pumps and systems, OMAX sells spare parts and consumables. It believes that its practice of delivering free software upgrades that enhance system performance encourages client loyalty and increased use of spares and consumables. OMAX faces competition from numerous other companies who sell non-proprietary replacement parts for its machines, primarily at a lower price.

Raw Materials

OMAX depends on the availability of raw materials, parts and subassemblies from its suppliers and subcontractors. Principal materials used to manufacture its OMAX JetMachining® Centers and related accessories and spares are metals, and plastics, typically in sheets, bar stock, castings, forgings and tubing. It also purchases many electrical and electronic components, fabricated metal parts, high-pressure fluid hoses, ball screws, seals and other items integral to its products. Suppliers are competitively selected based on cost, quality, and delivery. OMAX’s suppliers’ ability to provide timely and quality raw materials, components, kits and subassemblies affects its production schedules and contract profitability. It maintains an extensive qualification and performance surveillance system to control risk associated with this reliance on the supply chain. Most significant raw materials it uses are available through multiple sources.

OMAX’s strategic sourcing initiatives seek to find ways of mitigating the inflationary pressures of the marketplace. In recent years, these inflationary pressures have affected the market for raw materials. The weakening dollar is also causing OMAX’s supply chain to feel abnormal cost pressures. These factors may force it to renegotiate with its suppliers and customers to avoid a significant impact to its margins and results of operations. These macro-economic pressures may increase operating costs with consequential risk to its cash flow and profitability. As all of OMAX’s supply contracts are currently denominated in U.S. dollars, it currently does not have any currency risk.

Intellectual Property

OMAX has a number of patents related to its processes and products both domestically and internationally. Two such patents, OMAX’s U.S. Patents 5,508,596 and 5,892,345, are subject to an Agreement Containing Consent Order dated July 10, 2008, between Flow and the Federal Trade Commission (“FTC”), with respect to the proposed merger. Under the consent decree negotiated with the FTC, Flow will be required, post-merger, to license to other abrasive waterjet companies, on a royalty free basis, licenses to use these two OMAX patents, which relate to the controllers used in waterjet cutting systems. The licenses will not include any transfer of technology, do not cover any other patented equipment or processes owned by Flow or OMAX, and do not apply to any intellectual property outside of the United States.

OMAX believes that other no single patent or group of patents is of material importance to its business as a whole. OMAX also relies on non-patented proprietary trade secrets and knowledge, confidentiality agreements, creative product development and continuing technological advancement to maintain a technological lead on its competitors.

Product Development

OMAX is committed to maintaining its technology lead through product development. OMAX has made a substantial investment in engineering and research to remain the leader in precision abrasive-jet machining equipment. OMAX’s successes include revolutionizing the abrasive-jet industry with the first patented PC-based controller for abrasive-jet machining, the most precise X-Y table, and the easiest to maintain direct drive pump technology. The OMAX Research and Development Team includes senior scientists and engineers that have been crucial in all aspects of the development of the OMAX product line.

Research and engineering expenses include personnel costs and other expenses and are centered at its sole office/headquarters facilities in Kent, Washington. For its research and engineering activities, OMAX has maintained a near constant expenditure level approximating 6.5% of revenues during each of the years ended December 31, 2007, 2006, and 2005. During the year ended December 31, 2007, OMAX expensed $4.1 million related to product research and development as compared to $3.4 million for 2006 and $2.3 million for 2005.

Besides its focus on frequent updates to its industry leading OMAX IntelliMax® Software Suite, the investment in research and engineering activities has benefited with four new table designs, in different sizes over the past two years, (out of the seven total table sizes now offered by OMAX), expanding the list of accessories for which OMAX has maintained compatibility back to its original system designs, and value engineering (cost reduction) to maintain margins in the face of rising costs of purchased components. Among the emphasis in new product design, OMAX is now fielding a new motion drive system, referred to as “encoder feedback, traction drive,” which is offering the opportunity for increasing mechanical accuracy of the table, while simultaneously permitting modular design expansion.

Backlog

OMAX’s backlog as of December 31, 2007 was $1.9 million. Backlog includes firm orders for which written authorizations have been accepted and revenue has not yet been recognized. Generally its products can be shipped within a four to eight week period. The unit sales price for most of its system products ranges from $90,000 to $300,000.

Seasonal Variation in Business

Generally, the highest volume of sales occurs in the second half of the calendar year which is influenced by the timing of customer capital budget authorizations and the focus on year-end tax benefits.

Working Capital Practices

There are no special or unusual practices relating to OMAX’s working capital items.

Property

OMAX occupied approximately 73,472 square feet of floor space in Kent, Washington, on December 31, 2007, for manufacturing, warehousing, engineering, administration and other productive uses. It believes that its principal properties are adequate for its present needs and expect them to remain adequate for the immediate future.

Employees

OMAX had approximately 180 full time employees as of December 31, 2007. All employees are located in the United States.

Legal Proceedings

At any time, OMAX may be involved in certain legal proceedings. Its policy is to routinely assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after thoughtful analysis of each known issue and an analysis of historical experience. It records reserves related to certain legal matters for which it is probable that a loss has been incurred and the range of such loss can be estimated. Management discloses the facts regarding material matters assessed as reasonably possible and potential exposure, if determinable. Costs incurred with defending claims are expensed as incurred. As of December 31, 2007, OMAX has not recorded any reserves in this regard, as there are no such legal matters for which it is probable that a loss has been incurred and the range of such loss can be estimated.

On November 18, 2004, in Case No. CV04-2334, OMAX filed suit in federal court in Seattle Washington, against Flow alleging patent infringement, seeking damage awards in excess of $100 million and seeking a declaration that certain Flow patents are invalid, unenforceable and non-infringed. Flow, in its answer, counterclaimed, seeking a declaration that the patents owned by OMAX are invalid and unenforceable and that OMAX otherwise infringes on Flow’s patents, in which Flow sought unspecified damages and an injunction prohibiting OMAX from continuing its alleged patent infringement.

The patents-in-suit include the OMAX Patent Nos. 5,508,596 entitled “Motion Control with Precomputation” and its continuation patent 5,892,345 and Flow Patent Nos. 6,766,216, entitled “Method and System for Automated Software Control of Waterjet Orientation Parameters” and its continuation patent 6,996,452. Flow manufactures waterjet equipment that competes with OMAX’s equipment. Both the OMAX and the Flow patents are directed at the software that controls operation of the waterjet equipment.

OMAX has and continues to vigorously pursue its claims and defend against Flow’s counterclaims; however, the outcome of either the suit or countersuit cannot be estimated. The litigation is currently stayed (but may restart) through at least January 16, 2009, pending the possible outcome of a vote of the shareholders of OMAX, as further described in this proxy statement/prospectus, which may lead to the merger of the parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR OMAX

In this “Management’s Discussion and Analysis of Financial Condition and Result of Operations for OMAX,” references to “we,” “us” and “our” are references to OMAX Corporation.

Current Events

On September 9, 2008, OMAX and Flow executed the definitive merger agreement (and related supporting agreements). On November 10, 2008, the parties executed an amendment to the merger agreement. Each document is further described in this proxy statement/prospectus. Presuming the effectiveness of this registration statement (or amendments thereto), OMAX will call a Special Meeting so that the OMAX shareholders may vote on this merger proposal.

Six Months Ended June 30, 2008 compared to Six Months Ended June 30, 2007

Changes in Financial Condition and Cash Flows

Cash Flow Changes

We used $55,000 of cash from operating activities during the six months ended June 30, 2008 compared to $728,000 during the six months ended June 30, 2007. Changes in our working capital resulted in a lower use of cash in the current period compared to the comparative prior period primarily due to an increase in cash collected from customers as well as a comparative decrease in cash expended for prepaid expenses and income taxes, along with a modest increase in accounts payable. Increases in revenue and gross margin were offset by increases in operating expenses related to the contemplated merger with Flow and to fund investments in sales and marketing resources as well as research and engineering efforts, which are necessary to support the planned new product introductions.

Cash used in investing activities was $458,000 for the six months ended June 30, 2008 compared to $258,000 in the prior year comparative period due to the timing of investments in machining equipment and trade show booth upgrades.

Cash generated by financing activities was $174,000 for the six months ended June 30, 2008 compared to $705,000 in the prior year comparative period due primarily to lower net borrowings under our short-term debt agreement during the six months ended June 30, 2008 compared to the six months ended June 30, 2007 as offset by a higher repayment of capital lease obligations, pursuant to such lease terms.

Working Capital

Net receivables are comprised of trade accounts and longer duration but still short term receivables under special terms of agreement. At June 30, 2008, the net receivables of $11.6 million had decreased by $1.3 million, from the balance outstanding at December 31, 2007 of $12.9 million. The decrease in net receivables stemmed from the slowing pace of sales in the first half of 2008 versus the closing six months of calendar year 2007.

Our inventory increased approximately 44% from 2007 year end levels, to $11.2 million at June 30, 2008 versus $7.8 million at December 31, 2007. The increase was due to lower than forecasted domestic sales growth for the first half of 2008 and the impact of introducing new table designs to the market place.

Liquidity and Capital Resources

There have been no material changes in our liquidity and capital resources since December 31, 2007.

We believe that our cash from operations along with existing credit facilities at June 30, 2008 are adequate to fund our operations for at least the next twelve months.

Off-Balance Sheet Arrangements

We had no special purpose entities or off-balance sheet financing arrangements as of June 30, 2008.

Contractual Obligations

During the six months ended June 30, 2008, there were no material changes outside the ordinary course of business in our contractual obligations and minimum commercial commitments as reported in “Tabular Disclosure of Contractual Obligations” found on page 72 of this proxy statement/prospectus.

Critical Accounting Estimates and Judgments

There are no material changes in our critical accounting estimates as disclosed in “Critical Accounting Estimates” found on page 72 of this proxy statement/prospectus, except that we adopted FIN 48 as of January 1, 2008, and added “Uncertain Tax Positions” as a critical accounting policy.

Uncertain Tax Positions

We account for uncertain tax positions in accordance with FIN 48. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in the consolidated balance sheets and statements of income. See Note 8 to the unaudited condensed consolidated financial statements, “Income Taxes,” for additional detail on the adoption of FIN 48.

Results of Operations

Comparison of Six Month Periods Ending June 30, 2008 and 2007

Sales

	For the Six Months Ended June 30,
	2008	2007
	(Tabular amount in thousands)

Sales
United States	$18,249	$18,011
International	12,172	9,459

Total	$30,421	$27,470

	For the Six Months Ended June 30,
	2008	2007

Sales
Systems	$24,491	$22,569
Consumables, spare parts and services	5,930	4,901

Total	$30,421	$27,470

See discussion below regarding sales in calendar year 2007, 2006 and 2005 for discussion of domestic United States and international sales channels, marketing focus and delivery of after-market service and support within these geographic areas.

Overall sales continued to increase during the comparative six month period, 2008 versus 2007, although the pace of growth had slowed from that experienced at the close of calendar year 2007. Domestically, our sales were nearly flat for the comparative six month period, while international sales (primarily in Europe) increased 29% over the comparative period.

System sales were up 8.5% and sales of consumables were up 21% for the six month period ended June 30, 2008, compared to the prior year period. The increase in system sales was lead by the stronger performance for international system sales, up 40%, to $9.7 million from $7.0 million for the comparative six month periods in 2008 and 2007, respectively, offset by a slight decline in domestic U.S sales, down 5.8% for the comparative six month period, to $14.7 million versus $15.6 million for the comparative six month periods in 2008 and 2007, respectively. Sales of consumables, spare parts and services increased due to the increase of systems in service and the increase in use of those systems by our customers. The continued strong growth of consumables, spare parts and services suggests that the existing OMAX clients continued to remain relatively active in pursuing their own business activities using their OMAX JetMachining® Centers.

Domestically, sales growth was impacted by:

a) overall slower growth throughout the U.S economy and particularly in the machine tool market, and

b) the uncertainty on the part of potential clients of the overall effect of the proposed merger on the future of OMAX products and service, sometimes as prompted by competitors’ suggestions during the selling process.

Internationally, we continued to benefit from favorable currency exchange rates, and seemingly, the distance of such markets from the U.S domestic markets. These offshore markets appeared to neither experience the local slowing of general economic growth nor the subject of the merger, which arose much less frequently in the sales process, including from our foreign competitors.

Late in the first quarter of calendar year 2008, we introduced the OMAX Dual 80 (80 horsepower) direct drive pump system (the “OMAX Dual 80”) in response to the competitive introduction of higher horsepower/higher pressure intensifier systems in the marketplace. Owing to the increased efficiency of the OMAX direct drive pump technology over competitive intensifier brands, the OMAX Dual 80 is designed to deliver higher hydraulic horsepower at the nozzle (via higher flow rate) than newer competitive higher pressure intensifier pumps, which alternatively focus on higher pressure/lower flow. When coupled with the OMAX IntelliMax® software, for planning the abrasive-jet’s tool path, the OMAX Dual 80 enables the OMAX client to compete very successfully, both in terms of speed and continued superiority in part precision, against the most recently introduced competitive intensifier pump-based abrasive-jet systems. The OMAX Dual 80 can be retrofit to any of the existing OMAX JetMachining® Centers already in operation. Deliveries began in the second calendar quarter of 2008, both as a part of new OMAX JetMachining® Centers and as updates to existing systems.

Gross Margin

	For the Six Months Ended June 30,
	2008	2007

Gross Margin
Total	$10,781	$9,857

Our gross margin as a percent of sales for the periods noted below is summarized as follows:

	For the Six Months Ended June 30,
	2008	2007

Gross Margin Percentage
Total	35.4%	35.9%

Gross margin as a percentage of sales for the six months ended June 30, 2008 was consistent with the prior year same period, with gross margin in absolute dollars increasing by around $923,000, reflecting the overall increase in sales of $3 million for the comparative period. This stability in gross margin reflects the opposing effects of increases in both component pricing and shipping costs to the factory, offset by a value engineering program focused on lowering overall system costs for larger sized systems, which program was completed in the second half of 2007.

Sales and Marketing Expenses

	For the Six Months Ended June 30,
	2008	2007

Sales and Marketing
Total	$5,962	$4,975

See discussion below regarding sales and marketing expenses in calendar year 2007, 2006 and 2005 for discussion of the various components of such expenditures.

Sales and marketing expense (including customer and field service) increased by approximately 20% for the comparative six month periods, with the increases focused primarily in the sub-areas of marketing and customer/field service. This reflects our focus on expenditures for longer term market expansion, including new trade shows, in new geographical markets and in emphasized brand identification for the OMAX JetMachining® Centers; OMAX IntelliMax® software; and after-market OMAX customer service. Sales headcount also continued to increase, anticipating growing product demand by 2009 and the need to be ready with OMAX sales representatives who are then well versed in the technical aspects of the OMAX JetMachining® Center. We expect that investments made in our sales force should pay off in the latter half of 2008 and into 2009. We consider investment in sales and marketing personnel to be critical to our ability to generate strong sales volumes in the future.

Sales and marketing expenses, as a percentage of sales, were slightly increased at 19.6% versus 18.1% for the comparative first six month period in calendar year 2008 versus 2007. Since the second half of the calendar year experiences traditionally higher revenues than the first half of the calendar year, sales and marketing expenses, as a percent of revenues are expected to decline cumulatively, closer to traditional levels by calendar year end 2008.

Research and Engineering Expenses

	For the Six Months Ended June 30,
	2008	2007

Research and Engineering
Total	$2,511	$1,958

For the comparative six month period, our research and engineering expenses have increased approximately 28.3%. This reflects the focus of our research and engineering efforts to complete a number of hardware and software projects: the introduction of extended length tables in the largest sized X-Y tables; improvement in the speed and precision capabilities of the proprietary OMAX Trac-Drive motion system; release of the next major update (Rev. 12) to the OMAX IntelliMax® software; along with new accessories for all systems, to be made available in the latter half of 2008, (including an indexing (rotating) axis of motion to be introduced in 2008) and into calendar year 2009. We consider investment in research and development to be critical to our ability to maintain our competitive advantage in the future.

Research and engineering expenses, as a percentage of sales, also show an increase to 8.3% versus 7.1% for the comparative first six month period in calendar year 2008 versus 2007. However, as the second half of the calendar year experiences traditionally higher revenues than the first half of the calendar year (as illustrated in each of the previous five years) then research and engineering expenses, as a percent of revenues, are expected to decline cumulatively, closer to historic levels by calendar year end 2008.

General and Administrative Expenses

	For the Six Months Ended June 30,
	2008	2007

General and Administrative
Total	$1,640	$2,357

For the comparative six month period, general and administrative expenses decreased by $717,000, reflecting a 3.2% decline in general and administrative expenses as a percent of sales from 8.6% for the six months ended June 30, 2007 to 5.4% in the current period. The decrease primarily reflects the net decline in the 2008 period of $365,000 in outside professional fees attributable to the now suspended patent litigation versus Flow during the 2007 period, offset by the incurrence of outside professional fees associated with the pending merger in 2008 to date. Other aggregate expense accounts have also declined, particularly reflecting lower expenses for bonuses expected for calendar year 2008.

As discussed below regarding general and administrative expenses for calendar years 2007, 2006 and 2005, we will continue to review our positions for prior year state tax filings. In some instances, additional information may become available that would cause us to accrue additional estimates of the taxes due, including interest.

Operating Income

	For the Six Months Ended June 30,
	2008	2007

Total	$668	$567

The reasons for the increase in consolidated operating profit of approximately $101,000 for the comparative six month period have been described in the paragraphs above addressing changes in operating expenses.

Income Taxes

For the six months ended June 30, 2008, our tax provision consists of a current tax benefit and deferred tax expense. We recorded a liability of $490,000 for certain current export earnings that qualify for federal income tax deferral. We have no remaining net loss carryforwards, nor tax credit carryforwards. We incurred $503,000 of non-deductible expenditures associated with the merger during the six month period ending June 30, 2008.

For the six months ended June 30, 2007, our tax provision consisted of a current tax benefit and deferred tax expense. We recorded a liability of $436,000 for certain current export earnings that qualify for federal income tax deferral. We had no remaining net loss carryforwards, nor tax credit carryforwards as of June 30, 2007. We had no merger related costs during the six months ended June 30, 2007.

Our effective tax rate was 56.1% for the six months ended June 30, 2008 compared to 57.6% for the six months ended June 30, 2007. Our effective tax rates for the six months ended June 30, 2008 and 2007 were higher than our statutory rates for both periods mainly as a result of certain non-deductible acquisition costs and non-deductible stock compensation.

Net Income

Our net income for the six months ended June 30, 2008 was $210,000 compared to $160,000 in the comparative prior period. The reasons for the increase in net income have been described in the paragraphs above addressing changes in operating expenses.

Results for Calendar Years 2007, 2006, and 2005

Sales

	Calendar Year
	2007	2006	2005
	(Tabular amounts in thousands)

Sales
United States	$41,211	$35,249	$27,351
International	21,460	18,282	10,163

Total	$62,671	$53,531	$37,514

	2007	2006	2005

Sales
Systems	$52,397	$45,318	$31,151
Consumables, spare parts and services	10,274	8,213	6,363

Total	$62,671	$53,531	$37,514

From 2005 to 2007, total sales were up $25.2 million or 67%, with international sales increasing by over 111%. We believe that this is the result of the continued improvement in market awareness of the benefits of abrasive-jet generally and the OMAX JetMachining® Center specifically. During 2005 to 2007, we increased attendance at local trade shows and open houses to expose the market particularly to the unique features of the OMAX technology. International sales also benefitted from the weaker U.S. dollar, especially against the Euro.

During 2007 we added to the product line, with three of the present seven table sizes added late in the calendar year. We experienced an overall sales growth of 17%. Traditionally, sales have accelerated in the second half of each of the last several calendar years, potentially aided by year-end capital equipment purchasing patterns, as influenced by federal tax incentives. Growth during 2007 was impacted by increasing numbers of competitors entering the marketplace, either for the first time or existing competitors with new products.

During the two year period 2005 to 2007, both systems sales and sales of after-market products and services enjoyed increases over 60%, with the growth of system sales, at 68%, slightly outpacing the growth of after-market products and services for the two year period. Sales growth for after-market products and services has remained a relatively consistent annual growth pattern, of 25% and 29% from 2007 versus 2006 and from 2006 versus 2005, respectively.

Gross Margin

	2007	2006	2005

Gross Margin
Total	$22,572	$19,672	$13,899

Our gross margin as a percent of sales for the periods noted below is summarized as follows:

	2007	2006	2005

Gross Margin Percentage
Total	36.0%	36.7%	37.1%

Gross margin has increased by 62% between 2005 and 2007 due to the growth in global sales as discussed above. Gross margin as a percent of sales has declined slightly from 37.1% in 2005 to 36.0% in 2007, owing to a variety of factors, including changes in product mix, local competitive environments, and inflationary pressures on component costs, as partially mitigated by the our product value engineering efforts.

Sales and Marketing Expenses

	2007	2006	2005

Sales and Marketing
Total	$10,940	$8,162	$5,541

Our sales and marketing costs include direct sales personnel, sales management, personnel engaged in OMAX’s marketing activities and attendant costs, such as trade show and advertising, along with the costs of customer service and field technical service (other than installations in costs of goods sold). During the two year period, personnel have grown approximately 60%, with the highest growth among customer and field service personnel, as management focused on increasing capabilities for client support and responsiveness in the field. We consider investment our sales and marketing personnel to be critical to our ability to generate strong sales volumes in the future.

Expenses have increased from around 15% of sales in each of the previous two years, to around 18% of sales for 2007. This reflects increases to both marketing personnel to support new corporate marketing outreach activities, including the emphasis for increased trade show attendance, and also increases in sales headcount, which personnel require training in the technical aspects of the OMAX product sale, before they become fully effective. We believe that these investments will serve multiple purposes, including the further enhancement of the OMAX brand (as demonstrated by a commitment to customer and field service) and concurrently increased penetration into new and existing markets for the OMAX abrasive-jet products and services.

Research and Engineering Expenses

	2007	2006	2005

Research and Engineering
Total	$4,140	$3,436	$2,376

Research and engineering expenditures, by absolute dollars, increased by 75% from 2005 to 2007 but remained at approximately 6.5% of sales.

The investment in research and engineering activities has been focused on introducing four new table designs, in different sizes over the past two years, (out of the seven total table sizes that OMAX now offers), expanding the list of accessories for which OMAX has maintained compatibility back to its original system designs, and value engineering (cost reduction) to maintain margins in the face of rising costs of purchased components. Among the emphasis in new product design, OMAX is now fielding a new motion drive system, referred to as “encoder feedback, traction drive,” which is offering the opportunity for increasing mechanical accuracy of the table, while simultaneously permitting modular design expansion. We consider investment in research and development to be critical to our ability to maintain our competitive advantage in the future.

Additionally, we emphasize continued improvement in the capabilities of OMAX IntelliMax® Software Suite, generally providing two to three updates per year. Such updates are focused on constant improvements to both speed and precision of the OMAX abrasive-jet cutting process, by updating of the software’s process models, as more continues to be learned about the behavior of the abrasive-jet.

General and Administrative Expenses

	2007	2006	2005

General and Administrative
Total	$5,027	$3,505	$2,806

General and administrative expenses as a percentage of sales were 8.0%, 6.5%, and 7.5% of revenues for 2007, 2006 and 2005, respectively. During the three year period, core general and administrative costs, as a percent of sales, have fallen, but were offset by increases in expenditures for outside professional fees attributable to the now suspended patent litigation versus Flow and merger related professional fees. Professional fees related to the patent litigation with Flow were $1.6 million, $681,000 and $581,000 in 2007, 2006 and 2005, respectively, and professional fees related to the merger with Flow were $129,000 in 2007. Additionally, during 2007, OMAX reviewed its positions for prior year state tax filings, both on revenues and income, and accrued estimates of the taxes that would likely be due as a result of revising these filings, including any arrearages and interest thereon. The impact of these additional expenses was an increase in general and administration expenses of $486,000 and $157,000 in 2007 and 2006, respectively. General and administrative costs are expected to decline once the merger with Flow is consummated.

Operating Income

	2007	2006	2005

Operating Income
Total	$2,465	$4,568	$3,176

The reasons for the changes in operating profit by segment have been described in the paragraphs above addressing changes in sales, gross margin and operating expenses.

Income Taxes

In our calendar year 2007, our tax provision consisted of current and deferred tax expense. We recorded a liability of $723,000 for certain current export earnings that qualify for federal income tax deferral. Our net operating loss and tax credit carryforwards were fully utilized as of December 31, 2007.

In our calendar year 2006, our tax provision consisted of current and deferred tax expense. We recorded a liability of $439,000 for certain current export earnings that qualify for federal income tax deferral. Our net operating loss and tax credit carryforwards were fully utilized as of December 31, 2006.

In our calendar year 2005, our tax provision consisted of current and deferred tax expense. Our net operating loss and tax credit carryforwards were fully utilized as of December 31, 2005.

Our effective tax rate was 34.3%, 33.3% and 28.3% for the calendar years ending December 31, 2007, 2006 and 2005, respectively. The increase in our effective tax rate for calendar years 2006 and 2007 is mainly attributable to utilization of net operating loss and tax credit carryforwards in calendar year 2005.

Net Income

Net income was $1.3 million, $2.8 million, and $2.0 million in 2007, 2006 and 2005, respectively. Changes in net income year over year have been addressed in the preceding paragraphs.

Changes in Financial Condition

Cash Flow Summary

Cash generated from operations, before the effects of changes in remaining working capital accounts, varied from $2.0 million for calendar year 2007 to $3.7 million for calendar year 2006 to $2.6 million for 2005. Revenues did increase in each successive year from 2005 forward, however higher operating expenses for calendar year 2007, as discussed above, resulted in lower cash flow from operations for calendar year 2007, as compared to the two prior calendar years.

Adjusted for changes in operating accounts, approximately $1.0 million was used in operating activities for calendar year 2007, versus net cash being provided from operating activities in the amount of $0.5 million and $0.8 million in 2006 and 2005, respectively. This use of cash from operating activities for 2007 was particularly driven by an increase of around 44% in year end receivables to $12.9 million at calendar year end 2007 versus $8.9 million at calendar year end 2006, net of changes in other operating accounts.

Net cash used in investing activities approximated $0.6 million, $0.7 million and $0.5 million, in calendar years 2007, 2006 and 2005 respectively. The use of cash in 2007 was related to investment in a new enterprise management software (EMS) package while the use of cash in 2006 and 2005 was related to an investment in manufacturing equipment which offers a manufacturing cost savings by moving certain component manufacturing in-house. The implementation of the EMS software has been temporarily suspended, pending resolution of the merger with Flow, as Flow is undergoing its own implementation project for enterprise resource management.

Net cash provided by (or used in) financing activities was $1.5 million for calendar 2007 versus $0.3 million for 2006 and $0.2 million use of cash in 2005. Our $6.0 million line of credit, of which $5.1 million was outstanding at calendar year end 2007, generally provided the cash used in financing activities.

Working Capital

Net receivables are comprised of trade accounts and longer duration but still short term receivables under special terms of agreement. At December 31, 2007, the net receivables of $12.9 million had increased substantially by almost $4.0 million from the balance outstanding at December 31, 2006 of $8.9 million. The increase in net receivables stemmed from a significant increase in fourth quarter shipments, particularly right before the close of the year end. In general, receivables have a traditionally longer payment cycle outside the United States.

We were able to manage inventory levels by year end 2007 versus year end 2006, as inventory levels were up 3% to $7.8 million versus the change in revenues for 2007 versus 2006 of approximately 17%.

Liquidity and Capital Resources

We do not maintain substantial cash balances, rather applying cash receipts to our $6.0 million line of credit, which is presently extended through December 31, 2008. We do not maintain any cash accounts outside of the United States.

We have a line of credit, now set at $6.0 million with our bank for over ten years. The credit facility has a single financial covenant, with which we have remained in compliance for the last three years and expect to also be in compliance through calendar year 2008. We were in compliance with this financial covenant as of December 31, 2007.

Our capital equipment acquisitions have been individually funded by capital leases which expire between 2009 and 2012; such funding sources remain available to us for additional capital equipment needs through 2008.

Cash flow from operations, along with existing credit facilities are expected to remain adequate to fund our operations through calendar year 2008.

Tabular Disclosure of Contractual Obligations

The following table summarizes our principal contractual obligations and other commercial commitments over various future periods as of December 31, 2007. See Note 11 to December 31, 2007 Consolidated Financial Statements for additional information regarding long-term debt and lease obligations, respectively.

	Maturity by Fiscal Year
	2008	2009	2010	2011	2012	Thereafter	Total
				(In thousands)

Building leases	$420	$378	—	—	—	—	$798
Long-term debt, notes payable & Capital leases	$491	$477	$290	$76	$59	—	$1,393

Total	$911	$855	$290	$76	$59	—	$2,191

The table is based on the contractual due dates of the long-term capital leases and building leases. In addition to the amounts included at the table, we maintain rolling long term commitments for inventory purchases approximating $8.0 to $10.0 million at any one time, and covering inventory purchases, according to their respective component lead times, out up to 39 weeks or less, depending upon the component and its individual lead time.

The table does not include the line of credit which expires at December 31, 2008. Long-term debt, notes payable and lease commitments are expected to be met from working capital provided by operations and, as necessary, by other borrowings.

Off-Balance Sheet Arrangements

We had no special purpose entities or off-balance sheet financing arrangements as of December 31, 2007.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires it to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting estimates are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting estimates are limited to those described below. For a detailed discussion on the application of these estimates and our accounting policies, refer to Note 1 of the Financial Statements.

Revenue Recognition

We recognize revenue for sales of OMAX JetMachining® Centers, spare parts, consumables, services, and billing for freight charges, in accordance with SEC Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements” and EITF Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables.” Additionally, because our OMAX IntelliMax® software is essential to the functionality of our OMAX JetMachining® Centers, we recognize revenue on sales of our abrasive-jet systems in accordance with Statement of Position 97-2 (“SOP 97-2”), “Software Revenue Recognition.” Specifically, OMAX recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, the price is fixed or determinable, and collectability is reasonably assured, or probable in the case of sale of OMAX JetMachining® Centers. Generally, sales revenue is recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions, particularly for the installation portion of system sales.

Unearned revenue is recorded for products or services that have not yet been provided but have been invoiced under contractual agreement or paid for by a customer, or when products and services have been provided but all the criteria for revenue recognition have not been met.

For those arrangements with multiple elements, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is vendor specific objective and reliable evidence of the fair value of the undelivered items. For contract arrangements that combine deliverables such as systems with embedded software, and installation, each deliverable is generally considered a separate unit of accounting or element. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. The amount allocable to a delivered item is limited to the amount that we are entitled to bill and collect and is not contingent upon the delivery/performance of additional items. In cases where there is objective and reliable evidence of the fair value of the undelivered item in an arrangement but no such evidence for the delivered item, the residual method is used to allocate the arrangement consideration.

Valuation of Obsolete/Excess Inventory

We currently record a valuation for obsolete or excess inventory for parts and equipment that are no longer used due to design changes to its products or lack of customer demand. It regularly monitors inventory levels and, if management identifies an excess condition based on usage and financial policies, then management records a corresponding valuation allowance which establishes a new cost basis for its inventory. Subsequent changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in that newly established cost basis. The valuation allowance requires the use of management judgment regarding technological obsolescence and forecasted customer demand. Management does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the valuation allowance. However, if estimates regarding consumer demand are inaccurate or changes in technology affect demand for certain products in an unforeseen manner, we may be exposed to losses or gains that could be material.

Valuation of Deferred Tax Assets and Tax Contingencies

We review our deferred tax assets regularly to determine their realizability. When evidence exists that it is more likely than not that we will be unable to realize a deferred tax asset (“DTA”), we set up a valuation allowance against the asset based on an estimate of the amount which will likely not be realizable. Future utilization of deferred tax assets could result in recording of income tax benefits. The timing of any potential reversal of the valuation allowance is contingent on prior profitability and future expected profitability. We evaluate income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5) and has accrued for income tax contingencies that meet both the probable and estimable criteria of SFAS No. 5. The amounts ultimately paid upon resolution of these exposures could be materially different from the amounts previously included in income tax expense and therefore could have a material impact on our Financial Statements.

Impairment of Property and Equipment, Patents, Other Intangibles

We evaluate property and equipment, patents and other intangibles for potential impairment indicators when certain triggering events occur. Judgments regarding the existence of impairment indicators are based on expected operational performance, market conditions, legal factors and future plans. If management concludes that a triggering event has occurred, then the carrying value of the asset is compared with the undiscounted cash flows expected to be derived from usage of the asset. If there is a shortfall and the fair value of the asset is less than its carrying value, an impairment charge is recorded for the excess of carrying value over fair value. Fair value is estimated by using a discounted cash flow model. Any resulting impairment charge could have a material adverse impact on our financial condition and results of operations. Many factors will ultimately influence the accuracy of these estimates.

Stock-Based Compensation

We adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) as of the beginning of fiscal year 2007 using the modified prospective transition method. FAS 123R is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Upon adoption, Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled to be measured as of the grant or modification dates. The resulting cost is then recognized in the statement of earnings over the required service period. In accordance with FAS 123R, we accrue for compensation costs related to awards with performance conditions based on the probable outcome of that performance condition; compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved. Expected future performance is based on estimates and management assumptions. Changes in actual performance can materially affect the estimated compensation cost recognized in the Consolidated Financial Statements.

Legal Contingencies

At any time, we may be involved in certain legal proceedings. Our policy is to routinely assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after thoughtful analysis of each known issue and an analysis of historical experience. Reserves are recorded related to certain legal matters for which it is probable that a loss has been incurred and the range of such loss can be estimated. With respect to other matters, management has concluded that a loss is only reasonably possible or remote and, therefore, no liability is recorded. Management discloses the facts regarding material matters assessed as reasonably possible and potential exposure, if determinable. Costs incurred with defending claims are expensed as incurred. As of December 31, 2007, we had not accrued any provision for liabilities for the settlement of these claims, all of which are considered remote.

Recently Issued Accounting Pronouncements

See Note 2 to the Financial Statements for recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk exists in our financial instruments related to an increase in interest rates, adverse changes in foreign exchange rates relative to the U.S. dollar, as well as financial risk management. These exposures are related to its daily operations.

Interest Rate Exposure — At December 31, 2007, we had $5.9 million in interest bearing debt. Of this amount, $5.1 million was variable rate debt with an interest rate of 7.25% per annum. See Note 9 to the Financial Statements for additional contractual information on our debt obligations. Market risk is estimated as the potential for interest rates to increase 10% on the variable rate debt. A 10% increase in interest rates would result in an approximate additional annual charge to our pre-tax profits and cash flow of $37,000, based on the variable rate debt balance and interest rate as of December 31, 2007. At year end 2007, we had no derivative instruments to offset the risk of interest rate changes; although it may choose to use derivative instruments, such as interest rate swaps, to manage the risk associated with interest rate changes.

At December 31, 2006, we had $3.6 million in interest bearing debt. Of this amount, $3.3 million was variable rate debt with an interest rate of 8.5% per annum. Market risk is estimated as the potential for interest rates to increase 10% on the variable rate debt. A 10% increase in interest rates would result in an approximate additional annual charge to pre-tax profits and cash flow of $29,000, based on the variable rate debt balance and interest rate as of December 31, 2006.

OMAX STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following table sets forth as of November 10, 2008 information with respect to the beneficial ownership of OMAX’s common stock by (i) each person who is known to OMAX to be the beneficial owner of more than five percent of its common stock, (ii) each director of OMAX, (iii) each of OMAX’s named executive officers, and (iv) all named directors and executive officers of OMAX as a group. OMAX’s only class of voting securities outstanding is common stock.

At November 10, 2008, OMAX has outstanding 4,741,128 shares of common stock and options to acquire an additional 1,499,350 shares, of which 317,960 options are unvested. Prior to closing of the proposed merger, all outstanding options not currently vested will become vested by their terms, or will be otherwise modified (with the consent of the optionholder) to provide that such options will vest immediately prior to a change of control. It is assumed that all optionholders will consent to these modifications.

For purposes of this table, the applicable number of shares and percentage ownership in the table are based upon the total of 4,741,128 shares of OMAX common stock outstanding as of November 10, 2008 and those options held by the person (or group of persons) and exercisable within 60 days of November 10, 2008.

Currently, none of the shares beneficially owned by OMAX’s directors or named executive officers are pledged as security. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Unless otherwise indicated, the address for each of the shareholders below is c/o OMAX Corporation, 21409 72nd Avenue South, Kent, Washington 98032.

	Amount of		Percent of
	Beneficial		Outstanding
	Ownership		Common Shares
Name	(# Shares)		Owned Beneficially

John B. Cheung	1,003,191	(1)	20.89%
James M. O’Connor	255,125	(2)	5.32%
John H. Olsen	1,036,463	(3)	21.59%
John A. Bergstrom	78,600	(4)	1.64%
Sandra McLain	61,300	(5)	1.28%
Steve O’Brien	40,400	(6)	0.84%
The B-L Holding Company	757,168	(7)	15.94%
c/o The Barton Group 1557 State Route 9 Lake George, NY 12845
Moses Tsang and Angela Cheung	490,000	(8)	9.95%
No. 14 Black’s Link Hong Kong
Prestige Holdings Limited	445,000		9.39%
c/o 6 F., King Fook Bldg. 30-32 Des Voeux Rd. Central Hong Kong
Alexander Slocum	248,250		5.34%
Massachusetts Institute of Technology 77 Massachusetts Avenue Cambridge, MA 02139
All directors and named executive officers as a group (five individuals)	2,475,078		48.82%

(1)	Includes 60,500 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing. Dr. Cheung also holds options for another 3,000 shares, which are not yet vested but are expected to be amended before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier. Also includes 847,437.5 shares attributable to Dr. Cheung and held in the name of Puget Partners, a Limited Partnership, which is 45% owned by Dr. Cheung.

(2)	Includes 54,500 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing. Mr. O’Connor also possesses options for another 3,000 shares, which are not yet vested but are expected to be shortly before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier. Mr. O’Connor’s direct share ownership also includes 4,000 shares owned jointly with his spouse. Also includes 187,875 shares attributable to Mr. O’Connor and held in the name of Puget Partners, a Limited Partnership, which is 10% owned by Mr. O’Connor.

(3)	Includes 60,500 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing Dr. Olsen also possesses options for another 3,000 shares, which are not yet vested but are expected to be shortly before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier. Dr. Olsen’s direct share ownership also includes 99,025 shares owned jointly with his spouse. Also includes 847,437.5 shares attributable to Dr. Olsen and held in the name of Puget Partners, a Limited Partnership, which is 45% owned by Dr. Olsen.

(4)	Includes 59,600 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing. Mr. Bergstrom also possesses options for another 6,400 shares, which are not yet vested but are expected to be shortly before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier.

(5)	Includes 53,300 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing. Ms. McLain also possesses options for another 3,200 shares, which are not yet vested but are expected to be shortly before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier.

(6)	Includes 40,400 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing. Mr. O’Brien also possesses options for another 9,600 shares, which are not yet vested but are expected to be shortly before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier.

(7)	Includes 9,500 shares that may be acquired pursuant to stock options exercisable within 60 days of the effectiveness of this filing. The B-L Holding Company also possesses options for another 3,000 shares, which are not yet vested but are expected to be shortly before the closing of the merger, assuming the consent of the option holder, to vest immediately prior to a change in control, as described earlier.

(8)	Includes 307,000 shares held separately by Angela Cheung and 183,000 shares that may be acquired pursuant to stock options exercisable within 60 days, and held in the name of MKT Holdings LLC, a personal holding company of Moses Tsang, the spouse of Ms. Cheung.

OMAX EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Board Process

OMAX’s executive compensation program, including payments to Puget Partners as discussed below, is administered by the board of directors annually in an informal process whereby Dr. John Cheung, as the chairman of the board, having reviewed various summaries of executive salaries paid by peer companies, discusses and sets salaries and other compensation for OMAX executives with the assistance of the two other directors who are also OMAX executives. OMAX is a privately held company and has not had an independent or non-employee director on its board of directors in the last five years. OMAX does have one outside board observer representing the interests of The B-L Holding Company, a principal OMAX shareholder, who attends all meetings of the board of directors and receives all information that the board of directors receives.

Objectives of the OMAX Compensation Program

The general objective of the board of directors is to align executive compensation with OMAX’s business objectives and performance based on a subjective review of the operational and earnings growth of the company, the individual executive’s performance for the year and the compensation received by comparable executives in comparable companies. This approach enables OMAX to retain and reward its long serving executive officers who contribute, and are expected to continue to contribute, to OMAX’s long-term success. The board of directors also takes the long-term objectives of shareholders and the appreciation of the value of OMAX stock into consideration in making its subjective determinations of appropriate salaries for executives. OMAX has not established specific elements for use in its determination of executive compensation, except for the executive performance bonus program.

The three senior executive officers who are also the founders and who, collectively, own a substantial percentage of the outstanding stock of OMAX, have also received stock options pursuant to OMAX’s stock option plans. The board of directors believes that these executive officers will be motivated to continue to remain focused on and aligned with the long-term performance expectations of shareholders

Components of Compensation

At present, the executive compensation program is comprised of (a) base salary, (b) annual cash incentive compensation (“Performance Bonus Plan”) and (c) long-term incentive compensation in the form of stock options. Executives also participate, along with other company employees, in OMAX’s 401(k) matching plan, health insurance and other benefits, on the same basis as other employees of OMAX.

Base Salary.  Base salaries of the chief executive officer and the other executives are based in part on informal surveys and data relating to the compensation paid to executives by OMAX’s peers. The OMAX board members intend for the OMAX compensation plan to be competitive with salaries offered by other companies in the machine tool manufacturing industry. In addition, base salaries are based on an assessment of individual performance. In assessing performance, the board takes into consideration individual experience and contributions, level of responsibility, and OMAX’s performance, which is measured primarily by earnings and product market results, but without setting specific goals. The existence of OMAX’s Performance Bonus Plan and short-term incentive plan are considered by the board in determining base compensation for executives.

Performance Bonus Plan.  OMAX has a Performance Bonus Plan in place for the chief executive officer and senior executive officers whereby they may earn multiples of 15% of their base salary (multiples of 10% for a second level of executive officer) based upon OMAX exceeding certain annual growth in revenue and growth in net income goals. Chairman and chief executive officer Dr. John Cheung is eligible to receive a bonus of 15% of his base salary, subject to multipliers of 1X, 2X or 3X (and beyond and including pro rata steps in between such multipliers) for growth in revenue and net income (attributable 50% to revenue and 50% to net income) if OMAX meets an annual goal and then for step increases above the goal.

For example:

	CY2008	CY2008
If:	Revenues	Net Income	Multiplier

Annual goal:	$70,000,000	$3,500,000	1	X
Step	$77,000,000	$4,200,000	2	X
Step	$84,000,000	$4,900,000	3	X
Steps At:	$7,000,000	$700,000

In addition to the requirements to achieve certain revenue and income goals, in order to be eligible to receive any bonus under the management bonus plan, the executives must remain employed by OMAX in good standing through the time the bonus is paid. Such bonus would be earned and payable, if at all, half during December 2008 and half promptly upon completion of the 2008 year end audit of the financial statements.

The philosophy of the board and the executive officers is that both shareholder return and OMAX’s long term growth is improved by setting and exceeding appropriate annual performance targeted amounts of revenue and net income.

Long Term Incentive Plan.  Awards of stock options under OMAX’s 1993 and 2005 Stock Option Plans are designed to more closely tie together the long-term interests of OMAX’s employees, including senior executives, and OMAX’s shareholders, and to assist in the incentivizing and retention of executives and employees. Options are granted as either incentive stock options or as nonqualified stock options. The board has maintained a policy of granting options to all employees throughout OMAX. Dr. Cheung, the Chairman, together with the other members of the board of directors, Dr. John H. Olsen and James M. O’Connor (who is also the Plan Administrator), select the employees, including senior executive officers who may receive stock options and determine the number of shares subject to each grant, also in consultation with the board observer. The determination of the size of option or restricted stock grants is generally intended to reflect an employee’s position with OMAX and his or her past achievements and anticipated long-term contributions. For each person being considered for a grant, the board of directors also reviews the history of options granted, the number of options they have exercised to date and the number of options outstanding (granted but unexercised). The Plan has a 10-year term, and options become exercisable on a gradual basis as stated in each grant. Dr. Cheung has been granted approximately 4.2% of the options currently exercisable under the OMAX 1993 and 2005 Stock Option Plans.

Retirement Plans

OMAX offers a 401(k) Retirement Plan to eligible employees for the purpose of helping them save for retirement. OMAX matches employee 401(k) tax-deferred contributions with an employer matching contribution. In order for an employee to be eligible for the purposes of receiving employer matching contributions, an individual must complete 1,000 hours of service during the year. For every $1.00 an employee contributes to the 401(k) Plan during the Plan Year, up to 6% of annual compensation, OMAX contributes $.50 for employees who have joined the Plan but have not yet completed 5 years of employment with OMAX, and $.75 for employees who have completed 5 years or more of employment with OMAX.

Fee paid to Puget Partners, a Limited Partnership

Puget Partners, a Limited Partnership (“Puget Partners”), is a limited partnership wholly owned by Dr. John Cheung, Dr. John Olsen and Mr. James O’Connor. Puget Partners has an arrangement with OMAX that provides for a fee paid annually to Puget Partners. This arrangement provides additional income to the three partners and will be terminated by OMAX upon the closing of the proposed merger. The annual fee paid to Puget Partners, which may not be increased by more than 10% per year, is set annually by Dr. Cheung, Dr. Olsen and Mr. O’Connor with the assumption that it will be increased annually by that maximum amount. However, as a part of the OMAX budgeting process, Dr. Cheung, Dr. Olsen and Mr. O’Connor review OMAX’s revenue and income for the prior year, as well as general market conditions and other factors they may deem appropriate from year to year, and they may subjectively determine not to increase the prior year’s fee by the full 10% amount. During 2007 and 2008, the fee arrangement provided for amounts of $64,350 and $70,785 per month, respectively, which amounts were reduced by the amount of the regular salaries and employee benefits (not including executive bonuses) received by Dr. Cheung and

Mr. O’Connor directly from OMAX, as president/chief executive officer and chief financial officer. For the year ended December 31, 2007 and for the first six months of 2008, the fee paid to Puget Partners amounted to $192,667 and $136,784. The portion of the fee received by Puget Partners for 2007 and the first six months of 2008, and attributed to Dr. Cheung’s 45% interest in Puget Partners, was $86,700 and $61,553. See “Certain Relationships and Related Transactions of OMAX” at page 82.

Perquisites

OMAX does not provide perquisites to its employees, including senior executives.

Severance and Change-in-Control Benefits

OMAX does not have any severance or change-in-control provisions for any employees, including senior executives.

Compensation of Dr. John Cheung

Information regarding the executive compensation of Dr. Cheung at OMAX is provided because Dr. Cheung will become a member of Flow’s board of directors following the closing of the proposed merger.

2007 Summary Compensation Table for OMAX Chairman John B. Cheung

				Option	All Other
Name and Principal Position	Year	Salary	Bonus(a)	Awards ($)	Compensation(b)	Total ($)

John B. Cheung President, Chairman	2007	$260,000	$70,980	$19,100	$96,825	$446,905

(a)	Cash Performance Bonus

(b)	The employer contribution to the OMAX Corporation 401(k) Plan amounted to $10,125 for Dr. Cheung. An amount of $86,700 represents Dr. Cheung’s share of the aggregate monthly payments made by OMAX to Puget Partners, which are net of the amount of salaries and certain employee benefits paid to Dr. Cheung and Mr. O’Connor.

2007 Grants of Plan-Based Awards

Exercise or Base
								Price of Option	Grant Date
		Estimated Future Payouts Under Equity Incentive Plan Awards						Awards	Fair Value of
Name	Grant Date	Threshhold (#)		Target (#)		Maximum (#)		($/share)	Options

John B. Cheung	10/16/07	1000(a	)	5000(a	)	5000(a	)	$6.00(b )	$6.00(b )

(a)	5,000 NQOs granted under the OMAX Stock Option Plan, which provide for 20% vesting each year for five years. The exercise price was based on the per share fair market value of OMAX’s common stock at the date of grant, as determined in good faith by the board of directors on the grant date.

(b)	Represents the per share fair market value of OMAX’s common stock, as determined in good faith by the board of directors on the grant date. The share value was determined utilizing valuation advice from an outside consultant which had been obtained by the board in conjunction with the board’s consideration of a limited stock buy-back program for minority shareholders which was never finalized.

No cash dividends have ever been paid to OMAX shareholders of record.

Outstanding Equity Awards at Fiscal Year-end 2007

			Number of	Number of
			Securities	Securities
			Underlying	Underlying	Option
			Unexercised	Unexercised	Exercise	Option
			Options (#)	Options (#)	Price	Expiration
Name	Grant Date		Exercisable	Unexercisable	($)	Date

John B. Cheung	10-16-2007(b	)	0	2,500	6.00	10-16-2017
	10-18-2005(b	)	1,000	1,500	2.50	10-18-2015
	07-21-2004(a	)	2,500	0	2.00	07-21-2014
	07-23-2002(a	)	5,000	0	2.00	07-23-2012
	02-27-2001(a	)	10,000	0	1.33	02-27-2011
	06-04-1999(a	)	5,000	0	3.00	06-04-2009
	09-01-1997(a	)	10,000	0	3.00	09-01-2012
	09-16-1995(b	)	6,000	0	2.00	09-16-2010
	05-01-1995(b	)	20,000	0	2.00	05-01-2010

(a)	Option shares vest over four years, 25% on the first anniversary of grant date and 25% in three equal annual installments thereafter subject to the executive officer’s continued service through each vesting date.

(b)	Option shares vest over five years, 20% on the first anniversary of grant date and 20% in four equal annual installments thereafter subject to the executive officer’s continued service through each vesting date.

Director Compensation

OMAX does not pay any compensation to its board of directors for their services as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND OTHER INFORMATION

Certain Relationships and Related Transactions of Flow

Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to Flow. Premium payments for insurance coverage, which Kibble & Prentice, Inc. passes on to the underwriters, totaled approximately $1.9 million for the fiscal year ended April 30, 2008. These payments included commissions of $137,000 paid by the underwriters back to Kibble & Prentice. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest.

Flow Director Independence

Flow’s board of directors consists of a majority of “independent directors” as such term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc.’s Marketplace Rules. For fiscal year 2008, the board of directors determined that Messrs. Ver Hagen, Fox, Ribaudo, Calhoun, Kring and Lamadrid and Ms. Munro were independent directors. For fiscal year 2009, the board has determined that Messrs. Fox, Ribaudo, Calhoun, Kring and Lamadrid and Ms. Munro are independent directors.

The Nominating and Governance Committee of the board of directors has included in its written charter a provision making it responsible for reviewing actual or potential conflicts of interest involving Flow’s directors and executive officers. Flow’s Guide to Ethical Conduct also requires that employees report conflicts of interest to Flow’s General Counsel or Corporate Compliance Officer.

Certain Relationships and Related Transactions of OMAX

Pursuant to an arrangement which began in 1993, OMAX has paid a fee each month to Puget Partners, which is wholly owned by Dr. Cheung (45%), Dr. John H. Olsen (45%) and Mr. James O’Connor (10%), the founders and current executive officers and directors of OMAX. During 2008, the fee arrangement provides for a monthly amount of $70,785 reduced by the amount of the regular salaries and certain benefits (but not any executive bonuses) paid directly to Dr. Cheung and Mr. O’Connor by OMAX, as President/CEO and CFO. The net amount paid to Puget Partners for the six months ending June 30, 2008 was $136,784. The annual fee paid to Puget Partners, which may not be increased by more than 10% per year, is set annually by Dr. Cheung, Dr. Olsen and Mr. O’Connor with the assumption that it will be increased annually by that maximum amount. However, as a part of the OMAX budgeting process, Dr. Cheung, Dr. Olsen and Mr. O’Connor review OMAX’s revenue and income for the prior year, as well as general market conditions and other factors they may deem appropriate from year to year and they may subjectively determine not to increase the prior year’s fee by the full 10% amount. This fee arrangement will be terminated at closing of the proposed merger.

OMAX Director Independence

The OMAX board of directors consists of three directors, all of whom were founders of OMAX and all of whom are currently senior officers of Company. None of the OMAX board of directors are independent under any standard of a national securities exchange or inter-dealer quotation system. Pursuant to an agreement with The B-L Holding Company, in connection with the conversion of their preferred stock to common stock, Charles H. Bracken was designated by The B-L Holding Company as a non-voting board observer, with access to all OMAX board of director’s meetings. Mr. Bracken attends all meetings of the board of directors and receives all information that the board of directors receives.

For a discussion of the interests of the board of directors in the merger, see “Interests of OMAX Directors and Executive Officers in the Merger” on page 31.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

Upon consummation of the merger, the board of directors of the combined company will be comprised of eight members. The following table lists the names, ages and positions of individuals currently designated by Flow and OMAX to serve as executive officers and directors of the combined company upon consummation of the merger. The ages of the individuals are provided as of August 19, 2008.

Executive Officers

The executive officers of the combined company will be:

Name	Age	Position(1)

Charles M. Brown	49	Chief Executive Officer
Karen A. Carter	43	Vice President of Global Operations
Dr. John Cheung	65	President of OMAX
Jeffrey L. Hohman	54	Executive Vice President and General Manager
John S. Leness	48	General Counsel and Corporate Secretary
Scott G. Rollins	44	Chief Information Officer
Theresa F. Treat	51	Vice President of Human Resources

Each executive officer of the combined company will be elected or appointed annually by the board of directors.

Charles M. Brown became the President and Chief Executive Officer of Flow on July 16, 2007, when he was also appointed to the Board. His current term expires with the 2010 Annual Meeting. Previously, Mr. Brown was the President and Chief Operating Officer of the Pump, Pool and Spa Divisions at Pentair, Inc, a company with 2006 revenues of approximately $3.15 billion, from April 2005 through October 2006. From August 2003 to April 2005, Mr. Brown was the President and Chief Operating Officer of the Pentair Tools Group (which was acquired by Black & Decker Corporation in 2004). Prior to that, Mr. Brown was the President/General Manager of Aqua Glass Corporation, a Masco Corporation company, from 1996 to August 2003. Mr. Brown received a B.A., Economics and Government, from Cornell University, and an M.B.A. from J. L. Kellogg Graduate School of Management at Northwestern University.

Karen A. Carter joined Flow in April 2007 as the Director of Operational Excellence and in August 2007 was appointed Vice President of Global Operations. Prior to joining Flow, she held several management and technical roles most recently as Director of Operational Excellence for the Health and Science Technologies business group within IDEX Corporation (1993 to 2007). Most of her professional experience has been spent in manufacturing industries including Micropump Inc., Ford Motor Company and Boeing. Karen Carter is certified as a Six Sigma Black Belt and Value Stream and Mixed Model Value Stream instructor. She holds a B.S. degree in mechanical engineering from Oakland University.

Dr. John Cheung has a history with waterjets and abrasive waterjets going back to the beginning of the modern industry. Dr. Cheung started working with waterjets in 1973 as a research engineer in the United States Bureau of Mines. Dr. Cheung led early feasibility studies on abrasivejet cutting and drilling for mining and construction applications, and was president of Flow Industries (from 1982 to 1987). Dr. Cheung founded or co-founded several companies including ADMAC, Inc. (merged with Flow Systems to form Flow International in 1987), UTILX and FlowDril. Dr. Cheung co-founded OMAX with Dr. John Olsen in 1993. Dr. Cheung is experienced in product development and managing start-up companies which are engaged in the technology based business. Dr. Cheung has been involved in financing projects including seed capital, venture capital, R&D Partnerships, corporate bonds, bank loans and IPO financings. Dr. Cheung’s management experience includes project management, engineering management and general management as well as start-up, acquisition and divestiture of business entities in foreign countries. Dr. Cheung has a PhD and MS in Mechanics and Materials and a BS in Aeronautical Engineering from the University of Minnesota which he received in 1970, 1967 and 1965 respectively.

 (1) On November 14, 2008, Douglas Fletcher, who currently serves as Vice-President and Chief Financial Officer of Flow, announced his intention to resign from his position as of December 8, 2008. A successor has not yet been selected.

Jeffrey L. Hohman joined Flow in November 2006 as Executive Vice President and General Manager of the newly formed Flow Waterjet Americas Division. In July of 2007 he accepted the additional role of Executive Vice President and General Manager for Flow International. Prior to joining Flow, Mr. Hohman was employed by Idex Corporation, a pump manufacturing company, for 16 years serving as President of several divisions. Prior to 1990, Mr. Hohman worked for ITT Corporation, Borg Warner Corporation, General Signal Corporation and Dresser Industries, Inc. He is a Six Sigma Green Belt and has Bachelor’s Degree in Business from Pepperdine University.

John S. Leness joined Flow in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining Flow, Mr. Leness had been associated with the Perkins Coie law firm. Mr. Leness has an A.B. in Economics from Harvard College and a J.D. from the University of Virginia.

Scott G. Rollins joined Flow in February 2007 as Chief Information Officer. Prior to joining Flow, Mr. Rollins was a Senior Manager at Maverick Consulting in their manufacturing technology practice. Mr. Rollins spent a decade at Microsoft Corporation and iLogistix, focused on worldwide supply-chain and logistics, manufacturing systems, technology development and deployment.

Theresa F. Treat joined Flow in December 2006 as Vice President, Human Resources. Prior to joining Flow, Ms. Treat was Vice President of Human Resources at Cutter & Buck, Inc., and has more than 20 years of experience in human resources, serving at Onvia, Inc., Pointshare, Inc., Nextlink Communications, and Horizon Airlines. She also served as a labor negotiator for employees in the State of Alaska from 1983 to 1990. Ms. Treat has a Master’s Degree in Labor and Industrial Relations and a Bachelor’s Degree in Industrial and Organizational Psychology, both from the University of Illinois.

Directors

The names of the combined company’s directors, and biographical information with respect to them, is set out below:

Charles M. Brown (biographical information for Mr. Brown appears above).

Jerry L. Calhoun (age 65) was appointed to Flow’s board of directors in January 2007, and his current term expires with the 2010 Annual Meeting. Mr. Calhoun has been a business consultant for the Ford Motor Company since January 2007. Mr. Calhoun was Vice President, Human Resources with Boeing Commercial Airplanes from 2001 until January 2007. Mr. Calhoun was previously VP of Employee and Union Relations for Boeing. Prior to those positions with the Boeing Company, in 1981 Mr. Calhoun was appointed Deputy Assistant Secretary of the Department of Defense for civilian personnel policy and requirements; and in 1983 he was appointed Principal Deputy Assistant Secretary of the Department of Defense for force management and personnel. In 1985, President Reagan nominated him as Chairman of the Federal Labor Relations Authority, and he was confirmed by the U.S. Senate. He also served as Chairman of the Foreign Service Labor Relations Board until November 1988, when he returned to the private sector with Boeing. Mr. Calhoun has also taught on the faculty of the University of Washington’s School of Business Administration, in the areas of labor management relations and human resource systems. He is a member of the board of a number of organizations, including the Labor Industrial Relations Association Group and the Labor and Employment Relations Association. Among the various awards bestowed upon him for his public service, Mr. Calhoun was honored with the U.S. Department of Defense Distinguished Public Service Award. Mr. Calhoun holds a B.A. from Seattle University and a master’s degree in business from the University of Washington.

Dr. John Cheung (biographical information for Dr. Cheung appears above).

Richard P. Fox (age 61) was appointed to Flow’s board of directors in 2002 and his current term expires with the 2010 Annual Meeting. Since 2001, Mr. Fox has served as consultant and outside board member. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the board of directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the board of directors of Premera, a Blue Cross managed-care provider, Orbitz Worldwide (NYSE: OWW), an on line travel agency and five private equity financed companies. In addition, he serves on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Larry Kring (age 67) was appointed as an independent member of the board of directors in March 2008. Since February 2005, Mr. Kring has served as Senior Group Vice President for Esterline Technologies, a global manufacturer of Avionics & Controls, Sensors & Systems, and Advanced Materials. Prior to joining Esterline, Mr. Kring spent 15 years as President and CEO of Heath Tecna Aerospace Company. He also served as an executive of Sargent Industries, and was General Manager of Cochran Western Corporation. He was a director of Everlast Worldwide and has served three terms on the Aerospace Industries Association’s Board of Directors. He holds an MBA from the California State University/Northridge and a B.S. degree in Aeronautical Engineering from Purdue University.

Lorenzo C. Lamadrid (age 57) was appointed to Flow’s board of directors in 2006 and his current term expires with the 2009 Annual Meeting. Mr. Lamadrid is Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid is also Chairman of Synthesis Energy Systems — a firm that implements leading technology for the production of clean energy, high value gases and chemicals including methanol and di-methyl-ether from low cost fuels. Additionally, Mr. Lamadrid is a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer. He previously served as President and Chief Executive Officer of Arthur D. Little, a management consulting company, as President of Western Resources International, Inc., and as Managing Director of The Wing Group, a leading international electric power project development company. Prior to that he was a corporate officer of GE, serving as Vice President and General Manager of GE Aerospace and head of International Operations at GE Aerospace from 1986 to 1999. Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, a M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

Kathryn L. Munro (age 60) is the current Chairperson of the board of directors of Flow and is Principal of Bridge West, a technology investment company. She previously held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. She was elected to Flow’s board of directors in 1996 and her current term expires in 2011. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE — PNW), Knight Transportation (NYSE — KDT), and Premera, a Blue Cross managed-care provider. She also serves on the boards of numerous community organizations in Phoenix, including Valley of the Sun United Way Foundation Board and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

Arlen I. Prentice (age 70) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. He has served as a director of Flow since 1993 and his current term expires in 2009. He founded Kibble & Prentice 32 years ago. Mr. Prentice serves as a director of Northland Telecommunications Corporation and is a past director of the Starbucks Coffee Corporation, a position he held for 19 years. Mr. Prentice is currently the chair of the Northwest Chapter of the National Association of Corporate Directors.

J. Michael Ribaudo (age 66) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to Flow’s board of directors in 1995, and his current term expires in 2010. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based on the historical financial statements of Flow and OMAX, after giving effect to the merger with OMAX and adjustments described in the accompanying footnotes, are intended to reflect the impact of this merger on Flow.

The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger as if the merger has been completed on May 1, 2007 and combines Flow’s July 31, 2008 unaudited consolidated balance sheet with OMAX’s June 30, 2008 unaudited consolidated balance sheet. The unaudited pro forma combined statement of operations for the twelve months ended April 30, 2008 give pro forma effect to the merger as if it had been completed on May 1, 2007 and combines Flow’s audited consolidated statement of operations for the year ended April 30, 2008 with OMAX’s unaudited consolidated statement of operations for the twelve months ended March 31, 2008. To compute the twelve months ended March 31, 2008 for OMAX financials, revenue of $2.2 million and net income of $214,000 for the three months ended March 31, 2007 was subtracted from the twelve months ended December 31, 2007 and revenue of $2.7 million and net income of $73,000 for the three months ended March 31, 2008 were added. The unaudited pro forma condensed statement of operations for the three months ended July 31, 2008 combines Flow’s historical results for the three months ended July 31, 2008 and OMAX historical results for the three months ended June 30, 2008.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances including pro forma adjustments for preliminary valuation of certain tangible and intangible assets. These adjustments are subject to further revision upon completion of the contemplated transaction and related intangible assets valuation.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Flow and OMAX operations.

Reclassifications

Certain reclassifications have been made to conform OMAX historical reported results to the unaudited pro forma condensed combined financial statements’ basis of presentation. The reclassifications are as follows:

A. To reclassify OMAX’s state taxes payable from Accounts Payable to Taxes Payable and Other Accrued Taxes to conform to Flow’s presentation.

B. To reclassify OMAX’s Deposits from Customers from Other Accrued Liabilities to Customer Deposits to conform to Flow’s presentation.

Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, amounts related to OMAX’s net tangible and intangibles assets at an amount equal to the preliminary estimate of their fair values, along with the amortization expense related to the estimated identifiable intangible assets, changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have continuing impact on the combined results.

The pro forma adjustments are based on available information, preliminary estimates and certain assumptions that we believe are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not take into account (i) any synergies or cost savings that may, or that are expected, to occur as a result of the merger or (ii) any cash or non cash charges that we may incur in connection with the merger, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated as of the dates indicated, or that may be achieved in the future. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.

Merger of Flow and OMAX

On September 9, 2008, Flow entered into an Agreement and Plan of Merger with Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of Flow, OMAX, certain shareholders of OMAX and John B. Cheung, Inc., as Shareholders’ Representative, which was amended by the First Amendment to Agreement and Plan of Merger, dated November 10, 2008 (as amended, the “Merger Agreement”). The Merger Agreement contemplates that, subject to the terms and conditions of the Merger Agreement, Orange Acquisition Corporation will be merged with and into OMAX, with OMAX continuing after the merger as the surviving corporation. This merger will be accounted for under the purchase method of accounting.

Pursuant to the amended Merger Agreement, the aggregate purchase price to be paid by Flow to the shareholders of OMAX consists of the following:

1. Cash consideration of $71,000,000;

2. A total number of Flow common stock equal in value to $4,000,000 to be issued at closing based upon the closing share price of Flow common stock for the ten trading days ending two business days before closing;

3. Contingent consideration of up to $52,000,000 , paid pro rata to the former OMAX shareholders on the third anniversary of the closing of the merger, (or earlier pursuant to a permitted interim election as described below), contingent upon the average daily closing share price for Flow common stock for the six (6) months ending thirty-six (36) months after the closing of the merger, which we refer to as the average share price. If the average share price is:

a. less than or equal to $6.99, no additional payment or distribution shall be made;

b. equal to or greater than $7.00, an additional $5,000,000 shall be paid to the former OMAX shareholders; or

c. between $7.01 and $14.00, additional shares of Flow common stock shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the former OMAX shareholders accordingly.

Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration, in which case the number of shares distributed will be based on the average share price described above, or, in the case of an interim election as discussed below, the interim average share price.

If, between the last day of the sixth (6th) full month after the closing of the merger and ending on the last day of the thirty-fifth (35th) full month after the closing of the merger, the average daily closing share price of Flow common stock for the trailing six-month period quoted on the NASDAQ Global Market is equal to or greater than $7.00, which we refer to as the interim average share price, the former OMAX shareholders may elect to receive contingent consideration on the basis of the interim average share price instead of the average share price described earlier. This interim election can only be made once, any interim election is permanent and may not be revoked, and any interim election will also be subject to the terms and conditions of the Escrow Agreement. Any interim election will be reported to Flow by each former OMAX shareholder on a form attached to this proxy statement/prospectus as Annex F. The election may only be made during the first fifteen days of the month following the sixth (6th) full calendar month after the closing of the merger, and each consecutive calendar month period thereafter, through the first fifteen days of the thirty-sixth (36th) month after the closing, with reference to the interim average share price occurring during the prior six months then elapsed. For example, if the closing of the merger occurs on January 15, 2009, and the interim average share price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then an election can be made on a $7.50 basis between August 1, 2009 and August 20, 2009.

Flow International Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet
As of July 31, 2008

					Pro Forma		Pro Forma
	Flow	OMAX	Reclassifications		Adjustments		Combined
	(In thousands)

ASSETS:
Current Assets:
Cash and Cash Equivalents	$24,706	$—	—		$(57,289	)(a)	$17,117
					(3,300	)(b)
					(7,000	)(c)
					60,000	(d)
Restricted Cash	117	—	—		—		117
Receivables, net	33,441	11,605	—		—		45,046
Inventories	28,555	11,205	—		1,870	(e)	41,630
Deferred Income Taxes	2,443	671	—		(671	)(f)	3,112
					669	(g)
Deferred Acquisition Costs	8,942	—	—		(8,110	)(h)	832
Amounts Held in Escrow	—	—	—		3,300	(b)	3,300
Other Current Assets	8,065	1,103	—		2,000	(i)	11,168
Total Current Assets	106,269	24,584	—		(8,531)		122,322
Property and Equipment, net	19,545	2,626	—				22,171
Intangible Assets, net	4,212	72	—		(72	)(j)	35,812
					31,600	(k)
Goodwill	2,764	—	—		9,322	(l)	12,086
Deferred Income Taxes	14,926	—	—		3,411	(g)	18,337
Other Assets	1,086	221	—		—		1,307
	$148,802	$27,502			$35,730		$212,035

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Notes Payable	$1,113	$5,476	—		$—		$6,589
Long-Term Obligations — Current	1,208	384	—		12,000	(d)	13,592
Accounts Payable	14,951	5,287	(532	)(A)			19,706
Accrued Payroll and Related Liabilities	7,993	1,482	—				9,475
Taxes Payable and Other Accrued Taxes	4,207	—	532	(A)	(324	)(g)	4,415
Deferred Income Taxes	683	—	—		912	(g)	1,595
Deferred Revenue	3,949	—	—				3,949
Customer Deposits	4,648	—	403	(B)			5,051
Other Accrued Liabilities	9,839	2,682	(403	)(B)	1,625	(m)	15,743
					2,000	(i)
Total Current Liabilities	48,591	15,311	—		16,213		80,115
Long-Term Obligations, net	2,344	612	—		48,000	(d)	50,956
Deferred Income Taxes	8,349	1,503	—		(1,503	)(f)	20,526
					12,177	(g)
Other Long-Term Liabilities	1,536	—	—				1,536
	60,820	17,426			74,887		153,133
Shareholders’ Equity:
Series A 8% Convertible
Preferred Stock	—	—	—		—		—
Common Stock	371	47	—		(47	)(n)	381
					10	(o)
Capital in Excess of Par	139,438	5,148	—		(5,148	)(n)	143,428
					3,990	(o)
Common Stock Subscriptions Receivable		(279)					(279)
Accumulated Deficit/Retained Earnings	(45,981)	5,160	—		(5,160	)(n)	(78,782)
					(32,801	)(p)
Accumulated Other Comprehensive Loss:
Defined Benefit Plan Obligation	(280)	—	—				(280)
Cumulative Translation Adjustment,	(5,566)	—	—				(5,566)
Total Shareholders’ Equity	87,982	10,076			(39,156)		58,902
	$148,802	$27,502			$35,731		$212,035

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Flow International Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended April 30, 2008

			Pro Forma		Pro Forma
	Flow	OMAX	Adjustments		Combined
	(In thousands)

Sales	$244,259	$63,985			$308,244
Cost of Sales	142,549	40,801	(46	)(j)	185,646
			472	(q)
			1,870	(e)
Gross Margin	101,710	23,184	(2,296)		122,598
Operating Expenses:
Sales and Marketing	42,272	11,508	—		53,780
Research and Engineering	8,771	4,386	—		13,157
General and Administrative	33,888	5,049	—		38,937
Legal Settlement and Fees			7,000	(c)
			22,000	(r)	29,000

Amortization of Purchased Intangible Assets			2,414	(q)	2,414
Total Operating Expenses	84,931	20,943	31,414		137,288
Operating Income (Loss)	16,779	2,241	(33,710)		(14,690)
Interest Income	780	1	—		781
Interest Expense	(419)	(468)	(3,599	)(s)	(4,487)
Other Income (Expense), net	(1,846)	—	—		(1,846)
Income (Loss) Before Provision for Income Taxes	15,294	1,774	(37,309)		(20,241)
Benefit (Provision) for Income Taxes	6,617	(588)	5,511	(t)	11,540
Income (Loss) from Continuing Operations	21,911	1,186	(31,798)		(8,701)
Income from Operations of Discontinued Operations, Net of Income Tax of $230	443	—	—		443
Net Income (Loss)	$22,354	$1,186	(31,798)		$(8,258)
Income (Loss) Per Share:
Basic
Income (Loss) from Continuing Operation	$0.59				$(0.22)
Discontinued Operations, Net of Income Tax	0.01				0.01
Net Income (Loss)	$0.60				$(0.21)
Diluted
Income (Loss) from Continuing Operations	$0.58				$(0.22)
Discontinued Operations, Net of Income Tax	0.01				0.01
Net Income (Loss)	$0.59				$(0.21)
Weighted Average Number of Shares:
Basic	37,421				38,421
Diluted	37,893				38,893

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Flow International Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended July 31, 2008

			Pro Forma		Pro Forma
	Flow	OMAX	Adjustments		Combined
	(In thousands)

Sales	$57,065	$15,943			$73,008
Cost of Sales	30,934	10,498	(4	)(j)	41,496
			68	(q)
Gross Margin	26,131	5,445	(64)		31,512
Operating Expenses:
Sales and Marketing	10,098	3,229	—		13,327
Research and Engineering	2,250	1,273	—		3,523
General and Administrative	8,590	559	—		9,149
Amortization of Purchased Intangible Assets	—	—	603	(q)	603
Restructuring	1,436	—	—		1,436
	22,374	5,061	603		28,038
Operating Income	3,757	384	(667)		3,474
Interest Income	179	—	—		179
Interest Expense	(130)	(85)	(900	)(s)	(1,115)
Other Income (Expense), net	391	—	—		391
Income Before Provision for Income Taxes	4,197	299	(1,567)		2,929
Benefit (Provision) for Income Taxes	(2,664)	(162)	564	(t)	(2,262)
Income from Continuing Operations	1,533	137	(1,003)		667
Income from Operations of Discontinued
Operations, Net of Income Tax of $37	70	—	—		70
Net Income	$1,603	$137	(1,003)		$737
Income Per Share:
Basic
Income from Continuing Operation	$0.04				$0.02
Discontinued Operations, Net of Income Tax	0.00				0.00
Net Income	$0.04				$0.02
Diluted
Income from Continuing Operations	0.04				0.02
Discontinued Operations, Net of Income Tax	0.00				0.00
Net Income	0.04				0.02
Weighted Average Number of Shares:
Basic	37,591				38,591
Diluted	38,101				39,101

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Flow International Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(All tabular dollar amounts in thousands, except per share and option amounts)

Note 1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures, normally included in financial statements prepared according to generally accepted accounting principles in the United States, have been condensed and omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2.	Merger with OMAX Corporation

On September 9, 2008, Flow entered into an Agreement and Plan of Merger with Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of Flow, OMAX, certain shareholders of OMAX and John B. Cheung, Inc., as Shareholders’ Representative, which was amended by the First Amendment to Agreement and Plan of Merger, dated November 10, 2008 (as amended, the “Merger Agreement”). The Merger Agreement contemplates that, subject to the terms and conditions of the Merger Agreement, Orange Acquisition Corporation will be merged with and into OMAX, with OMAX continuing after the merger as the surviving corporation. This merger will be accounted for under the purchase method of accounting.

Pursuant to the amended Merger Agreement, the aggregate purchase price to be paid by Flow to the shareholders of OMAX consists of the following:

1. Cash consideration of $71,000,000;

2. A total number of Flow common stock equal in value to $4,000,000, to be issued at closing based upon the closing share price of Flow common stock for the ten trading days ending two business days before closing;

3. Contingent consideration of up to $52,000,000 , paid pro rata to the former OMAX shareholders on the third anniversary of the closing of the merger, (or earlier pursuant to a permitted interim election as described below) contingent upon the average daily closing share price for Flow common stock for the six (6) months ending thirty-six (36) months after the closing of the merger, which we refer to as the average share price. If the average share price is:

a. less than or equal to $6.99, no additional payment or distribution shall be made;

b. equal to or greater than $7.00, an additional $5,000,000 shall be paid to the former OMAX shareholders; or

c. between $7.01 and $14.00, additional shares of Flow common stock shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the former OMAX shareholders accordingly.

Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration, in which case the number of shares distributed will be based on the average share price described above, or, in the case of an interim election as discussed below, the interim average share price.

If, between the last day of the sixth (6th) full month after the closing of the merger and ending on the last day of the thirty-fifth (35th) full month after the closing of the merger, the average daily closing share price of Flow common stock for the trailing six-month period quoted on the NASDAQ Global Market is equal to or greater than $7.00, which we refer to as the interim average share price, the former OMAX shareholders may elect to receive contingent consideration on the basis of the interim average share price instead of the average share price described earlier. This interim election can only be made once, any interim election is permanent and may not be revoked, and any interim election will also be subject to the terms and conditions of the Escrow Agreement. Any interim election will be reported to Flow by each former OMAX shareholder on a form attached to this proxy statement/prospectus as Annex F. The election may only be made during the first fifteen days of the month following the sixth (6th) full

Flow International Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

calendar month after the closing of the merger, and each consecutive calendar month period thereafter, through the first fifteen days of the thirty-sixth (36th) month after the closing, with reference to the interim average share price occurring during the prior six months then elapsed. For example, if the closing of the merger occurs on January 15, 2009, and the interim average share price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then an election can be made on a $7.50 basis between August 1, 2009 and August 20, 2009.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by Flow’s management of the OMAX purchase price to identifiable tangible and intangible net assets acquired and the excess purchase price to goodwill. The actual allocation of the amount of the consideration may differ from that reflected in these unaudited pro forma combined condensed consolidated financial statements, based upon the completion of a valuation.

The preliminary estimated total purchase price of the acquisition is as follows:

Cash consideration(1)(2)	$67,589
Flow common stock to be issued, net of issuance costs	4,000
Direct transaction costs	3,417
Total preliminary estimated purchase price(3)	75,006

(1)	Excludes cash consideration placed into escrow as a retention pool for key OMAX employees, estimated at $3.3 million, which will provide such employees the equivalent of three months’ salary to be allocated upon the six-month anniversary of closing.

(2)	Excludes estimated net working capital adjustment of $111,000 as of May 1, 2007. Based on the merger agreement, cash consideration will be adjusted downward or upward on a dollar for dollar basis to the extent that OMAX’s net working capital at closing is less than or greater than $7 million and $9 million, respectively.

(3)	Excludes the fair value of the contingent consideration as this is not allocable to the assets and liabilities acquired until the contingency has been resolved beyond reasonable doubt.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above has been allocated to OMAX’s net tangible and intangible assets based on their estimated fair values at the date of the acquisition which has been assumed as May 1, 2007. The following table summarizes the preliminary allocation of the purchase price for OMAX and the estimated useful lives for the acquired intangible assets:

Net working capital assumed(4)	$8,843
Property and equipment, net assumed	1,626
Net deferred tax liability	(9,009)
Taxes payable(5)	324
Acquired intangibles:
Existing technology (13-year estimated useful life)	19,300
Customer relationships (12-year estimated useful life)	6,800
Non compete agreements (5-year estimated useful life)	500
Production backlog(6)	200
Trade name(12-year estimated useful life)	3,100
Distributor relationships (12-year estimated useful life)	1,700
Settlement valuation for patent litigation(7)	22,000
Fees to OMAX attorneys(8)	7,000
Stay bonuses for OMAX’s key employees(9)	3,300
Goodwill	9,322
Total preliminary estimated purchase price	$75,006

Flow International Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(4)	For the purposes of the preliminary purchase price allocation, Flow has estimated the fair value of acquired finished goods inventory based on an internal appraisal of estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort by Flow. Acquired work-in-process inventory has been estimated based on an internal appraisal of the estimated selling price of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit allowance for the completing and selling effort by Flow.

(5)	Amount attributable to the tax payable adjustment for tax deductible acquisition costs.

(6)	Production backlog includes firm orders for which written authorizations have been accepted and revenue has not yet been recognized. The lead time for production backlog is anticipated to be one to two months.

(7)	Estimated fair value ascribed to the settlement of the litigation between Flow and OMAX. For purposes of this registration statement only, we have derived an estimate of fair value based on assumptions of (a) possible findings of infringement by both Flow and OMAX and (b) a 50% likelihood ascribed to both OMAX and Flow of prevailing in their respective suit and countersuit.

(8)	Amount payable to OMAX’s attorneys as fees related to the litigation between Flow and OMAX described further in Note 17 to OMAX’s historical Financial Statements for the year ended December 31, 2007.

(9)	Cash consideration withheld as a retention pool for key OMAX employees, which will provide such employees the equivalent of three months’ salary to be allocated upon the six-month anniversary of closing.

A preliminary estimate of $10.5 million has been allocated to OMAX’s net tangible assets assumed and approximately $31.6 million has been allocated to identifiable intangible assets acquired. The amortization related to the identifiable intangible assets is reflected as pro forma adjustments to the unaudited pro forma combined statements of operations.

Upon the completion of the fair value assessment after the OMAX acquisition is completed, Flow anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities and the residue amounts will be allocated as an increase or decrease to goodwill.

Note 3.	Pro Forma Condensed Combined Financial Statements

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results and operations of the combined company based upon the historical financial statements of Flow and OMAX, after giving effect to the OMAX acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the merger on Flow.

The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger as if the merger has been completed on May 1, 2007, and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by Flow management. These adjustments are subject to further revision upon the completion of the contemplated transaction and related intangible asset valuations. The unaudited pro forma condensed combined balance sheet combines Flow’s July 31, 2008 unaudited consolidated balance sheet with OMAX’s June 30, 2008 unaudited consolidated balance sheet. The unaudited pro forma condensed combined statement of operations for the twelve months ended April 30, 2008 combines Flow’s audited consolidated statement of operations for the year ended April 30, 2008 with OMAX’s unaudited consolidated statement of operations for the twelve months ended March 31, 2008. The unaudited pro forma condensed statement of operations for the three months ended July 31, 2008 combines Flow’s historical results for the three months ended July 31, 2008 and OMAX historical results for the three months ended June 30, 2008.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and to not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Flow and OMAX’s operations.

Flow International Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Note 4.	Reclassifications

Certain reclassifications have been made to conform Flow and OMAX historical reported results to the pro forma condensed combined financial statements’ basis of presentation. The reclassifications are as follows:

(A) To reclassify OMAX’s federal, state and local taxes payable from Accounts Payable to Taxes and Other Accrued Taxes

(B) To reclassify OMAX’s deposits from customers from Other Accrued Liabilities to Customer Deposits

Note 4.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, amounts related to OMAX’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, along with the amortization expense related to the estimated identifiable intangible assets, changes in depreciation expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Flow and OMAX filed consolidated income tax return during the period presented.

Except for (i) $3.3 million in employee retention bonuses due to key OMAX employees at the six-month anniversary of the close (ii) $7 million due to OMAX’s attorneys as fees related to the litigation against Flow which is payable post closing of the transaction, and (iii) $1.6 million which of direct transaction costs that are contingent upon closing of the transaction, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities related to the merger, as management of Flow and OMAX are in the process of making these assessments, and estimates of these costs are not currently known. However, additional liabilities may be recorded for severance costs of OMAX employees, costs related to vacating certain leased facilities, or other costs associated with exiting activities of OMAX that would affect amounts in the pro forma condensed combined financial statements. Any such liabilities would be recorded as adjustments to OMAX purchase price and increase goodwill. In addition, Flow may incur significant restructuring charges upon the consummation of the merger with OMAX or in subsequent periods for severance costs related to Flow employees, costs of vacating certain leased facilities of Flow, or other costs associated with exiting activities of Flow. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they are incurred.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To reflect cash consideration paid to OMAX shareholders which includes an estimated net working capital adjustment of $111,000 as of May 1, 2007. Based on the merger agreement, cash consideration will be adjusted downward or upward on a dollar for dollar basis to the extent that OMAX’s net working capital at closing is less than or greater than $7 million and $9 million, respectively.

(b) To reflect the deposit of $3.3 million into Escrow for OMAX employee retention bonuses payable at the six-month anniversary of the consummation of the merger.

(c) To record payment to OMAX’s attorney fees at closing for contingent fees related to the litigation between Flow and OMAX described further in Note 17 to OMAX’s historical Financial Statements for the year ended December 31, 2007.

(d) To reflect Flow’s borrowing under its five-year senior secured credit facility to fund the merger with OMAX. Of the $60 million of total anticipated borrowings, $12 million is expected to be short-term and $48 million is expected to be long-term.

Flow International Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(e) To record the estimated fair value of acquired finished goods inventory based on an internal appraisal of estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort by Flow and estimated acquired work-in-process inventory based on an internal appraisal of the estimated selling price of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit allowance for the completing and selling effort by Flow.

(f) To eliminate OMAX’s historical deferred tax assets and liabilities.

(g) To reflect estimated changes in (i) deferred income tax assets and liabilities and (ii) income taxes payable resulting in taxable temporary difference between the assigned fair values and the tax bases of OMAX’s identifiable intangible assets and liabilities. These changes include the estimated impact of a net operating loss that will be created due to the accelerated vesting and exercise of OMAX’s stock options upon the change in control at closing.

(h) To reflect the inclusion of previously deferred acquisition costs as part of the estimated purchase price allocated to net tangible and intangible assets at closing.

(i) To record the receivable due from the Internal Revenue Service and the offsetting payable due to the shareholders of OMAX for the amended tax return reflecting a loss related to the accelerated vesting and exercise of OMAX stock options at closing.

(j) To eliminate OMAX’s historical intangible assets and related amortization.

(k) To record the preliminary fair value of OMAX’s identifiable intangible assets, comprised of the following:

	Preliminary	Annual	Estimated
	Asset Fair	Amortization	Useful
	Value	Expense	Life

Existing technology	$19,300	$1,563	13 years
Customer relationships	6,800	596	12 years
Non complete agreements	500	105	5 years
Production backlog	200	n/a	n/a
Trade name	3,100	272	12 years
Distributor relationships	1,700	150	12 years
Total	$31,600	$2,686

(l) To record goodwill related to the merger with OMAX.

(m) To accrue direct costs related to the merger that are contingent on the consummation of the merger with OMAX.

(n) To eliminate OMAX’s historical shareholders’ equity.

(o) To record the fair value of Flow common stock exchanged in the merger with OMAX. The total number of shares to be issued by Flow will be equivalent to $4,000,000 in value. For the purposes of these pro forma adjustments, Flow has assumed a closing stock price of $4.00, resulting in the issuance of 1,000,000 shares of Flow common stock.

(p) To reflect cumulative pro forma adjustments to historical Flow and OMAX condensed combined results of operations for the twelve months ended April 30, 2008 and the three months ended July 31, 2008.

Flow International Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(q) To record the following amounts for amortization of intangible assets acquired:

	Year Ended		Three Months Ended
	April 30, 2008		July 31, 2008

Cost of Sales	$472	(1)	$68
Amortization of Purchased Intangible Assets	2,414		603
Total	$2,886		671

(1)	Includes $200,000 related to production backlog whose lead time is anticipated to be one to two months.

(r) To expense estimated fair value ascribed to the settlement of the litigation between Flow and OMAX. This estimated fair value was derived based on potential infringement by both parties and a 50% chance of both parties prevailing in their respective suit and countersuit.

(s) To reflect the increase in interest expense resulting from Flow’s borrowing under its new five-year senior secured credit facility to fund the merger with OMAX. The assumed interest rate is 6%. If interest rates were to hypothetically change by 1/8%, it is estimated that our interest expense would vary by approximately $75,000.

(t) To record the income tax effect related to the pro forma adjustments based on Flow’s statutory rate of 36% for the twelve months ended April 30, 2008 and the three months ended July 31, 2008, respectively.

Note 5.	Pro Forma Net Loss (Income) Per Share

Shares used to calculate unaudited pro forma combined basic and diluted net loss per share are based on the sum of the following:

a. The number of Flow weighted average shares used in computing historical net loss per share, basic and diluted;

b. The number of Flow common shares issued to the former OMAX shareholders as consideration for the assumed merger.

COMPARATIVE RIGHTS OF FLOW SHAREHOLDERS AND OMAX SHAREHOLDERS

When the merger becomes effective, shareholders of OMAX will receive shares of Flow common stock as part of their consideration for their shares of OMAX common stock and will become shareholders of Flow. Flow is a Washington corporation and the rights of Flow shareholders are governed by the WBCA, as well as its restated articles of incorporation, and bylaws. OMAX is also a Washington corporation, and its shareholders’ rights are governed by the WBCA, as well as its articles of incorporation, as amended, and bylaws. After the merger, as Flow shareholders, the rights of former OMAX shareholders will be governed by Flow’s restated articles of incorporation, its bylaws and the WBCA. Flow’s restated articles of incorporation, as amended, are referred to as its articles of incorporation. The following is a summary of material differences between the rights of holders of Flow common stock and holders of OMAX common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Flow common stock and holders of OMAX common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Flow and OMAX, and other known material differences. The description is qualified in its entirety by reference to the respective certificates of incorporation and bylaws of Flow and OMAX, and the Amended and Restated Rights Agreement dated as of September 1, 1999, as amended, between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C. (the “Preferred Share Right Purchase Plan”), all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 106.

Summary of Material Differences Between the Rights of
Flow Shareholders and the Rights of OMAX Shareholders

	OMAX Shareholders Rights	Flow Shareholders Rights

Authorized Capital Stock:	OMAX’s authorized capital stock consists of 10,000,000 shares of OMAX common stock, and 750,000 shares of OMAX preferred stock, of which 333,334 preferred shares are designated Series A Preferred Stock. OMAX’s articles of incorporation authorize OMAX’s board of directors to issue shares of OMAX common stock and preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of the shares of OMAX stock in each series. As of November 10, 2008, there was only one series of OMAX common stock outstanding and there were 4,741,128 shares of such common stock outstanding. No shares of OMAX preferred stock were issued and outstanding as of that date.	Flow’s total authorized number of shares of stock is 50,000,000 shares, which consists of 49,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of Flow preferred stock, par value $.01 per share. Flow’s articles of incorporation authorize Flow’s board of directors to issue shares of Flow common stock and preferred stock in one or more series and to fix the designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares of Flow stock in each series. As of November 10, 2008, there was only one series of Flow common stock outstanding and there were 37,635,129 shares of such common stock outstanding. No shares of Flow preferred stock were issued and outstanding as of that date.
Issuance of Common Stock:	Under the WBCA, OMAX may issue authorized shares of OMAX common stock and rights or options for the purchase of shares of common stock of OMAX on such terms and for such consideration as may be determined by the OMAX board of directors. Neither the WBCA nor OMAX’s amended and restated articles of incorporation nor the OMAX bylaws require shareholder approval of any such actions. Holders of OMAX common stock do not have preemptive rights with respect to any shares of OMAX common stock which may be issued.	Under the WBCA, Flow may issue authorized shares of Flow common stock and rights or options for the purchase of shares of common stock of Flow on such terms and for such consideration as may be determined by the Flow board of directors. Neither the WBCA nor Flow’s articles of incorporation and bylaws require shareholder approval of any such actions. Holders of Flow common stock do not have preemptive rights with respect to any shares of Flow common stock which may be issued.

	OMAX Shareholders Rights	Flow Shareholders Rights

Voting Rights:	Each holder of OMAX common stock is entitled to one vote for each share held of record. Shareholders of OMAX do not have a right to cumulate their votes with respect to the election of directors.	Each holder of Flow common stock is entitled to one vote for each share held of record. Shareholders of Flow do not have a right to cumulate their votes with respect to the election of directors.
Preferred Share Purchase Rights:	OMAX common stock does not have preferred share purchase rights.	Under the Preferred Share Right Purchase Plan, a preferred share purchase right (a “Right”) is attached to each share of Flow common stock. The Rights are exercisable only if a person or group acquires 15% or more of Flow’s common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of Flow’s common stock. Each Right entitles shareholders to buy one one-hundredth of a share of Series B Junior Participating Preferred Stock (the “Series B Preferred Shares”) of Flow at a price of $45. If Flow is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase a number of the acquiring company’s common shares having a value equal to twice the exercise price of the Right. If a person or group acquires 15% or more of Flow’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to receive, upon exercise, a number of Flow common shares having a value equal to two times the exercise price of the Right. Following the acquisition by a person or group of 15% or more of Flow common stock and prior to an acquisition of 50% or more of such common stock, Flow’s board of directors may exchange each Right (other than Rights owned by such person or group) for one share of common stock or for one one-hundredth of a Series B Preferred Share. Prior to the acquisition by a person or group of 15% of Flow common stock, the Rights are redeemable, at the option of the board, for $.0001 per Right. The Rights expire on September 1, 2009. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of Flow. There are no outstanding rights under this plan as of November 10, 2008.
Number and Election of Directors:	OMAX’s bylaws provide for a board of directors consisting of no less than three members nor more than nine members as determined from time to time by resolution of the OMAX board of directors. Currently, OMAX’s board of directors consists of three directors.	Flow’s bylaws provide for a board of directors having not more than nine members, the number to be fixed by resolution of the Flow board of directors. As of this time, there are nine members and that number may be decreased by a vote of 70% of the board of directors. The Flow board of directors is divided into three classes, with directors serving staggered three-year terms.

	OMAX Shareholders Rights	Flow Shareholders Rights

Removal of Directors:	OMAX’s bylaws provide that OMAX directors may be removed from office with or without cause by an affirmative vote of not less than a majority of the shares then entitled to vote at an election of directors. Shareholders may remove a director of a Washington corporation only at a special meeting called for the purpose of such removal.	Under the Flow bylaws, Flow directors may be removed from office with or without cause by an affirmative vote of not less than a majority of the votes cast by shareholders at a meeting of shareholders called expressly for such purpose, provided that a director may be removed without cause only in accordance with the Flow articles of incorporation. The Flow articles of incorporation do not mention removal. Under the WBCA, if cumulative voting is not authorized, as is the case with Flow, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
Vacancies of Directors:	Under OMAX’s bylaws, any vacancy on the board of directors may be filled by an affirmative vote of a majority of the remaining directors, whether or not a quorum. Any such appointees will serve for the remainder of the term of the director whom the appointee is replacing.	Under Flow’s bylaws, any vacancy occurring on the board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum. Any such appointees will serve only until the next shareholder meeting at which directors are elected.
Actions of Shareholders by Written Consent:	Under the OMAX bylaws, any action that could be taken at an annual or special meeting of shareholders can be taken without prior notice, a meeting or a vote if a written consent setting forth the action is signed by shareholders holding not less than the number of shares necessary to take such action. In the event of any such action, prompt notice shall be given to all other shareholders regarding the action.	Neither Flow’s articles of incorporation nor its bylaws specifically provide for any shareholder action to be taken without a meeting. Under the WBCA, any action required or permitted to be taken at a meeting of Flow shareholders may be taken without a meeting if it is taken by all shareholders entitled to vote on the action.

OMAX Shareholders Rights	Flow Shareholders Rights

Indemnification and Limitation of Liability:	OMAX’s amended and restated articles of incorporation provide that its directors will not be personally liable to OMAX or its shareholders for monetary damages for breach of fiduciary duty as a director. Under the WBCA, a company may not eliminate or limit the liability of a director for:

•   acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

•   conduct violating WBCA 23B.08.310, relating to unlawful distributions; or

•   any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

OMAX’s bylaws provide that it will indemnify and hold harmless its directors and officers to the fullest extent permitted by the WBCA, against all expenses, liabilities and losses with respect to any actual or threatened action, suit or proceeding. OMAX will advance expenses for such persons pursuant to the terms of its bylaws if the indemnitee furnishes an undertaking to repay such advance if the indemnitee did not meet the required standards of conduct. Under the WBCA, an advance for expenses may only be made if the indemnitee provides a written statement of the good faith belief of the indemnitee that they are entitled to indemnification under the articles of incorporation and bylaws.	Flow’s restated articles of incorporation and bylaws provide that its directors will not be personally liable to Flow or its shareholders for monetary damages for conduct as a director, except for:

•   acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

•   conduct violating WBCA 23B.08.310, relating to unlawful distributions; or

•   any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

Flow’s articles of incorporation and bylaws also generally provide that Flow will indemnify its directors and officers and may, by action of the board of directors, indemnify its employees and agents, to the full extent not prohibited by applicable law against all expenses and any liability arising out of any actual or threatened action, suit or proceeding relating to service for or at the request of Flow, including actions brought by or on behalf of Flow. Flow will not indemnify a director, officer or employee for:

•   acts or omissions of such person which are finally adjudged to be intentional misconduct or a knowing violation of the law;

•   for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, relating to unlawful distributions; or

•   any transaction with respect to which it is finally adjudged that such person personally received a benefit in money, property or services to which he or she was not legally entitled.

• Flow will advance expenses for indemnified persons pursuant to the terms of its articles of incorporation and bylaws, if the indemnitee furnishes a written statement of the good faith belief of the indemnitee that they are entitled to indemnification under the articles of incorporation and bylaws, and an undertaking to repay such advance if the indemnitee did not meet the required standards of conduct.

	OMAX Shareholders Rights	Flow Shareholders Rights

Amendments to Articles of Incorporation and Bylaws:	Under its amended and restated articles of incorporation, OMAX’s articles of incorporation may be amended by an affirmative vote of a majority of the outstanding shares, provided that an amendment to the articles regarding the election or removal of directors, preemptive rights, special meetings of shareholders, merger or sale of assets or dissolution or amending the articles requires the affirmative vote of two-thirds of the outstanding shares. OMAX’s bylaws may be amended by majority vote of the board of directors or by a majority vote of the shareholders.	Under the WBCA, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action. Other amendments to the articles of incorporation generally must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should not make such recommendation to the stockholders and communicates the basis for its determination to the stockholders with the amendment. Under the WBCA, amendments to a public corporation’s articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified (i) in the articles of incorporation, (ii) by the board of directors as a condition to its recommendation, or (iii) by other provisions of the WBCA. Under Washington law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the articles of incorporation or the WBCA reserve this power exclusively to the shareholders in whole or in part (the articles of incorporation of Flow do not do so) or if the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s shareholders may amend or repeal the bylaws, or adopt new bylaws. Flow’s bylaws authorize Flow’s board of directors to amend its bylaws by vote of two-thirds of the board of directors then in office at a meeting called for that purpose. The bylaws also may be amended by the affirmative vote of the holders of a majority of the votes cast by stockholders of Flow, provided that a vote regarding the election and term of office, removal and vacancies, term of office of the officers of the company, or regarding the amendment of the bylaws requires an affirmative vote of at least 66 2/3% of the outstanding shares.
Shareholder Meetings:	The annual meeting of OMAX shareholders is held the second Friday in May or as soon thereafter as specified by the board of directors, at any place within or outside the state of Washington as specified by the board of directors.	Pursuant to Flow’s bylaws, the annual meeting of Flow shareholders is held at any place within or outside the state of Washington, and at a time and place specified by the board of directors.

	OMAX Shareholders Rights	Flow Shareholders Rights

Notice of Shareholder Meetings:	OMAX’s bylaws provide that written notice of the date, time, place and purposes of the meeting of shareholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Under the WBCA, notice of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of OMAX’s assets other than in the regular course of business or the dissolution of OMAX must be given not less than 20 nor more than 60 days prior to the date of the meeting.	Flow’s bylaws provide that a written notice of the time and place, and in the case of a special meeting, the purpose, of the meeting must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. Under the WBCA, notice of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of Flow’s assets other than in the regular course of business or the dissolution of Flow must be given not less than 20 nor more than 60 days prior to the date of the meeting.
Shareholder Quorum Requirements:	The presence in person or by proxy of the holders of record of a majority of the outstanding shares constitutes a quorum for the transaction of business at that meeting or an adjournment of that meeting.	The presence in person or by proxy of the holders of record of a majority of shares entitled to vote on a matter constitutes a quorum for the transaction of business at that meeting or an adjournment of that meeting.
Special Meetings of Shareholders:	Pursuant to OMAX’s bylaws, special meetings of the shareholders may be called by the chairman of the board of OMAX, or a majority of the board of directors of OMAX, or by the holders of one-tenth or more of all the outstanding shares of OMAX entitled to vote at such meeting.	The bylaws of Flow provide that special meetings of shareholders can only be called by (i) the board of directors; (ii) the chairman of the board of directors; (iii) the president; or (iv) a written request of holders of not less than one-tenth of all of the outstanding capital stock of Flow entitled to vote at the meeting.

	OMAX Shareholders Rights	Flow Shareholders Rights

Shareholder Nominations and Shareholder Proposals:	OMAX’s articles of incorporation and bylaws make no special provision for shareholder nominations or shareholder proposals. Notices of any special meetings of shareholders must state the purpose of the meeting.	Flow’s bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary at the corporate offices of Flow not less than 60 days nor more than 90 days prior to the annual meeting, provided that if Flow gives less than 70 days notice of the date of the annual meeting, such notice must be received not less than 10 days after the date on which the notice of the annual meeting was mailed or a public announcement was made. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in Flow’s bylaws. Flow’s bylaws provide that shareholders of Flow may nominate a person for election as director only if such shareholder shall have delivered notice of intent to make such nomination to the secretary of Flow not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided that if the date of the annual meeting is changed by more than 30 days from the anniversary date, such notice by the shareholder must be received not less than 10 days after the date on which the notice of the annual meeting was mailed or a public announcement was made; and, with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth information concerning the nominee, the nominating stockholder and the other information specified in Flow’s bylaws.
Transactions With Interested Persons:	Neither OMAX’s articles of incorporation nor its bylaws specifically provide for transactions with interested persons.	Neither Flow’s articles of incorporation nor its bylaws specifically provide for transactions with interested persons.
Shareholders’ Right of Dissent and Appraisal:	The holders of Flow common stock and OMAX common stock are entitled to dissenters’ rights under the WBCA. OMAX’s shareholders have dissenters’ rights in connection with the merger. For a discussion of the dissenters’ rights under the WBCA, please refer to the section entitled “The Merger — Dissenters’ Rights” and to Chapter 23B.13 of the WBCA, a copy of which is attached as Annex C to this document.	The holders of Flow common stock are entitled to dissenters’ rights under the WBCA. For a discussion of the dissenters’ rights under the WBCA, please refer to the section entitled “The Merger — Dissenters’ Rights” and to Chapter 23B.13 of the WBCA, a copy of which is attached as Annex C to this document.

MATERIAL CONTRACTS BETWEEN FLOW AND OMAX

Option Agreement

On December 4, 2007, Flow and OMAX entered into an option agreement. Under the option agreement, OMAX agreed to an exclusivity period (defined below) for Flow and OMAX to complete negotiations and to agree on the acquisition of 100% of the outstanding capital stock of OMAX by Flow, under the terms and conditions set forth in the option agreement, including the negotiation of mutually acceptable definitive agreements and the approval of the shareholders of OMAX. Flow paid into the option escrow $6 million on signing the option agreement. The merger agreement, as amended, to be approved by the shareholders of OMAX is the definitive agreement contemplated by the option agreement.

The option agreement provided that Flow shall pay an additional $3 million into the option escrow on the termination of the Hart-Scott-Rodino (“HSR”) waiting period and execution of the definitive agreements relating to the proposed acquisition. This payment was made on September 10, 2008. The option agreement also establishes that the definitive agreements will provide for the following payments by Flow, subject to indemnification escrows as described below:

•	At closing, $66,000,000 plus the funds in the option escrow to be paid in cash, minus amounts to be paid by Flow at closing in satisfaction of certain litigation fees of OMAX, if any, and less amounts to be placed into an employee retention pool, described below;

•	At closing, 3.75 million shares of Flow common stock, or if the closing share price (defined as the average daily closing price of Flow common stock during the ten trading day period prior to closing) is less than $9.00, such greater number as is necessary so that the total value of the shares delivered is $33.75 million (Flow may pay cash for any additional shares otherwise payable pursuant this paragraph, based on the number of additional shares (in excess of 3,750,000) which would otherwise be payable times the closing share price); and

•	Two years after closing, up to 1,733,334 additional shares of common stock based on the average share price (defined as the average closing price for the six months ending twenty four months after closing). Shares will be paid on a straight line interpolation, with no shares being delivered if the average share price is $13 or less, and 1,733,334 shares being delivered if the average share price is $15 or more; provided that if the closing share price is less than $9.00, the $13 and $15 prices will be reduced by the difference between $9.00 and the closing share price. Flow may elect to pay the consideration required in this paragraph in cash based upon the average share price times the number of shares which would otherwise be issued.

•	The cash consideration at closing is subject to adjustment based on OMAX’s net working capital at closing. The consideration will be adjusted upward or downward on a dollar-for-dollar basis if the net working capital is below $7 million or above $9 million.

The option agreement provided that in the event that the proposed acquisition does not close or is otherwise terminated, the funds in the option escrow will be released and OMAX may retain such amounts. However, in the event OMAX thereafter obtains a judgment against Flow in the litigation matter OMAX Corporation v Flow International Corporation or Flow agrees to pay OMAX an amount to settle the litigation, Flow will receive a credit against any such judgment and/or settlement in an amount equal to 50% of the $6 million payment and 100% of the $3 million payment.

The option agreement further set forth that the definitive agreements will:

•	provide for two separate indemnification escrows in an aggregate amount of $13.2 million to be funded at closing from the cash consideration. $7 million will be subject to an escrow that will end July 31, 2009, to indemnify Flow for losses from breaches of representations and warranties to the extent that such breach or breaches, individually or in the aggregate, result in claims in excess of $1,000,000. $6.2 million will be subject to a special escrow that will end two years after closing, to indemnify Flow for losses with respect to certain potential liabilities identified during the course of due diligence. The amount to be placed in the special escrow is subject to reduction under conditions to be specified in the definitive agreements. The general and special escrows will be funded proportionally from the cash payments (including the funds in the option escrow) and the shares of common stock delivered at closing;

•	provide that at closing Flow will place into escrow a portion of the cash consideration as a retention pool for key OMAX employees that will provide such employees the equivalent of three months’ salary, to be allocated upon the six month anniversary of closing;

•	include mutually acceptable executive officer agreements for Dr. John B. Cheung, Dr. John H. Olsen and Mr. James M. O’Connor to become executives of Flow and provide that as soon as is commercially reasonable following closing, Flow will expand its board of directors and elect Dr. Cheung to the vacancy thereby created; and

•	provide that OMAX stock options that are currently outstanding and unvested shall vest immediately prior to closing and shall be exercised or terminated at closing, or otherwise treated in a manner mutually acceptable to the parties.

The negotiation and execution of the definitive agreements were subject to the completion of due diligence activities (certain of which will be completed after execution of the definitive agreements), and the closing of the acquisition will be subject to standard closing conditions, including HSR approval of the merger.

Under the option agreement, OMAX has agreed to a period of exclusivity that ends on the earlier of (i) the mutual consent of the parties that all discussions related to the proposed acquisition have terminated, (ii) 180 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing, (iii) 60 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing (should the parties not have entered into the definitive agreements by such date), or (iv) December 5, 2008, such period to be called the exclusivity period. During the exclusivity period, OMAX will not, without the advance written consent of Flow, (1) solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (a) the possible acquisition of OMAX, (b) the possible acquisition of any material portion of Flow’s capital stock or assets, including the claims in the litigation, or (c) any other transaction outside of the ordinary course of business that could materially impair the value of OMAX’s assets post-closing, collectively known as a restricted transaction, or (2) disclose any non-public information relating to OMAX or its subsidiaries or afford access to the properties, books or records of OMAX or its subsidiaries to, any person concerning a restricted transaction.

Merger Agreement and Amendment

In addition to the option agreement, Flow and OMAX have entered into the merger agreement as amended as discussed in “Agreements Related to the Merger — The Merger Agreement” beginning at page 39 of this proxy statement/prospectus.

ADJOURNMENTS

The Special Meeting of OMAX may be adjourned without notice, other than the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Special Meeting. OMAX is soliciting proxies to grant the authority to vote in favor or adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement as amended. OMAX’s board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

SHAREHOLDER PROPOSALS FOR FLOW’S FISCAL YEAR 2009 ANNUAL MEETING

To be considered for presentation to the 2009 Annual Meeting of Shareholders and inclusion in Flow’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of Flow, 23500 64th Avenue South, Kent, Washington 98032, not later than April 15, 2009. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

SHAREHOLDER PROPOSALS FOR OMAX’S FISCAL YEAR 2009 ANNUAL MEETING

If the merger is not consummated, OMAX shareholders may propose matters which may properly be presented to the shareholders for consideration at OMAX’s 2009 annual meeting by providing such proposals to the Secretary of OMAX no later than April 29, 2009. All proposals much comply with the Washington Business Corporation Act and the OMAX by-laws. Notices of shareholder proposals should be in writing and should be directed to the Secretary of OMAX at its principal office.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of April 30, 2008 and 2007, and for each of the three years in the period ended April 30, 2008, incorporated by reference in this proxy statement/prospectus, and the effectiveness of Flow’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express (1) an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, as discussed in Note 1, and the restatement, as discussed in Note 20, and (2) an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of OMAX Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in this proxy statement/prospectus have been so included in reliance on the report of Peterson Sullivan LLP, independent registered public accounting firm, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Flow has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Flow common stock to be issued to OMAX shareholders pursuant to the merger. This proxy statement/prospectus constitutes the prospectus of Flow filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

In addition, Flow files annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington D.C. 20006.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a Website that contains reports, proxy statements and other information regarding Flow. The address of the SEC web site is http://www.sec.gov.

The SEC allows Flow to “incorporate by reference” information into this proxy statement/prospectus. This means that Flow can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/

prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Flow previously filed with the SEC. They contain important information about Flow and its financial condition. The following documents, which were filed by Flow with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended April 30, 2008 filed with the SEC on July 14, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2008 filed with the SEC on September 4, 2008;

•	Definitive Proxy Statement on Schedule 14A for the 2008 Annual Meeting of Stockholders filed with the SEC on August 19, 2008; and

•	Current Reports on Form 8-K filed with the SEC on September 4, 2008, September 11, 2008, September 24, 2008, October 14, 2008, November 12, 2008 and November 20, 2008.

•	The description of Flow’s securities contained in Flow’s registration statement on Form S-1 filed with the SEC on May 20, 2005, including any amendments or reports filed for the purpose of updating this information.

In addition, Flow incorporates by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the OMAX special meeting (other than information furnished under Item 2.02 or Item 7.01 of any Form 8-K which information is not deemed filed under the Exchange Act).

Flow and OMAX also incorporate by reference the merger agreement attached as Annex A to this proxy statement/prospectus, the first amendment to the merger agreement attached as Annex B to this proxy statement/prospectus, and the voting agreements attached as Annex E to this proxy statement/prospectus.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus

You may also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Requests for Documents Relating to	Requests for Documents Relating to
Flow Should be Directed to:	OMAX Should be Directed to:

Flow International Corporation 23500 64th Avenue South Kent, Washington 98032 Attn: Investor Relations (253) 850-3500	OMAX Corporation 21409 72nd Avenue South Kent, Washington 98032 Attn: Investor Relations (253) 872-2300

Flow shareholders should contact Flow Investor Relations at the address or telephone number listed above with any questions about the merger.

OMAX shareholders should contact OMAX Investor Relations at the address or telephone number listed above with any questions about the merger.

OMAX has supplied all information contained in this proxy statement/prospectus about OMAX, and Flow has supplied all information contained in this proxy statement/prospectus about Flow.

You should rely only on the information contained in this proxy statement/prospectus. No one has authorized anyone to provide you with information that is different from or in addition to the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [          ], 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of Flow common stock in the merger shall create any implication to the contrary.

Information on Flow’s Web Site

Information on any Flow Internet web site is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference in this proxy statement/prospectus.

Information on OMAX’s Web Site

Information on any OMAX Internet web site is not part of this document and you should not rely on that information in deciding whether to adopt the merger agreement, unless that information is also in this proxy statement/prospectus or in a document that is incorporated by reference in this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN THE AFFAIRS OF FLOW INTERNATIONAL CORPORATION OR OMAX CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO OMAX WAS PROVIDED BY OMAX AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO FLOW AND ITS SUBSIDIARIES WAS PROVIDED BY FLOW AND ITS SUBSIDIARIES, AS THE CASE MAY BE.

ANNEX A

FLOW INTERNATIONAL CORPORATION

ORANGE ACQUISITION CORPORATION

OMAX CORPORATION

SHAREHOLDERS OF OMAX CORPORATION

SHAREHOLDERS’ REPRESENTATIVE

AGREEMENT AND PLAN OF MERGER

Dated as of September 9, 2008

A-i

A-ii

A-iii

A-iv

LIST OF EXHIBITS AND SCHEDULES

Exhibit 2.2.1(a)	Form of Escrow Agreement
Exhibit 2.2.1(b)	Form of Escrow Note
Exhibit 2.2.2	Form of Employee Retention Escrow Agreement
Exhibit 6.7	Form of Public Announcement
Exhibit 6.8(a)	Forms of Employment Agreement
Exhibit 7.2.7	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 7.2.10	Form of Opinion of Counsel

Company Disclosure Schedule
Schedule 2.1	Pro Forma Calculations
Schedule 2.3(c)	Preliminary Closing Balance Sheet
Schedule 4.3	Required Consents
Schedule 4.6	Tax Returns
Schedule 7.2.6	Certain Employees
Schedule 7.2.8	List of Agreements to be Terminated
Schedule 7.2.9	List of Agreements to be Amended

A-v

INDEX OF DEFINED TERMS

Accounting Arbitrator	A-7
Acquisition Proposal	A-30
affiliate	A-43
Agreement	A-1
Appraisal Shares	A-4
Articles of Merger	A-1
Average Share Price	A-4
Balance Sheet Date	A-11
Base Cash Amount	A-3
business day	A-43
Certificate	A-2
Change of Recommendation	A-30
Closing	A-1
Closing Balance Sheet	A-7
Closing Date	A-1
Closing Date NWC	A-6
Closing Share Price	A-3
Code	A-8
Collection and Use	A-22
Company	A-1
Company Common Shares	A-2
Company Disclosure Schedule	A-8
Company Intellectual Property	A-20
Company Lease	A-15
Company Licensed Intellectual Property	A-20
Company Material Adverse Effect	A-9
Company Options	A-3
Company Options	A-9
Company Owned Intellectual Property	A-20
Company Preferred Shares	A-9
Company Securities	A-9
Company Shareholder Approval	A-23
Company Shares	A-2
Consents	A-11
Conversion Payment	A-2
Counter Proposed Closing Balance Sheet	A-6
Customer Information	A-22
Debt	A-6
Determination Materials	A-7
Disbursing Agent	A-7
Effective Time	A-1
Employee Retention Escrow	A-5
Employee Retention Escrow Agreement	A-5
Employee Retention Pool Amount	A-5
Environmental Law	A-16
Environmental Permits	A-15
ERISA	A-14

A-vi

Escrow Agreement	A-5
Escrow Agreements	A-5
Escrow Amount	A-4
Escrow Amounts	A-5
Escrow Note	A-5
Excluded License	A-22
Expenses	A-3
FICA Allocation	A-35
Final Closing Date NWC	A-6
Financial Statements	A-11
GAAP	A-11
Government Contracts	A-25
Governmental Entity	A-10
Gross Distributable Cash Amount	A-3
Gross Distributable Contingent Consideration	A-3
Gross Distributable Stock Consideration	A-3
Hazardous Material	A-16
Hazardous Materials Activities	A-15
Incentive Plans	A-9
include	A-43
includes	A-43
including	A-43
Indemnifiable Amounts	A-38
Indemnified Parties	A-33
Indemnified Persons	A-45
Indemnifying Party	A-39
Initial Bonus Allocation	A-35
In-Licenses	A-21
Intellectual Property	A-20
Intellectual Property Rights	A-20
Interim Balance Sheet Date	A-11
IRS	A-15
know	A-43
knowledge of	A-43
Letter of Transmittal	A-8
Liabilities	A-13
Liability	A-13
Major Shareholders	A-1
Material Contracts	A-17
Maximum Working Capital	A-5
Merger	A-1
Minimum Working Capital	A-5
Net Working Capital	A-5
Non-Disclosure Agreement	A-32
Option Consideration	A-3
Outside Date	A-42
Parachute Payments	A-31
Parent	A-1
Parent Benefit Plans	A-35

A-vii

Parent Common Stock	A-3
Parent Material Adverse Effect	A-26
Parent SEC Reports	A-27
Participating Common Stock Equivalents	A-3
PCSEs	A-3
Per Share Consideration	A-3
Per Share Contingent Consideration	A-3
Per Share Stock Consideration	A-3
Person	A-43
Plan	A-14
Pre-Closing Balance Sheet Date	A-32
Pre-Closing Period	A-39
Preliminary Closing Balance Sheet	A-6
Preliminary Closing Date NWC	A-6
Proposed Closing Balance Sheet	A-6
Reconciliation Deadline	A-7
Registration Statement	A-25
Representatives	A-29
Restricted Transaction	A-30
Returns	A-18
Review Notice	A-6
SEC	A-25
Settlement Communications Agreement	A-32
Shareholders’ Representative	A-1
Significant Customer	A-16
Significant Supplier	A-17
Straddle Period	A-39
Sub	A-1
subsidiaries	A-43
subsidiary	A-43
Surviving Corporation	A-1
Surviving Corporation Common Stock	A-2
tax	A-18
Tax Contest	A-40
taxes	A-18
Technology	A-20
Termination Date	A-40
Third-Party Claim	A-39
Third-Party Tax Claim	A-40
Threshold Amount	A-41
Total Current Assets	A-6
Total Current Liabilities	A-6
Violation	A-10
WBCA	A-1
without limitation	A-43
Working Capital Credit	A-5
Working Capital Deficit	A-5

A-viii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated September 9, 2008, among Flow International Corporation, a Washington corporation (“Parent”), Orange Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of Parent (“Sub”), OMAX Corporation, a Washington corporation (“Company”), John B. Cheung, John H. Olsen, James M. O’Connor and Puget Partners, L.P., the holders of forty-five percent (45%) of the issued and outstanding ownership interests (other than holders of Company Options) in the Company (collectively referred to as the “Major Shareholders”), and John B. Cheung, Inc., a personal holding corporation owned by John B. Cheung (the “Shareholders’ Representative”) as agent and attorney-in-fact for the holders of Company Shares (as defined in Section 2.1).

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement, Sub will be merged with and into Company (the “Merger”). Articles of Merger (“Articles of Merger”) will be duly prepared by the parties, executed by Surviving Corporation (as defined below) and thereafter delivered to the Secretary of State of Washington for filing, as provided in the Washington Business Corporation Act (the “WBCA”) as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger will become effective upon the later of the acceptance for filing of the Articles of Merger by the Secretary of State of Washington or at such later time as is provided in the Articles of Merger (the “Effective Time”). Solely for purposes of clarification, Company and the Shareholders’ Representative acknowledge and agree that Parent will have no obligation to make any payment in accordance with this Agreement until the Effective Time.

1.2  Closing.  The closing of the Merger (“Closing”) will take place as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII (the “Closing Date”), at the offices of K&L Gates LLP at 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104, unless another date or place is agreed to in writing by Parent and Company.

1.3  Effects of the Merger.  At the Effective Time: (i) the separate existence of Sub will cease and Sub will be merged with and into Company and Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (after the Merger, Company is sometimes referred to in this Agreement as the “Surviving Corporation”); (ii) the certificate of incorporation of Company will be amended in its entirety to be the same as the certificate of incorporation of Sub, as in effect immediately before the Effective Time, until later amended in accordance with the WBCA; (iii) the bylaws of Surviving Corporation will be amended and restated in their entirety to be the same as the bylaws of Sub, as in effect immediately before the Effective Time, until later amended in accordance with the provisions thereof, the certificate of incorporation and the WBCA; (iv) the directors and officers of Sub immediately before the Effective Time will be the directors and officers of the Surviving Corporation in each case until their respective successors have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and (v) the Merger will, from and after the Effective Time, have all the effects provided by Chapter 23B.11 RCW of the WBCA and other applicable law.

ARTICLE II

EFFECT OF THE MERGER; DELIVERY OF CONSIDERATION

2.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action (except as provided in Section 4.5 and in this Section 2.1) on the part of Sub, Parent, Company, or the holder of any shares of Company capital stock (“Company Shares”):

2.1.1  Capital Stock of Sub.  Each share of Sub common stock, no par value per share, issued and outstanding immediately before the Effective Time, will be converted into one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock (“Surviving Corporation Common Stock”), with the stock certificate of Sub evidencing ownership of such share of Surviving Corporation Common Stock.

2.1.2  Cancellation of Company Shares.  Each Company Share owned directly or indirectly by Company or by any subsidiary (as defined in Section 10.2) of Company will automatically be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such Company Shares. Company will obtain a written consent to such cancellation from any subsidiary, whether or not wholly owned, that owns Company Shares.

2.1.3  Conversion of Company Securities.  Subject to the limitations on payments and the timing of payments as set forth in Section 2.2, Section 2.3 and Article VIII, each Company Share and Company Option (as defined below) validly issued and outstanding immediately before the Effective Time (other than Appraisal Shares, as defined in Section 2.1.6, and those Company Shares referred to in Section 2.1.2), will, without any action on the part of the holder thereof (except as set forth in this Section 2.1.3) be converted into, or with respect to Company Options, cancelled in exchange for, their respective conversion payment (“Conversion Payment”), which will be calculated as follows:

(a) Each share of Company common stock, no par value (the “Company Common Shares”), issued and outstanding immediately before the Effective Time will convert into the right to receive (i) an amount in cash equal to the Per Share Cash Consideration (as defined below), (ii) the Per Share Stock Consideration (as defined below), and (iii) the Per Share Contingent Consideration (as defined below).

(b) Each Company Option (as defined below) that is validly issued and unexpired, unexercised, and outstanding immediately before the Closing will be exercised immediately before Closing, with the consent of the holder thereof, (such person, the “Option Holder”), for Company Shares; provided that the right of the Option Holder to receive the Per Share Cash Consideration (as defined below) shall be subject first to deduction for (i) the respective aggregate exercise price of the Company Option(s) being exercised, (ii) any previous loans or advances to such Option Holder related to the previous acquisition of Company Shares by the exercise of options which occurred in April 2008, and (iii) the amount of any applicable payroll, income tax or other withholding taxes being paid on behalf of the Option Holder arising from the exercise of a Company Option (collectively, the “Option Advances”), which shall be treated as a partial payment of the Per Share Cash Consideration due the former Option Holder.

At the Effective Time, all Company Shares will be cancelled and will cease to exist and each certificate (a “Certificate”) previously representing any Company Shares will represent only the right to receive the applicable Conversion Payment as provided by this Section 2.1.3. The amount that the holders of Company Shares are entitled to receive at Closing under this Section 2.1.3 will be reduced by their pro rata share of (i) the Escrow Amount (as defined in Section 2.2.1), (ii) the Employee Retention Pool Amount (as defined in Section 2.2.2), and (iii) in the case of the Option Holders, the amount of Option Advances.

The numbers used below and in the pro forma calculations in the attached Schedule 2.1, each rounded to the nearest dollar are for purposes of illustration of the Per Share Cash Consideration only and will be adjusted and set forth in the final Schedule 2.1, which will be determined in accordance with the following procedures, adjustments, and definitions and when approved in writing by Parent and Company before Closing will be the final and determinative interpretation of the following, each term used as defined below:

(i)	Base Cash Amount	$	[ ● ]
(ii)	Plus: Option Consideration	$	[ ● ]
(iii)	Less: Working Capital Deficit, or plus Working Capital Credit (defined in Section 2.3(a))	$	[ ● ]
(iv)	Less: Expenses	$	[ ● ]
(v)	Subtotal: Gross Distributable Cash Amount (defined below)	$	[ ● ]
(vi)	Divided by: Participating Common Share Equivalents (PCSEs)
(vii)	Per Share Cash Consideration	$	[ ● ]

The following definitions will be used in making the above calculation and for purposes of this Article II:

“Base Cash Amount” means $75,000,000, less the Employee Retention Pool Amount and less the amounts provided for in Section 6.9.

“Company Options” means each unexpired, unexercised vested (following vesting immediately prior to Closing in accordance with Section 3.1.23) Company Option that is outstanding immediately before the Closing (but before the exercise of Company Options to occur pursuant to this Section) with an exercise price less than the Per Share Amount as finally determined.

“Expenses” means the fees (including financial advisory and professional fees), costs, expenses, bonuses, and charges incurred by Company in connection with the Transactions, including fees for services provided by the parties as listed on Schedule 2.1.3, which schedule shall be provided by Company to Parent prior to Closing, and fees to be paid by Parent pursuant to Section 6.9, except to the extent such fees, costs, expenses, bonuses and charges were paid or accrued prior to the computation of Net Working Capital or are included in the computation of Net Working Capital.

“Gross Distributable Cash Amount” means the Base Cash Amount, plus the Option Consideration and the Working Capital Credit, and less (a) the Working Capital Deficit, and (b) Expenses.

“Gross Distributable Contingent Consideration” means the contingent consideration payable pursuant to Section 2.1.5 below.

“Gross Distributable Stock Consideration” means the consideration payable pursuant to Section 2.1.4 below.

“Option Consideration” means the aggregate exercise price of all Company Options outstanding immediately before Closing (and before the exercise of such Company Options pursuant to this Section), and including the aggregate of any previous loans or advances to Option Holders related to the previous acquisition of Company Shares by the exercise of options which occurred in April 2008.

“PCSEs” or “Participating Common Stock Equivalents” means all of the Company Common Shares including Company Common Shares issued upon exercise of Company Options outstanding immediately before Closing.

“Per Share Cash Consideration” means the Gross Distributable Cash Amount divided by the PCSEs.

“Per Share Contingent Consideration” means the Gross Distributable Contingent Consideration divided by the PCSEs.

“Per Share Stock Consideration” means the Gross Distributable Stock Consideration divided by the PCSEs.

2.1.4  Stock Consideration.  Subject to the terms and conditions of Section 2.1.3 above, the Conversion Payment shall include the right to receive 3,750,000 shares of Parent Common Stock, $.01 par value (“Parent Common Stock”) to be issued pro rata to the PCSEs; provided that the number of shares of Parent Common Stock shall be increased to a number reflecting a value of $30,000,000, based upon the average daily closing price per share of Parent Common Stock during the ten trading day period prior to Closing (“Closing Share Price”), if such Closing Share Price is less than $8.00. Parent shall, in its sole discretion, have the option to pay cash for any additional shares otherwise payable pursuant this clause, to be calculated on the basis of the number of additional shares (in excess of 3,750,000) which would otherwise be payable times the Closing Share Price. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all PCSEs delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Share Price, rounded to the nearest whole cent.

2.1.5  Contingent Consideration.  Subject to the terms of Section 2.1.3 above, the Conversion Payment shall include the right to receive up to 1,733,334 shares of Parent Common Stock, which shall be paid pro rata to the PCSEs on the second anniversary of Closing based on the average daily closing share price for Parent Common Stock for the six (6) months ending twenty four (24) months after Closing (“Average Share Price”). If the Average Share Price is:

a. less than or equal to $12.00, no payment or distribution shall be made under this Section 2.1.5;

b. equal to or greater than $14.00, an additional 1,733,334 shares of Parent Common Stock shall be distributed to the PCSEs; or

c. between $12.01 and $13.99, additional shares of Parent Common Stock shall be derived on a straight line interpolation basis and distributed to the PCSEs accordingly.

Provided, however, that if the Closing Share Price is less than $8.00 a share, each of the dollar amounts referenced in subparagraphs a., b., and c. immediately above shall be reduced by the difference between $8.00 and the Closing Share Price; provided further, that if the Closing Share Price is greater than $8.00 a share, each of the dollar amounts referenced in subparagraphs a., b., and c. immediately above shall be increased by the difference between the Closing Share Price and $8.00, up to a maximum increase of $1.00. In the event any shares of Parent Common Stock become payable pursuant to this Section 2.1.5, Parent shall have the option of paying cash to the PCSEs in lieu of such Parent Common Stock, which cash payment shall be based on the Average Share Price. Such cash payment, if so elected by Parent, shall not exceed the sum of $26,000,000 and shall be in full satisfaction of the right to receive Parent Common Stock under this Section 2.1.5. The calculation of Closing Share Price and the number of shares of Parent Common Stock to be paid pursuant to this Section shall be adjusted as appropriate in the event of any stock split or stock dividend by Parent.

2.1.6  Appraisal Rights.  Company Shares validly issued and outstanding immediately before the Effective Time and held by a holder who has not consented to the Merger in writing and who is entitled to demand and properly demands appraisal rights for such Company Shares in accordance with the WBCA (the “Appraisal Shares”) will not be converted into a right to receive the Conversion Payment unless such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights, such Company Shares will be treated as if they had been converted as of the Effective Time in accordance with Section 2.1.3, without any interest. Company will give Parent prompt notice of any demands received by Company for appraisal rights, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder by Company in accordance with appraisal rights in excess of the Per Share Amount such holder would have otherwise received will be deducted from the Escrow Amount (as defined in Section 2.2 below) and will not be reimbursed by Parent or any affiliate of Parent.

2.2  Escrow.

2.2.1  Escrow Amount.  At Closing, an amount equal to $9,450,000, composed of cash (subject to the qualifications below) and Parent Common Stock in the same proportions as the composition of the Consideration in Sections 2.1.3 and 2.1.4 (pro rata based upon the total consideration to be received by such holder at Closing, the “Escrow Amount”) will not be distributed to or made available for holders of Company Shares in accordance with Section 2.1.3 but rather will be deposited by Parent with, and held by BNY Mellon Shareowner Services or other bank or trust company as Parent may choose in its discretion, as escrow agent, in an escrow fund in accordance with the Escrow Agreement substantially in the form attached hereto as Exhibit 2.2.1(a) (the “Escrow Agreement”) to fund payments related to Net Working Capital to the extent required by Section 2.3 and to be the sole and exclusive remedy to secure claims by Parent or Surviving Corporation for indemnification, in accordance with and subject to the terms of Article VIII; provided, however, that one half of the cash component of the Escrow Amount described above shall consist of an unsecured promissory note in the form attached hereto as Exhibit 2.2.1(b) (the “Escrow Note”). The release of the Escrow Amount will occur promptly following eighteen (18) months from the Closing, and shall be subject to the terms hereof and of the Escrow Agreement; provided, however, that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control. The Escrow Agreement shall provide that interest accruing to the Escrow Amount shall become part of the escrowed funds and that for purposes of distribution, such interest shall follow the principal amount.

2.2.2  Employee Retention Pool.  At Closing, cash in the aggregate amount as provided on Schedule 2.2.2, which schedule shall be provided by Company to Parent at least five business days prior to Closing(the “Employee Retention Pool Amount”, and together with the Escrow Amount, the “Escrow Amounts”) that would otherwise be received by holders of Company Shares in accordance with Section 2.1.3 (pro rata based upon the total consideration to be received by such holder at Closing) will not be distributed to or made available for holders of Company Shares in accordance with Section 2.1.3 but rather will be deposited by Parent with, and held by Foster Pepper PLLC or such bank or trust company as Parent may choose in its discretion, as escrow agent, in an escrow fund (the “Employee Retention Escrow”) in accordance with the Employee Retention Escrow Agreement substantially in the form attached hereto as Exhibit 2.2.2 (the “Employee Retention Escrow Agreement”, and together with the Escrow Agreement, the “Escrow Agreements”) to fund payments related to the employee retention pool to be created in accordance with Section 6.8(d). The release to Parent or Company of the portion of the Employee Retention Pool Amount earned by eligible employees, as listed on Schedule 2.2.2, who are employed with Parent or Company on the six month anniversary of the Closing and have satisfied any other conditions necessary to earn their respective retention bonuses, as specified on Schedule 2.2.2, plus the employer’s share of FICA (OASDI and Medicare) taxes on such portion will occur shortly after the six month anniversary of Closing, with the remaining portion (if any) of the Employee Retention Pool Amount to be used to pay fees and expenses of the Employee Retention Escrow or retained under the Employee Retention Escrow Agreement until immediately prior to the distribution of the Escrow Amount. As soon as practicable after the six month anniversary of the Closing and Company’s or Parent’s receipt of the applicable funds from the Employee Retention Escrow, Company or Parent shall pay retention bonuses (less applicable tax withholdings and any other required withholdings or deductions) to the eligible employees who earned the right to receive such bonuses and remit the employees’ withheld taxes plus the employer’s share of FICA taxes to the applicable taxing authority. Immediately prior to the distribution of the Escrow Amount, the remaining Employee Retention Escrow Amount (including any interest accruing thereto but less any fees and expenses of the Employee Retention Escrow) will be thereupon deposited with the Escrow Agent under the Escrow Agreement for distribution according to its terms, which terms shall specify that such remaining Employee Retention Escrow Amount shall not be available for the securing of indemnification claims, the reimbursement of fees and expenses, or the funding of payments relating to Net Working Capital. All releases of the Employee Retention Pool Amount will be subject to the terms hereof and of the Employee Retention Escrow Agreement; provided further, that in the event of any conflict between this Agreement and the Employee Retention Escrow Agreement, the terms of the Employee Retention Escrow Agreement will control.

2.3  Net Working Capital.

(a) On the Closing Date, Company will have Net Working Capital that is not less than $7,000,000 (“Minimum Working Capital”), nor more than $9,000,000 (“Maximum Working Capital”). To the extent that Company has Net Working Capital on the Closing Date that is less than the Minimum Working Capital, such deficiency will be deducted from the Base Amount in accordance with Section 2.1.3 as the “Working Capital Deficit.” To the extent that Company has Net Working Capital on the Closing Date that is greater than the Maximum Working Capital, such excess will be added to the Base Amount in accordance with Section 2.1.3 as the “Working Capital Credit.”

(b) For purposes of this Agreement, the term “Net Working Capital” means: (i) Total Current Assets (as defined below) less (ii) all accrued Total Current Liabilities (as defined below). “Fixed assets, net,” “intangible assets,” deferred tax assets and deferred tax liabilities will be excluded from the determination of Net Working Capital. For avoidance of doubt, “Total Current Assets” as reflected on the Closing Balance Sheet will include: (i) cash and cash equivalents; (ii) short-term investments; (iii) accounts receivable outstanding not more than 60 days from their due date and other receivables net of doubtful accounts; (iv) inventories (net of allowance for obsolete inventory) and (v) prepaid expenses and other current assets. “Total Current Liabilities” as reflected on the Closing Balance Sheet will include: (w) accounts payable; (x) accrued taxes, payroll and benefits; (y) other “Current Liabilities”; and (z) the current portion (due within twelve months) of any Debt. Each of the foregoing terms will be determined in accordance with GAAP, as consistently applied, to the extent described above except as otherwise provided in this Section 2.3(b). “Debt” means all funded indebtedness, determined without duplication, and includes notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to the holders of Company Shares; and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties). For the avoidance of doubt, a sample calculation of Net Working Capital is attached hereto as Schedule 2.3(c).

(c) At least three business days before the anticipated Closing Date, Company will prepare, subject to the reasonable approval of Parent, an unaudited estimated balance sheet of Company as of the anticipated Closing Date as mutually expected by the parties (the “Preliminary Closing Balance Sheet”) and a computation of the Net Working Capital as of the expected Closing Date based upon the financial information reflected in the Preliminary Closing Balance Sheet (the “Preliminary Closing Date NWC”). The Preliminary Closing Balance Sheet and the Preliminary Closing Date NWC calculation will be provided as Schedule 2.3(c) and become a part of this Agreement. The Preliminary Closing Balance Sheet will be prepared in accordance with GAAP, except as otherwise provided in Section 2.3(b) above, and will fairly and accurately present the financial position of Company as of the anticipated Closing Date. The parties will use the Preliminary Closing Balance Sheet and Preliminary Closing Date NWC to calculate the Per Share Amount for purposes of payment at the Closing in accordance with Section 2.1.3.

(d) Within 30 days after the Closing Date, Parent will prepare and deliver to the Shareholders’ Representative an unaudited balance sheet of Company as of the Closing Date, determined in accordance with GAAP, except as otherwise provided in Section 2.3(b) above, and which, to the knowledge of Parent, fairly and accurately presents the financial position of Company as of the date of such balance sheet (the “Proposed Closing Balance Sheet”), along with its calculation of Net Working Capital as of the Closing Date (“Closing Date NWC”). The Shareholders’ Representative will be provided access to the books and records of the Company as may be reasonably necessary for the execution of its duties hereunder.

(e) Within 10 days after the delivery by Parent of the Proposed Closing Balance Sheet and calculation of its Proposed Closing Date NWC under Section 2.3(d), the Shareholders’ Representative will deliver to Parent a written notice either approving or objecting to the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation (the “Review Notice”). The Review Notice will reasonably state a description of the Shareholders’ Representative’s differences, if any, with Parent’s determination of the Proposed Closing Balance Sheet and the Closing Date NWC calculations, together with proposed revisions (such revised Proposed Closing Balance Sheet being referred to as the “Counter Proposed Closing Balance Sheet”), along with revisions to the Closing Date NWC calculations. A failure by the Shareholders’ Representative to so deliver the Review Notice to Parent within such period will be deemed an approval of and agreement with the Proposed Closing Balance Sheet and the Closing Date NWC calculations of Parent, and such Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculations of Parent will be deemed the Closing Balance Sheet and the final and conclusive calculation of the Closing Date NWC (the “Final Closing Date NWC”).

(f) If the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation of Parent are disputed by the Shareholders’ Representative in accordance with this Section 2.3, the Shareholders’ Representative and Parent will negotiate in good faith in an effort to resolve any differences regarding such determination. If Parent and the Shareholders’ Representative agree on the Proposed Closing Balance Sheet and Closing Date NWC, the amount they agree upon will be final, conclusive and binding as the Final Closing Date NWC, but if the objection cannot be resolved by such negotiation within 30 days after Parent’s receipt of the Review Notice (the

“Reconciliation Deadline”), the Proposed Closing Balance Sheet, the Counter Proposed Closing Balance Sheet, the Review Notice, and all work papers related thereto (collectively, the “Determination Materials”), will be submitted to the Seattle, Washington offices of KPMG LLP or of a nationally recognized accounting firm as Parent and the Shareholders’ Representative may mutually agree to (which agreement will not be unreasonably withheld or delayed) (the “Accounting Arbitrator”), which will review the Determination Materials and will determine the Final Closing Date NWC. The Accounting Arbitrator will not undertake any review of any matters not specifically identified by the Shareholders’ Representative as being in dispute in the Review Notice and may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party, and its determination may not be outside the range comprised of Parent’s calculation of Closing Date NWC and Shareholders’ Representative’s calculation of Closing Date NWC. The Accounting Arbitrator will make its determination in accordance with GAAP and in accordance with the provisions herein defining Net Working Capital to the extent they are inconsistent with GAAP. The Accounting Arbitrator’s decision as to Closing Date NWC as of the Closing Date will be final, conclusive, and binding as the Final Closing Date NWC. The parties will cause the Accounting Arbitrator to notify the parties in writing of its determination within 30 days following the receipt of the Determination Materials. The fees and expenses of the Accounting Arbitrator will be borne equally by Parent and the Shareholders’ Representative (who shall in turn have recourse to the Escrow Amount for reimbursement of such expenses pursuant to Section 10.13(c) below). All determinations in accordance with this Section 2.3(f) will be in writing and will be delivered to the parties hereto.

(g) If the Final Closing Date NWC (as determined in accordance with Sections 2.3(e) or 2.3(f) above) is less than the Preliminary Closing Date NWC, then an amount equal to the difference between (y) the Preliminary Closing Date NWC, and (z) the Final Closing Date NWC will be paid to Parent out of the Escrow Amount to the extent the Final Closing Date NWC is less than the Minimum Working Capital, in accordance with the terms of the Escrow Agreement. Such adjustment will not be subject to the Threshold Amount (as defined in Section 8.6). If the Final Closing Date NWC is greater than the Preliminary Closing Date NWC, then Parent will cause the amount equal to the difference between (y) the Final Closing Date NWC, and (z) the Preliminary Closing Date NWC, to be delivered, within 10 days after such final determination, to the Disbursement Agent for disbursement as provided in Section 2.4 below to the extent the Final Closing Date NWC is greater than the Maximum Working Capital. In addition, if the Preliminary Closing Date NWC is (i) more than the Maximum Working Capital and the Final Closing Date NWC is less than the Maximum Working Capital, the amount equal to the difference between the Preliminary Closing Date NWC and the Maximum Working Capital will be paid to Parent out of the Escrow Amount, or (ii) less than the Minimum Working Capital and the Final Closing Date NWC is more than the Minimum Working Capital then Parent will cause the amount equal to the difference between the Preliminary Closing Date NWC and the Minimum Working Capital to be delivered, within 10 days after such final determination, to the Disbursement Agent for disbursement as provided in Section 2.4 below.

(h) Nothing in this Section 2.3 will be deemed to limit the indemnification rights of the Indemnified Parties in accordance with Article VIII hereof with respect to any breach of any representation and warranty of this Agreement, including without limitation, a breach of any of the representations contained in Section 3.1.5.

(i) For purposes of this Agreement, “Closing Balance Sheet” means the balance sheet of Company as of the Closing Date determined in accordance with this Section 2.3.

2.4  Delivery of Consideration.

2.4.1  Disbursing Agent.  Promptly after the Effective Time, Parent will (i) make available to BNY Mellon Shareowner Services or other bank or trust company as Parent may choose in its discretion (the “Disbursing Agent”), the shares of Parent Common Stock issuable pursuant to Section 2.1.4, if any, in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) deposit with the Disbursing Agent an amount of cash sufficient to pay the aggregate Gross Distributable Cash Amount and any cash amounts payable under Section 2.1.4, less the Escrow Amounts to be contributed therefrom pro rata in cash and shares of Parent Common Stock. The Disbursing Agent will invest the deposited cash sums in its discretion (provided that Parent will be responsible for replacing any losses of principal to such resulting from such investments), and all interest thereon will be paid to Parent for its sole benefit.

2.4.2  Exchange Procedures.  Promptly after the Effective Time, Parent will instruct the Disbursing Agent to pay by check or wire transfer of same day funds the cash portion of any applicable Conversion Payments, under Section 2.1 and subject to Section 2.2 hereof, and to send a certificate or certificates (or book entry) representing the stock portion of any applicable Conversion Payments under Section 2.1.3 and subject to Section 2.2 hereof to each record holder of Company Shares as of the Effective Time, other than to those holders of Appraisal Shares not entitled to payment, as promptly as practicable following (i) the submission of a Certificate to the Disbursing Agent and a duly executed letter of transmittal (the “Letter of Transmittal”) by such holder of record, which will specify that risk of loss and title to the Certificates will pass, only upon proper delivery of such documents to the Disbursing Agent, and which will be in the form and have such provisions as Parent and Company may reasonably specify, and (ii) the surrender of the Certificates in exchange for the applicable Conversion Payment by such holder of record (which Certificates will then be canceled). If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such document, the Disbursing Agent will issue in exchange for such lost, stolen, or destroyed document, the applicable Conversion Payments to which the holder is entitled under this Article II.

2.4.3  No Further Ownership Rights in Company Shares.  The applicable Conversion Payment delivered upon surrender in exchange for Company Shares in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time, no further transfers will be made on the stock transfer books of Company of Company Shares issued before the Effective Time. When the Merger becomes effective, all Company Shares issued before then (other than Appraisal Shares) will cease to exist, and each Certificate previously representing any such shares will represent only the right to receive the applicable Conversion Payment as described in Section 2.1.3 subject to the terms of this Agreement. If, after the Effective Time, Certificates are presented to Surviving Corporation or the Disbursing Agent for transfer, they will be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

2.4.4  Return to Parent.  The Disbursing Agent will redeliver or repay to Parent any cash made available to the Disbursing Agent and not exchanged for Certificates within 12 months after the Effective Time. After such time any holder of Certificates who has not yet delivered or surrendered such Certificates to the Disbursing Agent, subject to applicable law, will look as a general creditor only to Parent for payment of the applicable Conversion Payment. Despite any provision of this Agreement, to the fullest extent permitted by applicable law, neither Parent, the Disbursing Agent, Surviving Corporation, the Shareholders’ Representative, nor any other party will be liable to any holder of Company Shares for any cash delivered to a public official according to applicable abandoned property, escheat, or similar law.

2.4.5  Withholding Rights.  Parent or the Disbursing Agent will be entitled to deduct and withhold from the applicable Conversion Payment otherwise payable under this Agreement to any Person (as defined in Section 10.2) who was a holder of Company Shares immediately before the Effective Time, such amounts as Parent or the Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, or foreign tax law. Any such withheld amounts will be timely paid over to the appropriate Governmental Entity (as defined in Section 3.1.4). To the extent that amounts are so withheld by Parent or the Disbursing Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Parent or the Disbursing Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of Company.  Except as set forth in a correspondingly numbered disclosure schedule delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), Company represents to Parent and Sub as follows (all references in the subsections of this Section 3.1 to “Company” will include Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context):

3.1.1  Organization, Standing, and Power.

(a) Each of Company and its subsidiaries is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization. Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted. Company is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 3.1.1(a) of the Company Disclosure Schedule), except in such jurisdictions in which a failure to be so organized, existing, or in good standing or to have such corporate power and authority would not materially impair the ability of Company to consummate the Transactions or would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the financial condition, business, assets or results of operations of Company and its subsidiaries, taken as a whole, other than any effect resulting from (1) the announcement of the Transactions or the proposal thereof or this Agreement and the transactions contemplated hereby, (2) changes after the date hereof in general economic conditions or the industry in which the Company operates, provided that the impact of such fact, circumstance, event, change, effect or occurrence is not disproportionately adverse to the Company, or (3) actions taken by Company after the date hereof at, and in accordance with the written direction or request of Parent (“Company Material Adverse Effect”).

(b) Company has delivered or made available to Parent or its counsel complete and correct copies of Company’s articles of incorporation, bylaws, stock records and minute books and the comparable governing instruments and minutes of each of its subsidiaries, in each case, as amended to the date hereof. The minute books of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Company and its board of directors (and each committee thereof), and the stock records of Company contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock. Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its subsidiaries (other than directors’ qualifying and similar shares, the ownership of which is identified in Section 3.1.1(b) of the Company Disclosure Schedule) free and clear of all liens, pledges, security interests, claims, or other encumbrances and all such shares are duly authorized, validly issued, fully paid, and nonassessable. Section 3.1.1(b) of the Company Disclosure Schedule lists all subsidiaries of Company, together with each subsidiary’s jurisdiction of incorporation or formation, the jurisdictions in which it is qualified to conduct business, and its authorized capitalization. Other than the subsidiaries so listed, Company does not own or control, directly or indirectly, shares of capital stock of any other corporation, or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise.

3.1.2  Capital Structure.

(a) The authorized capital stock of Company consists of (i) 10,750,000 shares of stock consisting of 10,000,000 Company Common Shares, no par value, of which, as of the date hereof, 4,741,128 shares are issued and outstanding, and (ii) 750,000 shares of Preferred Stock, no par value (“Company Preferred Shares”), 333,334 of which have been designated Series A Convertible Preferred Stock, none of which as of the date hereof are issued and outstanding. As of the date hereof, 1,866,500 Company Common Shares are reserved for issuance under the OMAX Corporation 2005 Stock Option Plan, including carryover from the issuance of options for Company Common Shares are reserved for issuance under the OMAX Corporation 1993 Stock Option Plan (together, the “Incentive Plans”). Options for 1,501,850 Company Common Shares (“Company Options”) have been granted and remain outstanding. All Company Shares, Company Options, and any other securities of Company outstanding as of the date hereof (collectively referred to as “Company Securities”), and the record owners of such securities are as set forth in Section 3.1.2 of the Company Disclosure Schedule, and no such securities are held by Company in its treasury. True and complete copies of all Company stock option plans and the forms of any other instruments setting forth the rights of all Company Securities as of the date hereof have been delivered to Parent or its counsel.

(b) All outstanding Company Common Shares are, and Company Shares issued upon exercise of any Company Options when issued in accordance with the respective terms thereof will be, validly issued, fully paid, nonassessable, and not subject to any preemptive rights or similar rights under the WBCA, Company’s articles of incorporation or bylaws, or to any agreement to which Company is a party or by which Company may be bound. Except for the shares described above issuable in connection with the exercise of Company Options (all as set forth in Section 3.1.2(a) of the Company Disclosure Schedule) there are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, equity-linked securities, or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue additional shares of the capital stock of Company. Other than as set forth in Section 3.1.2(a) Company does not have outstanding any bonds, debentures, notes nor does it owe any other indebtedness, the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Company Common Shares on any matter or (ii) are or will become entitled to receive any payment as a result of the Transactions. Other than as set forth in Section 3.1.2(a) Company does not have outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature. There is no agreement or right allowing for the repurchase or redemption of any capital stock or convertible securities of Company, and Company has not repurchased any of its capital stock. There are no agreements requiring Company to contribute to the capital of, or lend or advance funds to, any subsidiaries of Company. Company is not party to nor to its knowledge is any shareholder of Company a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company capital stock. Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person.

(c) All of the issued and outstanding Company Securities have been offered, issued, and sold by Company in compliance with applicable federal and state securities laws.

(d) To Company’s knowledge, no shareholder of Company has granted options or other rights to purchase any Company Securities from such shareholder.

3.1.3  Authority.  Company has all requisite corporate power and authority to execute and deliver this Agreement, subject to approval of the shareholders of Company to consummate the Transactions. The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to approval of the Merger and this Agreement by the shareholders of Company. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.1.4  Consents and Approvals; No Violations.  Subject to the satisfaction of the conditions in Sections 7.1 and 7.3, the execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets (any such conflict, violation, default, right, loss, or creation, a “Violation”) under (a) any provision of the articles of incorporation or bylaws of Company or the comparable governing instruments of any subsidiary of Company, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or its properties or assets, other than, in the case of clause (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) (collectively any consents or waivers with respect to Violations under clauses (a) and (b) of the first sentence of this Section 3.1.4, “Consents”), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Transactions, except for Consents, if any, relating to the filing of the Articles of Merger in accordance with the WBCA and except for such other Consents that if not obtained or made would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.5  Financial Statements.  The (a) audited consolidated balance sheets of Company and its subsidiaries as of December 31, 2006 and December 31, 2007 (the “Balance Sheet Date”) and the related audited consolidated statements of income, changes in owner’s equity, and cash flow for the 12 months ended December 31, 2005, December 31, 2006 and December 31, 2007, and (b) an unaudited consolidated balance sheet of Company and its subsidiaries as of March 31, 2008 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in owner’s equity, and cash flow for the year then ended (collectively, the “Financial Statements”) that have been provided to Parent or will be provided prior to Closing comply in all material respects with all accounting requirements applicable to Company and its subsidiaries, have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements. Section 3.1.5 of the Company Disclosure Schedule lists, and Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) effected by Company or its subsidiaries since the Balance Sheet Date. There are no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not reflected in the Financial Statements or the notes thereto. Except as disclosed in the Financial Statements, neither Company nor its subsidiaries is a guarantor or indemnitor of any indebtedness or other liability of any other Person.

3.1.6  No Defaults.  Company is not, and has not received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the articles of incorporation or bylaws of Company or any comparable governing instrument of any subsidiary, (ii) any judgment, decree, or order, or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except with respect to (iii) for Violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.7  Litigation.  There is no claim, action, suit, or proceeding pending or, to the knowledge of Company, threatened, against or affecting Company, any of its officers, directors, or employees, or any of its properties before any court or arbitrator or any Governmental Entity. There is no investigation pending or, to the knowledge of Company, threatened against Company, before any Governmental Entity. Section 3.1.7 of the Company Disclosure Schedule sets forth as of the date hereof, with respect to any pending action, suit, proceeding, or investigation to which Company is a party, the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed, or the nature of any other relief sought.

3.1.8  No Material Adverse Change.  Since the Balance Sheet Date, there has not been a Company Material Adverse Effect. Except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

(a) any declaration, setting aside, or payment of any dividend or other distribution, stock split, reclassification, subdivision, or exchange with respect to any Company Shares;

(b) any amendment of any provision of the articles of incorporation or bylaws of, or of any term of any outstanding security issued by, Company;

(c) any incurrence, assumption, or guarantee by Company of any indebtedness for borrowed money, or any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company;

(d) a material change to any tax election or any accounting method, or any settlement or consent to any claim or assessment relating to taxes incurred, or incurrence of any obligation to make any payment of, or in respect of, taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of taxes;

(e) any (i) grant of severance or termination pay to any director, officer, or employee of Company, (ii) entry into any employment, deferred compensation (based upon the meaning of such term before the adoption of Code Section 409A), or other similar agreement (or any material amendment to any such existing agreement) with any director, officer, or employee of Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus, or other benefits payable to directors, officers, or employees of Company in excess of 4% of total compensation for such individual as of January 1, 2008, in each case other than those required by written contractual agreements, or (v) acceleration of, or amendment or change to, the period of exercisability, vesting, or exercise price of options, restricted stock, stock bonus, or other awards granted under the Incentive Plans (including any discretionary acceleration of the exercise periods by Company’s board of directors, the compensation committee of Company’s board of directors, or a committee overseeing the Incentive Plans as permitted under such plans) or authorization of cash payments in exchange for any options, warrants, restricted stock, stock bonus, or other awards granted under any of such plans except, in each case, as may be required under applicable law or the existing terms of the Incentive Plans or other related agreements;

(f) any issuance of capital stock or securities convertible into capital stock of Company (including grants or other issuances of options, warrants, or other rights to acquire capital stock of Company) other than in accordance with the exercise of Company Options;

(g) any acquisition or disposition of assets (other than in the ordinary course of business), any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party;

(h) any entry by Company into any joint venture, partnership, or limited liability company or operating agreement with any Person;

(i) any damage, destruction, or loss (whether or not covered by insurance) affecting Company’s properties or business that has resulted, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect;

(j) any granting by Company of a security interest in or lien on any material property or assets of Company;

(k) any cancellation of debt or waiver of any claim or right individually or in the aggregate in excess of $25,000;

(l) any capital expenditure or acquisition of any property, plant, and equipment by Company for a cost in excess of $100,000 in the aggregate;

(m) any discharge or satisfaction by Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet included in the Financial Statements as of the Balance Sheet Date and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(n) any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract resulting, or reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect;

(o) any material grant or assignment of Company Intellectual Property;

(p) any event or condition resulting individually or in the aggregate in a Company Material Adverse Effect; or

(q) any agreement, authorization, or commitment, whether in writing or otherwise, to take any action described in this Section 3.1.8.

3.1.9  Absence of Undisclosed Liabilities.  Company has no liabilities, obligations, or contingencies (whether absolute, accrued, or contingent) except (i) liabilities, obligations, or contingencies (each a “Liability” and collectively, “Liabilities”) that are accrued or reserved against in the consolidated balance sheet of Company as of the Balance Sheet Date; (ii) additional Liabilities reserved against since the Balance Sheet Date that (x) have arisen in the ordinary course of business, and (y) are accrued or reserved against on the books and records of Company; (iii) additional Liabilities incurred since the Balance Sheet Date that (x) have arisen in the ordinary course of business, and (y) are not accrued or reserved against on the books and records of Company and none of which, individually or in the aggregate, are expected to exceed $100,000; (iv) additional Liabilities that are expressly provided for in any of Company’s contracts that are not required to be reflected in Company’s financial statements under GAAP; or (v) Liabilities reflecting expenses with respect to any litigation or dispute between Company and Parent as set forth in Section 3.1.9 (v) of the Company Disclosure Schedule.

3.1.10  No Violations.  Company is in compliance with all applicable federal, state, local, or foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any Governmental Entity applicable to its business and operations, except for violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Neither Company, nor any Person acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, (iii) created or used any “off-book” bank or cash account or “slush fund,” or (iv) violated the Foreign Corrupt Practices Act of 1977, as amended. All permits required to conduct the business of Company as currently conducted have been obtained, are in full force and effect, and are being complied with, except where the failure to hold or to be in compliance with such permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.11  Certain Agreements.  Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, or independent contractor of Company, from Company under any Plan (as defined in Section 3.1.13), agreement, document, or otherwise, (ii) increase any benefits payable under any Plan, agreement, or document, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.1.12  Employees.  Since the inception of Company (or any predecessor entity, if applicable), Company has been in compliance with all then applicable laws and regulations respecting employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. Since the inception of Company (or any predecessor entity, if applicable), Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation), or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Company regarding the foregoing, it has been fully satisfied). Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to Company’s knowledge, threatened, between Company and any of its employees, or any works council or similar body, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of Company’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any employees of Company. Section 3.1.12 of the Company Disclosure Schedule lists all countries in which a works council or similar employee organization represents employees of Company. To Company’s knowledge, no employees of Company are or have in the past been in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted by Company or work performed by the employee or to the use of trade secrets or proprietary information of others. All releases of employment claims in favor of Company obtained from employees during the three-year period preceding the Effective Date are effective and binding to release all employment claims for each such employee.

3.1.13  Employee Benefit Plans.

(a) Section 3.1.13(a) of the Company Disclosure Schedule lists each employee benefit, equity incentive plan, or compensation plan or program covering currently active, former, or retired employees of Company (“Plan”). Company has provided or made available to Parent a copy of each Plan document (or, if there is no Plan document, a written description), and where applicable, any related trust agreement, annuity, or insurance contract and, where applicable, the three most recent annual reports (Form 5500) filed with the U.S. Department of Labor-EBSA, including all attachments and schedules thereto. To the extent applicable, each Plan complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, and any Plan intended to be qualified under Code Section 401(a) or 423 is so qualified and has been so qualified since its creation, and its related trust is tax-exempt and has been since its creation. No Plan is covered by Title IV of ERISA or Code Section 412. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, has occurred with respect to any Plan. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by all statutes, orders, rules, and regulations, including ERISA and the Code, applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit, action, or other litigation has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to each Plan accrued to the date hereof have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by Company, or any entity that is considered one employer with Company under ERISA Section 4001(a)(14). Company has not incurred, and will not incur as a result of the Transactions, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of ERISA Section 4001(a)(3). Company has no obligation for retiree health or life benefits under any Plan, except as required by applicable law or to avoid excise taxes under Code Section 4980B. There are no restrictions on the rights of Company to amend or terminate any Plan without incurring any liability thereunder (other than ordinary administrative expenses) and satisfaction of applicable notice. There have been no unwritten or unexpected amendments to, written interpretation of, or announcements (whether or not written) by Company relating to coverage under, any Plan. No tax under Code Section 4980B (other than a tax that has been fully satisfied) has been incurred in respect of any Plan that is a group health plan, as defined in Code Section 5000(b)(1). No act or omission has occurred (or will occur as a result of the transactions contemplated by this Agreement) and no condition exists with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), equity incentive plan, or compensation plan or program, currently or previously sponsored, contributed to, maintained or administered by the Company or any subsidiary entity that is or was an ERISA Affiliate of the Company (as defined below) that would subject the Company (or the assets of any such plan or program) to any fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable legal requirements (other than liabilities for benefits accrued under plans or programs for employees of the Company and their beneficiaries).

(b) Neither Company nor any entity that is or was considered one employer with Company under ERISA Section 4001(a)(14) or Code Sections 414(b), (c), or (m) (“ERISA Affiliate”) has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3)). No Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(c) All Plans that are subject to the laws of any jurisdiction outside the United States are in compliance with and have been operated consistent with their terms and all applicable laws (including relevant tax laws), and the requirements of any trust deed under which they were established, in all material respects. Section 3.1.13(c) of the Company Disclosure Schedule identifies all of Company’s employee benefit plans that are subject to the laws of any jurisdiction outside the United States. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject Company, directly or indirectly, to any material liability arising under any applicable laws, including relevant tax laws (including any liability to or under any such Plan or any indemnity agreement to which Company is a party), excluding liability for routine benefit claims and funding obligations. With respect to each such Plan, there are no funded benefit obligations for which the contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, on the Financial Statements.

(d) No Plan is subject to any ongoing or scheduled audit, investigation, or other administrative proceeding of the Internal Revenue Service (“IRS”), the U.S. Department of Labor, or any other federal, state, or local governmental entity.

(e) No event has occurred or circumstance exists that could result in a material increase in premium costs of Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured. For avoidance of doubt, general increases in the cost of medical services or supplies or prescription pharmaceuticals are not considered events or circumstances to be considered. Each Plan that provides self-insured benefits is subject to a stop-loss insurance policy under which the Company is an insured party and the Company has complied with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement. The transaction contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.

3.1.14  Real Property; Leases.  Company does not own, and has never owned, real property. Company has made available to Parent copies of all leases or subleases in effect on the date hereof under which Company leases (i) real property (as either a tenant, subtenant, or lessor), or (ii) personal property that requires annual payments in excess of $25,000 with respect to each such lease or sublease of personal property (in case of either clause (i) or (ii), a “Company Lease”). No default exists under any Company Lease. No Company Lease is terminable because of the execution of this Agreement or the consummation of the Transactions. Section 3.1.14 of the Company Disclosure Schedule lists each Company Lease. Each Company Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Company Lease in connection with the completion of the Transactions, and Company has not received notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.15  Environmental.

(a) Except as would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, no Hazardous Material (as defined below) has been released by Company (except as specifically authorized, such as by permits issued by a Governmental Entity), onto or under any property occupied by Company or any affiliate of Company, nor, to Company’s knowledge, has any Hazardous Material migrated beneath such properties.

(b) Except as would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, Company has not transported, stored, used, manufactured, disposed of, released, or exposed its employees or others to, Hazardous Materials (collectively, “Hazardous Materials Activities”) in violation of any Environmental Law (as defined below) in effect on or before the Effective Time.

(c) Company currently holds all environmental approvals, permits, licenses, clearances, and consents necessary for the conduct of Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted (collectively, “Environmental Permits”), except where the absence of such Environmental Permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(d) No legal action, proceeding, revocation proceeding, amendment procedure, writ, or injunction is pending and, to Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, or injunction has been threatened by any Governmental Entity against Company concerning any Environmental Permit, Hazardous Material, or any Hazardous Materials Activity of Company. Company has received no written notification that it is or may be liable for natural resource damages, the investigation or cleanup of Hazardous Materials, or for the response costs incurred by others in conducting such investigation or cleanup, which, in either case would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. To the knowledge of Company, no fact or circumstance currently exists that is reasonably likely to involve Company in any material environmental litigation or impose upon Company any material environmental liability.

(e) Company has not, either by agreement or (to Company’s knowledge) by operation of law, assumed or undertaken any liability (including future or contingent liabilities) of another person or entity under any Environmental Law, including any obligation for investigation, cleanup, corrective action, or natural resource damages with respect to Hazardous Materials.

(f) Neither Company nor, to the knowledge of Company, any of its agents, possess copies of any reports concerning the presence or possible presence of released Hazardous Materials on real property currently or formerly owned, leased, or occupied by Company, including any environmental site assessment reports.

(g) “Hazardous Material” means any substance that any Governmental Entity, in accordance with applicable federal, state, or local law, has designated to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including PCBs, friable asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances in accordance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste in accordance with the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated in accordance with said laws, but excluding office and janitorial supplies lawfully used or stored for their intended purposes.

(h) “Environmental Law” means all applicable foreign, domestic, federal, state, local, or other laws, regulations, ordinances, or other binding requirements of Governmental Entities, all applicable orders, judgments, or binding determinations of administrative or judicial authorities, and any required permit, license, or other authorization, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material.

3.1.16  Customers and Suppliers.

(a) As of the date hereof: (i) Company has no material outstanding dispute in excess of $50,000 that has been communicated orally or in writing, concerning its business operations, including any Company Technology (as defined in Section 3.1.20) or services with any distributor or customer who, in the 24 months ended as of the date of this Agreement, was one of the 20 largest sources of revenues recognized under GAAP for Company during such period (each, a “Significant Customer”); (ii) Section 3.1.16(a) of the Company Disclosure Schedule lists each Significant Customer and the percentage of Company’s total revenues such Significant Customer represented during such period; (iii) Company has not received any oral or written notice from any Significant Customer that such Significant Customer will not continue as a customer or distributor of Surviving Corporation after Closing or that such distributor or customer intends to terminate or materially modify existing agreements with Company or Surviving Corporation; and (iv) no purchaser, reseller, or distributor of Company’s services has asserted any claims of breach of warranty in excess of $5,000 with regard to such services nor does Company have any indemnity liability for any such services to purchasers, resellers, or distributors. To Company’s knowledge, Company could not reasonably be expected as a result of warranty or liability claims against it to be required to modify in any material respect any of Company’s services that are material to Company.

(b) As of the date hereof: (i) Company has no material outstanding dispute in excess of $50,000 that has been communicated orally or in writing, concerning technology, products, or services provided by any supplier who, in the 24 months ended as of the date of this Agreement, was (a) one of the ten largest suppliers of technology, products, or services to Company, based on amounts paid or payable, or (b) provided third-party software used in connection with any Company Technology, products, or services during such period (each, a “Significant Supplier”); (ii) Section 3.1.16(b) of the Company Disclosure Schedule lists each Significant Supplier; and (iii) Company has not received any oral or written notice from any Significant Supplier that such supplier will not continue as a supplier to the Surviving Corporation after the Closing or that such supplier intends to terminate or materially modify existing agreements with Company or the Surviving Corporation.

(c) To Company’s knowledge no supplier, distributor, or customer has any interest in any real or personal, tangible or intangible property, including Company Owned Intellectual Property (as defined in Section 3.1.20(a)(ii)), used in or pertaining to the business of Company.

3.1.17  Material Contracts.

(a) Section 3.1.17 of the Company Disclosure Schedule sets forth all of the following contracts to which Company is a party as of the date of this Agreement (the “Material Contracts”):

(i) any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant, or other Person other than ordinary course, at-will written or oral offers or agreements terminable without notice and without the payment of any severance or penalty and other than employment arrangements required by law, (B) in accordance with which Company is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, (C) in accordance with which Company is or may become obligated to make any bonus, commission, or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, or (D) in accordance with which Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions, other than with respect to the acceleration of Options pursuant to their terms or pursuant to this Agreement;

(ii) any agreement that provides for indemnification of any officer, director, employee, or agent of Company;

(iii) any agreement imposing any restriction on the right or ability of Company, or that, after consummation of the Merger, would impose a restriction on the right or ability of Parent or any of its subsidiaries, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

(iv) any agreement with a third party in accordance with which Company (A) has paid $100,000 or more during the year ended December 31, 2007, or (B) is obligated to pay $100,000 or more during the year beginning January 1, 2008;

(v) any agreement with a distributor, VAR, reseller, OEM, marketing partner, or Significant Customer;

(vi) any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of Company to form a joint venture or to acquire securities of a third party;

(vii) any In-Licenses (as defined in Section 3.1.20);

(viii) any other contract, agreement, or commitment not otherwise listed in Section 3.1.17 of the Company Disclosure Schedule, (A) the termination of which would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (B) that, if no required consent regarding the Transactions is obtained, would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or a material adverse effect on the operation of the business of Company in the same manner as the business of Company is currently operated;

(ix) any union contract or collective bargaining agreement;

(x) any material Company Lease;

(xi) except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the Financial Statements, any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.

(b) Each Material Contract is in full force and effect and is a valid and binding obligation of Company, and neither Company nor, to the knowledge of Company, any other party thereto is in breach of, or default under, any such Material Contract, except for such failures to be in full force and effect and such breaches and defaults that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. As of the date hereof, none of the parties to any of the Material Contracts identified in Section 3.1.17 of the Company Disclosure Schedule has expressed in writing an intent to terminate or materially reduce the amount of its business with Company in the future.

(c) Company acknowledges that it has provided only blank form versions of certain Material Contracts to Parent or Parent’s counsel in the course of due diligence leading to the execution of this Agreement. The actual Material Contracts corresponding to such disclosed form versions do not contain materially different terms than such form versions.

3.1.18  Taxes.

(a) For the purposes of this Agreement, the terms “tax” and “taxes” mean all federal, state, local, and foreign income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

(b) Company has timely filed (or caused to be filed) all federal, state, local, and foreign tax returns, reports, information statements, and similar statements (“Returns”) required to be filed, which Returns are true, correct, and complete in all respects. Company has timely paid when due, or fully accrued in accordance with GAAP on the Financial Statements, all taxes in respect of all periods (or portions thereof), whether or not any Return reflects such taxes. The unpaid taxes of Company will not, as of the Closing Date, exceed the reserves for tax liability set forth on the Closing Balance Sheet. Company has not engaged in any “reportable transaction” within the meaning of Code Section 6707A(c)(1). Company has not taken any position on any Return that is or would be subject to penalties under Code Section 6662. Company is not currently the beneficiary of any extension of time to file any Return that has not yet been filed. All material elections with respect to taxes made by or with respect to Company are set forth in Section 3.1.18(b) of the Company Disclosure Schedule. Company has provided to Parent or made available true and correct copies of all filed Returns and related work papers, all correspondence with any taxing authorities, any tax planning memoranda, or other material tax data of Company, in each case with respect to taxes and Returns for which the statute of limitations has not expired.

(c) No deficiencies or adjustments that remain outstanding for any tax have been claimed, proposed, assessed, or threatened. No authority in a jurisdiction where Company does not file Returns has ever made any claim that Company is or may be subject to taxation by that jurisdiction. Section 3.1.18(c) of the Company Disclosure Schedule accurately sets forth the years for which Company’s federal, state, local, and foreign Returns have been audited and any years that are the subject of a pending audit by the IRS or any applicable state, local, or foreign taxing authorities. Except as so disclosed, Company has not received written notice of any pending or threatened tax audit or examination and Company has not waived or entered into any other agreement with respect to any statute of limitation with respect to its taxes or Returns. Section 3.1.18(c) of the Company Disclosure Schedule sets forth as of the date hereof (i) the tax basis of Company in its assets, (ii) the current and accumulated earnings and profits of Company, (iii) the amount of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover and charitable contribution carryover of Company, and (iv) the amount of any deferred gain or loss allocable to Company or excess loss account of Company. Section 3.1.18(c) of the Company Disclosure Schedule sets forth as of the date hereof a list of all joint ventures, partnerships, limited liability companies, or other business entities (within the meaning of Treasury Regulation Section 301.7701-3) in which Company has an interest. No consent or agreement has been made under former Code Section 341(f) by or on behalf of Company or any predecessor thereof. Company has no interests in real estate that would be subject to any real estate excise, transfer, or other similar tax because of the consummation of the Transactions.

(d) There are no liens for taxes upon the assets of Company except for taxes not yet due and payable. Company has withheld all taxes required to be withheld by it in respect of wages, salaries, and other payments to all employees, officers, and directors and any taxes required to be withheld from any other Person and has timely paid all such amounts withheld to the proper taxing authority. Company is not party to any tax sharing or tax allocation agreements and has not been a member of any affiliated group of corporations within the meaning of Code Section 1504 (other than the group of which Company is currently the common parent). Company has no liability for taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law) as a transferee or successor, by contract, or otherwise. Company neither has nor had a “permanent establishment” (as defined in any applicable income tax treaty) in any country other than the United States. There are no outstanding rulings or requests for rulings from any taxing authority with respect to Company. Company neither is nor has ever been a “United States real property holding corporation” within the meaning of Code Section 897. The use of any net operating loss carryover, net capital loss carryover, unused investment credit, or other credit carryover of Company is not subject to any limitation in accordance with Code Section 382 or otherwise.

(e) Company has not participated in, or cooperated with, an international boycott within the meaning of Code Section 999. Company is not required to include in income any adjustment in accordance with Code Section 481(a) (or similar provisions of other law or regulations) in its current or in any future taxable period, because of a change in accounting method, nor has the IRS (or other taxing authority) proposed any such change in accounting method. In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated by this Agreement, or under any other agreement or arrangement to which Company is a party that would be reasonably likely to result in imposition of the sanctions imposed under Code Sections 280G and 4999, determined without regard to whether such payment is reasonable compensation for services performed or to be performed in the future, and whether or not some other later action or event would be required to cause such payment, acceleration, or provision to be triggered. Neither Company, Parent, or any affiliate of Parent will be obligated to pay, or reimburse any individual for, any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Company under Code Section 4999 or any similar provisions as a result of the consummation of the Transactions, either alone or in connection with any other event. None of the assets of Company is property that is required to be treated as owned by any other Person in accordance with the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 and none of the assets of Company is “tax exempt use property” within the meaning of Code Section 168(h). None of the assets of Company secures any debt the interest on which is tax exempt under Code Section 103.

(f) Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (i) in the two years before the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the Transactions.

(g) All Plans or arrangements to which Company is a party that are “nonqualified deferred compensation plans” within the meaning of Code Section 409A(d)(1) satisfy the requirements of Code Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) and the guidance thereunder and have been operated in accordance with such requirements.

(h) No outstanding Company Share is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, and no payment to any holder of Company Shares of any Conversion Payments in accordance with this Agreement will result in compensation income to such holder of Company Shares.

3.1.19  Interests of Officers.  None of Company’s officers, directors or employees has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in the business of Company, nor to the knowledge of Company does any supplier, distributor, or customer of Company.

3.1.20  Technology and Intellectual Property Rights.

(a) Definitions:

(i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (x) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, registrations and applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations, and applications therefor, and all goodwill associated therewith throughout the world; and (5) any similar, corresponding, or equivalent rights to any of the foregoing in (1) through (4) above, anywhere in the world (items (1) through (5) collectively, “Intellectual Property Rights”); and (y) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, trade secrets, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

(ii) “Company Owned Intellectual Property” means all Intellectual Property owned by Company.

(iii) “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Company. Unless otherwise noted, all references to “Company Intellectual Property” refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(b) Section 3.1.20(b) of the Company Disclosure Schedule lists:

(i) all of Company’s registrations and applications for registration for Company Owned Intellectual Property (including without limitation all patents issued and/or assigned to Company and all applications for patents filed or held by Company);

(ii) all licenses, sublicenses, reseller, distribution, customer, and other agreements or arrangements in accordance with which any other Person is authorized by Company to have access to, resell, distribute, or use Company Owned Intellectual Property or to exercise any other right with regard thereto;

(iii) all agreements and licenses in accordance with which Company has been granted a license to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off-the-shelf” third party Intellectual Property that is otherwise commercially available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations)) where such Company Licensed Intellectual Property is used by Company in connection with the development, support, or maintenance of Company’s products, Technology or service offerings (“In-Licenses”);

(iv) any obligations of exclusivity (including license rights granted by Company to any third party in Company Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition, nonsolicitation, right of first refusal, parity of treatment and/or most favored nation status, or right of first refusal or negotiation, parity of treatment, or most favored nation status to which Company is subject and that relate to and/or restrict any Company Intellectual Property Rights or Company Technology, products or services that are provided using Company Intellectual Property, including without limitation for each such obligation an identification of any territorial limitations on such obligation;

(v) any grants to Company of exclusivity (including exclusive license rights granted to Company by any third party in Company Licensed Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition, nonsolicitation, right of first refusal or negotiation, parity of treatment, or most favored nation status; and

(vi) all current Company products, Technology, and service offerings made commercially available by Company.

(c) Company owns free and clear of conditions, liens, pledges, security interests, claims, or other encumbrances, adverse claims, or other restrictions or any requirement of any past, present, or future royalty payments, all rights necessary to carry out, or that otherwise are material to, the current and anticipated future (as contemplated by Company) business of Company and has had all rights reasonably necessary to carry out, or that otherwise were material to, the business of Company.

(d) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will Company be, in violation of any license, sublicense, or other agreement relating to Company Intellectual Property, including any In-License. Without limiting the foregoing, (i) the “License Agreement” between Aesop, Inc. and Company dated April 15, 1997 (last signed June 29, 1997), remains in force as of the Effective Date; (ii) Company has renewed the exclusivity provisions under that agreement at least through the Closing Date and given any renewal notices required to be given on or before Closing Date to continue such exclusivity; and (iii) to Company’s knowledge, as of the Closing Date Robomatics, Inc. has not marketed water-jet cutting equipment utilizing the Aesop technology licensed to Company under that agreement.

(e) Neither the (i) use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Company Owned Intellectual Property, (ii) operation of Company’s business, including Company’s provision of Technology, products or services, nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale or other exploitation of any of Company’s products, services, or Technology, infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal right, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction. To the knowledge of Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Owned Intellectual Property by any third party, employee, or former employee.

(f) Company has not received written notice of any claims (i) challenging the validity, effectiveness or ownership by Company of any Company Owned Intellectual Property, or (ii) that any of the actions described in Section 3.1.20(e)(i), (ii) or (iii) above infringes, or will infringe on, any third party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction, nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind.

(g) No parties other than Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has Company granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.

(h) Section 3.1.20(h) of the Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, Company Owned Intellectual Property other than employees of Company who meet all of the following requirements: (i) their work in any Company product, Technology, or service was created by them entirely within the scope of their employment by Company, (ii) their copyrightable work product in any Company product, Technology, or service is owned by Company as a work made for hire under U.S. copyright law, and (iii) any inventions of such employees that are included or implemented in any Company product, Technology, or service have been assigned to Company under Company’s standard form employee invention assignment agreement.

(i) Company has secured from all current and former non-employee consultants and contractors of Company who have created any material portion of, or otherwise have any rights in or to, any Company Owned Intellectual Property, valid and enforceable written assignments to Company of any such consultants’ and contractors’ contribution or rights therein and Company has provided true and complete copies of such assignments or licenses to Parent.

(j) Company has taken commercially reasonable steps to protect rights in confidential information (both of Company and that of third Persons that Company has received under an obligation of confidentiality). Company has obtained legally binding written agreements from all employees and third parties with whom Company has shared its confidential information or confidential information that Company is obligated to treat as confidential and that require those employees and third parties to keep such information confidential.

(k) Company is in compliance in all material respects with all applicable laws, rules, regulations, and Company contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”). Company’s Collection and Use of such Customer Information are in accordance in all material respects with Company’s privacy policy as published on its website or any other privacy policies presented to consumers or customers and to which Company is bound or otherwise subject and any contractual obligations of Company to its customers regarding privacy. Company does not use in connection with the provision of its Technology, products or services or collect or receive social security numbers or credit card numbers. Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of Company’s privacy policies or any contractual obligation of Company governing the Collection and Use of Customer Information.

(l) Section 3.1.20(l)(i) of the Company Disclosure Schedule identifies all licenses entered into by Company with regard to any third party source code. Section 3.1.20(l)(ii) of the Company Disclosure Schedule identifies all such licenses that may not be assigned to Parent.

(m) No Company software or software used in any Company Technology, product or service (including Company software under development) has been, is, or, upon consummation of the Merger, will be, in whole or in part, governed by an Excluded License. For purposes of this Agreement, an “Excluded License” is any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (i) such software and/or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software and/or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).

(n) Company has not incorporated into any Company software or software used in any Company product, Technology, or service any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by Company.

(o) Company has not incorporated into any Company software or software used in any Company product, Technology, or service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.

(p) Company has not participated in any standards-setting organizations or activities that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of Company to enforce, license or exclude others from using any Company Intellectual Property.

(q) The Merger will not give rise to, any Company obligations of exclusivity (including exclusive license rights granted by Company to any third party in Company Intellectual Property or other exclusivity grants), covenants not to sue, non-competition, non-solicitation, right of first refusal or negotiation, parity of treatment, most favored nation status, or other material restriction on the operation of Company’s business.

(r) The Merger will not give rise to or cause under any agreements relating to Company Intellectual Property (i) a right of termination under, or a breach of, or any loss or change in the rights or obligations of Company, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company is otherwise obligated to pay absent a Merger, or (iii) Parent’s granting to any third party any right to or with respect to any of Parent’s Intellectual Property.

(s) Company is not under any contractual obligation (i) to include any Company Licensed Intellectual Property in any Company product, Technology, or service, or (ii) to obtain a third party’s approval of any Company product, Technology, or service at any stage in the development, licensing, distribution, or sale of that product, Technology, or service.

(t) Company has no obligation to perform services for any third party other than (i) customer support and maintenance services for those customers listed in Section 3.1.20(t)(i) of the Company Disclosure Schedule, and (ii) professional services for those customers listed in Section 3.1.20(t)(ii) of the Company Disclosure Schedule.

(u) All granted or issued patents and all mask works, registered trademarks, and copyright registrations held by Company at any time, are valid, enforceable, and subsisting. Section 3.1.20(u) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Owned Intellectual Property in full force and effect.

(v) Company has not exported or re-exported its products, services, or Technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to U.S., Canadian, or European Union export restrictions or export restrictions of any other jurisdiction in which Company operates or is otherwise subject; or (ii) any end-user who Company knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and Company has complied with all end-user, end-use, and destination restrictions issued by the U.S., Canada, the European Union, and any other jurisdiction to which Company operates or is subject.

(w) The Company software or software used in any Company Technology, product or service: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all aspects of the related Technology without reference to other sources of information; (ii) is complete; (iii) is free from known material defects or deficiencies, errors in design, and operating defects; (iv) to Company’s knowledge, does not require a material upgrade or replacement within the 12-month period after the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Company Technology, product or service, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Company software or any system or equipment on which any of the Company software is installed or in connection with which it may operate.

3.1.21  Vote Required.  The affirmative vote of the holders of a majority of the outstanding Company Common Shares (the “Company Shareholder Approval”) voting together as a single class at a shareholder meeting or in accordance with a written consent is the only vote of the holders of Company’s capital stock necessary to approve this Agreement and the consummation of the Transactions.

3.1.22  Brokers’ and Other Fees.  Neither Company nor its shareholders, directors, officers, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, Company that would be entitled to any fee or commission from Company, Parent, or any of Parent’s affiliates in connection with or upon consummation of the Transactions.

3.1.23  Change of Control.  With regard to any Company Options granted under the Incentive Plans that do not presently provide for automatic acceleration of vesting upon a change of control, Company shall take action to make such options exercisable or vested immediately prior to Closing. Section 3.1.23 of the Company Disclosure Schedule sets forth the number of Company Common Shares that are subject to options, warrants, or awards that are not exercisable or vested before the Effective Time and that are subject to partial or complete acceleration of vesting or exercisability as a result of the Merger or termination of any employment or contractor arrangement, the name of the Person who holds such option, warrant, or other award, and the applicable percentage of acceleration of the vesting or exercisability.

3.1.24  Complete Copies of Materials.  Company has delivered or made available to Parent or its counsel true and complete copies of each document listed in the Company Disclosure Schedule.

3.1.25  Board Recommendation.  Company’s board of directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Company and its shareholders, (ii) approved and adopted this Agreement and the Transactions, including the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the Transactions by Company’s shareholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

3.1.26  Insurance.  Company has made available to Parent or its counsel a copy of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of Company. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance with the terms of such policies and bonds. As of the date of this Agreement, there has been no threatened termination of, or premium increase with respect to, any such policies.

3.1.27  Accounts Receivable.  All of the accounts receivable shown on the consolidated balance sheet of Company as of the Interim Balance Sheet Date have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within 90 days of the due date, and are not subject to counterclaims or setoffs.

3.1.28  Personal Property.  As of the date hereof Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the consolidate balance sheet of Company as of the Interim Balance Sheet Date or used in Company’s business as of the Interim Balance Sheet Date even if not reflected thereon. Section 3.1.28 of the Company Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property having a depreciated book value of $5,000 or more currently used by Company in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

3.1.29  Guarantees and Suretyships.  Company has no powers of attorney outstanding, (other than those issued in the ordinary course of business with respect to tax matters). Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise with respect to the obligations or liabilities of any Person.

3.1.30  Certain Transactions.  Except for (a) relationships with Company as an officer, director, or employee (and compensation by Company in consideration of such services) and (b) relationships with Company as holders of Company Securities, none of the directors, officers, or holders of 5% or more of the Company Shares, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5% or more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee.

3.1.31  Government Contracts.

(a) “Government Contracts” means any agreement, commitment, undertaking, or arrangement of any kind with a government agency, government prime contractor, government grant recipient, or higher-tier government subcontractor to which Company is a party as of the date of this Agreement.

(b) Company is in compliance with all legal requirements of all Government Contracts. (c) Company has not, in obtaining or performing any Government Contract, violated any material aspect or provision of any of the following: (i) the Federal Acquisition Regulation or any applicable agency supplement thereto; (ii) any state procurement law or regulation; and (iii) any other applicable procurement law or regulation.

(d) To the knowledge of Company, there are not and have not been any irregularities, misstatements, or omissions relating to any Government Contracts, including certifications.

(e) Company is not undergoing, and has not undergone, any audit of any Government Contract, and Company has no knowledge of any basis for any impending audit, arising under or relating to any Government Contract, except for routine audits conducted during the ordinary course of business.

(f) Company has taken adequate steps to ensure that its right, title and interest in inventions, technical data, computer software, and copyrightable material developed under any Government Contract have been retained and protected.

3.1.32  Disclosure.  No representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its Representatives (as defined in Section 4.1.2) under this Agreement, or in connection with the Transactions, including information supplied by Company for inclusion in the Registration Statement on Form S-4 of Parent (or such other or successor form as shall be appropriate, the “Registration Statement”) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (“SEC”) , when read together in their entirety, contains as of the date hereof or will contain, at the time the Registration Statement is declared effective by the SEC or upon the consummation of the Merger any untrue statement of a material fact, or omits as of the date hereof or will omit upon the consummation of the Merger to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.

3.1.33  Reliance.  Company makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.

3.2  Representations and Warranties of Major Shareholders.  Each Major Shareholder represents and warrants, severally but not jointly, to and for the benefit of Parent and Sub as follows:

3.2.1  Authority.  Each Major Shareholder has full power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by such Major Shareholder as contemplated hereunder, and to perform his, her, or its obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by Major Shareholder as contemplated hereunder constitutes the valid and legally binding obligations of such Major Shareholder enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and general principles of equity.

3.2.2  Voting Agreements.  Except as contemplated by this Agreement, each Major Shareholder is not a party to any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company.

3.2.3  Non-Contravention; Consents.  The execution and delivery of this Agreement, and all other documents and agreements to be executed by the Major Shareholders as contemplated by this Agreement, and the consummation of the Transactions will not, conflict with, or result in any Violation of (i) any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which a Major Shareholder is subject, or (ii) any agreement, contract, lease, license, instrument, or other arrangement to which a Major Shareholder is a party, or by which it is bound, or to which any of its Company Securities are subject. No Major Shareholder was, is, or will be required to make a filing with, give any notice to, or to obtain any consent from, any Person or any Governmental Entity in connection with the execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement or the consummation or performance of any of the Transactions.

3.2.4  Reliance.  Each Major Shareholder makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.

3.3  Representations and Warranties of Parent and Sub.  Parent and Sub represent to Company as follows:

3.3.1  Organization; Standing and Power.  Each of Parent and Sub is a corporation duly organized and validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization. Each of Parent and Sub has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions in which a failure to so qualify would not result, or be reasonably expected to result, individually or in the aggregate, in a material adverse effect on the financial condition, business, assets, or results of operations of Parent, Sub and either of their subsidiaries, taken as a whole, or that would materially impair the ability of Parent or Sub to consummate the Transactions (“Parent Material Adverse Effect”).

3.3.2  Authority.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transactions. The execution and delivery by Parent and Sub of this Agreement and the performance of Parent’s and Sub’s respective obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3.3  Consents and Approvals; No Violations.  Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any Violation of (a) any provision of the restated articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Sub, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate in a Parent Material Adverse Effect. No Consent is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the Transactions, except for the filing of the Articles of Merger in accordance with the WBCA, the filing with the SEC and NASD of the Registration Statement, the filing of a Form 8-K with the SEC and NASD within the statutory period following the date of this Agreement, any filings as may be required under applicable state securities laws, the securities laws of any foreign country, or under the rules and regulations of The NASDAQ Global Market, and except for such other Consents that if not obtained would not result, or reasonably be expected to result, in a Parent Material Adverse Effect.

3.3.4  Disclosure.  No representation or warranty made by Parent or Sub, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Parent or its Representatives under this Agreement, when read together in their entirety, contains upon the date hereof or will contain upon the consummation of the Merger any untrue statement of a material fact, or omits upon the date hereof or will omit upon the consummation of the Merger to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.

3.3.5  SEC Reports.  Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since April 30, 2007 (such documents, together with any current reports filed during such period by Parent with the SEC on a voluntary basis on Form 8-K, the (“Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.3.6  Compliance with Law.  Except as would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

3.3.7  Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.3.8  Proxy Materials.  None of the information supplied by Parent or Sub for inclusion in the proxy materials distributed by Company will, at the date such materials are first mailed to shareholders of the Company or at the time of the Company Special Meeting of Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.3.9  Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Howard & Zukin Capital, Inc. and Cascadia Capital, LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.3.10  Sufficient Funds.  Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Conversion Payments and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.

3.3.11  Acquiring Person.  None of Parent, Sub or their respective Affiliates is or ever has been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA). Sub will not be, with respect to the Company after the Merger, an “affiliate or associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA).

3.3.12  Reliance.  Parent makes the foregoing representations and warranties with the knowledge and expectation that Company is placing reliance thereon.

ARTICLE IV

COVENANTS OF COMPANY

All references in the subsections of this Article IV to “Company” includes Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement, or with Parent’s prior written consent) that:

4.1  Conduct of Business.

4.1.1  Ordinary Course.  Company will carry on its business in the ordinary course consistent with past practice, will continue to observe its obligations to comply with the requirements of all applicable laws and regulations, and will use commercially reasonable efforts to: preserve intact its present business organization; keep available the services of its present officers, consultants, and employees; and maintain satisfactory relationships with licensors, licensees, customers, suppliers, contractors, distributors, and others having business relationships with it. Company will promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of Company that would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Without limiting the above, Company will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a) grant any severance or termination pay to any officer, director, or employee of Company, other than those made in Company’s ordinary course of business and consistent with past practices and to the extent required by law, or by Company’s existing severance plans and agreements as disclosed in the Company Disclosure Schedule;

(b) transfer to any third Person ownership of Company Intellectual Property Rights;

(c) except as contemplated by Company Disclosure Schedule 4.1.1(c), declare, set aside, or pay any dividend or other distribution with respect to any shares of capital stock of Company, or repurchase, redeem, or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company, or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

(d) split, combine, or reclassify any class of capital stock of Company;

(e) amend any provision of the articles of incorporation or bylaws of Company, or any term of any outstanding security issued by Company;

(f) incur, assume, or guarantee any indebtedness for borrowed money, other than draw-downs in the ordinary course of business on lines of credit existing as of the date of this Agreement;

(g) change any method of accounting or accounting practice by Company, except for any such change required by reason of a change in GAAP or with prior agreement with Company’s auditor;

(h) commence a lawsuit other than: (i) for the routine collection of bills; or (ii) in such cases where Company in good faith determines that failure to commence a suit would result in a material impairment of a valuable aspect of Company’s business, provided Company consults with Parent before filing a suit described in (i) or (ii);

(i) extend an offer of employment to a candidate for an officer position of vice president or above or any position with annual compensation in excess of $100,000 without prior consultation with Parent;

(j) grant or issue or accelerate the vesting (except, in the case of acceleration of vesting, as permitted under the Company’s stock option plans for options outstanding as of the date of this Agreement) of any capital stock, securities convertible into capital stock of Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights ;

(k) except as contemplated by Company Disclosure Schedule 4.1.1(k), adopt or pay, accelerate, or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent, or consultant, whether past or present, or amend any such existing plan, agreement, or arrangement, in each case other than in the ordinary course of business or as required by law;

(l) assign, transfer, dispose of, or license assets of Company, grant any license of any assets of Company, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party in each case other than in the ordinary course of business;

(m) enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(n) breach, modify, amend, or terminate any of Company’s Material Contracts, or waive, release, or assign any rights or claims under any of Company’s Material Contracts, except as expressly required by this Agreement or except in the ordinary course of business;

(o) settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

(p) fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s current policies;

(q) enter into any Material Contract or any other contract that would require Company to expend a sum in excess of $100,000, except in the ordinary course of business;

(r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the Merger);

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(t) except as contemplated by Company Disclosure Schedule 4.1.1(t), adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement (other than amendments required by law or to comply with the Code or as requested by Parent under Section 6.8(c)), or enter into any employment contract, pay any special bonus or special remuneration to any director, officer, consultant, or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, consultants, or employees other than increases as required by law, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons under an employee benefit plan or otherwise;

(u) except as contemplated by Company Disclosure Schedule 4.1.1(u), pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit under any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company or any amount relating to unused vacation days, other than in the ordinary course of business consistent with past practice and except as required by law;

(v) grant rights or licenses to Company Intellectual Property to any standards organization or to any third Person in compliance with the requirements of any standards organization, or use or incorporate any intellectual property from any standards organization in Company’s software or software used in any Company product, Technology, or service;

(w) except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained in this Agreement inaccurate, (ii) result in any of the conditions to the Merger in Article VII not being satisfied, or (iii) impair the ability of Company to consummate the Merger in accordance with the terms of this Agreement;

(x) make any capital expenditure in excess of $100,000; or

(y) authorize, commit, or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

4.1.2  Exclusivity; Acquisition Proposals.

(a) Unless and until this Agreement has been terminated by either party in accordance with Section 9.1 hereof, Company agrees that it will not (and will use its commercially reasonable efforts to ensure that none of its officers, directors, agents, employees, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative (collectively, “Representatives”)) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Company, its business, assets, or capital shares, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business), lease, tender or exchange offer, or otherwise (each of the foregoing, a “Restricted Transaction”); (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person other than Parent or its Representatives concerning Company’s business or properties or afford to any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger. If Company is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than 24 hours following Company’s knowledge of such contact, notify Parent in writing of such contact and the identity of the party so contacting Company and any information conveyed to Company by such third party in connection with such contact or relating to such Restricted Transaction, and will promptly, but in no event later than 24 hours, advise Parent of any material modification or proposed modification thereto.

(b) Neither the board of directors of Company nor any committee thereof will directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation, or declaration of advisability by the board of directors of Company or any such committee thereof of this Agreement, the Merger, or the Transactions, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Company or any subsidiary of Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (X) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (Y) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(c) The obligation of Company to call, give notice of, convene, and hold a shareholders’ meeting will not be limited or otherwise affected by the commencement, disclosure, announcement, or submission to it of any Acquisition Proposal.

(d) “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to, or that could reasonably be expected to lead to a Restricted Transaction.

4.2  Breach of Representations and Warranties; Notification; Access to Information.

(a) Despite anything in this Agreement to the contrary, from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1, Company will (i) confer with Parent and its respective Representatives, at such times as they may request, about operational and integration matters to the extent permitted by law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Section 3.1, give detailed written notice thereof to Parent and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy, and (iii) promptly notify Parent of any change in the normal course of any business, operations, or financial condition of Company or its assets or properties, or any emergency related thereto. Without limiting the generality of the foregoing, Company will promptly notify Parent of (A) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of Company, (B) any complaints, investigations, or hearings (or communications indicating that any complaints, investigations, or hearings may be contemplated) of any Governmental Entity (for which Company has received written or oral notice), (C) any loss of or damage to any material property owned by Company, (D) any change in material existing relationships with outside third parties (for which Company has received written or oral notice), (E) the institution or threat of any litigation that could affect Company, (F) the failure of Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement, or (G) any other matter that could result, individually or in the aggregate, in a Company Material Adverse Effect.

(b) Company will, subject to applicable law, afford Parent and its respective Representatives reasonable access during normal business hours during the period before the Effective Time to (i) Company’s properties, books, contracts, commitments, communications (including e-mail), and records, and (ii) all other information concerning the business, properties, and personnel of Company, as Parent may reasonably request that is necessary to complete the transaction and prepare for an orderly transition of operations after the Effective Time. Company agrees to provide to Parent and its Representatives copies of monthly internal financial statements within 30 days of completion of such month. No information or knowledge obtained in any investigation in accordance with this Section 4.2 will affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of Parent to consummate the Merger. Company will permit Parent’s Representatives to meet with the officers of Company responsible for the financial statements and internal controls of Company and its subsidiaries to discuss such matters as Parent may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

4.3  Consents and Notices.  Company will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Consents and to provide all notices set forth in Company Disclosure Schedule 4.3 (without the expenditure of any out-of-pocket payments to a third party to obtain such third party’s consent or approval), and make all filings, required with respect to Company for the consummation of the Merger.

4.4  Commercially Reasonable Efforts.  Company will use commercially reasonable best efforts in good faith to, and the Major Shareholders will use their commercially reasonable best efforts in good faith to cause Company to, effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement as promptly as practicable and otherwise to enable consummation of the Transactions.

4.5  Notice to Holders of Company Shares.  Company will promptly comply with the shareholder notice requirements of the WBCA.

4.6  Tax Returns.  Except as set forth in Company Disclosure Schedule 4.6, before the Closing Date, Company will properly and timely file or cause to be filed all Returns with respect to Company and any of its subsidiaries for all taxable periods that have ended before the Closing Date and will pay (or cause any applicable subsidiaries to pay) all taxes required to be paid for such periods. All such Returns will be prepared consistent with past practice, and will be subject to approval of Parent, which will not be unreasonably withheld. Company will (i) notify Parent promptly if Company receives written notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice, or demand for taxes by any taxing authority, (ii) provide Parent a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Parent, which will not be unreasonably withheld. Company will not (v) amend any Return previously filed, (w) incur any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, (x) make or revoke any tax election that may affect Company, (y) agree to extend or waive the statutory period of limitations for the assessment or collection of any tax, or (z) enter into any agreement or settlement with respect to any tax without the approval of Parent, which will not be unreasonably withheld.

4.7  Intellectual Property.  Company will not incorporate any software that is subject to an Excluded License into any part of any Company software or service; use any software that is subject to an Excluded License in whole or in part in the development of any Company software or services in a manner that may subject the software, services, or content available therefrom, in whole or in part, to an Excluded License; or combine or distribute Company software or services (including any content available therefrom) with any software that is subject to an Excluded License.

4.8  Parachute Payments.  Before the Effective Time, Company will submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Code Section 280G) the material facts concerning all payments that Parent reasonably believes, in the absence of shareholder approval of such payments, would be “parachute payments” as defined in Code Section 280G(b)(2) (“Parachute Payments”), in form and substance reasonably satisfactory to Parent and its counsel, which will satisfy all requirements of the WBCA and Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder, and Company will solicit the consent of holders of Company Shares to the Parachute Payments. Company’s board of directors will recommend approval of the Parachute Payments, unless Company’s board of directors believes in good faith, after consultation with Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of Company’s board of directors under applicable law.

4.9  Deliveries.  Company will deliver to Parent (i) audited balance sheets of Company as of December 31, 2007 and the related audited statements of income, changes in owner’s equity, and cash flow for the 12 months then ended; (ii) an unaudited balance sheet of Company as of month-end for the month immediately preceding the month of Closing (or as of month-end for the month that is 2 months preceding the month of Closing if Closing occurs on any of the first 10 business days of a month) (in either case, the “Pre-Closing Balance Sheet Date”), and the related unaudited statements of income, changes in owner’s equity, and cash flow from the period from January 1, 2008 until the Pre-Closing Balance Sheet Date; (iii) the Preliminary Closing Balance Sheet no later than three business days before the anticipated Closing Date; and (iv) all minute books of Company and its subsidiaries before Closing.

4.10  Shareholder Approval.  Company will take all action, and the Major Shareholders will use their best efforts to cause Company to take all action, necessary in accordance with the WBCA and Company’s articles of incorporation and bylaws to solicit consent or to hold and convene a special meeting of the shareholders of the Company to be held as soon as practicable to submit this Agreement, the Merger, and related matters for the consideration and approval of the shareholders of the Company.

4.11  Option Agreements.  As soon as practicable (and in no event later than 30 days prior to Closing), the Company shall amend those grant agreements governing Company Options as shall be mutually identified by Company and Parent, to provide that such Company Options shall only become vested and exercisable immediately prior to a Change in Control, as defined under Code Section 409A and the Treasury regulations and available guidance issued thereunder. The Company shall take all actions necessary for such amendments to be enforceable, including, without limitation, obtaining the written consent of each affected option holder to the amendment to his or her option grant agreement.

ARTICLE V

COVENANTS OF PARENT

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except as expressly contemplated by this Agreement or with Company’s prior written consent, which will not be unreasonably withheld) that:

5.1  Breach of Representations and Warranties.  In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.3, Parent will give detailed notice thereof to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

5.2  Commercially Reasonable Efforts.  Parent will use commercially reasonable best efforts in good faith to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement as promptly as practicable and otherwise to enable consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

In addition to the foregoing, Parent and Company each agree to take the following actions after the execution of this Agreement.

6.1  Non-Disclosure Agreement.  Company and Parent agree that the Non-Disclosure Agreement by and among Company and Parent dated October 24, 2007 (“Non-Disclosure Agreement”), the Agreement on Confidentiality of Settlement Communications between Company and Parent dated October 24, 2007 (“Settlement Communications Agreement”) and any supplements and addendums to those agreements subsequently executed, will continue in full force and effect and will be applicable to all Confidential Information (as defined in the Non-Disclosure Agreement) and Settlement Communications (as defined in the Settlement Communications Agreement) exchanged in connection with this Agreement and the Transactions.

6.2  Legal Conditions to the Merger.  Subject to Section 9.1(c), each of Parent, Sub, and Company (a) will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other, and (b) will take, and will cause its respective subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Parent or their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

6.3  Proxy Statement and Registration Statement.  As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and (i) Company shall distribute to the shareholders of the Company, a proxy statement and materials relating to the adoption of this Agreement by the shareholders of Company, and (ii) Parent shall file with the SEC, the Registration Statement. As promptly as practicable following receipt of SEC comments thereon and with the cooperation of Company, Parent shall file with the SEC amendments to the Registration Statement which comply in form with applicable SEC requirements, and shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Parent will notify Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or for additional information. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement and/or the proxy statement and related materials, Each party shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company, such amendment or supplement. The proxy statement of Company shall solicit the adoption of this Agreement by the shareholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company’s shareholders that they vote in favor of the adoption of this Agreement. Company and Parent agree to cooperate and provide information and disclosure as required for the completion of the proxy statement and Registration Statement.

6.4  Officers and Directors.  Parent will cause the Surviving Corporation to maintain Company’s existing indemnification provisions (including with respect to advancement of expenses) as of the date hereof with respect to present and former directors, officers, employees, and agents of Company and all other Persons who may presently serve or have served at Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or before the Effective Time to the fullest extent permitted or required under applicable law and Company’s articles of incorporation and bylaws in effect as of the date of this Agreement (to the extent consistent with applicable law), for a period of five years after the Effective Time, as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between Company and any Indemnified Parties, and will cause Surviving Corporation to perform (and guarantees that Surviving Corporation will perform) its obligations under such indemnification provisions and agreements in accordance with their respective terms. The provisions of this Section 6.4 are for the benefit of, and will be enforceable by, each of the Indemnified Parties, their heirs, and their Representatives.

6.5  Expenses.  All costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expense.

6.6  Additional Agreements.  In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of Company or Sub, the proper officers and directors of each corporation that is a party to this Agreement will take all such action.

6.7  Public Announcements.  Neither Parent nor Company will make any public announcement concerning this Agreement and the Transactions without the prior written consent of the other party, and will furnish to the other party all releases before publication. Promptly following the receipt of the Federal Trade Commission’s approval of the Merger, Parent will distribute a public announcement substantially in the form attached hereto as

Exhibit 6.7(a). Promptly following the execution of this Agreement, Parent will distribute a public announcement substantially in the form attached hereto as Exhibit 6.7(b). Nothing in this Agreement will prevent Company or Parent at any time from furnishing any information to any Governmental Entity or from issuing any release, each as required by law, in which circumstance Company or Parent, as applicable will make commercially reasonable efforts to consult with Parent or Company as applicable in advance to the extent practicable and in any event will notify Parent or Company as applicable as soon as practicable. Neither Parent nor Company will not make any communication to customers or announcements to its employees with respect to the Transactions without the prior written consent of Parent or Company, as applicable.

6.8  Employee Matters.

(a) Company will cooperate with regard to the recruitment and hiring of employees by Parent or continuing employment with Company. Company will present offers of continued employment to such employees of Company as are designated by Company prior to Closing. Such offers will be in a form acceptable to Parent and will be presented in a manner and at times acceptable to Parent, provided that offers will be made to the Company executives set forth on Company Disclosure Schedule 6.8 substantially in the forms attached hereto as Exhibit 6.8(a). Except as expressly agreed to in writing by Sub or Parent, no specific terms and conditions of employment, including terms and conditions pertaining to length of employment, are guaranteed. Company will use commercially reasonable efforts to assist Parent with its recruitment efforts and to satisfy the requirements of Section 7.2.6 before Closing.

(b) Company will cooperate with Parent to develop appropriate communications to Company employees regarding the Transactions and a transition plan in contemplation of Closing, including delivering other notices to employees as requested by Parent and which are reasonably acceptable to Company.

(c) (i) At Parent’s request and immediately before the Effective Time, Company will terminate or cause to be terminated any or all of the Plans set forth in Section 3.1.13 of the Company Disclosure Schedule that are intended to be qualified within the meaning of Code Section 401(a), with such termination to be effective before the Effective Time. Additionally, at Parent’s request, and before the Effective Time, Company will terminate or cause to be terminated or amend or cause to be amended any or all other employee benefit plans, policies, and arrangements set forth in Section 3.1.13 of the Company Disclosure Schedule, at the time and in such manner as Parent may direct, with Parent having sole and exclusive authority to determine the continuation, amendment, or termination of such plans in accordance with applicable federal and state laws. Any continuation, amendment or termination under this subsection (i) shall not be effective until immediately prior to the Effective Time (with the effectiveness of such amendment or termination being conditioned upon the occurrence of Closing).

(ii) In the event that Company, pursuant to Parent’s request, terminates or causes to be terminated prior to the Effective Time any or all of the Plans or other employee benefit plans, policies, and arrangements as described in subsection (i) above, then Parent shall take all reasonable action so that employees of Company shall be entitled to participate in the Parent Benefit Plans (as defined in subparagraph (iii) below) that are of a similar type as such terminated Company plans to the same extent as similarly-situated employees of Parent as of the Effective Time (it being understood that inclusion of the employees of Company in the Parent Benefit Plans may occur at different times with respect to different plans), provided that nothing contained herein shall require Parent to make any grants to any former employee of Company under any discretionary equity compensation plan of Parent or to establish new Parent Benefit Plans that do not exist at the time such Company plans are terminated, and subject to the other limitations set forth in subsection (iii) below. Each of Company and Parent acknowledge and agree that all provisions contained within this Section 6.08(c)(ii) with respect to employees are included for the sole benefit of Company and Parent and shall not create any right (a) in any other person, including, any current participant in any Parent Benefit Plans or Company benefit plans or any beneficiary thereof or (b) to continued employment with Company, Parent or any of their respective affiliates.

(iii) In the event Parent does not have Company terminate or amend any or all Company Plans or other employee benefit plans, policies, and arrangements as set forth in (i) above, then as soon as Parent determines, in its sole discretion, that such actions are administratively practicable, Parent shall take all reasonable action so that employees of Company shall be entitled to participate in each comparable employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent (it being understood that inclusion of the employees of Company in the Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding benefit plans of Company until such employees are permitted to participate in the comparable Parent Benefit Plan and provided further, however, that nothing contained herein shall require Parent to make any grants to any former employee of Company under any discretionary equity compensation plan of Parent. Parent shall use commercially reasonable efforts to cause each Parent Benefit Plan in which employees of Company are eligible to participate to recognize, for purposes of determining eligibility to participate in the vesting of benefits under the Parent Benefit Plans, the service of such employees with Company to the same extent as such service was credited for such purpose by Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. At such time as employees of Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall use commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (b) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time. Nothing in this Agreement (including this Section 6.8) will be deemed to (i) require Parent to establish an employee benefit plan; (ii) limit or otherwise affect the right of Parent to modify or terminate any Parent Benefit Plan without establishing a replacement plan, in each case as Parent may determine in its sole discretion; (iii) require Parent to provide employee benefits to any former employee of the Company after such employee’s employment with Company or Parent has terminated; or (iv) incur material additional costs to obtain waivers or recognition from any insurance carrier or benefit plan administrator. Each of Company and Parent acknowledge and agree that all provisions contained within this Section 6.08(c)(iii) with respect to employees are included for the sole benefit of Company and Parent and shall not create any right (x) in any other person, including, without limitation, any third party beneficiary rights or any right in any current participant in any Parent Benefit Plans or Company benefit plans or any beneficiary thereof or (y) to continued employment with Company, Parent or any of their respective affiliates.

(d) As set forth in Section 2.2.2 above, Parent agrees to designate the Employee Retention Pool Amount for (i) retention bonuses for certain Company employees selected by Company after consultation with Parent, (ii) fees and expenses of the Employee Retention Escrow, and (iii) the employer’s share of FICA (OASDI and Medicare) taxes on such retention bonuses. The initial allocation of the portion of the Employee Retention Pool Amount that is left after taking into account the estimated amount of the employer’s share of FICA taxes on the bonuses and fees and expenses of the Employee Retention Escrow (“Initial Bonus Allocation”) among such employees will be at Company’s discretion after consultation with Parent. The retention bonuses will be subject to certain conditions and retention requirements determined by Company after consultation with Parent. Each such employee will have the opportunity to earn the amount allocated for that individual should he or she meet the requirements contained in Exhibit 2.2.2. In the event that any individual employee does not earn the amounts allocated to him or her due to his or her failure to meet applicable conditions or retention requirements, such amounts (plus the portion of the Employee Retention Pool Amount allocated for the estimated employer’s share of FICA on such amount, “FICA Allocation”) will not be paid or reallocated to other employees. Any bonus amounts that are not earned as of the six-month anniversary of the Closing plus the FICA Allocation on such unearned amounts will remain in the Employee Retention Escrow until such time as the Escrow Amount is to be distributed, at which time such amounts shall be paid to the Escrow Agent under the Escrow Agreement pursuant to Section 2.2.2 above and the terms of the Employee Retention Escrow Agreement.

6.9  Additional Payments.  Parent agrees to pay, within five business days following the Effective Time, those fees and expenses of litigation as set forth in Section 3.1.9(v) of the Company Disclosure Schedule.

6.10  Certain Payments.  Contemporaneous with the execution of this Agreement, Parent shall deposit or cause to be deposited a cash amount equal to $3,000,000 with Foster Pepper PLLC, as Escrow Agent under that Escrow Agreement dated as of December 4, 2007, subject to the terms thereof.

6.11  Escrow Note.  Contemporaneous with the Closing, Parent shall deposit the duly executed Escrow Note with the Escrow Agent.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to consummate the Merger are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before the Effective Time, of each of the following conditions:

7.1.1  Shareholder Approval.  This Agreement and the Transactions will have received Company Shareholder Approval.

7.1.2  Registration Statement.  The Registration Statement shall have been declared effective by the SEC, and no stop orders or injunctions shall have been filed with respect to such Registration Statement, and all requisite filings and approvals shall have been made and obtained from the NASD and The NASDAQ Global Market, as appropriate.

7.1.3  Consents.  Other than the filing of the Articles of Merger with the Secretary of State of Washington, all Consents, third party consents, and notices that are legally required to be obtained or provided for the consummation of the Merger and the Transactions, including those listed on Schedule 4.3, will have been satisfied, filed, occurred, or been obtained, in accordance with the terms and conditions of all applicable agreements other than such Consents and third party consents as Parent and Company agree Company and Parent will not seek or obtain.

7.1.4  No Order.  No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Company if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction, or other order).

7.2  Conditions of Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger are further subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:

7.2.1  Representations and Warranties of Company.  The representations and warranties of Company in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent the failure of such representations and warranties of Company to be true and correct has not resulted, individually or in the aggregate, in a Company Material Adverse Effect (and except that those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded. Parent and Sub will have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

7.2.2  Performance of Obligations of Company.  Company will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement before the Closing Date. Parent will have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

7.2.3  No Company Material Adverse Effect.  From the date of this Agreement until the Closing Date, there has been no change, event, circumstance, development, or effect that resulted, individually or in the aggregate, in a Company Material Adverse Effect, and Parent will have received a certificate to that effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

7.2.4  Legal Action.  There will not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or Surviving Corporation’s ownership or operation of all or any portion of Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the Transactions.

7.2.5  Resignations.  Parent will have received the resignations of all of the officers and directors of Company as officers and directors and any subsidiaries thereof as Parent shall designate (which resignations, other than the right to serve as an officer or director, will not impair the rights of any officer or director as employees of the Surviving Corporation).

7.2.6  Certain Employees.  As of immediately before Closing, (a) each individual set forth in Company Disclosure Schedule 7.2.6 who is offered employment with Parent or continued employment with Company with Parent’s approval will have received (and executed, as applicable) an offer and employee agreement in the form provided by Parent and an employee proprietary information and nondisclosure agreement in the form provided by Parent, and (b) each individual set forth on Schedule 6.8(a) will have executed an offer and employment agreement as provided in Section 6.8(a), and each individual in (a) and (b) above will not have taken any action or expressed any intent to terminate or modify such acceptance, and will have in place all certifications, clearances, and authorizations required to perform the duties of the specified position.

7.2.7  Noncompetition Agreement.  Each individual set forth on Schedule 6.8(a) will have executed a non-competition and non-solicitation agreement with Parent in the form attached hereto as Exhibit 7.2.7, and will not have taken any action or expressed any intent to terminate or modify such agreement.

7.2.8  Termination of Certain Agreements.  All agreements set forth in Company Disclosure Schedule 7.2.8 will have been terminated by the parties thereto.

7.2.9  Amendment of Certain Agreements.  All agreements set forth in Company Disclosure Schedule 7.2.9 will have been amended as provided in such schedule, and such amendments will be in full force and effect.

7.2.10  Opinion of Counsel.  Parent will have received an opinion dated as of the Closing Date of Foster Pepper PLLC reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit 7.2.10. Parent will also have received an opinion dated as of the Closing Date from Foster Pepper PLLC, reasonably satisfactory to Parent and upon which Parent can rely under U.S. Treasury Department Circular 230, opining as to whether the exercise of options in April 2008 and the exercise of any options immediately prior to Closing, which are intended by the Company to be incentive stock options may be properly reported as incentive stock options (within the meaning of Code Section 422).

7.2.11  Assignment of Rights to Company Intellectual Property.  Company and the employees, independent contractors (including former employees and independent contractors) and customers of Company will have executed such assignments and other documentation as may be reasonably requested by Parent to effectively transfer or confirm the transfer of all right, title, and interest to Company Intellectual Property to Company and/or Parent as its successor.

7.2.12  Escrow Agreements.  Shareholders’ Representative and BNY Mellon Shareowner Services will have executed and delivered each of the Escrow Agreements.

7.2.13  Deliveries.  Company will have made the deliveries required by Section 4.9.

7.2.14  Appraisal Rights.  Not more than five percent (5%) of the holders of Company Shares that are outstanding on the record date for the determination of those shares entitled to vote for or against the Merger will have demanded and perfected appraisal rights, and not effectively withdrawn or lost such appraisal rights.

7.2.15  Company Option Holders.  Company shall have amended those designated Company Options in accordance with Section 4.11 above, and all holders of Company Options will have provided Parent with written consent to the exercise of each of their respective Company Options in exchange for the right to receive the

Conversion Payment for such Company Options as set forth in Section 2.1.3 hereof, and such consents will be in full force and effect.

7.2.16  FIRPTA Certificate.  Company will have delivered to Parent a duly authorized and executed certificate stating that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code, which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h).

7.2.17  Shareholders’ Agreements.  Each of the agreements of even date herewith, entered into between Parent, Company, each of the Major Shareholders and such other shareholders of the Company as necessary to provide agreements representing a majority of the outstanding shares of the Company, shall be in full force and effect.

7.3  Conditions of Obligation of Company.  The obligation of Company to consummate the Merger is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before the Effective Time of each of the following conditions:

7.3.1  Representations and Warranties of Parent and Sub.  The representations and warranties of Parent and Sub contained in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent the failure of such representations and warranties of Company to be true and correct has not resulted, individually or in the aggregate, in a Company Material Adverse Effect (and except that those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), except, individually or in the aggregate, as does not constitute a Parent Material Adverse Effect at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded). Company will have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of Sub, with respect to the representations and warranties of Sub, by an authorized officer of Sub.

7.3.2  Performance of Obligations of Parent and Sub.  Parent and Sub will have performed all agreements and covenants required to be performed by them under this Agreement before the Closing Date, and Company will have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to such effect.

7.3.3  Escrow Agreements.  Parent and BNY Mellon Shareowner Services will have executed and delivered each of the Escrow Agreements.

ARTICLE VIII

INDEMNIFICATION

8.1  Indemnification Relating to Agreement.  Subject to the limitations set forth in this Article VIII, the holders of the Company Shares and Company Options jointly and severally (except as to those matters described in Section 8.5(b)(i) and (ii) below, as to which matters the indemnification obligations hereunder shall be several and not joint for any amounts in excess of the then-available Escrow Amount) will defend, indemnify, and hold Parent and Surviving Corporation harmless from and against, and reimburse Parent and Surviving Corporation with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Parent and Surviving Corporation by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach of any representation or warranty of Company in this Agreement (as modified by the Company Disclosure Schedule as of the date hereof) or in any certificate or other document delivered to Parent in accordance with this Agreement, (ii) the failure, partial or total, of Company to perform any agreement or covenant required by this Agreement to be performed by it, (iii) any Working Capital Deficit adjustment to the extent not paid in accordance with Section 2.3 and (iv) all taxes of Company relating to all taxable periods ended on or before the Closing Date and the portion of taxes of Company attributable to the portion of any Straddle Period beginning as of the first day of such Straddle Period and ending as of the end of the Closing Date (a “Pre-Closing Period”) (calculated in the manner set forth in Section 8.3(c) (Straddle Period)); in each case of (i) and (ii) above, without giving effect to any “materiality” limitations or references to “material adverse effect” set forth therein. The availability of the Escrow Amount to indemnify Parent will be determined without regard to any right to indemnification to which any holder of any interest in the Escrow Amount may have in his or her capacity as an officer, director, employee, agent, or any other capacity of Company and no such holder will be entitled to any indemnification from Company or Surviving Corporation for amounts paid hereunder. Any payment to Parent in accordance with this Article VIII will be treated for tax purposes as an adjustment to the consideration for the Company Common Shares.

8.2  Third Party Claims.

(a) If any third party shall notify Parent with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other party hereto (the “Indemnifying Party”) under this Article VII, then Parent shall promptly (and in any event within 30 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to Parent; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Parent (not to be withheld unreasonably).

(c) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, Parent shall be entitled to participate in the defense of the claim, but Parent shall bear the fees and expenses of any additional counsel retained by it to conduct its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to Parent, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then Parent may employ separate counsel at the reasonable expense of the Indemnifying Party to represent Parent, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or proceeding in any one jurisdiction.

(d) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in this Section 8.2, however, Parent may defend against the Third-Party Claim in any manner it reasonably and in good faith may deem appropriate.

8.3  Tax Contests.

(a) To the extent Taxes paid by the Company for the Pre-Closing Period (other than those items identified in Schedule 8.6) are not reserved for and reflected in the Final Working Capital, the Company shall be entitled to withdraw from the Escrow Amount, without defense, at or prior to the filing of the Return, the amount due in excess of the reserve.

(b) Parent shall prepare and file, or shall cause to be prepared and filed, all Returns required to be filed by or with respect to the Company, other than those Returns described under Section 4.6.

(c) For purposes of Section 8.1(iv), in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of Company deemed to relate to a Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of Company for a Straddle Period which relate to a Pre-Closing Period will be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) Parent, the Company and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation and filing of Returns pursuant to this Section 8.3 and any audit, investigation, litigation or other proceeding with respect to Taxes that may be instituted after the Closing

Date. Shareholders’ Representative shall control the conduct, through counsel of Shareholders’ Representative’s own choosing at his expense (which expense shall be reimbursable from the Escrow Amount), of any audit or administrative or judicial proceeding involving any asserted Tax liability of the Company (any such audit or proceeding relating to an asserted Tax liability referred to herein as a “Tax Contest”) relating solely to Pre-Closing Periods, but Parent shall have the right to participate in any such Tax Contest at its own expense and, with the written consent of the Shareholders’ Representative, and at its expense, may assume control of the conduct of such Tax Contest. If Shareholders’ Representative fails to assume control of the conduct of any such Tax Contest within a reasonable period following the receipt by any party of notice of such Tax Contest, Parent shall have the right to assume control of such Tax Contest and shall be able to settle, compromise and/or concede such Tax Contest in its sole discretion. Parent shall exercise the same level of client advocacy, diligence and continuity of tax positions as Parent maintains for its own tax matters prior to the merger.

(e) (i) From and after the Closing Date, the holders of the Company Shares and Company Options shall indemnify and hold Parent harmless from and against and shall compensate and reimburse Parent for any and all Losses (which will not be subject to any dollar threshold) arising out of or in connection with any and all Taxes of the Company for all Pre-Closing Periods, or which relate to an event or transaction occurring on or before the Closing Date, to the extent such Losses exceed the amount, if any, reserved for and reflected in the Final Working Capital.

(ii) In the event that any of the Parent or the Surviving Corporation pays or receives a request by a taxing authority to pay any Taxes relating to or arising from Pre-Closing Periods, Parent shall notify the Shareholders’ Representative of any such payments or requests for payment. Parent shall receive from the Escrow Amount amounts equal to such payments or requests for payment no later than twenty (20) business days after the Shareholders’ Representative receives such notification, unless the Shareholders’ Representative timely elects to contest any such Tax in accordance herewith, in which case Parent shall not receive any reimbursement for any such Tax that it is required to pay until the conclusion of such contest.

(iii) If any third party notifies the Shareholders’ Representative of the existence of any audit, litigation or other proceeding relating to Taxes of the Company for a Pre-Closing Period (a “Third-Party Tax Claim”), the Shareholders’ Representative shall give notice to Parent within fifteen (15) days of the notice of the Third-Party Tax Claim. The Shareholders’ Representative covenants and agrees not to settle or otherwise dispose of any Third-Party Tax Claim, if such claim shall have adverse Tax consequences to Parent, without first obtaining written consent from Parent of such settlement or disposition.

(f) Parent shall pay, or cause the Surviving Corporation to pay, to the Shareholders’ Representative any tax refunds, that are received by Parent or the Surviving Corporation which relate to Company tax periods or portions thereof ending on or before the Closing Date, net of any reasonable expenses incurred by Parent in connection therewith, within 30 days after receipt thereof. To the extent the Company receives an expense deduction as a result of the exercise of Company Options pursuant to Section 2.1.3(b), and such deduction results in a tax loss for such taxable period, the loss will first be applied as a tax loss carry-back to prior tax periods, and the prior federal tax returns of the Company will be so amended to the extent permitted under the Code. Tax receivables derived from the carryback of a net operating loss calculated at Closing, where such net operating loss carryback relates to the expense deduction described in the preceding sentence, will not be included as a part of Current Assets for purposes of determining Net Working Capital. The parties agree to treat any indemnification payment made pursuant to Section 8.3(e) and this Article VIII, as the case may be, as an adjustment to the consideration for the Merger for federal, state, local and foreign income Tax purposes.

8.4  Binding Effect.  The indemnification provisions in this Article VIII are an integral part of this Agreement and Merger in the absence of which Parent would not have entered into this Agreement.

8.5  Time Limit.

(a) The representations, warranties, covenants, and agreements of Company and Major Shareholders set forth in this Agreement will survive Closing and will continue for eighteen (18) months thereafter (the “Termination Date”), at which time all representations and warranties will expire.

(b) Despite Section 8.5(a), no time limit will apply (other than the date that is 30 days after the expiration of the applicable statute of limitations period) for indemnification arising from: (i) fraud, willful breach, or intentional misrepresentation by Company or the holders of Company Shares; (ii) any breaches of representations and warranties in Sections 3.1.2 (Capital Structure) and Sections 3.1.3 and 3.2.1 (Authority). Despite the above, no representation, warranty, covenant, or agreement will expire to the extent Parent has provided to the Shareholders’ Representative written notice of Parent’s claim for indemnification in accordance with the terms of the Escrow Agreement before the expiration of the applicable survival period.

8.6  Limitations.  Despite any other provision in this Article VIII, with respect indemnification under Section 8.1(i) Parent and Surviving Corporation will be entitled to indemnification thereunder only:

(a) if the aggregate Indemnifiable Amounts exceed $500,000 (the “Threshold Amount”); if and when the aggregate Indemnifiable Amounts exceed the Threshold Amount, Parent will be entitled to be indemnified for all Indemnifiable Amounts in excess of the Threshold Amount; and

(b) in an aggregate amount up to the Escrow Amount.

Provided, however, that the limitations of this Section 8.6 do not apply to, and any calculation of the Threshold Amount as it relates to other Indemnifiable Amounts will not include, Indemnifiable Amounts arising out of (i) fraud, willful breach, or intentional misrepresentation by Company or the holders of Company Shares or Company Options; (ii) any breaches of representations and warranties in Sections 3.1.2 (Capital Structure) and Sections 3.1.3 and 3.2.1 (Authority); and (iii) any taxes of Company as described in Section 8.1(iv) and any breaches of representations and warranties in Section 3.1.18 (Taxes) and by reason of or arising out of or in connection with those matters identified in Schedule 8.6 attached hereto.

8.7  Contribution.  Holders of Company Shares will have no right of contribution from the Surviving Corporation for liabilities for such holders’ obligations under this Article VIII.

8.8  Exclusive Remedy.  With the exception of (a) claims based upon fraud, willful breach, or intentional misrepresentation, (b) claims under Section 8.1(iv), (c) claims arising out of breaches of the representations and warranties in Section 3.1.2 (Capital Structure), Sections 3.1.3 and 3.2.1 (Authority) and Section 3.1.18 (Taxes), from and after the Effective Time, resort to indemnification under this Article VIII will be the exclusive right and remedy of Parent and Surviving Corporation for Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 8.8 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to equitable remedies to the extent available).

ARTICLE IX

TERMINATION, AMENDMENT, AND WAIVER

9.1  Termination.  Despite anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time before the Effective Time:

(a) by mutual written consent of Parent and Company, duly authorized by Parent and by the board of directors of Company;

(b) by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the Agreement that results in the closing conditions in Article VII in the terminating party’s favor not being capable of being met by the date set forth in Section 9.1(c) below or (ii) if any representation or warranty of the non-terminating party is or has been untrue or inaccurate such that, in the aggregate, such untruths or inaccuracies would result, or reasonably be expected to result, in a Company Material Adverse Effect or a material adverse effect on a party’s ability to consummate the Transactions; provided, however, that if in each case such breach is curable, then this Agreement may not be terminated under this Section 9.1(b) until the earlier of (i) 30 days after delivery of written notice of such untruth or inaccuracy or breach, or (ii) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;

(c) by either Parent or Company if the Merger has not been consummated on or before the date which is 180 days following the termination or expiration of all statutory waiting periods (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1 will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(d) by either Parent or Company if any permanent injunction or other order of a court or other competent authority preventing the Merger will have become final and not subject to appeal;

9.2  Effect of Termination.  In the event of termination of this Agreement by either Company or Parent as provided in Section 9.1, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Sub, or Company, or their respective officers or directors, except that (i) the provisions of Sections 6.1 (Non-Disclosure Agreement), 6.7 (Public Announcements), 9.2 (Effect of Termination), 10.6 (Governing Law), 10.10 (Specific Performance), 10.12 (Submission to Jurisdiction), and 10.13 (Shareholders’ Representative) and the Non-Disclosure Agreement will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1  Notices.  All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon: (i) personal delivery, (ii) confirmed delivery by a standard overnight courier or when delivered by hand, (iii) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as will be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

(a)	if to Parent or Sub, to:	Flow International Corporation 23500 64th Avenue South Kent, WA 98032 Attention: John Leness, General Counsel Facsimile No.: (253) 813-3285

	With a copy to:	K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 Attention: Robert S. Jaffe Facsimile No.: 206-623-7022

(b)	if to Company, to:	OMAX Corporation 21409 72nd Ave. South Kent, WA 98032 Attention: James O’Connor Facsimile No.: (253) 872-6190

	With a copy to:	Foster Pepper PLLC 1111 Third Avenue Seattle, WA 98101-3299 Attention: Robert Diercks Facsimile No.: 206-447-9700

(c)	if to Shareholders’ Representative to:	John B. Cheung John B. Cheung, Inc. 4905 Somerset Dr. S.E. Bellevue, WA 98006 Telephone No.: 425-641-4688

10.2  Interpretation.  For purposes of this Agreement, “subsidiary” or “subsidiaries” means with respect to any Person, any entity or entities of which securities or other ownership interests having voting power sufficient to elect a majority of its board of directors or other governing body are at any time directly or indirectly owned by such Person. For purposes of this Agreement, “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity. The words “include,” “includes,” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The “knowledge of” or other derivations of “know” in this Agreement with respect to a party will mean the knowledge of the executive officers of such party, after the exercise of reasonable inquiry and investigation by such executive officers. As used in this Agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, the term “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in Seattle, Washington are permitted or obligated by law to be closed for regular banking business. The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party, as drafter. A reference to a section, schedule, or an exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.

10.3  Counterparts.  This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile. The execution and delivery of a Signature Page — Agreement and Plan of Merger, in the form annexed to this Agreement, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

10.4  Miscellaneous.  This Agreement, the Non-Disclosure Agreement, and the documents referred to in this Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) is not intended to confer upon any other Person any rights or remedies hereunder (except as otherwise expressly provided in this Agreement and except that Section 6.4 is for the benefit of the Indemnified Parties); and (iii) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

10.5  No Joint Venture.  Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 10.5.

10.6  Governing Law.  This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7  Amendment.  Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto before the Closing Date, if, and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto; provided that after the approval of this Agreement by the shareholders of Company, no such amendment will be made except as allowed under applicable law.

10.8  Extension, Waiver.  At any time before the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party, and (iii) waive compliance with any of the agreements, covenants, or conditions in this Agreement for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.

10.9  Successors and Assigns.  This Agreement will not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to (a) Parent, or (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.10  Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

10.11  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

10.12  Submission to Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any Washington state or federal court sitting in King County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in King County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

10.13  Shareholders’ Representative.

(a) By virtue of the Company Shareholder Approval, and without any further act of any holder of Company Shares, the holders of Company Shares will be deemed to have appointed John B. Cheung, Inc. (previously defined as the Shareholders’ Representative) as agent and attorney-in-fact for each holder of Company Shares (except such shareholders, if any, holding Appraisal Shares) for all matters relating to this Agreement, including to give and receive notices and communications; to bind the holders of Company Shares to the terms of the Escrow Agreements; to authorize delivery of cash and the exercise of the Escrow Note from the Escrow Amount in satisfaction of claims by Parent or Surviving Corporation; to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) The Shareholders’ Representative may be changed by the holders of Company Shares from time to time upon not less than 30 days’ prior written notice to Parent, provided that holders of a majority interest of the Escrow Amount agree to such removal of John B. Cheung, Inc. and any successors thereto and to the identity of the substituted agent. A Shareholders’ Representative may resign at any time upon giving at least 30 days’ written notice to the holders of interest in the Escrow Account, except that no such resignation will become effective until the appointment of a successor Shareholders’ Representative. Upon resignation of a Shareholders’ Representative or a successor Shareholders’ Representative thereto, the holders of a majority interest of the Escrow Amount will agree on a successor Shareholders’ Representative thereto within 30 days after receiving such notice. If holders of a majority interest of the Escrow Amount fail to agree upon a successor Shareholders’ Representative within such time, the resigning Shareholders’ Representative will have the right to appoint a successor Shareholders’ Representative, or if a Shareholders’ Representative is not designated within 45 days after receipt of the initial notice, Parent will designate a successor Shareholders’ Representative. Any successor Shareholders’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Shareholders’ Representative as if originally named as Shareholders’ Representative and thereafter the resigning Shareholders’ Representative will be discharged from any further duties and liability under this Agreement. No bond will be required of any Shareholders’ Representative, and no Shareholders’ Representative will receive compensation for his or her services. Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each of the holders of interest of the Escrow Amounts for all matters relating to this Agreement.

(c) The Shareholders’ Representative will not be liable for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith. Holders of Company Shares on whose behalf the Escrow Amounts are contributed will severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such Shareholders’ Representative and arising out of or in connection with the acceptance or administration of such Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative. The Shareholders’ Representative will be entitled to the advance and reimbursement of costs and expenses incurred by or on behalf of the Shareholders’ Representative in the performance of their duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative, in accordance with the terms of the Escrow Agreements.

(d) A decision, act, consent, or instruction of the Shareholders’ Representative relating to this Agreement will constitute a decision of the holders of Company Shares and will be final, binding, and conclusive upon each such holder. Parent, and all other persons entitled to indemnification under the Escrow Agreements or any other document or agreement entered into in connection herewith or therewith (the “Indemnified Persons”), may rely upon any such decision, act, consent, or instruction of the Shareholders’ Representative as being the decision, act, consent, or instruction of the holders of Company Shares. Parent and all other Indemnified Persons are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Shareholders’ Representative.

[remainder of page intentionally blank]

SIGNATURE PAGE — AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Sub, Company, the Major Shareholders, and the Shareholders’ Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By

Its

ORANGE ACQUISITION CORPORATION

By

Its

OMAX CORPORATION

By

Its

SHAREHOLDERS’ REPRESENTATIVE

Major Shareholder

ANNEX B

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated November 10, 2008, among Flow International Corporation, a Washington corporation (“Parent”), Orange Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of Parent (“Sub”), OMAX Corporation, a Washington corporation (“Company”), John B. Cheung, John H. Olsen, James M. O’Connor and Puget Partners, L.P., the holders of forty-five percent (45%) of the issued and outstanding ownership interests (other than holders of Company Options) in the Company (collectively referred to as the “Major Shareholders”), and John B. Cheung, Inc., a personal holding corporation owned by John B. Cheung (the “Shareholders’ Representative”) as agent and attorney-in-fact for the holders of Company Shares (as defined in Section 2.1), amending that Agreement and Plan of Merger (the “Agreement”), dated September 8, 2008, among Parent, Sub, Company, the Major Shareholders and the Shareholders’ Representative.

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Amendment and in the Agreement, the parties hereby agree to amend the Agreement as follows:

1. Article II of the Agreement is deleted in its entirety and replaced with the following:

ARTICLE II

EFFECT OF THE MERGER; DELIVERY OF CONSIDERATION

2.1 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action (except as provided in Section 4.5 and in this Section 2.1) on the part of Sub, Parent, Company, or the holder of any shares of Company capital stock (“Company Shares”):

2.1.1 Capital Stock of Sub.  Each share of Sub common stock, no par value per share, issued and outstanding immediately before the Effective Time, will be converted into one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock (“Surviving Corporation Common Stock”), with the stock certificate of Sub evidencing ownership of such share of Surviving Corporation Common Stock.

2.1.2 Cancellation of Company Shares.  Each Company Share owned directly or indirectly by Company or by any subsidiary (as defined in Section 10.2) of Company will automatically be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such Company Shares. Company will obtain a written consent to such cancellation from any subsidiary, whether or not wholly owned, that owns Company Shares.

2.1.3 Conversion of Company Securities.  Subject to the limitations on payments and the timing of payments as set forth in Section 2.2, Section 2.3 and Article VIII, each Company Share and Company Option (as defined below) validly issued and outstanding immediately before the Effective Time (other than Appraisal Shares, as defined in Section 2.1.6, and those Company Shares referred to in Section 2.1.2), will, without any action on the part of the holder thereof (except as set forth in this Section 2.1.3) be converted into, or with respect to Company Options, cancelled in exchange for, their respective conversion payment (“Conversion Payment”), which will be calculated as follows:

(a) Each share of Company common stock, no par value (the “Company Common Shares”), issued and outstanding immediately before the Effective Time will convert into the right to receive (i) an amount in cash equal to the Per Share Cash Consideration (as defined below), (ii) the Per Share Stock Consideration (as defined below), and (iii) the Per Share Contingent Consideration (as defined below).

(b) Each Company Option (as defined below) that is validly issued and unexpired, unexercised, and outstanding immediately before the Closing will be exercised immediately before Closing, with the consent of the holder thereof, (such person, the “Option Holder”), for Company Shares; provided that the right of the Option Holder to receive the Per Share Cash Consideration (as defined below) shall be subject first to deduction for (i) the respective aggregate exercise price of the Company Option(s) being exercised, (ii) any previous loans or advances to such Option Holder related to the previous acquisition of Company Shares by the exercise of options which occurred in April 2008, and (iii) the amount of any applicable payroll, income tax or other withholding taxes being paid on behalf of the Option Holder arising from the exercise of a Company Option (collectively, the “Option Advances”), which shall be treated as a partial payment of the Per Share Cash Consideration due the former Option Holder.

At the Effective Time, all Company Shares will be cancelled and will cease to exist and each certificate (a “Certificate”) previously representing any Company Shares will represent only the right to receive the applicable Conversion Payment as provided by this Section 2.1.3. The amount that the holders of Company Shares are entitled to receive at Closing under this Section 2.1.3 will be reduced by their pro rata share of (i) the Escrow Amount (as defined in Section 2.2.1), (ii) the Employee Retention Pool Amount (as defined in Section 2.2.2), and (iii) in the case of the Option Holders, the amount of Option Advances.

The numbers used below and in the pro forma calculations in the attached Schedule 2.1, each rounded to the nearest dollar are for purposes of illustration of the Per Share Cash Consideration only and will be adjusted and set forth in the final Schedule 2.1, which will be determined in accordance with the following procedures, adjustments, and definitions and when approved in writing by Parent and Company before Closing will be the final and determinative interpretation of the following, each term used as defined below:

(i) Base Cash Amount	$	[•]
(ii) Plus: Option Consideration	$	[•]
(iii) Less: Working Capital Deficit, or plus Working Capital Credit (defined in Section 2.3(a))	$	[•]
(iv) Less: Expenses	$	[•]
(v) Subtotal: Gross Distributable Cash Amount (defined below)	$	[•]
(vi) Divided by: Participating Common Share Equivalents (PCSEs)
(vii) Per Share Cash Consideration	$	[•]

The following definitions will be used in making the above calculation and for purposes of this Article II:

“Base Cash Amount” means $71,000,000, less the Employee Retention Pool Amount and less the amounts provided for in Section 6.9.

“Company Options” means each unexpired, unexercised vested (following vesting immediately prior to Closing in accordance with Section 3.1.23) Company Option that is outstanding immediately before the Closing with an exercise price less than the Per Share Amount as finally determined.

“Expenses” means the fees (including financial advisory and professional fees), costs, expenses, bonuses, and charges incurred by Company in connection with the Transactions, including fees for services provided by the parties as listed on Schedule 2.1.3, which schedule shall be provided by Company to Parent prior to Closing, and fees to be paid by Parent pursuant to Section 6.9, except to the extent such fees, costs, expenses, bonuses and charges were paid or accrued prior to the computation of Net Working Capital or are included in the computation of Net Working Capital.

“Gross Distributable Cash Amount” means the Base Cash Amount, plus the Option Consideration and the Working Capital Credit, and less (a) the Working Capital Deficit, and (b) Expenses.

“Gross Distributable Contingent Consideration” means the contingent consideration payable pursuant to Section 2.1.5 below.

“Gross Distributable Stock Consideration” means the consideration payable pursuant to Section 2.1.4 below.

“Option Consideration” means the aggregate exercise price of all Company Options outstanding immediately before Closing (and before the exercise of such Company Options pursuant to this Section), and including the aggregate of any previous loans or advances to Option Holders related to the previous acquisition of Company Shares by the exercise of options which occurred in April 2008.

“PCSEs” or “Participating Common Stock Equivalents” means all of the Company Common Shares including Company Common Shares issued upon exercise of Company Options outstanding immediately before Closing.

“Per Share Cash Consideration” means the Gross Distributable Cash Amount divided by the PCSEs.

“Per Share Contingent Consideration” means the Gross Distributable Contingent Consideration divided by the PCSEs.

“Per Share Stock Consideration” means the Gross Distributable Stock Consideration divided by the PCSEs.

2.1.4 Stock Consideration.  Subject to the terms and conditions of Section 2.1.3 above, the Conversion Payment shall include the right to receive shares of Parent Common Stock, $.01 par value (“Parent Common Stock”) to be issued pro rata to the holders of PCSEs, in a number reflecting a value of $4,000,000, based upon the average daily closing price per share of Parent Common Stock quoted on the The NASDAQ Global Market during the ten (10) trading day period ending two (2) business days prior to Closing (“Closing Share Price”). Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all PCSEs delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Share Price, rounded to the nearest whole cent.

2.1.5 Contingent Consideration.  Subject to the terms of Section 2.1.3 above, and subject to the right of a holder of PCSEs to make an Interim Election as set forth below, the Conversion Payment shall include the right to receive an aggregate amount up to $52,000,000, which shall be paid on the third anniversary of Closing based on the average daily closing share price for Parent Common Stock quoted on The NASDAQ Global Market or similar quotation service for the six (6) months ending thirty six (36) months after Closing, or if no such quotation is available, the average daily closing share price for Parent Common Stock for the last six (6) months that such quotations were available (“Average Share Price”). The calculation of Average Share Price shall be adjusted as appropriate in the event of any stock split or stock dividend by Parent. If any amounts become payable pursuant to this Section 2.1.5, Parent shall have the option of distributing Parent Common Stock to the holders of PCSEs in lieu of such cash, which shall be based on the Average Share Price, or if an Interim Election is made as described below, the Interim Average Share Price. If the Average Share Price is:

a. less than or equal to $6.99, no payment or distribution shall be made under this Section 2.1.5;

b. equal to $7.00, a payment of an additional $5,000,000 shall be paid to the holders of the PCSEs; or

c. between $7.01 and $14.00, additional amounts shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the holders of PCSEs accordingly.

If, during the period beginning on the last day of the sixth (6th) full month after Closing and ending on the last day of the thirty-fifth (35th) full month after Closing (“Interim Election Period”), the average daily closing share price of Parent Common Stock for the trailing six (6) month period quoted on The NASDAQ Global Market or similar quotation service is equal to or greater than $7.00 (“Interim Average Share Price”), a holder of PCSEs may elect to receive contingent consideration under this Section 2.1.5 on the basis of the Interim Average Share Price in lieu of the Average Share Price (“Interim Election”). No later than the fifth (5th) day of every calendar month during the Interim Election Period, Parent shall publish on its website, a monthly statement of the Interim Average Share Price for the applicable trailing six month period and all prior trailing six month periods in a format reasonably acceptable to the Shareholders’ Representative. A holder of PCSEs may only make an Interim Election once for all the PCSEs held, any Interim Election is permanent and may not be revoked, and any Interim Election will also be subject to the terms and conditions of the Escrow Agreement. Any Interim Election will be reported to Parent on an Interim Election form substantially in the form attached hereto as Exhibit 2.1.5, and may be made in the first fifteen (15) calendar days of any month, following the sixth (6th) full calendar month after Closing, with reference to the Interim Average Share Price occurring during the prior six (6) calendar months then elapsed. For example, if the Closing occurs on January 15, 2009, and the Interim Average Share Price for the 6 months beginning February 1, 2009 and ending July 31, 2009 is $7.50, then a holder of PCSEs may elect between August 1 to August 15, 2009 to make an Interim Election on a $7.50 basis. Such election will be deemed valid if postmarked or otherwise sent with a documented confirmation, on or before the end of business (5:00 PM Pacific Time) of the 15th day of the open election period (the first fifteen calendar days of each month). If a holder of PCSEs does not make a valid Interim Election during the Interim Election Period, then that holder shall receive contingent consideration using the Average Share Price as described above. The right to any payment under this Section 2.1.5 shall be personal, non-negotiable, and non-transferable except by operation of law or by will.

2.1.6 Appraisal Rights.  Company Shares validly issued and outstanding immediately before the Effective Time and held by a holder who has not consented to the Merger in writing and who is entitled to demand and properly demands appraisal rights for such Company Shares in accordance with the WBCA (the “Appraisal Shares”) will not be converted into a right to receive the Conversion Payment unless such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights, such Company Shares will be treated as if they had been converted as of the Effective Time in accordance with Section 2.1.3, without any interest. Company will give Parent prompt notice of any demands received by Company for appraisal rights, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder by Company in accordance with appraisal rights in excess of the Per Share Amount such holder would have otherwise received will be deducted from the Escrow Amount (as defined in Section 2.2 below) and will not be reimbursed by Parent or any affiliate of Parent.

2.2 Escrow.

2.2.1 Escrow Amount.  At Closing, an amount equal to $8,450,000 (pro rata based upon the total consideration to be received by such holder at Closing, the “Escrow Amount”) will not be distributed to holders of Company Shares in accordance with Section 2.1.3 but rather will be deposited by Parent with, and held by BNY Mellon Shareowner Services or other bank or trust company as Parent may choose in its discretion, as escrow agent, in an escrow fund in accordance with the Escrow Agreement substantially in the form attached hereto as Exhibit 2.2.1(a) (the “Escrow Agreement”) to fund payments related to Net Working Capital to the extent required by Section 2.3 and to be the sole and exclusive remedy to secure claims by Parent or Surviving Corporation for indemnification under this Agreement, in accordance with and subject to the terms of Article VIII. The Escrow Amount will take the form of an unsecured promissory note substantially as attached hereto as Exhibit 2.2.1(b) (the “Escrow Note”). The release of the Escrow Amount will occur promptly following eighteen (18) months from the Closing, and shall be subject to the terms hereof and of the Escrow Agreement; provided, however, that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control. The Escrow Agreement shall provide that interest accruing to the Escrow Amount shall become part of the escrowed funds and that for purposes of distribution, such interest shall follow the principal amount.

2.2.2 Employee Retention Pool.  At Closing, cash in the aggregate amount as provided on Schedule 2.2.2, which schedule shall be provided by Company to Parent at least five business days prior to Closing (the “Employee Retention Pool Amount”, and together with the Escrow Amount, the “Escrow Amounts”) that would otherwise be received by holders of Company Shares in accordance with Section 2.1.3 (pro rata based upon the total consideration to be received by such holder at Closing) will not be distributed to or made available for holders of Company Shares in accordance with Section 2.1.3 but rather will be deposited by Parent with, and held by Foster Pepper PLLC or such bank or trust company as Parent may choose in its discretion, as escrow agent, in an escrow fund (the “Employee Retention Escrow”) in accordance with the Employee Retention Escrow Agreement substantially in the form attached hereto as Exhibit 2.2.2 (the “Employee Retention Escrow Agreement”, and together with the Escrow Agreement, the “Escrow Agreements”) to fund payments related to the employee retention pool to be created in accordance with Section 6.8(d). The release to Parent or Company of the portion of the Employee Retention Pool Amount earned by eligible employees, as listed on Schedule 2.2.2, who are employed with Parent or Company on the six (6) month anniversary of the Closing and have satisfied any other conditions necessary to earn their respective retention bonuses, as specified on Schedule 2.2.2, plus the employer’s share of FICA (OASDI and Medicare) taxes on such portion will occur shortly after the six (6) month anniversary of Closing, with the remaining portion (if any) of the Employee Retention Pool Amount to be used to pay fees and expenses of the Employee Retention Escrow or retained under the Employee Retention Escrow Agreement until immediately prior to the distribution of the Escrow Amount. As soon as practicable after the six (6) month anniversary of the Closing and Company’s or Parent’s receipt of the applicable funds from the Employee Retention Escrow, Company or Parent shall pay retention bonuses (less applicable tax withholdings and any other required withholdings or deductions) to the eligible employees who earned the right to receive such bonuses and remit the employees’ withheld taxes plus the employer’s share of FICA taxes to the applicable taxing authority. Immediately prior to the distribution of the Escrow Amount, the remaining Employee Retention Escrow Amount (including any interest accruing thereto but less any fees and expenses of the Employee Retention Escrow) will be thereupon deposited with the Escrow Agent under the Escrow Agreement for distribution according to its terms, which terms shall specify that such remaining Employee Retention Escrow Amount shall not be available for the securing of indemnification claims, the reimbursement of fees and expenses, or the funding of payments relating to Net Working Capital. All releases of the Employee Retention Pool Amount will be subject to the terms hereof and of the Employee Retention Escrow Agreement; provided further, that in the event of any conflict between this Agreement and the Employee Retention Escrow Agreement, the terms of the Employee Retention Escrow Agreement will control.

2.3 Net Working Capital.

(a) On the Closing Date, Company will have Net Working Capital that is not less than $7,000,000 (“Minimum Working Capital”), nor more than $9,000,000 (“Maximum Working Capital”). To the extent that Company has Net Working Capital on the Closing Date that is less than the Minimum Working Capital, such deficiency will be deducted from the Base Amount in accordance with Section 2.1.3 as the “Working Capital Deficit.” To the extent that Company has Net Working Capital on the Closing Date that is greater than the Maximum Working Capital, such excess will be added to the Base Amount in accordance with Section 2.1.3 as the “Working Capital Credit.”

(b) For purposes of this Agreement, the term “Net Working Capital” means: (i) Total Current Assets (as defined below) less (ii) all accrued Total Current Liabilities (as defined below). “Fixed assets, net,” “intangible assets,” deferred tax assets and deferred tax liabilities will be excluded from the determination of Net Working Capital. For avoidance of doubt, “Total Current Assets” as reflected on the Closing Balance Sheet will include: (i) cash and cash equivalents; (ii) short-term investments; (iii) accounts receivable outstanding not more than sixty (60) days from their due date and other receivables net of doubtful accounts; (iv) inventories (net of allowance for obsolete inventory) and (v) prepaid expenses and other current assets. “Total Current Liabilities” as reflected on the Closing Balance Sheet will include: (w) accounts payable; (x) accrued taxes, payroll and benefits; (y) other “Current Liabilities”; and (z) the current portion (due within twelve (12) months) of any Debt. Each of the foregoing terms will be determined in accordance with GAAP, as consistently applied, to the extent described above except as otherwise provided in this Section 2.3(b). “Debt” means all funded indebtedness, determined without duplication, and includes notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to the holders of Company Shares; and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties). For the avoidance of doubt, a sample calculation of Net Working Capital is attached hereto as Schedule 2.3(c).

(c) At least three (3) business days before the anticipated Closing Date, Company will prepare, subject to the reasonable approval of Parent, an unaudited estimated balance sheet of Company as of the anticipated Closing Date as mutually expected by the parties (the “Preliminary Closing Balance Sheet”) and a computation of the Net Working Capital as of the expected Closing Date based upon the financial information reflected in the Preliminary Closing Balance Sheet (the “Preliminary Closing Date NWC”). The Preliminary Closing Balance Sheet and the Preliminary Closing Date NWC calculation will be provided as Schedule 2.3(c) and become a part of this Agreement. The Preliminary Closing Balance Sheet will be prepared in accordance with GAAP, except as otherwise provided in Section 2.3(b) above, and will fairly and accurately present the financial position of Company as of the anticipated Closing Date. The parties will use the Preliminary Closing Balance Sheet and Preliminary Closing Date NWC to calculate the Per Share Amount for purposes of payment at the Closing in accordance with Section 2.1.3.

(d) Within thirty (30) days after the Closing Date, Parent will prepare and deliver to the Shareholders’ Representative an unaudited balance sheet of Company as of the Closing Date, determined in accordance with GAAP, except as otherwise provided in Section 2.3(b) above, and which, to the knowledge of Parent, fairly and accurately presents the financial position of Company as of the date of such balance sheet (the “Proposed Closing Balance Sheet”), along with its calculation of Net Working Capital as of the Closing Date (“Closing Date NWC”). The Shareholders’ Representative will be provided access to the books and records of the Company as may be reasonably necessary for the execution of its duties hereunder.

(e) Within ten (10) days after the delivery by Parent of the Proposed Closing Balance Sheet and calculation of its Proposed Closing Date NWC under Section 2.3(d), the Shareholders’ Representative will deliver to Parent a written notice either approving or objecting to the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation (the “Review Notice”). The Review Notice will reasonably state a description of the Shareholders’ Representative’s differences, if any, with Parent’s determination of the Proposed Closing Balance Sheet and the Closing Date NWC calculations, together with proposed revisions (such revised Proposed Closing Balance Sheet being referred to as the “Counter Proposed Closing Balance Sheet”), along with revisions to the Closing Date NWC calculations. A failure by the Shareholders’ Representative to so deliver the Review Notice to Parent within such period will be deemed an approval of and agreement with the Proposed Closing Balance Sheet and the Closing Date NWC calculations of Parent, and such Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculations of Parent will be deemed the Closing Balance Sheet and the final and conclusive calculation of the Closing Date NWC (the “Final Closing Date NWC”).

(f) If the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation of Parent are disputed by the Shareholders’ Representative in accordance with this Section 2.3, the Shareholders’ Representative and Parent will negotiate in good faith in an effort to resolve any differences regarding such determination. If Parent and the Shareholders’ Representative agree on the Proposed Closing Balance Sheet and Closing Date NWC, the amount they agree upon will be final, conclusive and binding as the Final Closing Date NWC, but if the objection cannot be resolved by such negotiation within thirty (30) days after Parent’s receipt of the Review Notice (the “Reconciliation Deadline”), the Proposed Closing Balance Sheet, the Counter Proposed Closing Balance Sheet, the Review Notice, and all work papers related thereto (collectively, the “Determination Materials”), will be submitted to the Seattle, Washington offices of KPMG LLP or of a nationally recognized accounting firm as Parent and the Shareholders’ Representative may mutually agree to (which agreement will not be unreasonably withheld or delayed) (the “Accounting Arbitrator”), which will review the Determination Materials and will determine the Final Closing Date NWC. The Accounting Arbitrator will not undertake any review of any matters not specifically identified by the Shareholders’ Representative as being in dispute in the Review Notice and may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party, and its determination may not be outside the range comprised of Parent’s calculation of Closing Date NWC and Shareholders’ Representative’s calculation of Closing Date NWC. The Accounting Arbitrator will make its determination in accordance with GAAP and in accordance with the provisions herein defining Net Working Capital to the extent they are inconsistent with GAAP. The Accounting Arbitrator’s decision as to Closing Date NWC as of the Closing Date will be final, conclusive, and binding as the Final Closing Date NWC. The parties will cause the Accounting Arbitrator to notify the parties in writing of its determination within thirty (30) days following the receipt of the Determination Materials. The fees and expenses of the Accounting Arbitrator will be borne equally by Parent and the Shareholders’ Representative (who shall in turn have recourse to the Escrow Amount for reimbursement of such expenses pursuant to Section 10.13(c) below). All determinations in accordance with this Section 2.3(f) will be in writing and will be delivered to the parties hereto.

(g) If the Final Closing Date NWC (as determined in accordance with Sections 2.3(e) or 2.3(f) above) is less than the Preliminary Closing Date NWC, then an amount equal to the difference between (y) the Preliminary Closing Date NWC, and (z) the Final Closing Date NWC will be paid to Parent out of the Escrow Amount to the extent the Final Closing Date NWC is less than the Minimum Working Capital, in accordance with the terms of the Escrow Agreement. Such adjustment will not be subject to the Threshold Amount (as defined in Section 8.6). If the Final Closing Date NWC is greater than the Preliminary Closing Date NWC, then Parent will cause the amount equal to the difference between (y) the Final Closing Date NWC, and (z) the Preliminary Closing Date NWC, to be delivered, within ten (10) days after such final determination, to the Disbursement Agent for disbursement as provided in Section 2.4 below to the extent the Final Closing Date NWC is greater than the Maximum Working Capital. In addition, if the Preliminary Closing Date NWC is (i) more than the Maximum Working Capital and the Final Closing Date NWC is less than the Maximum Working Capital, the amount equal to the difference between the Preliminary Closing Date NWC and the Maximum Working Capital will be paid to Parent out of the Escrow Amount, or (ii) less than the Minimum Working Capital and the Final Closing Date NWC is more than the Minimum Working Capital then Parent will cause the amount equal to the difference between the Preliminary Closing Date NWC and the Minimum Working Capital to be delivered, within ten (10) days after such final determination, to the Disbursement Agent for disbursement as provided in Section 2.4 below.

(h) Nothing in this Section 2.3 will be deemed to limit the indemnification rights of the Indemnified Parties in accordance with Article VIII hereof with respect to any breach of any representation and warranty of this Agreement, including without limitation, a breach of any of the representations contained in Section 3.1.5.

(i) For purposes of this Agreement, “Closing Balance Sheet” means the balance sheet of Company as of the Closing Date determined in accordance with this Section 2.3.

2.4 Delivery of Consideration.

2.4.1 Disbursing Agent.  Promptly after the Effective Time, Parent will (i) make available to BNY Mellon Shareowner Services or other bank or trust company as Parent may choose in its discretion (the “Disbursing Agent”), the shares of Parent Common Stock issuable pursuant to Section 2.1.4, in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) deposit with the Disbursing Agent an amount of cash sufficient to pay the aggregate Gross Distributable Cash Amount and any cash amounts payable under Section 2.1.4, less the Escrow Amounts to be contributed therefrom pro rata.

2.4.2 Exchange Procedures.  Promptly after the Effective Time, Parent will instruct the Disbursing Agent to pay by check or wire transfer of same day funds the cash portion of any applicable Conversion Payments, under Section 2.1 and subject to Section 2.2 hereof, and to send a certificate or certificates (or book entry) representing the stock portion of any applicable Conversion Payments under Section 2.1.3 and subject to Section 2.2 hereof to each record holder of Company Shares as of the Effective Time, other than to those holders of Appraisal Shares not entitled to payment, as promptly as practicable following (i) the submission of a Certificate to the Disbursing Agent and a duly executed letter of transmittal (the “Letter of Transmittal”) by such holder of record, which will specify that risk of loss and title to the Certificates will pass, only upon proper delivery of such documents to the Disbursing Agent, and which will be in the form and have such provisions as Parent and Company may reasonably specify, and (ii) the surrender of the Certificates in exchange for the applicable Conversion Payment by such holder of record (which Certificates will then be canceled). If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such document, the Disbursing Agent will issue in exchange for such lost, stolen, or destroyed document, the applicable Conversion Payments to which the holder is entitled under this Article II.

2.4.3 No Further Ownership Rights in Company Shares.  The applicable Conversion Payment delivered upon surrender in exchange for Company Shares in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time, no further transfers will be made on the stock transfer books of Company of Company Shares issued before the Effective Time. When the Merger becomes effective, all Company Shares issued before then (other than Appraisal Shares) will cease to exist, and each Certificate previously representing any such shares will represent only the right to receive the applicable Conversion Payment as described in Section 2.1.3 subject to the terms of this Agreement. If, after the Effective Time, Certificates are presented to Surviving Corporation or the Disbursing Agent for transfer, they will be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

2.4.4 Return to Parent.  The Disbursing Agent will redeliver or repay to Parent any cash made available to the Disbursing Agent and not exchanged for Certificates within twelve (12) months after the Effective Time. After such time any holder of Certificates who has not yet delivered or surrendered such Certificates to the Disbursing Agent, subject to applicable law, will look as a general creditor only to Parent for payment of the applicable Conversion Payment. Despite any provision of this Agreement, to the fullest extent permitted by applicable law, neither Parent, the Disbursing Agent, Surviving Corporation, the Shareholders’ Representative, nor any other party will be liable to any holder of Company Shares for any cash delivered to a public official according to applicable abandoned property, escheat, or similar law.

2.4.5 Withholding Rights.  Parent or the Disbursing Agent will be entitled to deduct and withhold from the applicable Conversion Payment otherwise payable under this Agreement to any Person (as defined in Section 10.2) who was a holder of Company Shares immediately before the Effective Time, such amounts as Parent or the Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, or foreign tax law. Any such withheld amounts will be timely paid over to the appropriate Governmental Entity (as defined in Section 3.1.4). To the extent that amounts are so withheld by Parent or the Disbursing Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Parent or the Disbursing Agent.

2. Section 9.1(c) of the Agreement is deleted in its entirety and replaced with the following:

(c) by either Parent or Company if the Merger has not been consummated on or before March 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1 will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement; or

[remainder of page intentionally blank]

SIGNATURE PAGE — AMENDMENT TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Sub, Company, the Major Shareholders, and the Shareholders’ Representative have signed or caused their respective duly authorized officers to sign this Amendment, all as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By

Its

ORANGE ACQUISITION CORPORATION

By

Its

OMAX CORPORATION

By

Its

SHAREHOLDERS’ REPRESENTATIVE

(signature page continues)

SIGNATURE PAGE — AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Major Shareholder

Dr. John B. Cheung

Major Shareholder

Dr. John H. Olsen

Major Shareholder

James M. O’Connor

ANNEX C

WASHINGTON BUSINESS CORPORATIONS ACT

DISSENTERS’ RIGHTS STATUTE

Chapter 23B.13 RCW
Dissenters’ rights

23B.13.010
Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020
Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030
Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200
Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210
Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220
Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230
Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250
Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260
Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270
After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300
Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310
Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX D

OMAX FINANCIAL STATEMENTS

OMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$—	$338,359
Accounts receivable, net	11,605,072	12,866,920
Inventories, net	11,205,039	7,759,394
Prepaid expenses	652,220	410,150
Income tax receivable	425,773	359,342
Net receivables from affiliates	24,626	1,095
Deferred tax assets	671,000	694,000

Total current assets	24,583,730	22,429,260
Property and equipment, net	2,625, 968	2,563,706
Noncurrent accounts receivable	148,849	483,903
Intangible assets, net	71,577	87,527
Deposits	72,188	60,616

Total assets	$27,502,312	$25,625,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable to bank	$5,475,712	$5,106,742
Accounts payable	5,287,402	4,567,898
Accrued wages and related expenses payable	1,482,347	1,530,141
Accrued expenses	2,660,115	2,625,618
Current portion of deferred rent	21,612	26,162
Current portion of capital lease obligations	383,641	383,640

Total current liabilities	15,310,829	14,240,201
Noncurrent deferred tax liabilities	1,503,000	841,000
Capital lease obligation, net of current portion	612,266	807,484

Total liabilities	17,426,095	15,888,685

Commitments and contingencies
Stockholders’ equity
Preferred stock; no par value, 750,000 shares authorized, none issued
Common stock; $.01 par value, 10,000,000 shares authorized, 4,728,625 and 4,636,125 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	47,286	46,361
Additional paid-in capital	5,147,832	4,739,755
Common stock subscriptions receivable, 925 shares	(279,000)	—
Retained earnings	5,160,099	4,950,211

Total stockholders’ equity	10,076,217	9,736,327

Total liabilities and stockholders’ equity	$27,502,312	$25,625,012

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)

Net sales	$15,943,033	$14,305,553	$30,421,082	$27,470,446
Cost of sales	10,497,836	9,171,611	19,640,565	17,613,434

Gross margin	5,445,197	5,133,942	10,780,517	9,857,012

Expenses:
Sales and marketing	3,229,421	2,811,699	5,961,699	4,975,358
Research and engineering	1,272,765	965,185	2,511,446	1,957,985
General and administrative	559,207	1,298,163	1,639,753	2,356,616

Total operating expenses	5,061,393	5,075,047	10,112,898	9,289,959

Operating income	383,804	58,895	667,619	567,053

Other income (expense):
Interest expense	(84,897)	(106,000)	(190,597)	(188,829)
Interest income	121	—	1,436	—

	(84,776)	(106,000)	(189,161)	(188,829)

Income before income taxes	299,028	(47,105)	478,458	378,224
Provision for income tax expense
Current benefit	(30,280)	(205,332)	(416,430)	(21,008)
Deferred expense	192,000	212,000	685,000	239,000

Income tax expense	161,720	6,668	268,570	217,992

Net income	$137,308	$(53,773)	$209,888	$160,232

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2008	2007
	(Unaudited)

Cash flows from operating activities:
Net income	$209,888	$160,232

Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	384,814	282,147
Amortization	26,413	16,535
Provision for doubtful accounts	14,950	(7,229)
Deferred taxes	685,000	239,000
Stock option compensation expense	130,002	—
Change in related asset and liability accounts:
Accounts receivable	1,581,952	(934,676)
Inventories	(3,445,645)	(1,271,288)
Prepaid expenses	(242,070)	(757,774)
Income tax receivable	(66,431)	(746,081)
Deposits	(11,572)	(6,374)
Net receivable from affiliates	(23,531)	54,044
Accounts payable and accrued expenses	706,207	2,252,963
Deferred rent	(4,550)	(9,230)

	(264,461)	(887,963)

Net cash used in operating activities	(54,573)	(727,731)

Cash flows from investing activities:
Purchases of property and equipment	(447,076)	(202,209)
Purchases of intangible assets	(10,463)	(55,313)

Net cash used in investing activities	(457,539)	(257,522)

Cash flows from financing activities:
Net borrowings under short-term debt agreement	368,970	786,570
Capital lease principal repayments	(195,217)	(81,505)

Net cash provided by financing activities	173,753	705,065

Net decrease in cash and cash equivalents	(338,359)	(280,188)
Cash and cash equivalents at beginning of period	338,359	398,093

Cash and cash equivalents at end of period	$—	$117,905

Schedule of noncash investing and financing activities
Capital lease obligations	—	$166,100
Redeemed stock options	$279,000	—
Cash paid during the year for:
Interest	$190,476	$188,829
Income taxes	—	$264,049

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Common Stock		Total
	Number of		Paid-in	Subscriptions	Retained	Stockholders’
	Shares	Amount	Capital	Receivable	Earnings	Equity
	(Unaudited)

Balances as of December 31, 2007	4,636,125	$46,361	$4,739,755	$—	$4,950,211	$9,736,327
Stock option compensation	—	—	130,002	—	—	130,002
Net income	—	—	—	—	209,888	209,888
Common stock subscribed - 925 shares	—	—	—	(279,000)	—	(279,000)
Exercise of options	92,500	925	278,075	—	—	279,000

Balances as of June 30, 2008	4,728,625	$47,286	$5,147,832	$(279,000)	$5,160,099	$10,076,217

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 —	BASIS OF PRESENTATION:

In the opinion of the management of OMAX Corporation (the “Company” or “OMAX”), the accompanying unaudited consolidated financial statements contain all adjustments, consisting of normal recurring items and accruals necessary to fairly present the financial position, results of operations and cash flows of the Company. The financial information as of December 31, 2007 is derived from the Company’s audited consolidated financial statements and notes. These interim financial statements do not include all information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, and should be read in conjunction with the Company’s December 31, 2007 audited consolidated financial statements. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the Company’s financial statements. Actual results may differ from these estimates. Operating results for the three and six months ended June 30, 2008 may not be indicative of future results.

NOTE 2 —	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements but does not require any new fair value measurements.

FASB Staff Position (“FSP”) 157-2 issued on February 12, 2008, delays the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

FASB Staff Position (“FSP”) 157-3 issued on October 10, 2008, clarifies the application of FAS No. 157, in determining the fair value of a financial asset when the market for that asset is not active. The Company does not expect the adoption of FSP 157-3 to have a significant impact on its consolidated financial statements.

NOTE 3 —	ACCOUNTS RECEIVABLE:

The Company’s end user customers are primarily machine tool shops and original equipment manufacturers located throughout the world. The majority of the Company’s sales are obtained through a distributor network to demonstrate and sell its product; OMAX augments sales in certain non-distributor territories with direct sales efforts of its own. Receivables consist of the following:

	June 30,	December 31,
	2008	2007

Accounts receivable	$11,712,540	$12,959,438
Less: allowance for doubtful accounts	(107,468)	(92,518)

	$11,605,072	$12,866,920

NOTE 4 —	INVENTORIES:

Inventories consist of finished goods, work in process, and component parts, and are valued at the lower of cost (determined using the first-in, first-out method) or market. Inventory costs include labor, materials, outside processing, and manufacturing overhead.

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories are comprised of the following:

	June 30,	December 31,
	2008	2007

Parts and subassemblies	$7,813,680	$5,627,993
Work in process	910,349	730,964
Finished goods	2,481,010	1,400,437

	$11,205,039	$7,759,394

NOTE 5 —	NOTE PAYABLE TO BANK:

The Company has a line of credit agreement with a bank that expires on December 31, 2008. The agreement, as amended, specifies that the Company can borrow the lesser of a total of $6,000,000 or a borrowing base comprised of percentages of eligible accounts receivable and inventories.

Borrowings under this agreement bear interest at a rate between the bank’s prime rate plus 0.25% and 0.75%, depending and contingent upon the Company maintaining a minimum of $1,125,000 comprised of cash on deposit and available borrowings under the line of credit pursuant to the formula, calculated without regard to the maximum size of the line. The loan bears interest at a rate of 5.0% and 7.25%, June 30, 2008 and December 31, 2007 respectively.

The Company’s Loan and Security Agreement authorizes a $200,000 letter of credit sub-limit.

The line of credit agreement is collateralized by substantially all of the Company’s assets, except for those assets otherwise encumbered under separate capital lease transactions. Restrictive covenants specify the maintenance of a minimum tangible net worth and a variety of non-financial covenants.

Covenants also contain restrictions on the payment of dividends and on actions that might reduce the bank’s secured interest in the Company’s present or future assets or equity. At June 30, 2008, the Company was in compliance with these covenants.

NOTE 6 —	ACCRUED EXPENSES:

Accrued expenses consisted of the following:

	June 30,	December 31,
	2008	2007

Accrued state sales and income tax	$654,800	$850,000
Warranty reserve	887,600	900,000
Customer deposits	413,800	359,140
Other accrued expenses	703,915	516,478

	$2,660,115	$2,625,618

The Company provides a two-year warranty on its JetMachining® Center and accrues a reserve for warranty costs in connection with machines sold. Machines are warranted to be free from material defects for a period of two years from the date of installation and include the cost of parts and shipping, but not labor. The Company’s warranty reserve is reviewed annually by management for adequacy based upon recent shipments and historical warranty experience with related warranty expense recorded as cost of goods sold. In addition, included in warranty expense and warranty reserves are expenses related to non-contractual spare replacement parts and customer relations maintenance costs which could be expected to occur after installation of the equipment or are provided to maintain customer goodwill. The reserve is considered by management to be adequate to cover all the anticipated costs of providing warranty work on machines sold.

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the fiscal year to date activity for the Company’s warranty accrual:

Accrued warranty balance at December 31, 2007	$900,000
Accruals for warranties	638,000
Warranty costs incurred	(650,400)

Accrued warranty balance at June 30, 2008	$887,600

NOTE 7 —	LEASE COMMITMENTS AND CAPITALIZED LEASE ARRANGEMENTS:

The Company leases 73,472 square feet of manufacturing and office space in Kent, Washington under an 89 month operating lease dated June 2002. The Company’s lease requires a $30,185 security deposit which amount is recorded as a deposit on the accompanying balance sheet. The lease also contained five months of free rent and thus the Company recognized a deferred rent obligation that is amortized to rent expense on a straight-line basis over the term of the lease.

At June 30, 2008, future minimum lease payments under the facility lease agreement are as follows:

2008	$209,755
2009	378,250

$588,005

Rental expense recorded by the Company was $121,469 and $102,217 for the three months ended June 30, 2008 and 2007, respectively and $245,271 and $204,433 for the six months ended June 30, 2008 and 2007, respectively.

OMAX also leases equipment under various capital leases, bearing interest at a rates ranging from 6.1% to 15.14%, which expire in 2009, 2010 and 2012.

At June 30, 2008, future minimum lease payments under the capital lease agreements are as follows:

2008	$228,035
2009	477,273
2010	289,765
2011	75,952
2012	59,256

Total future minimum lease payments	1,130,281
Less amount representing interest	(134,374)

Present value of future minimum lease payments	995,907
Less current portion	(383,641)

Long-term portion	$612,266

NOTE 8 —	INCOME TAXES:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between income taxes calculated at the federal statutory rates and the provision for income taxes during 2008 results from a permanent difference arising from legal fees incurred as a result of the merger that is discussed in Note 11.

The Company’s IC-DISC allows a portion of its profits from export sales to be retained in the IC-DISC and therefore is not subject to current corporate level tax. Deferred taxes have been provided for this deferred income. Deferred taxes are also recognized for tax credits that are available to offset future federal income taxes. A valuation allowance is provided for future tax benefits to the extent that management believes it is more likely than not that some or all of the deferred tax assets will not be realized.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, disclosures and transition. The Company adopted the provisions of FIN 48 effective January 1, 2008. Based on the Company’s analysis of its tax provisions, the Company foresees no material financial impact with the adoption of FIN 48.

The Company conducts business in various states and countries and is subject to tax in numerous jurisdictions. As a result the Company files a significant number of tax returns that are subject to audit by tax authorities. The Company records estimated tax liabilities and to the extent the contingencies are probable and can be reasonably estimated, a contingent liability will be recognized.

NOTE 9 —	STOCK OPTIONS:

The Company maintains a stock option plan under which it may grant non-qualified and incentive stock options to employees, non-employee directors and consultants. The Company’s 2005 Stock Option Plan allows granting of incentive and nonqualified options to employees, directors and others, covering up to 1,959,000 common shares. Nonqualified stock options may have an exercise price which is less than market value at the date of grant; incentive stock options must have an exercise price equal to market value at the date of the grant. The compensation cost of the stock options are based on their fair value at the grant date and recognized ratably over the service period. Options are generally granted with an exercise price equal to the fair value the Company’s common stock on the date of grant. Options issued under the Plan generally vest over four to five years, except as may be specified otherwise at the time of grant, and have a ten-year term.

During October 2007, the Company issued 349,000 option awards. The option awards vest ratably over five years. Compensation expense is recognized over the requisite service period. The Company recognized $130,002 in stock option compensation expense for the six months ended June 30, 2008. At June 30, 2008, total unrecognized compensation related to nonvested stock options was approximately $1,170,000.

The following table summarizes the Company’s stock option activity for the six months ended June 30, 2008:

			Weighted Average
		Weighted-Average	Remaining Term
	Shares	Exercise Price	(Years)

Options outstanding at December 31, 2007	1,606,150	$2.92	5.01
Granted	—
Exercised	92,500	3.00
Forfeited	8,300	4.31

Options outstanding, at June 30, 2008	1,505,350	$2.92	5.25

Exercisable and vested at June 30, 2008	1,072,370	$1.96	6.78

Available for grant at June 30, 2008	361,150

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The expected term of the options represents the estimated period of time until exercise and is based on consideration of the contractual terms, vesting schedules and expectations of future employee behavior. The expected stock price volatility is based on the historical volatility of public entities in a similar economic sector. The risk free interest rate is based on the implied yield available on U.S. Treasury zero coupon issues with an equivalent remaining term. The Company does not plan to pay dividends on common stock in the future.

The BSM option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility. The Company’s options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

During 2008 the Company received stock subscriptions receivable aggregating $279,000 from option holders in connection with the exercise of 92,500 options which were otherwise about to expire. The subscriptions receivable are secured by the underlying shares of the Company’s common stock and are due at the earlier of the closing of the merger with Flow International Corporation (See Notes 10 and 11) or April 1, 2009.

NOTE 10 —	CONTINGENCY:

The Company is or may be a party to various legal actions incident to the normal operations of its business, none of which is believed to be material to the financial condition, results of operations or cash flows of the Company, except for the following action.

On November 18, 2004, the Company filed suit against Flow International Corporation (“Flow”) alleging patent infringement and seeking damage awards in excess of $100 million. Flow, in its answer, dated December 2004, counterclaimed, seeking a declaration that the patents owned by OMAX are invalid and unenforceable and that OMAX otherwise infringes on Flow’s patents, in which Flow seeks an injunction prohibiting OMAX from continuing its patent infringement. The case is currently suspended (but may be reactivated) pending the results of the possible merger of the Company and Flow. (See Note 11). Were the case to re-commence, if the merger between Flow and the Company is not consummated, the Company plans to vigorously pursue its claims and defend itself from Flow’s counterclaims; however, the outcome of either the suit or counterclaim cannot be estimated. If the merger is consummated, the litigation with Flow will be terminated without any additional payments in settlement by either party.

NOTE 11 —	PENDING MERGER WITH FLOW INTERNATIONAL CORPORATION

On December 4, 2007, the Company and Flow executed an Option Agreement, whereby the parties agreed to enter into negotiations to accomplish the merger of both companies. Flow paid into escrow $6 million on signing the Option Agreement (“Option Escrow”).

On July 10, 2008, in connection with the proposed merger with Flow, the Federal Trade Commission (“FTC”) accepted an Agreement Containing Consent Order (the “Proposed Consent Order”) whereby, post merger, Flow will make available royalty-free licenses for OMAX’s U.S. Patents 5,508,596 and 5,892,345, (the OMAX ’596 and ’345 patents), to other abrasive waterjet companies. The OMAX ’596 and ’345 patents relate to means of controlling the behavior of an abrasive-jet. The Consent Order does not require either Flow or OMAX to license any other technology, other than the OMAX ’596 and ’345 patents themselves; the licenses do not include any transfer of technology, will not cover any other patented equipment or processes owned by Flow or OMAX, and do not apply to any intellectual property outside of the U.S. On August 15, 2009, the period of public comment expired and the FTC issued the Proposed Consent Order as final.

On September 9, 2008, the Company and Flow executed an Agreement and Plan of Merger, or the “Definitive Merger Agreement,” which updated the terms as described in the previous Option Agreement signed between the parties on December 4, 2007. Sufficient shareholders of the Company executed voting proxies agreements, so as to

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provide for a majority approval of the merger by OMAX shareholders, at a Special Meeting of OMAX Shareholders to be called, following the effectivity of a Form-S-4 to be filed with the Securities and Exchange Commission (SEC). Following execution of the Definitive Merger Agreement, Flow paid another $3.0 million into an escrow account, bringing the balance of the escrow account to $9.0 million (originally the “Option Escrow”).

Following the execution of the Definitive Merger Agreement, U.S. and world financial markets experienced strong and sharp reversals in both corporate equity values and in the availability of business and personal credit. The respective CEOs of Flow and OMAX met to consider that short term economic prospects for manufacturing both in the U.S. and globally could have a negative impact on the opportunity to complete the merger, and also on other business alternatives, which each company might pursue separately. Based upon those discussions, an amendment to the Definitive Merger Agreement was executed on November 10, 2008.

The Definitive Merger Agreement, as amended, provides for the terms under which Flow will acquire 100% of the outstanding capital stock of OMAX. Pursuant to those terms:

•	At the closing of the merger, or the Closing, $71,000,000, (including $8.45 million of funds in the Option Escrow, in the form of a promissory note) to be paid in cash, minus amounts to be paid by Flow at Closing in satisfaction of certain patent litigation fees of OMAX, if any, and less amounts to be placed into an employee retention pool, and into an indemnification escrow in favor of Flow (but which may subsequently pay out to the OMAX shareholders, if not used), each as further described below;

•	At Closing, $4.0 million of Flow common stock, with the number of shares to be determined based upon the closing share price of Flow common stock for the ten trading days ending two business days before the Closing;

•	The cash consideration at Closing is subject to adjustment based on OMAX’s Net Working Capital at Closing. The consideration will be adjusted upward or downward on a dollar-for-dollar basis if the Net Working Capital is below $7 million or above $9 million.

The contingent consideration in the merger consists of the right to receive up to $52,000,000, paid pro rata to the former OMAX shareholders on the third anniversary of the closing of the merger, contingent upon the average daily closing share price for Flow common stock for the six (6) months ending thirty-six (36) months after the Closing of the merger, which we refer to as the average share price. If the average share price is:

a. less than or equal to $6.99, no additional payment or distribution shall be made;

b. equal to or greater than $7.00, an additional $5,000,000 shall be paid to the former OMAX shareholders; or

c. between $7.01 and $14.00, additional shares of Flow common stock shall be derived on a straight line interpolation basis between $5,000,000 and $52,000,000 and distributed to the former OMAX shareholders accordingly.

Flow may at its option distribute Flow common stock in lieu of cash as contingent consideration, in which case the number of shares distributed will be based on the average share price described above, or, if an interim election is made as described below, on the basis of the interim average share price.

The Definitive Merger Agreement further provides for:

•	a single indemnification escrow in the amount of $8.45 million to be funded at Closing from the cash consideration. The escrow is to indemnify Flow for losses from breaches of representations and warranties by the Company, to the extent that such breach or breaches, individually or in the aggregate, result in claims in excess of $500,000. The escrow will consist of a promissory note from Flow. Any amounts remaining in escrow will be remitted to the OMAX shareholders eighteen months following the Closing;

OMAX CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	a portion of the cash consideration to be escrowed as a retention pool for all OMAX employees that will provide such employees the equivalent of three months’ salary, to be allocated upon the six month anniversary of Closing;

•	mutually acceptable executive officer agreements for Drs. John B. Cheung, John H. Olsen and Mr. James M. O’Connor to become executives of Flow and that as soon as is commercially reasonable following Closing, Flow will expand its Board of Directors and elect Dr. Cheung to the vacancy thereby created; and;

•	the vesting (to the extent unvested) and exercise of OMAX stock options that are currently outstanding immediately prior to Closing.

The Closing under the terms of the Definitive Merger Agreement is subject to the filing and effectiveness of a Form S-4 with the SEC, the affirmative vote of the OMAX shares eligible to vote at a Special Meeting of the OMAX Shareholders (following effectiveness of the Form S-4 with the SEC), and other conditions as contained in the Definitive Merger Agreement.

The Definitive Merger Agreement provides that in the event that the Proposed Merger does not close or is otherwise terminated, the funds in the Option Escrow will be released and that OMAX may retain such amounts. However, in the event the Company thereafter obtains a judgment against Flow in the litigation matter OMAX Corporation v Flow International Corporation (the “Litigation”) or Flow agrees to pay OMAX an amount to settle the Litigation, Flow will receive a credit against any such judgment and/or settlement in an amount equal to 50% of the $6 million payment and 100% of the $3 million payment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
OMAX Corporation
Kent, Washington

We have audited the accompanying consolidated balance sheets of OMAX Corporation and Subsidiary (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OMAX Corporation and Subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3, the accompanying 2006 and 2005 consolidated financial statements have been restated. Also, as discussed in Note 19, the accompanying 2007 and 2006 consolidated financial statements have been restated.

/s/  PETERSON SULLIVAN LLP

July 10, 2008, (October 29, 2008, as to the effects of the restatement discussed in Note 19)
Seattle, Washington

OMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
		2006
		(Restated,
	2007	See Note 3)

ASSETS
Cash and cash equivalents	$338,359	$398,093
Accounts receivable, net	12,866,920	8,933,169
Inventories, net	7,759,394	7,534,899
Prepaid expenses	410,150	319,278
Income tax receivable	359,342	15,006
Net receivables from affiliates	1,095	14,753
Deferred tax assets	694,000	477,000

Total current assets	22,429,260	17,692,198
Property and equipment, net	2,563,706	1,528,613
Noncurrent accounts receivable	483,903	332,784
Intangible assets, net	87,527	44,069
Deposits	60,616	40,637

Total assets	$25,625,012	$19,638,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable to bank	$5,106,742	$3,360,036
Accounts payable	4,567,898	3,870,226
Accrued wages and related expenses payable	1,530,141	1,168,141
Accrued expenses	2,625,618	1,899,467
Current portion of deferred rent	26,162	18,461
Current portion of capital lease obligations	383,640	121,122

Total current liabilities	14,240,201	10,437,453
Deferred rent, net of current portion	—	26,162
Noncurrent deferred tax liabilities	841,000	514,000
Capital lease obligation, net of current portion	807,484	252,046

Total liabilities	15,888,685	11,229,661

Commitments and contingencies
Stockholders’ equity
Preferred stock; no par value, 750,000 shares authorized, none issued
Common stock; $.01 par value, 10,000,000 shares authorized, 4,636,125 shares issued and outstanding	46,361	46,361
Additional paid-in capital	4,739,755	4,739,755
Retained earnings	4,950,211	3,622,524

Total stockholders’ equity	9,736,327	8,408,640

Total liabilities and stockholders’ equity	$25,625,012	$19,638,301

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
		2006	2005
		(Restated,	(Restated,
	2007	See Note 3)	See Note 3)

Net sales	$62,671,606	$53,530,936	$37,514,265
Cost of sales	40,099,669	33,859,417	23,614,986

Gross margin	22,571,937	19,671,519	13,899,279

Expenses:
Sales and marketing	10,939,527	8,162,251	5,541,187
Research and engineering	4,139,941	3,436,333	2,376,020
General and administrative	5,027,219	3,505,131	2,805,668

Total operating expenses	20,106,687	15,103,715	10,722,875

Operating income	2,465,250	4,567,804	3,176,404

Other income (expense):
Interest expense	(445,612)	(311,486)	(312,898)
Interest income	49	—	1,536

	(445,563)	(311,486)	(311,362)

Income before income taxes	2,019,687	4,256,318	2,865,042
Income tax expense	692,000	1,418,000	811,000

Net income	$1,327,687	$2,838,318	$2,054,042

Less dividends on preferred stock	—	75,000	100,000

Net income available to common stockholders	$1,327,687	$2,763,318	$1,954,042

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

				Retained	Total
	Common Stock		Additional	Earnings	Stockholders’
	Number of		Paid-in	(Restated,	Equity (Restated,
	Shares	Amount	Capital	See Note 3)	See Note 3)

Balances as of December 31, 2004, restated, see Note 3	3,969,457	$39,695	$2,605,859	$(1,094,836)	$1,550,718
Net income, restated, see Note 3	—	—	—	2,054,042	2,054,042
Dividends on preferred stock	—	—	—	(100,000)	(100,000)

Balances as of December 31, 2005, restated, see Note 3	3,969,457	39,695	2,605,859	859,206	3,504,760
Stock option compensation	—	—	200,000	—	200,000
Net income, restated, see Note 3	—	—	—	2,838,318	2,838,318
Preferred stock conversion	666,668	6,666	1,933,896	—	1,940,562
Dividends on preferred stock	—	—	—	(75,000)	(75,000)

Balances as of December 31, 2006, restated, see Note 3	4,636,125	46,361	4,739,755	3,622,524	8,408,640
Net income	—	—	—	1,327,687	1,327,687

Balances as of December 31, 2007	4,636,125	$46,361	$4,739,755	$4,950,211	$9,736,327

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
		2006	2005
		(Restated,	(Restated,
	2007	See Note 3)	See Note 3)

Cash flows from operating activities:
Net income	$1,327,687	$2,838,318	$2,054,042

Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	507,478	405,920	278,522
Amortization	40,179	24,077	17,840
Provision for doubtful accounts	37,518	(22,568)	(83,783)
Deferred taxes	110,000	298,000	327,000
Stock option compensation expense	—	200,000	—
Change in related asset and liability accounts:
Accounts receivable	(4,122,388)	(2,677,223)	(1,110,296)
Inventories	(224,495)	(2,898,483)	(1,645,816)
Prepaid expenses	(90,872)	(121,762)	(30,805)
Income tax receivable	(344,336)	(466,955)	448,449
Deposits	(19,979)	(5,452)	—
Net receivable from affiliates	13,658	(16,222)	(27,027)
Accounts payable and accrued expenses	1,785,823	2,938,007	636,290
Deferred rent	(18,461)	(18,461)	(18,461)

	(2,325,875)	(2,361,122)	(1,208,087)

Net cash provided by (used in) operating activities	(998,188)	477,196	845,955

Cash flows from investing activities:
Purchases of property and equipment	(475,026)	(617,102)	(500,882)
Purchases of intangible assets	(83,637)	(42,201)	—

Net cash used in investing activities	(558,663)	(659,303)	(500,882)

Cash flows from financing activities:
Net borrowings under short-term debt agreement	1,746,706	521,090	3,196
Dividends paid	—	(100,000)	(100,000)
Capital lease principal repayments	(249,589)	(115,844)	(71,085)

Net cash provided by (used in) financing activities	1,497,117	305,246	(167,889)

Net increase (decrease) in cash and cash equivalents	(59,734)	123,139	177,184
Cash and cash equivalents at beginning of period	398,093	274,954	97,770

Cash and cash equivalents at end of period	$338,359	$398,093	$274,954

Schedule of noncash investing and financing activities:
Capital lease obligations	$1,067,545	$133,385	$86,623
Conversion of preferred stock to common stock	—	$1,940,562	—
Cash paid during the year for:
Interest	$431,193	$285,442	$284,826
Income taxes	$843,283	$1,104,650	$32,760

The accompanying notes are an integral part of these consolidated financial statements.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

This summary of significant accounting policies of OMAX Corporation (the “Company” or “OMAX”) is presented to assist in understanding the Company’s consolidated financial statements. The accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity.

Organization and operations -

OMAX was incorporated in the state of Washington in 1993. The Company is engaged in the manufacture of a close tolerance machine cutting tool called the OMAX JetMachining® Center. The OMAX JetMachining® Center utilizes non-contact water jet-cutting technologies as a means of machining and cutting work material. The Company’s products are marketed through a worldwide network of machine tool distributors, with virtually all the Company functions managed from its headquarters near Seattle, Washington, USA. Puget Partners is the Company’s principal stockholder. (See Note 15). All of the Company’s directors and officers also represent all of the limited partners or officers of the two corporate general partners of Puget Partners.

On December 4, 2007, the Company and Flow International Corporation (“Flow”) executed an Option Agreement, whereby the parties agreed to enter into negotiations to accomplish the merger of both companies. Under the Option Agreement, the Company agreed to an Exclusivity Period (defined below) during which Flow and the Company will endeavor to complete negotiations and to agree on the acquisition of 100% of the outstanding capital stock of OMAX by Flow, under the terms and conditions set forth in the Option Agreement, including the negotiation of mutually acceptable definitive agreements (“Definitive Agreements”) and the approval of the shareholders of OMAX (the “Proposed Merger”). Flow paid into escrow $6 million on signing the Option Agreement (“Option Escrow”).

The Option Agreement provides that Flow shall pay an additional $3 million into the Option Escrow on the termination of the Hart-Scott-Rodino (“HSR”) waiting period and execution of the Definitive Agreements relating to the Proposed Merger.

The Option Agreement establishes that the Definitive Agreements will provide for the following payments by Flow, subject to indemnification escrows as described below:

•	At Closing, $66,000,000 plus the funds in the Option Escrow to be paid in cash, minus amounts to be paid by Flow at Closing in satisfaction of certain litigation fees of OMAX, if any, and less amounts to be placed into an employee retention pool, described below;

•	At Closing, 3.75 million shares of Flow’s common stock, or if the Closing Share Price (defined as the average daily closing price of Flow’s common stock during the ten trading day period prior to Closing) is less than $9.00, such greater number as is necessary so that the total value of the shares delivered is $33.75 million (Flow may pay cash for any additional shares otherwise payable pursuant this paragraph, based on the number of additional shares (in excess of 3,750,000) which would otherwise be payable times the Closing Share Price);

•	Two years after Closing, up to 1,733,334 additional shares of common stock based on the Average Share Price (defined as the average closing price for the six months ending twenty four months after Closing). Shares will be paid on a straight line interpolation, with no shares being delivered if the Average Share Price is $13 or less, and 1,733,334 shares being delivered if the Average Share Price is $15 or more; provided that if the Closing Share Price is less than $9.00, the $13 and $15 prices will be reduced by the difference between $9.00 and the Closing Share Price. Flow may elect to pay the consideration required in this paragraph in cash based upon the Average Share Price times the number of shares which would otherwise be issued;

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The cash consideration at Closing is subject to adjustment based on OMAX’s Net Working Capital at Closing. The consideration will be adjusted upward or downward on a dollar-for-dollar basis if the Net Working Capital is below $7 million or above $9 million.

The Option Agreement provides that in the event that the Proposed Merger does not close or is otherwise terminated, the funds in the Option Escrow will be released and that OMAX may retain such amounts. However, in the event the Company thereafter obtains a judgment against Flow in the litigation matter OMAX Corporation v Flow International Corporation (the “Litigation”) or Flow agrees to pay OMAX an amount to settle the Litigation, Flow will receive a credit against any such judgment and/or settlement in an amount equal to 50% of the $6 million payment and 100% of the $3 million payment.

The Option Agreement further sets forth that the Definitive Agreements will:

•	provide for two separate indemnification escrows in an aggregate amount of $13.2 million to be funded at Closing from the cash consideration. $7 million will be subject to an escrow that will end July 31, 2009, to indemnify the Company for losses from breaches of representations and warranties to the extent that such breach or breaches, individually or in the aggregate, result in claims in excess of $1,000,000. $6.2 million will be subject to a Special Escrow that will end two years after Closing, to indemnify Flow for losses with respect to certain potential liabilities identified during the course of due diligence. The amount to be placed in the Special Escrow is subject to reduction under conditions to be specified in the Definitive Agreements. The General and Special Escrows will be funded proportionally from the cash payments (including the funds in the Option Escrow) and the shares of common stock delivered at Closing;

•	provide that at Closing Flow will place into escrow a portion of the cash consideration as a retention pool for key OMAX employees that will provide such employees the equivalent of three months’ salary, to be allocated upon the six month anniversary of Closing;

•	include mutually acceptable executive officer agreements for Drs. John B. Cheung, John H. Olsen and Mr. James M. O’Connor to become executives of Flow and provide that as soon as is commercially reasonable following Closing, Flow will expand its Board of Directors and elect Dr. Cheung to the vacancy thereby created; and;

•	provide that OMAX stock options that are currently outstanding and unvested shall vest immediately prior to Closing and shall be exercised or terminated at Closing, or otherwise treated in a manner mutually acceptable to the parties.

The negotiation and execution of the Definitive Agreements are subject to the completion of due diligence activities (certain of which will be completed after execution of the Definitive Agreements), and the closing of the transaction will be subject to standard closing conditions, including HSR approval of the merger.

Under the Option Agreement, OMAX has agreed to a period of exclusivity that ends on the earlier of (i) the mutual consent of the parties that all discussions related to the Proposed Merger have terminated, (ii) 180 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing, (iii) 60 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing (should the parties not have entered into the Definitive Agreements by such date), or (iv) December 5, 2008 (the “Exclusivity Period”). During the Exclusivity Period, OMAX will not, without the advance written consent of Flow, (1) solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (a) the possible acquisition of OMAX, (b) the possible acquisition of any material portion of the Company’s capital stock or assets, including the claims in the Litigation, or (c) any other transaction outside of the ordinary course of business that could materially impair the value of OMAX’s assets post-Closing (collectively, a “Restricted Transaction”), or (2) disclose any non-public information relating to OMAX or its subsidiaries or afford access to the properties, books or records of OMAX or its subsidiaries to, any person concerning a Restricted Transaction.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

See also Notes 17 and 18, regarding the Litigation and subsequent events affecting the proposed merger.

Principles of consolidation -

The consolidated financial statements include the accounts of Omax International Corporation, a wholly owned subsidiary that is an interest charge — domestic international sales corporation (IC-DISC). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents -

The Company considers highly liquid short-term investments with original maturities from the date of purchase of three months or less, if any, to be cash equivalents. The Company’s cash consists of demand deposits in large financial institutions. At times, balances may exceed federally insured limits.

Accounts receivable -

The Company grants credit to its customers for substantially all of its sales. The Company periodically evaluates the need to maintain an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments based upon contractual terms. If the financial condition of a customer were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance or write-off may be required.

Inventories -

Inventories consist of finished goods, work in process, and component parts, and are valued at the lower of cost (determined using the first-in, first-out method) or market. Inventory costs include labor, materials, outside processing, and manufacturing overhead.

Property and equipment -

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Gains and losses on assets sold or retired are included in income in the year of disposal. Depreciation expense is provided for using the straight-line method over the assets’ estimated useful lives, which range from three to six years for computers; three to ten years for manufacturing equipment and three to eight years for office furniture and equipment. Leasehold improvements are amortized over the shorter of the related lease term, or the life of the asset.

Warranty reserve -

Machines are warranted to be free from material defects for a period of two years from the date of installation and include the cost of parts and shipping, but not labor. The Company’s warranty reserve is reviewed annually by management for adequacy based upon recent shipments and historical warranty experience with related warranty expense recorded as cost of goods sold. In addition, included in warranty expense and warranty reserves are expenses related to non-contractual spare replacement parts and customer relations maintenance costs which could be expected to occur after installation of the equipment or are provided to maintain customer goodwill.

Product liability -

The Company is obligated under terms of its product liability insurance contracts to pay all costs up to deductible amounts. These costs are reported in general and administrative expenses and include insurance, legal and defense costs.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue recognition -

The Company recognizes revenue for sales of its OMAX JetMachining® Center, consumables and services, and billing for freight charges, in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements. Additionally, because the software is essential to the functionality of its OMAX JetMachining® Center, the Company recognizes revenue on sale of its water jet systems in accordance with Statement of Position 97-2 (“SOP 97-2”), “Software Revenue Recognition.” Specifically, the Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, the price is fixed or determinable, and collectability is reasonably assured, or probable in the case of sales of waterjet systems. Generally, sales revenue of waterjet systems is recognized at the time of shipment as customer acceptance provisions, if they exist, are related to installation services which the Company considers routine in nature and perfunctory and, thus, are not essential to the functionality of the waterjet systems.

For those arrangements with multiple elements, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is vendor specific objective and reliable evidence of the fair value of the undelivered items. For arrangements that combine deliverables such as systems with embedded software, and installation, each deliverable is generally considered a separate unit of accounting or element. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. The amount allocable to a delivered item is limited to the amount that the Company is entitled to bill and collect and is not contingent upon the delivery/performance of additional items.

Shipping revenue and expenses are recorded in revenue and cost of goods sold, respectively.

Cost of sales -

Cost of sales is generally recognized when products are shipped or services are delivered. In the case of waterjet systems, cost of sales for delivered systems is generally recognized in the period when the revenue for all or portion of the waterjet system sale is recognized. Cost of sales includes direct and indirect costs associated with the manufacture of the Company’s systems and consumable parts sales. Direct costs include material and labor, while indirect costs include, but are not limited to, depreciation, inbound freight charges and receiving costs, inspection costs, warehousing costs, internal transfer costs and other costs.

Advertising costs -

Advertising costs are expensed as incurred. Advertising expense incurred during the years ended December 31, 2007, 2006 and 2005 totaled $297,723, $250,353 and $177,254, respectively.

Research and engineering -

Research and engineering expenses include research and development efforts undertaken by the Company which are expensed as incurred. Research and development expense incurred during the years ended December 31, 2007, 2006 and 2005 totaled $1,400,538, $1,130,843 and $987,476, respectively.

Income taxes -

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred taxes are provided for the future tax liabilities or benefits which will result from the reversal of temporary differences. Temporary differences arise when the recognition of items of income or expense occur in different periods for financial statement and income tax purposes. Deferred taxes are also recognized for net operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Deferred taxes are computed based on the average graduated tax rate expected to be in effect when the temporary differences reverse, and utilize currently enacted rates. A valuation allowance is provided for future tax benefits to the extent that management believes it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are classified as current and noncurrent based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability. (See Note 12).

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, disclosures and transition. FIN 48 is effective for nonpublic entities for fiscal years beginning after December 15, 2007. Based on the Company’s analysis of its uncertain tax provisions, the Company expects that there will be no material financial impact, if any, upon the initial adoption of FIN 48.

Stock-based compensation -

The Company maintains a stock option plan under which it may grant non-qualified and incentive stock options to employees, non-employee directors and consultants. Prior to the January 1, 2006 adoption of the Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), stock-based compensation was included as a pro forma disclosure in the notes to the consolidated financial statements based on the minimum value method.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R using the prospective transition method. There was no impact from the adoption of SFAS 123R to the consolidated financial statements. The Company continues to account for awards outstanding prior to that date using the accounting principles originally applied to those awards.

During October 2007, the Company issued 349,000 option awards. The option awards vest ratably over five years. Compensation expense will be recognized over the requisite service period. Compensation expense in 2007 was not significant.

During 2006, the Company modified 178,800 option awards that were to expire in 2006 and 2007 by extending the expiration dates for an additional five years. The Company recognized $200,000 of compensation expense during the year ended December 31, 2006 for the incremental change to the fair value of those awards.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair values for stock options issued in 2007 and modified in 2006 were estimated at the date of grant using the Black-Scholes-Merton (“BSM”) option valuation model with the following assumptions:

	2007	2006

Expected term	5 years	5 years
Expected stock price volatility	64%	69%
Risk-free interest rate	4.69%	4.57%
Expected dividend yield	0%	0%
Weighted-average grant date fair value	$3.48	$1.31

Prior to January 1, 2006, stock options granted were valued under the minimum value method.

The expected term of the options represents the estimated period of time until exercise and is based on consideration of the contractual terms, vesting schedules and expectations of future employee behavior. The expected stock price volatility is based on the historical volatility of public entities in a similar economic sector. The risk free interest rate is based on the implied yield available on U.S. Treasury zero coupon issues with an equivalent remaining term. The Company does not plan to pay dividends on common stock in the future.

The BSM option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, particularly for the expected term and expected stock price volatility. The Company’s options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

Intangible assets -

Intangible assets consist of patent costs and technology rights that were purchased from Puget Partners along with subsequent patentable activities pursued by the Company. The Company accounts for these assets pursuant to Statement of Financial Accounting Standards No. 142 — Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires that intangible assets with finite useful lives be amortized over the period in which the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company has determined that the patent rights have useful lives of five years and the technology rights have useful lives of three years.

Amortization of these assets is recorded on a straight-line basis unless impairment is deemed to exist. The Company evaluates the remaining useful lives of these assets each reporting period to determine whether events and circumstances warrant a revision to the remaining amortization period or carrying value. If the carrying value exceeds the fair value of the intangible asset, an impairment loss will be recognized and the adjusted carrying amount becomes the new accounting basis.

Fair value of financial instruments -

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, note payable to bank, accounts payable, accrued wages and related expenses payable and accrued expenses. The carrying amount of all financial instruments on the balance sheet as of December 31, 2007 and 2006 approximates fair value due to the short-term nature.

Use of estimates -

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In preparing the accompanying consolidated financial statements, management used estimates that have a significant effect on the financial position of the Company. These estimates are based on factors that are sensitive to change. It is at least reasonably possible that if these factors change in the near term, management’s estimates will change. These estimates include the fair value of stock options, future warranty costs, state sales tax, deferred taxes and the allowance for doubtful accounts.

Reclassification -

Certain amounts in the 2005 and 2006 financial statements have been reclassified to conform to the 2007 presentation.

NOTE 2 —	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, except for nonfinancial assets and liabilities which has been delayed until after November 15, 2008. The Company does not expect the adoption of FAS 157 to have a significant impact on its consolidated financial statements.

FASB Staff Position (“FSP”) 157-2 issued on February 12, 2008, delays the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of FAS 159 to have a significant impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141R will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“FAS 161”), which

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requires enhanced disclosures about a company’s derivative and hedging activities. The Company currently is evaluating the impact of the adoption of the enhanced disclosures required by FAS 161 which is effective for fiscal years beginning after November 15, 2008.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles (“GAAP”) for nongovernmental entities in the United States. FAS 162 is effective 60 days following SEC approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the impact, if any, of adopting FAS 162, on its consolidated financial statements.

NOTE 3 —	RESTATEMENT:

The Company’s consolidated financial statements have been restated to reflect the retroactive recognition of state sales and income taxes in the amount of $182,560 and $180,229, as of December 31, 2006 and 2005, respectively; for an adjustment of the Company’s warranty reserves in the amount of $277,729 and $90,000 as of December 31, 2006 and 2005, respectively; for recognition of sales of machines that were recognized in 2006 and 2005 that were being shipped via will call which had not been picked up as of December 31, 2006 and 2005 effecting sales and accounts receivable along with cost of sales and inventory as outlined in the tables for 2006 and 2005 below; and for the changes in the calculation of deferred income tax assets and liabilities and as of December 31, 2006 and 2005 related to the IC-DISC and the effects of the other above adjustments. In addition, an adjustment for additional inventory that was purchased in 2006 but not received by year-end was made in the amount of $384,802.

The following items in the consolidated balance sheets have been restated as follows:

	December 31, 2006
	Previously
	Reported	As Restated

Accounts receivable, net	$9,014,416	$8,933,169
Inventories, net	7,101,986	7,534,899
Income tax receivable	—	15,006
Current deferred tax assets	296,000	477,000
Total current assets	17,144,526	17,692,198
Property and equipment, net	1,535,908	1,528,613
Total assets	19,097,924	19,638,301
Accounts payable	3,485,424	3,870,226
Accrued expenses	923,949	1,899,467
Income tax payable	306,466	—
Total current liabilities	9,383,599	10,437,453
Noncurrent deferred tax liabilities	306,000	514,000
Total liabilities	9,967,807	11,229,661
Total stockholders’ equity	9,130,117	8,408,640
Total liabilities and stockholders’ equity	19,097,924	19,638,301

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following items in the consolidated statements of income have been restated as follows:

	For the Year Ended
	December 31, 2006
	Previously
	Reported	As Restated

Net sales	$53,403,009	$53,530,936
Cost of sales	32,360,182	33,859,417
Gross margin	21,042,827	19,671,519
Sales and marketing	9,356,251	8,162,251
General and administrative expense	3,341,319	3,505,131
Operating income	4,908,924	4,567,804
Interest expense	285,442	311,486
Income before income taxes	4,623,482	4,256,318
Income tax expense	1,446,425	1,418,000
Net income	3,177,057	2,838,318

The following items in the consolidated statements of income have been restated as follows:

	For the Year Ended
	December 31, 2005
	Previously
	Reported	As Restated

Net sales	$37,628,239	$37,514,265
Cost of sales	22,660,661	23,614,986
Gross margin	14,967,578	13,899,279
Sales and marketing	6,450,187	5,541,187
General and administrative expense	2,697,579	2,805,668
Operating income	3,443,792	3,176,404
Interest expense	284,826	312,898
Income before income taxes	3,160,502	2,865,042
Income tax expense	706,047	811,000
Net income	2,454,455	2,054,042

The following items in the consolidated statements of cash flows have been restated as follows:

	For the Year Ended
	December 31, 2006
	Previously
	Reported	As Restated

Net Income	$3,177,057	$2,838,318
Depreciation	398,625	405,920
Provision for doubtful accounts	(11,701)	(22,568)
Deferred taxes	87,000	298,000
Change in accounts receivable	(2,560,163)	(2,677,223)
Change in inventories	(2,541,188)	(2,898,483)
Change in income tax receivables	—	(466,955)
Change in accounts payable and accrued expenses	2,092,916	2,938,007
Change in income tax payable	(227,530)	—

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following items in the consolidated statements of cash flows have been restated as follows:

	For the Year Ended
	December 31, 2005
	Previously
	Reported	As Restated

Net income	$2,454,455	$2,054,042
Provision for doubtful accounts	(48,567)	(83,783)
Deferred taxes	161,500	327,000
Change in accounts receivable	(1,354,686)	(1,110,296)
Change in inventories	(1,505,940)	(1,645,816)
Change in income tax receivables	—	448,449
Change in net receivable from affiliates	(27,027)	—
Change in accounts payable and accrued expenses	410,128	636,290
Change in income tax payable	508,996	—

The following items in the consolidated statements of stockholders’ equity have been restated as follows:

	For the Year Ended
	December 31, 2006
	Previously
	Reported	As Restated

Common stock	$4,786,116	$46,361
Additional paid-in capital	—	4,739,755
Retained earnings	4,344,001	3,622,524
Total stockholder’s equity	9,130,117	8,408,640

The following items in the consolidated statements of stockholders’ equity have been restated as follows:

	For the Year Ended
	December 31, 2005
	Previously
	Reported	As Restated

Preferred stock	$1,940,562	$—
Common stock	2,645,554	39,695
Additional paid-in capital	—	2,605,859
Retained earnings, beginning of year	(1,112,511)	(1,094,836)
Retained earnings, end of year	1,241,944	859,206
Total stockholders’ equity, beginning of year	3,473,605	1,550,718
Total stockholders’ equity, end of year	5,828,060	3,504,760

NOTE 4 —	CONCENTRATIONS AND ACCOUNTS RECEIVABLE:

The Company’s end user customers are primarily machine tool shops and original equipment manufacturers located throughout the world. The Company utilizes a distributor network to demonstrate its product and augment its own sales efforts.

Financial instruments that subject the Company to concentrations of risk consist principally of accounts receivable generated through sales to customers and distributors. The Company generally maintains a security interest in products sold to its U.S. distributors until remittance is received. Security interests are not maintained for products sold directly to end-users or international customers. At December 31, 2007, gross accounts receivable was comprised of $8,403,696 due from distributors and $4,191,955 due from end-user customers. At December 31,

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2006, gross accounts receivable was comprised of $6,148,721 due from distributors and $2,666,456 due from end-user customers. The Company recognized net sales in the amounts of $6,744,143, $7,023,561 and $6,197,009 which are in excess of 10% of net sales for the years ending December 31, 2007, 2006 and 2005, respectively, from one of its distributors. The Company had accounts receivable from this distributor in the amounts of $1,598,934, $1,576,184 and $1,837,099 which is in excess of 10% of the accounts receivable balance as of December 31, 2007, 2006 and 2005, respectively. The Company also had accounts receivable from another distributor in the amount of $1,753,279 as of December 31, 2007 which is in excess of 10% of the accounts receivable balance. The Company did not have a balance due from this distributor in excess of 10% of the accounts receivable balance as of December 31, 2006. Due to the significant dollar value of individual unit sales, concentrations of credit with respect to trade accounts receivable arise periodically and exist until payment is received. The terms of each machine sale are generally individually negotiated; however, the majority of all sales proceeds are realized within 90 days. The Company utilizes close monitoring of its customers and related outstanding receivables to minimize its exposure to loss in connection with accounts receivable.

Management has established a reserve for uncollectible accounts receivable. The reserve reflects potential credit memos to be issued and accounts of doubtful collectability. At December 31, 2007 and 2006, total reserves were $92,518 and $55,000, respectively.

All receivables are pledged as collateral for the bank borrowings. (See Note 9).

NOTE 5 —	INVENTORIES:

Inventories are comprised of the following:

	December 31,
	2007	2006

Parts and subassemblies	$5,627,993	$5,802,317
Work in process	730,964	838,510
Finished goods	1,400,437	894,072

	$7,759,394	$7,534,899

Inventories are pledged as collateral for bank borrowings. (See Note 9).

NOTE 6 —	PROPERTY AND EQUIPMENT:

Property and equipment is comprised of the following:

	December 31,
	2007	2006

Computers	$872,725	$636,345
Manufacturing equipment	1,774,940	1,226,483
Office furniture and equipment	421,142	344,213
Leasehold improvements	588,734	468,451
ERP Software Not In Service	560,522	—

	4,218,063	2,675,492
Less accumulated depreciation	(1,654,357)	(1,146,879)

	$2,563,706	$1,528,613

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007 and 2006, the cost of equipment recorded under capitalized lease agreements totaled $1,788,248 and $720,703, respectively. (See Note 11). Accumulated amortization at December 31, 2007 and 2006 related to that equipment totaled $323,870 and $208,138, respectively.

Substantially all property and equipment has been pledged as collateral for bank borrowings except for equipment pledged as collateral under the lease agreements. (See Notes 9 and 11).

NOTE 7 —	NONCURRENT RECEIVABLES:

The Company has an agreement with the financing division of certain banks whereby customers can obtain financing through the banks and OMAX receives immediate payment upon installation of the machine sold. Special financing arrangements are made when the customer has too short an operating history or other credit concerns. In such cases, the involved bank holds back a portion of the sales price. After two years of acceptable customer payments, the involved bank will remit the final held sales amount to OMAX. At December 31, 2007 and 2006, the “holdback” amounts, net of commissions if applicable, totaled $417,036 and $308,158, respectively, related to twenty-one and sixteen transactions, respectively. Current “holdback” amounts of $35,968 and $67,123 at December 31, 2007 and 2006 are included in trade accounts receivable.

The Company extends financing to various customers with unsecured notes receivable, with the most prevalent term being four to twenty-four months. The total value financed through these transactions was $243,057 and $41,835 during 2007 and 2006, respectively with a total outstanding receivable balance of $303,414 and $114,771 at December 31, 2007 and 2006, respectively. The current portion of the notes receivable of $200,579 and $23,023 as of December 31, 2007 and 2006, respectively has been included in accounts receivable. The notes bear interest ranging from 0% to 8% with varying installment schedules. Imputed interest on the notes receivable would not be significant.

NOTE 8 —	INTANGIBLE ASSETS:

Intangible assets consist of capitalized patent costs and other intellectual property rights, and technology rights. The patent rights are amortized using the straight-line method over 5 years. The technology rights are amortized using the straight-line method over 3 years.

Intangible assets consisted of the following:

	December 31,
	2007	2006

Patent costs	$238,235	$154,598
Technology rights	65,083	65,083

	303,318	219,681
Less accumulated amortization	(215,791)	(175,612)

	$87,527	$44,069

The aggregate amortization expense for amortized intangible assets during 2007, 2006 and 2005 was $40,179, $24,077 and $17,840, respectively. The estimated amortization expense for each succeeding year until fully amortized is:

Year ending December 31,
2008	$42,771
2009	32,895
2010	11,861

$87,527

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible assets are pledged as collateral for bank borrowings. (See Note 9).

NOTE 9 —	NOTE PAYABLE TO BANK:

The Company has a line of credit agreement with a bank that expires on May 26, 2008 and which management is confident will shortly be extended for the typical annual period, or shortened should the merger, described in Note 1, take place. The agreement, as amended, specifies that the Company can borrow the lesser of a total of $6,000,000 or a borrowing base comprised of percentages of eligible accounts receivable and inventories.

Borrowings under this agreement bear interest at a rate between the bank’s prime rate plus 0.25% and 0.75%, depending and contingent upon the Company maintaining a minimum of $1,125,000 comprised of cash on deposit and available borrowings under the line of credit pursuant to the formula, calculated without regard to the maximum size of the line. At December 31, 2007 and 2006, $5,106,742 and $3,360,036 was outstanding under this agreement bearing interest at a rate of 7.25% and 8.50%, respectively.

The Company’s Loan and Security Agreement authorizes a $200,000 letter of credit sub-limit.

The line of credit agreement is collateralized by substantially all of the Company’s assets, except for those assets otherwise encumbered under separate capital lease transactions. (See Note 11). Restrictive covenants specify the maintenance of a minimum tangible net worth and a variety of non-financial covenants.

Covenants also contain restrictions on the payment of dividends and on actions that might reduce the bank’s secured interest in the Company’s present or future assets or equity. At December 31, 2007, the Company was in compliance with these covenants.

NOTE 10 —	ACCRUED EXPENSES:

Accrued expenses consisted of the following:

	December 31,
	2007	2006

Accrued state sales and income tax	$850,000	$364,508
Warranty reserve	900,000	755,000
Customer deposits	359,140	487,566
Other accrued expenses	516,478	292,393

	$2,625,618	$1,899,467

The Company provides a two-year warranty on its JetMachining® Center and accrues a reserve for warranty costs in connection with machines sold. The reserve is considered by management to be adequate to cover all the anticipated costs of providing warranty work on machines sold.

The following table shows the 2007 and 2006 activity for the Company’s warranty accrual:

Accrued warranty balance at December 31, 2005	$485,000
Accruals for warranties on 2006 sales	972,389
Warranty costs incurred in 2006	(702,389)

Accrued warranty balance at December 31, 2006	755,000
Accruals for warranties on 2007 sales	1,335,053
Warranty costs incurred in 2007	(1,190,053)

Accrued warranty balance at December 31, 2007	$900,000

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	LEASE COMMITMENTS AND CAPITALIZED LEASE ARRANGEMENTS:

The Company leases 73,472 square feet of manufacturing and office space in Kent, Washington under an 89 month operating lease dated June 2002. The Company’s lease requires a $30,185 security deposit which amount is recorded as a deposit on the accompanying balance sheet. The lease also contained five months of free rent and thus the Company recognized a deferred rent obligation that is amortized to rent expense on a straight-line basis over the term of the lease.

At December 31, 2007, future minimum lease payments under the facility lease agreement is as follows:

2008	$419,510
2009	378,250

$797,760

Rental expense recorded by the Company was $439,389, $408,717 and $379,099 for the years ended December 31, 2007, 2006 and 2005, respectively.

OMAX also leases equipment under various capital leases, bearing interest at a rates ranging from 6.1% to 15.14%, which expire in 2009, 2010 and 2012.

At December 31, 2007, future minimum lease payments under the capital lease agreements are as follows:

2008	$491,265
2009	477,273
2010	289,765
2011	75,952
2012	59,256

Total future minimum lease payments	1,393,511
Less amount representing interest	(202,387)

Present value of future minimum lease payments	1,191,124
Less current portion	(383,640)

Long-term portion	$807,484

NOTE 12 —	INCOME TAXES:

The Company provides for deferred taxes on differences between amounts reported for financial statement and tax reporting purposes. The principal temporary differences which give rise to the Company’s deferred taxes relate to reserves for doubtful accounts receivable, reserves for vacation and other liabilities, the use of different capitalization methods for inventory, and the use of accelerated depreciation methods for tax purposes.

The Company’s IC-DISC allows a portion of its profits from export sales to be retained in the IC-DISC and therefore is not subject to current corporate level tax. Deferred taxes have been provided for this deferred income.

The Company conducts business in various states and countries and is subject to tax in numerous jurisdictions. As a result the Company files a significant number of tax returns that are subject to audit by tax authorities. The Company records estimated tax liabilities and to the extent the contingencies are probable and can be reasonably estimated, a contingent liability will be recognized.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007, 2006 and 2005 income tax expense consists of the following:

	2007	2006	2005

Current
Federal	$547,000	$1,120,000	$484,000
State and local	35,000	—	—
Foreign	—	—	—

Total	582,000	1,120,000	484,000
Deferred	110,000	298,000	327,000

	$692,000	$1,418,000	$811,000

A reconciliation of income taxes at the federal statutory rate to the provision for income taxes is as follows:

	Year Ended December 31,
	2007	2006	2005

Income taxes at federal statutory rate	$675,000	$1,447,000	$974,000
Effect of change in state income tax	35,000	—	—
Meals and entertainment	53,000	39,000	25,000
Reorganization expense	44,000	—	—
Stock options	—	58,000	—
Domestic Production Activities
Deduction (DPAD)	(39,000)	(32,000)	(24,000)
Other differences	1,000	3,000	3,000
Tax credits	(77,000)	(97,000)	(14,000)
Extraterritorial income exclusion	—	—	(153,000)

	$692,000	$1,418,000	$811,000

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006

Current deferred tax assets (liabilities):
Accounts receivable allowance	$31,000	$19,000
Prepaid expense	(101,000)	(108,000)
Inventory capitalization	180,000	172,000
Accrued performance awards	—	6,000
Vacation accrual	160,000	115,000
Warranty reserve	306,000	256,000
State income tax reserve	109,000	—
Deferred rent	9,000	15,000
Telephone excise tax refund	—	2,000

Current deferred tax asset	694,000	477,000
Long-term deferred tax assets (liabilities):
Fixed assets	(128,000)	(86,000)
Stock options	10,000	11,000
IC-DISC	(723,000)	(439,000)

Long-term deferred tax liability	(841,000)	(514,000)

Net deferred tax liability	$(147,000)	$(37,000)

NOTE 13 —	CAPITAL STOCK STRUCTURE AND TRANSACTIONS:

At December 31, 2007, the Company’s capital structure included common stock, 10,000,000 shares authorized, and preferred stock, 750,000 shares authorized. The Board of Directors is authorized to designate the rights and preferences of any authorized shares.

In April 2002, the Company issued 333,334 shares of Series A convertible preferred stock to a third party in exchange for a $2,000,000 equity infusion. The preferred stock required payment of quarterly dividends of 5% of equity infusion per annum and included a call provision entitling the Company to repurchase the preferred shares following the third anniversary from issuance. This provision was not exercised. During 2006, the holders of the preferred shares converted their 333,334 shares (on a two to one ratio) into 666,668 shares of the Company’s common stock. The Company had reserved 750,000 of common stock shares in the event of conversion of the preferred shares.

NOTE 14 —	STOCK OPTIONS:

The Company’s 2005 Stock Option Plan allows granting of incentive and nonqualified options to employees, directors and others, covering up to 1,959,000 common shares. Nonqualified stock options may have an exercise price which is less than market value at the date of grant; incentive stock options must have an exercise price equal to market value at the date of the grant. Options issued under the Plan generally vest over four to five years, except as may be specified otherwise at the time of grant, and have a ten-year term. At December 31, 2007, total unrecognized compensation related to nonvested stock options was $911,750.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s stock option activity for the years ended December 31:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of year	1,300,950	$2.08	1,300,950	$2.08	1,155,650	$2.11
Granted	349,000	6.00	—	—	152,300	2.50
Exercised	—	—	—	—	—	—
Forfeited	(43,800)	2.36	—	—	(7,000)	2.00

Options outstanding, end of year	1,606,150	$2.92	1,300,950	$2.08	1,300,950	$2.08

Exercisable and vested at end of year	1,167,095	$2.04	1,140,710	$2.03	1,058,900	$2.12

Available for grant at end of year	352,850		658,050		658,050

The following summarizes options outstanding at December 31, 2007.

			Weighted-
			Average	Weighted
			Remaining	Average
	Number	Number	Contractual	Exercise	Number
Range of Exercise Price	Outstanding	Vested	Life	Price	Exercisable

$1.33 - $2.20	945,100	927,525	7.33 yrs	1.82	927,525
$2.50 - $2.75	120,800	48,320	7.80 yrs	2.51	48,320
$3.00 - $3.30	191,250	191,250	.88 yrs	3.00	191,250
$6.00	349,000	—	9.73 yrs	6.00	—

NOTE 15 —	RELATED PARTY TRANSACTIONS:

OMAX and Puget Partners are entities under common control. The Company paid fees to Puget Partners in 2007 and 2006 of $192,667 and $183,418, respectively, (after deduction for certain allowable costs), pursuant to an on-going arrangement. Fees paid to Puget Partners are included in general and administrative expenses. At December 31, 2007 and 2006, the Company had net amounts receivable/(payable) to Puget Partners of ($36,944) and $5,113, respectively. Included in accounts receivable and payable at December 31, 2007 are $297 and $269,938, respectively, of amounts due from and to a company owned by a minority shareholder. At December 31, 2006 the accounts receivable and payable balances associated with this entity were $2,262 and $152,577, respectively.

NOTE 16 —	RETIREMENT PLAN:

The Company sponsors a defined contribution profit sharing plan for the benefit of substantially all employees under the provisions of section 401(k) of the Internal Revenue Code. The Company matches 50% of each employee’s contribution up to a total of 6% of their gross compensation. After five years of employment, the Company matching percentage increases to 75%. Profit sharing contributions by the Company to the plan are discretionary and determined annually by the Board of Directors. There were no profit sharing contributions during 2006 and 2005. During the years ended December 31, 2007, 2006 and 2005, the Company expensed matching 401(k) contributions of $319,311, $223,379 and $164,431, respectively. Management does not expect any liabilities associated with its administration of the Plan.

OMAX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	CONTINGENCY:

The Company is or may be a party to various legal actions incident to the normal operations of its business, none of which is believed to be material to the financial condition, results of operations or cash flows of the Company, except for the following action.

On November 18, 2004, the Company filed suit against Flow International Corporation (Flow) alleging patent infringement and seeking damage awards in excess of $100 million. Flow, in its answer, dated December 2004, counterclaimed, seeking a declaration that the patents owned by OMAX are invalid and unenforceable and that OMAX otherwise infringes on Flow’s patents, in which Flow seeks an injunction prohibiting OMAX from continuing its patent infringement. The case is currently suspended (but may be reactivated) pending the results of the possible merger of the Company and Flow. (See Notes 1 and 18). Were the case to re-commence, if the merger between Flow and the Company is not consummated, the Company plans to vigorously pursue its claims and defend itself from Flow’s counterclaims; however, the outcome of either the suit or counterclaim cannot be estimated. If the merger is consummated, the litigation with Flow will be terminated without any additional payments in settlement by either party.

NOTE 18 —	SUBSEQUENT EVENTS:

On May 27, 2008, the line of credit agreement (see Note 9) was extended through the end of the calendar year 2008, and now expires on December 31, 2008; no other terms were changed.

On July 10, 2008, in connection with the proposed merger with Flow, the Federal Trade Commission (“FTC”) accepted an Agreement Containing Consent Order (the “Proposed Consent Order”) whereby, post merger, Flow will make available royalty-free licenses for OMAX’s U.S. Patents 5,508,596 and 5,892,345, (the OMAX ‘596 and ‘345 patents), to other abrasive waterjet companies. The OMAX ’596 and ’345 patents relate to means of controlling the behavior of an abrasive-jet.

The Proposed Consent Order addresses the competitive concerns about the proposed transaction alleged in the FTC’s simultaneously issued Complaint, and provides for a 30 day public notice and comment period, following which the FTC will decide whether to make it final. The Proposed Consent Order does not require either Flow or OMAX to license any other technology, other the OMAX ‘596 and ‘345 patents themselves; the licenses do not include any transfer of technology, will not cover any other patented equipment or processes owned by Flow or OMAX, and do not apply to any intellectual property outside of the U.S. The Company is permitted to close the transaction prior to the expiration of the 30 day public notice and comment period; however, other conditions to Closing are unlikely to be satisfied prior to such time.

Presuming the Proposed Consent Order becomes final, and also presuming the conclusion of ongoing negotiations and then execution of an acceptable Definitive Merger Agreement, and the affirmative vote of a majority of the OMAX shareholders, the merger can be accomplished within the one year period of exclusivity outlined in the Option Agreement.

NOTE 19 —	RESTATEMENT TO NOTE 15:

The Company’s consolidated financial statements have been restated to reflect a change at December 31, 2007 and 2006 regarding the disclosure at Note 15 for certain fees paid to a related party (with no change to the financial statements). The new language deletes previous language concerning fees paid to Puget Partners, and instead reflects the fee paid to Puget Partners, after deduction for certain allowable costs, as follows: “The Company paid monthly fees to Puget Partners in 2007 and 2006 of $192,667 and $183,418, respectively, (after deduction for certain allowable costs), pursuant to an on-going arrangement. Fees paid to Puget Partners are included in general and administrative expenses. . . .”

ANNEX E

FORMS OF OMAX VOTING AGREEMENTS

Annex E contains two forms of voting agreement. The first was signed in substantially the same form by Dr. John B. Cheung, John H. Olsen, James M. O’Connor and Puget Partners, a Limited Partnership; the second was signed in substantially the same form by The B-C Holding Company.

FORMS OF OMAX VOTING AGREEMENTS

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2008, by and between Flow International Corporation, a Washington corporation (“Parent”), and the undersigned shareholder and/or optionholder (the “Shareholder”) of OMAX Corporation, a Washington corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on Schedule A.

WHEREAS, concurrently with the execution of this Agreement, Parent, Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of Parent (“Sub”) and the Company are entering into an Agreement of Plan of Merger, dated as of the date hereof, and as may be amended from time to time (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”) and all outstanding capital stock of the Company will be converted into the right to receive the merger consideration, as fully set forth in the Merger Agreement; and

WHEREAS, in consideration of the execution of the Merger Agreement by Parent, the Shareholder has agreed to vote the Shares (as defined below), so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions.

For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(b) “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Shareholder as of the date of this Agreement and such other shares of capital stock of the Company over which the Shareholder has voting power as indicated on Schedule A, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that all references in Section 3 and Section 5(a) below to the voting of Shares shall be applicable only to the extent that the Shares possess voting rights as of the applicable date.

(c) A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein (including any voting interest), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares.

(a) No Transfer.  The Shareholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares without the prior written consent of Parent, provided that, notwithstanding the foregoing, the Shareholder shall not be restricted from effecting a Transfer of any Shares to any member of the Shareholder’s immediate family or to a trust for the benefit of the Shareholder and/or any member of the Shareholder’s immediate family provided that each such transferee shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request) and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement. For purposes of this Agreement, “immediate family” means the Shareholder’s spouse, parents, siblings, children or grandchildren.

(b) No Transfer of Voting Rights.  The Shareholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment with respect to any of the Shares (other than, in each case, this Agreement and the Proxy (as defined in Section 4)).

3. Agreement to Vote Shares.  Until the Expiration Date, at every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, the Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy, the Shares:

(a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(b) in favor of any matter that could reasonably be expected to facilitate the Merger, including waiving any notice that may be required relating to Merger;

(c) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, including any proposal for the acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent);

(d) against any other matter that could reasonably be expected to facilitate any acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent); and

(e) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, the Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of this Section 3.

4. Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Shareholder agrees to deliver and hereby delivers to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be coupled with an interest and, until the Expiration Date, irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

5. Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Shareholder is (and will be, except with respect to any Shares that are Transferred pursuant to Section 2(a)) the beneficial owner of the Shares, with full and sole power to vote or direct the voting of all of the Shares, without restriction, for and on behalf of all beneficial owners of the Shares;

(b) the Shares are (and will be, unless Transferred pursuant to Section 2(a)) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature;

(c) the Shareholder has, with respect to all of the Shares (and will have, except with respect to any Shares that are Transferred pursuant to Section 2(a)), legal capacity and all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy;

(d) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms;

(e) the execution and delivery of this Agreement by Shareholder do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any material legal requirement or permit applicable to the Shareholder or result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Shareholder’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract applicable to the Shares, or result in the creation of a lien on any of the Shares; and

(f) except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

6. Legending of Shares.  If so requested by Parent, the Shareholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2, the Shareholder hereby agrees that the Shareholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

7. Consent and Waiver.  Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have.

8. Miscellaneous.

(a) Waiver.  No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto. The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by fax, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Shareholder to the address set forth on the respective signature page of this Agreement;

with a copy to:

Foster Pepper PLLC
1111 Third Avenue
Suite 3400
Seattle, WA 98101-3299
Attention: Robert Diercks
Telephone No.: (206) 447-4400
Fax No.:

(ii) if to Parent to:

Flow International Corporation
23500 64th Avenue South
Kent, WA 98032
Attention: General Counsel
Telephone No.: (253) 850-3500
Fax No.:

with copies to:

K&L Gates LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104
(206) 623-7580
Attention: Robert Jaffe
Telephone No.: (206) 370-7591
Fax No.: (206) 370-6092

(c) Interpretation.  When reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Binding Effect; Assignment.  Shareholder may not assign either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of Parent. Any purported assignment in violation of this Section 8(j) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k) Waiver of Jury Trial. EACH OF PARENT AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SIGNATURE PAGE — VOTING AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By:

Name:

Title:

SHAREHOLDER:

Signature

Name

Address

Address

Schedule A

	Number of Company Shares	Number of Company Options
Shareholder	Owned	and Warrants Owned

Exhibit A

Irrevocable Proxy

The undersigned Shareholder of OMAX Corporation, a Washington corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the executive officers and members of the Board of Directors of Flow International Corporation, a Washington corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the Shares, as defined in the Voting Agreement of even date herewith by and between Parent and the undersigned Shareholder (the “Voting Agreement”) in accordance with the terms of this Proxy. The Shares are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares (as defined in the Voting Agreement) are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined in the Voting Agreement).

Until the Expiration Date, this Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest, is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Company and certain other parties thereto. The Merger Agreement provides for the merger of a wholly-owned subsidiary of Parent with and into the Company in accordance with its terms (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(b) in favor of any matter that could reasonably be expected to facilitate the Merger, including waiving any notice that may be required relating to Merger;

(c) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, including any proposal for the acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent);

(d) against any other matter that could reasonably be expected to facilitate any acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent); and

(e) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

SIGNATURE PAGE — IRREVOCABLE PROXY

This Proxy is irrevocable (to the fullest extent permitted by law) and shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:                     , 2008

Signature of Shareholder:

Print Name of Shareholder:

Shares:

                     shares of Company Common Stock

                    shares of Company Common Stock issuable upon exercise of outstanding options or warrants

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2008, by and between Flow International Corporation, a Washington corporation (“Parent”), and the undersigned shareholder and/or optionholder (the “Shareholder”) of OMAX Corporation, a Washington corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on Schedule A.

WHEREAS, concurrently with the execution of this Agreement, Parent, Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of Parent (“Sub”) and the Company are entering into an Agreement of Plan of Merger, dated as of the date hereof, and as may be amended from time to time (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”) and all outstanding capital stock of the Company will be converted into the right to receive the merger consideration, as fully set forth in the Merger Agreement; and

WHEREAS, in consideration of the execution of the Merger Agreement by Parent, the Shareholder has agreed to vote the Shares (as defined below), so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions.

For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement, or (iii) five days after the date hereof if the Merger Agreement is not effective as of such date.

(b) “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Shareholder as of the date of this Agreement and such other shares of capital stock of the Company over which the Shareholder has voting power as indicated on Schedule A, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that all references in Section 3 and Section 5(a) below to the voting of Shares shall be applicable only to the extent that the Shares possess voting rights as of the applicable date.

(c) A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein (including any voting interest), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares.

(a) No Transfer. The Shareholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares without the prior written consent of Parent, provided that, notwithstanding the foregoing, the Shareholder shall not be restricted from effecting a Transfer of any Shares to (i) any member of the Shareholder’s immediate family or to a trust for the benefit of the Shareholder and/or any member of the Shareholder’s immediate family or (ii) a lender as security for indebtedness, provided that in each case each such transferee shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request) and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement. For purposes of this Agreement, “immediate family” means the Shareholder’s spouse, parents, siblings, children or grandchildren.

(b) No Transfer of Voting Rights. The Shareholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment with respect to any of the Shares (other than, in each case, this Agreement and the Proxy (as defined in Section 4)).

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, the Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy, the Shares:

(a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(b) in favor of any matter that could reasonably be expected to facilitate the Merger, including waiving any notice that may be required relating to Merger;

(c) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, including any proposal for the acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent);

(d) against any other matter that could reasonably be expected to facilitate any acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent); and

(e) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, the Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of this Section 3.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver and hereby delivers to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be coupled with an interest and, until the Expiration Date, irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

5. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Shareholder is (and will be, except with respect to any Shares that are Transferred pursuant to Section 2(a)) the beneficial owner of the Shares, with full and sole power to vote or direct the voting of all of the Shares, without restriction, for and on behalf of all beneficial owners of the Shares;

(b) the Shares are (and will be, unless Transferred pursuant to Section 2(a)) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature;

(c) the Shareholder has, with respect to all of the Shares (and will have, except with respect to any Shares that are Transferred pursuant to Section 2(a)), legal capacity and all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy;

(d) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms;

(e) the execution and delivery of this Agreement by Shareholder do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any material legal requirement or permit applicable to the Shareholder or result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Shareholder’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract applicable to the Shares, or result in the creation of a lien on any of the Shares; and

(f) except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

6. Legending of Shares. If so requested by Parent, the Shareholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2, the Shareholder hereby agrees that the Shareholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

7. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have.

8. Miscellaneous.

(a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto. The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by fax, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Shareholder to the address set forth on the respective signature page of this Agreement;

with a copy to:

Foster Pepper PLLC
1111 Third Avenue
Suite 3400
Seattle, WA 98101-3299
Attention: Robert Diercks

Telephone No.: (206) 447-4400
Fax No.:

(ii) if to Parent to:

Flow International Corporation
23500 64th Avenue South
Kent, WA 98032
Attention: General Counsel
Telephone No.: (253) 850-3500
Fax No.:

with copies to:

K&L Gates LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104
(206) 623-7580
Attention: Robert Jaffe
Telephone No.: (206) 370-7591
Fax No.: (206) 370-6092

(c) Interpretation. When reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Binding Effect; Assignment. Shareholder may not assign either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of Parent. Any purported assignment in violation of this Section 8(j) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k) Waiver of Jury Trial. EACH OF PARENT AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

SIGNATURE PAGE — VOTING AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By:

Name:

Title:

SHAREHOLDER:

Signature

Name

Address

Address

Schedule A

	Number of Company Shares	Number of Company Options
Shareholder	Owned	and Warrants Owned

Exhibit A

Irrevocable Proxy

The undersigned Shareholder of OMAX Corporation, a Washington corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the executive officers and members of the Board of Directors of Flow International Corporation, a Washington corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the Shares, as defined in the Voting Agreement of even date herewith by and between Parent and the undersigned Shareholder (the “Voting Agreement”) in accordance with the terms of this Proxy. The Shares are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares (as defined in the Voting Agreement) are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined in the Voting Agreement).

Until the Expiration Date, this Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest, is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Company and certain other parties thereto. The Merger Agreement provides for the merger of a wholly-owned subsidiary of Parent with and into the Company in accordance with its terms (the “Merger”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(b) in favor of any matter that could reasonably be expected to facilitate the Merger, including waiving any notice that may be required relating to Merger;

(c) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, including any proposal for the acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent);

(d) against any other matter that could reasonably be expected to facilitate any acquisition or purchase of the Company’s assets or capital stock by any Person (other than Parent); and

(e) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

SIGNATURE PAGE — IRREVOCABLE PROXY

This Proxy is irrevocable (to the fullest extent permitted by law) and shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:          , 2008

Signature of Shareholder:

Print Name of Shareholder:

Shares:

           shares of Company Common Stock

           shares of Company Common Stock
issuable upon exercise of outstanding options or
warrants

ANNEX F

INTERIM ELECTION FORM
OMAX Corporation/Flow International Corporation
Interim Election Form

Œ Signature: This form must be signed by the registered holder(s) exactly as their name(s) appeared on their OMAX stock certificate(s) by person(s) authorized to sign on behalf of the registered holder(s) by documents transmitted herewith	 Interim Election

Please indicate the 6-month period elected and the Interim Average Share Price for such period, as set forth on the Flow International Corporation website for this purpose:
[http://www.flowcorp.com/]
X
Signature	Date	Daytime Telephone #	Interim period selected:

X			From ___/____/________ (MM/DD/YYYY)

Signature	Date	Daytime Telephone #	To ___/____/________ (MM/DD/YYYY)

PLEASE READ THIS INTERIM ELECTION FORM AND THE ACCOMPANYING INSTRUCTIONS CAREFULLY BEFORE COMPLETING, SIGNING AND DELIVERING.	Interim Average Share Price for the Interim period selected:
Orange Acquisition Corporation, a Washington corporation (“Merger Sub”) and wholly owned subsidiary of Flow International Corporation (“Flow”), merged with and into OMAX Corporation (“OMAX”) pursuant to a Merger Agreement dated as of September 8, 2008 (as amended from time to time, the “Merger Agreement”). See instructions below.	$ . per share
I (or we or it, as applicable), the undersigned, hereby certify that I have complied with all requirements as stated in the instructions below, and hereby represent and warrant that:(a) I have the full legal right, power, and authority to execute and deliver this Interim Election Form, and that this Interim Election Form constitutes a legal, valid, and binding obligation of mine, enforceable against me in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles; and(b) I do not own, or have any other rights to, any other equity interest or any kind in OMAX or its subsidiary.	Ž OMAX Common Stock held as of closing:
I, the undersigned(a) acknowledge and agree that the contingent consideration otherwise payable under Section 2.1.5 of the Merger Agreement for tendering all of my OMAX shares will be paid by Flow in cash or in Flow common stock, at Flow’s sole discretion, in an amount based upon the Interim Average Share Price indicated in Box 2, pursuant to the Merger Agreement;(b) acknowledge and agree that if no valid Interim Average Share Price is indicated in Box 2, or if any information I indicate in this Interim Election Form is deficient or invalid, Flow will have no duty to inform me or correct any defect, and I will receive contingent consideration, if any, on the basis of the Average Share Price as described in the Merger Agreement, and not on the basis of any Interim Share Price; and(c) understand and agree that this Interim Election Form and all amounts payable to me pursuant to the Merger Agreement as a shareholder of OMAX are subject to, and governed by, the terms and conditions of the Merger Agreement and the agreements related thereto.
I hereby acknowledge and agree that I will keep confidential any and all confidential information of Flow and its subsidiaries and of OMAX and its subsidiaries.
I further acknowledge and agree that all of the representations and warranties and agreements in this Interim Election Form will be for the benefit of, and enforceable by, OMAX and Flow (and, to the extent applicable, the Shareholders’ Representative). I further agree to defend, indemnify, and hold OMAX and Flow harmless from and against, and to reimburse OMAX and Flow (and, to the extent applicable, the Shareholders’ Representative) with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, fees, costs, and expenses (including reasonable attorneys’ fees and costs and interest and penalties payable to third parties) of every nature whatsoever incurred by such party by reason of or arising out of any breach of any representation or warranty or agreement of mine in this Interim Election Form.
By the execution and delivery of this Interim Election Form and acceptance of the consideration specified above, I, on behalf of myself and any of my successors, assigns, heirs and affiliates, hereby release and forever discharge Flow, Merger Sub, OMAX and their respective directors, officers and affiliates, and their respective successors, assigns and agents (collectively, the “Released Parties”) from all actions, suits, claims, liabilities and demands whatsoever, (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due), that I now have or ever had for, upon or by reason of any matter, cause or thing on or at any time that(a) may arise out of or be related to or in any way connected to the Shares held by me, whether written, verbal, express or implied or(b) alleges that the Contingent Consideration received by me is inadequate or does not fully reflect the fair market value of my interests in OMAX. Notwithstanding the preceding sentence, I do not release, and specifically reserve,(i) my rights under the Merger Agreement and any other transaction documents or the obligations of Flow, Merger Sub and OMAX under the Merger Agreement or (ii) my rights to indemnification to an officer, director or employee under the OMAX articles of incorporation or bylaws or applicable law. I hereby irrevocably covenant to refrain from, directly or indirectly (through OMAX or otherwise), asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim or legal proceeding of any kind against any Released Party before any court, administrative agency or other forum by reason of any matter that is released or discharged by the release set forth above.

F-1

INSTRUCTIONS FOR COMPLETING THE INTERIM ELECTION FORM

1.	This form may be submitted only by the registered former OMAX shareholder of record or their legal representative. The right to make an interim election is not transferable except by operation of law.

2.	This form is to be submitted to Flow International Corporation only if you desire to make an Interim Election with respect to the Contingent Consideration (as set forth in Section 2.1.5 of the Merger Agreement). If you make an Interim Election, you will be paid cash (or, if Flow so elects, Flow common stock) based upon the Interim Average Share Price for the time period you indicate. Your Interim Election can only be made once, and may not be revoked or amended. If you make no Interim Election, you will be paid the Contingent Consideration (if any) based on the Average Share Price.

3.	Sign, date, and include your daytime telephone number in this Interim Election Form in Box 1. Return this form to Flow International Corporation at the address listed below. This form must be completed and delivered to Flow within the first 15 days of the first full month following the six-month period to which your selected Interim Average Share Price pertains. For example, if your Interim Average Share Price is for the period from June 1, 2009 to December 1, 2009, you must complete and deliver your Interim Election Form to Flow no later than January 15, 2010. Failing to return this Interim Election Form within the required time period will constitute an invalid Interim Election, and you will lose your right to make an Interim Election for the six-month period indicated in your Interim Election Form.

4.	In Box 2, please indicate your Interim Election. Please indicate the 6-month period elected and the Interim Average Share Price for such period, as set forth on the Flow International Corporation website for this purpose: [http://www.flowcorp.com/]

5.	In Box 3, please indicate the total number of share(s) of OMAX Corporation stock (by class and series) represented by OMAX share certificates that you have previously presented with your Letter of Transmittal. If you have not already delivered a Letter of Transmittal, along with your IRS Form W-9 or W-8 and the appropriate OMAX stock certificates you own, you must do so before you can make any Interim Election.

6.	Delivery of this Interim Election Form will be effective and risk of loss shall pass only upon receipt by Flow at the address below. Delivery of a check for cash payment (or disbursal of Flow common stock) to which you are entitled under the Merger Agreement shall be made within approximately five to ten business days after the proper delivery and receipt of this Interim Election Form, as well as the prior receipt (at BNY Mellon Shareowner Services) of your Letter of Transmittal, IRS Form W-9 or W-8 and the appropriate OMAX stock certificates you own.

HOW TO CONTACT FLOW INTERNATIONAL CORPORATION

By Telephone — 8 a.m. — 5 p.m. PST, Monday through Friday, except for bank holidays:

1-(800) 446-FLOW

By Mail or Hand Delivery:

Flow International Corporation
Attention: General Counsel
23500 64th Avenue South
Kent, Washington 98032 USA

F-2

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Executive Officers

Sections 23B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Flow’s Restated Articles of Incorporation and Bylaws contain provisions permitting Flow to indemnify its directors and officers to the full extent not prohibited by applicable law. In addition, Flow’s Restated Articles of Incorporation and Bylaws contain a provision limiting the directors’ and officers’ indemnity in the event of intentional misconduct or a knowing violation of law, illegal distributions, or transactions from which the director or officer personally receives a benefit in money, property or services to which the director or officer is not legally entitled.

Flow maintains directors’ and officers’ liability insurance for the benefit of its directors and its officers.

The merger agreement, as amended, provides that, for a period of five years after the closing date, Flow will cause OMAX to maintain its existing indemnification provisions as of the date of the merger agreement with respect to present and former directors, officers, employees, and agents of OMAX to the fullest extent permitted by applicable law and OMAX’s articles of incorporation and bylaws.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number	Description

2.1	Agreement and Plan of Merger among Flow International Corporation, Orange Acquisition Corporation and OMAX Corporation, dated September 9, 2008 (incorporated by reference to Exhibit 99.1 of the registrant’s 8-K dated September 9, 2008)
2.2	First Amendment to the Agreement and Plan of Merger among Flow International Corporation, Orange Acquisition Corporation and OMAX Corporation, dated November 10, 2008 (incorporated by reference to Exhibit 99.1 of the registrant’s 8-K dated November 12, 2008)
3.1	Restated Articles of Incorporation, filed with the state of Washington April 26, 2005 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated May 3, 2005)
3.2	By-Laws of Flow International Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Form S-1 filed May 20, 2005)
4.1	Certificate of Designation of Series B Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 filed May 20, 2005)
4.2	Amended and Restated Rights Agreement dated as of September 1, 1999, between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 filed May 20, 2005)
4.3	Amendment No. 1 to Amended and Restated Rights Agreement dated as of October 29, 2003 (incorporated by reference to Exhibit 1.3 to the registrant’s Form 8-A dated November 3, 2003)
4.4	Amendment No. 2 to Amended and Restated Rights Agreement dated as of October 19, 2004 (incorporated by reference to Exhibit 1.4 to the registrant’s Form 8-A dated October 19, 2004)
4.5	Form of PIPE Warrant to Purchase Shares of Common Stock of Flow International Corporation (incorporated by reference to Exhibit 4.5 to the registrant’s Form 10-K dated July 25, 2006)
5.1	Opinion of K&L Gates LLP regarding legality of securities being registered**
9.1	Forms of Voting Agreements between Flow International Corporation and certain stockholders of OMAX Corporation (included as Annex E to the proxy statement/prospectus)

Exhibit
Number	Description

10.1	Flow International Corporation 1987 Stock Option Plan for Nonemployee Directors, as amended (incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 1994)
10.2	Flow International Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2000)
10.3	Flow International Corporation Voluntary Pension and Salary Deferral Plan and Trust Agreement, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit 10.3 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2003)
10.4	Form of Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed September 27, 2005)
10.5	Employment Agreement dated February 1, 2007 between Stephen R. Light and Flow International Corporation (incorporated by reference to Exhibit 99.2 to the registrant’s Current Report on Form 8-K dated February 1, 2007)
10.6	Lease dated January 30, 2003 between Flow International and Property Reserve, Inc. (incorporated by reference to Exhibit 10.11 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2003)
10.7	Credit Agreement dated as of July 8, 2005 among Flow International Corporation, Bank of America, N.A. and U.S. Bank National Association (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K dated July 19, 2005, as amended by the Form 8-K/A dated July 29, 2005)
10.8	Amendment to Employment Agreement dated September 21, 2005 between Flow International Corporation and Stephen Light (incorporated by reference to Exhibit 10.8 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2006)
10.9	Employment Agreement dated July 3, 2007 between Flow International Corporation and Charles M. Brown (incorporated by reference to Exhibit 99.2 to the registrant’s Form 8-K dated July 3, 2007)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2006)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (included on the signature page of the Form S-4 and incorporated herein by reference)
99.1	Form of OMAX Corporation Proxy*
99.2	Form of Interim Election Form (included as Annex F to the proxy statement/prospectus)

*	Filed herewith.

**	To be filed by amendment.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in amount and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; or

(B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kent, State of Washington, on the 21st day of November, 2008.

FLOW INTERNATIONAL CORPORATION

By:	/s/ Charles M. Brown
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles M. Brown and John S. Leness, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Charles M. Brown Charles M. Brown	President and Chief Executive Officer (Principal Executive Officer)	November 21, 2008

/s/ Douglas P. Fletcher Douglas P. Fletcher	Chief Financial Officer (Principal Accounting Officer)	November 21, 2008

/s/ Kathryn L. Munro Kathryn L. Munro	Chairman	November 21, 2008

/s/ Richard P. Fox Richard P. Fox	Director	November 21, 2008

/s/ Arlen L. Prentice Arlen L. Prentice	Director	November 21, 2008

/s/ J. Michael Ribaudo J. Michael Ribaudo	Director	November 21, 2008

/s/ Lorenzo C. Lamadrid Lorenzo C. Lamadrid	Director	November 21, 2008

/s/ Jerry L. Calhoun Jerry L. Calhoun	Director	November 21, 2008

/s/ Larry A. Kring Larry A. Kring	Director	November 21, 2008

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger among Flow International Corporation, Orange Acquisition Corporation and OMAX Corporation, dated September 9, 2008 (incorporated by reference to Exhibit 99.1 of the registrant’s 8-K dated September 9, 2008)
2.2	First Amendment to the Agreement and Plan of Merger among Flow International Corporation, Orange Acquisition Corporation and OMAX Corporation, dated November 10, 2008 (incorporated by reference to Exhibit 99.1 of the registrant’s 8-K dated November 12, 2008)
3.1	Restated Articles of Incorporation, filed with the state of Washington April 26, 2005 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated May 3, 2005)
3.2	By-Laws of Flow International Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Form S-1 filed May 20, 2005)
4.1	Certificate of Designation of Series B Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 filed May 20, 2005)
4.2	Amended and Restated Rights Agreement dated as of September 1, 1999, between Flow International Corporation and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 filed May 20, 2005)
4.3	Amendment No. 1 to Amended and Restated Rights Agreement dated as of October 29, 2003 (incorporated by reference to Exhibit 1.3 to the registrant’s Form 8-A dated November 3, 2003)
4.4	Amendment No. 2 to Amended and Restated Rights Agreement dated as of October 19, 2004 (incorporated by reference to Exhibit 1.4 to the registrant’s Form 8-A dated October 19, 2004)
4.5	Form of PIPE Warrant to Purchase Shares of Common Stock of Flow International Corporation (incorporated by reference to Exhibit 4.5 to the registrant’s Form 10-K dated July 25, 2006)
5.1	Opinion of K&L Gates LLP regarding legality of securities being registered**
9.1	Forms of Voting Agreements between Flow International Corporation and certain stockholders of OMAX Corporation (included as Annex E to the proxy statement/prospectus)
10.1	Flow International Corporation 1987 Stock Option Plan for Nonemployee Directors, as amended (incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 1994)
10.2	Flow International Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2000)
10.3	Flow International Corporation Voluntary Pension and Salary Deferral Plan and Trust Agreement, as amended and restated effective January 1, 2002 (incorporated by reference to Exhibit 10.3 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2003)
10.4	Form of Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed September 27, 2005)
10.5	Employment Agreement dated February 1, 2007 between Stephen R. Light and Flow International Corporation (incorporated by reference to Exhibit 99.2 to the registrant’s Current Report on Form 8-K dated February 1, 2007)
10.6	Lease dated January 30, 2003 between Flow International and Property Reserve, Inc. (incorporated by reference to Exhibit 10.11 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2003)
10.7	Credit Agreement dated as of July 8, 2005 among Flow International Corporation, Bank of America, N.A. and U.S. Bank National Association (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K dated July 19, 2005, as amended by the Form 8-K/A dated July 29, 2005)
10.8	Amendment to Employment Agreement dated September 21, 2005 between Flow International Corporation and Stephen Light (Incorporated by reference to Exhibit 10.8 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2006)
10.9	Employment Agreement dated July 3, 2007 between Flow International Corporation and Charles M. Brown (incorporated by reference to Exhibit 99.2 to the registrant’s Form 8-K dated July 3, 2007)

Exhibit
Number	Description

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the year ended April 30, 2006)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (included on the signature page of the Form S-4 and incorporated herein by reference)
99.1	Form of OMAX Corporation Proxy*
99.2	Form of Interim Election Form (included as Annex F to the proxy statement/prospectus)

*	Filed herewith.

**	To be filed by amendment.